UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Exchange Act of 1934 (Amendment No. 2)

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GAINSCO, INC.

(Name of Registrant as Specified in its Charter)

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GAINSCO, INC.
1445 ROSS AVENUE, SUITE 5300
DALLAS, TEXAS 75202

December 22, 2004

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of GAINSCO, INC., a Texas corporation, to be held at 9:00 a.m., local time, on January 18, 2005, at Fountain Place, 1445 Ross Avenue, Suite 5100, Dallas, Texas 75202. At the Special Meeting you will be asked to consider and vote upon six proposals constituting a plan to restructure our Company which, if approved, should enhance our Company’s ability to pursue a long-term growth plan for our nonstandard personal automobile insurance business.

     We have previously communicated with you that our redemption obligations to the holders of our Preferred Stock amount to $37.6 million, which represents approximately 84% of our capital. These substantial obligations begin to come due on January 1, 2006, and we do not have the funds to pay these obligations. This reality has clouded the future of our Company and directly limited our ability to meaningfully expand our nonstandard personal automobile insurance business. To address the alternatives for providing for these obligations, our Board of Directors formed a Special Committee of disinterested, independent directors last year.

     After an extensive process by the Special Committee, we are pleased to present for your approval a comprehensive, integrated plan for the restructuring of our Company. This plan involves six separate proposals described in the following proxy statement. Together these six proposals form a single unified plan that addresses our capital issues and puts us in a position to expand our business and provide incentive to our senior management based on our performance.

     After the recapitalization has been completed, the Company expects to have:

(i)	retired all of its Series B and C Preferred Stock and approximately 43% of its Series A Preferred Stock, with the mandatory redemption of the remaining Series A shares extended from 2006 until 2011;

(ii)	received cash proceeds of approximately $8.7 million in the aggregate from the sale of Common Stock to both First Western Capital, LLC, a limited liability company owned by James R. Reis, and Robert W. Stallings, currently our non-executive Chairman of the Board (before approximately $3.4 million anticipated to be used to redeem the Series C Preferred Stock and before an estimated $2 million in transaction costs); and

(iii)	increased the number of shares of Common Stock outstanding from approximately 21 million to approximately 61 million through issuances to First Western, Goff Moore Strategic Partners, L.P. (“GMSP”), and Mr. Stallings.

     GMSP, as a result of its exchange of a significant portion of its Series A Preferred Stock for Common Stock, would own approximately 37% of the voting stock outstanding after the recapitalization. Mr. Stallings, as a result of the exchange of his Series B Preferred Stock for Common Stock and purchase of additional Common Stock, would own approximately 21% of the voting stock outstanding after the recapitalization. First Western, owned by Mr. Reis, as a result of its purchase of Common Stock, would own approximately 10% of the voting stock after the recapitalization.

     The recapitalization agreements provide that we would be governed generally as if our Common Stock were listed on the New York Stock Exchange for at least two years following the recapitalization. This would result in one of our directors who is not independent under the NYSE rules resigning, which would leave seven directors on our Board, four of whom will be independent, and one vacancy which the Board has no plans to fill.

     In connection with the restructuring and with a view to its pursuit thereafter of a long-term growth plan for its nonstandard personal automobile insurance business, the Company seeks to enhance and provide additional performance based incentive to its senior management team. Accordingly, in conjunction with the recapitalization, Mr. Stallings would become executive Chairman of the Board of the Company and in that capacity would be entitled to receive an annual salary equal to $300,000 and a bonus equal to approximately 5% of the consolidated income before Federal income tax and interest expense (or “EBIT”) of the Company. Mr. Reis would become Executive Vice President of the Company with responsibility for risk management and in that capacity would be entitled to receive an annual salary equal to $200,000 and a bonus equal to approximately 2.5% of the EBIT of the Company. In addition, I have agreed to certain amendments to my employment agreement to support the recapitalization proposals and the future direction of the Company. I would remain as the Company’s President and Chief Executive Officer at my current annual salary of $340,000 and would be entitled to a bonus equal to approximately 2% of the EBIT of the Company. I also would receive a grant of 600,000 shares of our Common Stock, 400,000 of which would be restricted shares that would vest and cease to be subject to forfeiture conditions as to 80,000 shares on each anniversary of the date of grant. This compensation plan was approved by our Compensation Committee which consists of disinterested, independent directors.

     The Board, acting on these unanimous recommendations of its Special Committee and its Compensation Committee, has determined that the restructuring is in the best interest of our Company and our shareholders and recommends a vote “FOR” each of the six proposals described in the proxy statement. The restructuring cannot be accomplished unless all of the six proposals are approved by the requisite shareholder vote specified in the proxy statement.

     Accordingly, we urge you to review the attached material carefully and to return the enclosed proxy promptly. Whether or not you plan to attend the Special Meeting, please either complete, sign, date and return your proxy in the enclosed envelope or vote your shares by using the internet or telephone in accordance with the instructions contained on the enclosed form of proxy. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

     Directors and officers of the Company will be present to help host the Special Meeting and to respond to any questions that our shareholders may have. We hope that you will be able to attend.

     On behalf of your Board of Directors, thank you for your continued support.

     Sincerely,

GLENN W. ANDERSON President and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved either of the proposals or related transactions, passed upon the merits or fairness of either of the proposals or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

     This proxy statement is dated December 22, 2004 and is first being mailed to shareholders of GAINSCO, INC. on or about December 22, 2004.

GAINSCO, INC.
1445 ROSS AVENUE, SUITE 5300
DALLAS, TEXAS 75202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held January 18, 2005

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of GAINSCO, INC., a Texas corporation, will be held at 9 a.m., local time, on January 18, 2005, at Fountain Place, 1445 Ross Avenue, Suite 5100, Dallas, Texas 75202, for the purpose of considering and voting upon a plan to restructure the Company, which includes three proposals relating to the recapitalization of the Company and three proposals relating to the employment and compensation of our senior management. These six proposals consist of the following agreements and the transactions contemplated thereby:

The Recapitalization Proposals

•	The Stock Exchange Agreement between us and Goff Moore Strategic Partners, L.P. (“GMSP”), the holder of our Series A and Series C Preferred Stock and approximately 5% of our outstanding Common Stock, which contemplates principally the exchange by GMSP of 13,500 shares of our Series A Preferred Stock for 19,125,612 shares of our Common Stock.

•	The Stock Investment Agreement between us and Robert W. Stallings, the non-executive Chairman of our Board of Directors and the holder of our Series B Preferred Stock, which contemplates principally the acquisition by Mr. Stallings of 13,459,741 shares of our Common Stock in exchange for his 3,000 shares of our Series B Preferred Stock, his warrant to acquire 1,050,000 shares of our Common Stock and the payment of approximately $4.7 million in cash.

•	The Stock Investment Agreement between us and First Western Capital, LLC, a limited liability company owned by James R. Reis (“Reis LLC”), an investor and consultant to a subsidiary of ours, which contemplates principally the payment by Reis LLC of approximately $4.0 million in cash in exchange for 6,729,871 shares of our Common Stock.

The Employment Agreements Proposals

•	The Employment Agreement pursuant to which Mr. Stallings would serve as our executive Chairman of the Board.

•	The Employment Agreement pursuant to which Mr. Reis would serve as our Executive Vice President.

•	The Waiver and First Amendment to Employment Agreement with Glenn W. Anderson, our President and Chief Executive Officer, including the issuance to Mr. Anderson of

400,000 shares of our Common Stock (subject to forfeiture conditions) and 200,000 shares of our Common Stock (not subject to forfeiture conditions).

     We believe that the six proposals set forth above form a comprehensive, integrated plan for the restructuring of our Company. Recognizing that all of the matters are essential for the effective restructuring of the Company, each of the parties to the agreements agreed not to consummate the recapitalization of the Company or the new employment agreements unless all six proposals are approved by shareholders. Therefore, a vote by you against any of the six proposals set forth above is equivalent to a vote against all such proposals.

     In addition to the six proposals set forth above, you also are being asked to vote on a proposal to authorize the adjournment of the Special Meeting to a later date to solicit additional proxies in favor of the approval and adoption of the six proposals set forth above if there are not sufficient votes for approval and adoption of the six proposals set forth above at the Special Meeting.

     The close of business on December 13, 2004, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting or any adjournments thereof. For a period of at least 10 days prior to the Special Meeting, a complete list of shareholders entitled to vote at the Special Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at 1445 Ross Avenue, Suite 5300, Dallas, Texas 75202. Information concerning the matters to be acted upon at the Special Meeting is set forth in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE EITHER COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY OR VOTE YOUR SHARES BY USING THE INTERNET OR TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE ENCLOSED FORM OF PROXY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED IN THE EVENT YOU CHOOSE TO MAIL YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By Order Of The Board Of Directors

SAM ROSEN
Secretary

Dallas, Texas
December 22, 2004

SUMMARY

     This summary provides a brief description of the material terms of the proposed restructuring plan, consisting of the proposed recapitalization and the proposed employment and compensation arrangements for our senior management. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the information incorporated by reference and the information in the Appendices attached hereto.

The Parties to the Transactions to be Voted Upon

•	“We”, the “Company”, “GAINSCO” and “GNAC” are used interchangeably to mean GAINSCO, INC., a Texas corporation headquartered in Dallas, Texas. GAINSCO is an insurance holding company. See “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

•	“GMSP” is Goff Moore Strategic Partners, L.P., a Texas limited partnership and the holder of our Series A and Series C Preferred Stock and approximately 5% of our outstanding Common Stock. See “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

•	Robert W. Stallings is currently the non-executive Chairman of our Board of Directors and the holder of our Series B Preferred Stock. See “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

•	“Reis LLC” is First Western Capital, LLC, an Arizona limited liability company owned by James R. Reis. See “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

The Proposals

•	The six separate items to be voted upon at the Special Meeting are referred to as the “Proposals.” Three of the Proposals to be voted upon concern the approval of the Stock Exchange Agreement with GMSP, the two Stock Investment Agreements with Mr. Stallings and Reis LLC, and the transactions related to those agreements, and we refer to these three Proposals collectively throughout this proxy statement as the “Recapitalization Proposals”. Three of the other Proposals to be voted upon concern the approval of the new or amended Employment Agreements of Messrs. Anderson, Reis and Stallings, and the transactions related to those agreements, and we refer to these three Proposals collectively throughout this proxy statement as the “Employment Agreements Proposals”.

•	We believe the six Proposals which you are asked to consider and vote upon form a comprehensive, integrated plan for the restructuring of our Company. Recognizing that all of the matters referenced in each Proposal are essential for the effective restructuring of the Company, each of the parties to the agreements agreed that it will not consummate the recapitalization of the Company or the new employment agreements unless all of the Proposals are approved by shareholders. Therefore, a vote by you against any of the Proposals is equivalent to a vote against all of the Proposals.

•	You also are being asked to vote on a proposal to authorize the adjournment of the Special Meeting to a later date to solicit additional proxies in favor of the approval and adoption of the six Proposals if there are not sufficient votes for approval and adoption of the six Proposals at the Special Meeting.

Purpose of and Reason for the Restructuring

•	In 2001, we called the 31,620 shares of Series A Preferred Stock held by GMSP for redemption on January 1, 2006 at a redemption price of $31,620,000. We agreed in 2001 to call the Series A Preferred Stock for redemption on January 1, 2006 in order to secure an additional investment by GMSP in our Preferred Stock in 2001. As the redemption date approaches, we do not have access to cash to satisfy this redemption obligation absent a recapitalization, sale of assets or financing.

•	On March 23, 2007 our Series B Preferred Stock and our Series C Preferred Stock would become redeemable at the option of the holders at an aggregate redemption price of $6,000,000 and in the interim we would be obligated to pay dividends on that amount at the rate of 20% per annum.

•	The redemption obligations to the holders of our Preferred Stock, and particularly our Series A Preferred Stock, aggregate $37,620,000, which represents approximately 84% of our capital, and we do not have the funds to pay these obligations. This reality has clouded the future of our Company and directly limited our ability to meaningfully expand our nonstandard personal automobile insurance business.

•	After a lengthy evaluation process by the Special Committee, we determined that the recapitalization transactions contemplated by the recapitalization agreements were the most attractive alternative that had a reasonable likelihood of success.

•	We believe that, among the alternatives considered by the Special Committee, the recapitalization would provide the best opportunity to pursue our plan to grow the Company while preserving our ability to use our net operating loss carryforwards for Federal income tax purposes. See “Net Operating Loss Carryforwards” on page 108.

•	GMSP would not agree to enter into the GMSP Exchange Agreement unless Mr. Stallings agreed to effect the transactions contemplated by the Stallings Investment Agreement and his Employment Agreement and unless Mr. Anderson agreed that the transactions would not trigger any payment obligations under his existing employment and change in control agreements with the Company, which led to the proposed amendment to his employment agreement and a replacement change in control agreement.

•	Mr. Stallings wanted Mr. Reis, with whom he had previously had successful business relationships, to become a full time member of the management team and to be incentivized through an employment agreement and the significant investment represented by the Reis Investment Agreement. Mr. Reis agreed and negotiated the terms of the Reis Investment Agreement and the Reis Employment Agreement.

•	These transactions were negotiated and approved concurrently in order to address our capital issues in a way that we believe are beneficial to you. We believe the recapitalization and employment arrangements are so essential to the restructuring of the Company that all Proposals must receive Shareholder Approval for either to be effected.

Recommendations of the Special Committee, the Compensation Committee and the Board of Directors

•	The Board formed a Special Committee to evaluate, negotiate and make a recommendation to the Board regarding the Recapitalization Proposals. The Special Committee is comprised of disinterested, independent directors who are not officers or employees of GAINSCO or GMSP, have no economic interest or expectancy of an economic interest in GMSP, Reis LLC or Mr. Stallings, and will not receive cash payments (other than for their service on the Special Committee) in connection with the transactions constituting the recapitalization.

•	The Compensation Committee, which consists of disinterested, independent directors, evaluated and approved the Proposal relating to the employment and compensation of the senior officers.

•	The Board, acting on the unanimous recommendation of the Special Committee as to the Recapitalization Proposals and the Compensation Committee as to the Employment Agreements Proposals, determined that the transactions contemplated by the Proposals are advisable, fair and in the best interests of GAINSCO and its shareholders (other than the parties to the transactions and their affiliates), and recommends a vote “FOR” each of the six Proposals. Messrs. Balloch, Goff and Stallings did not participate in the Board’s determination or recommendation because of their financial interests in the matters to be considered. Mr. Anderson abstained in respect of considering or recommending to shareholders the amendment to his Employment Agreement.

The Recapitalization

•	The recapitalization consists of three transactions involving the issuance of our Common Stock that were negotiated, and are expected to be consummated concurrently by GAINSCO with each of GMSP, Reis LLC and Mr. Stallings. This integrated recapitalization plan would substantially reduce as well as extend our existing Preferred Stock redemption obligations and would result in cash proceeds to the Company of approximately $8.7 million (before approximately $3.4 million anticipated to be used to redeem the Series C Preferred Stock and before an estimated $2 million in transaction costs). See “Recapitalization Costs” on page 61.

•	In the transaction with GMSP:

•	Of the 31,620 shares of Series A Preferred Stock held by GMSP and called in 2001 for redemption on January 1, 2006 at a redemption price of approximately $31.6 million, 13,500 shares (redemption value of $13.5 million) would be exchanged for 19,125,612 shares of our Common Stock (based on a negotiated value of $0.60 per share of Common Stock). See “How was the exchange rate for the Series A Preferred Stock determined?” on page 13.

•	The remaining 18,120 shares of Series A Preferred Stock (which have a redemption value of approximately $18.1 million) would not be redeemed on January 1, 2006, and would not become redeemable at the option of the holders until January 1, 2011.

•	Such shares of Series A Preferred Stock, which now have no preferential dividend rights, would become entitled to receive cash dividends at the rate of 6% per annum until December 31, 2005 and 10% per annum thereafter until redemption.

•	Those remaining 18,120 shares of Series A Preferred Stock would remain convertible into 3,552,941 shares of Common Stock at $5.10 per share, would continue to be entitled to vote with the Common Stock on an as-converted basis (subject to an obligation that, for a period of two years following the consummation of the recapitalization transactions, such shares must be voted in respect of each matter submitted to the shareholders in proportion to the vote of all shares of Common Stock voted on such matter such that the vote of the shares of Series A Preferred Stock will have no effect on the outcome of any proposal submitted to the holders of the Common Stock during this two-year period), and would remain redeemable at our option commencing June 30, 2005 at a price equal to stated value plus accrued dividends.

•	We would receive an option to purchase all of the Series C Preferred Stock from GMSP, which we expect to exercise as part of the recapitalization for approximately $3.4 million from the proceeds of the sale of Common Stock to Mr. Stallings and Reis LLC.

•	The expiration date of GMSP’s Series B Warrant to purchase 1,550,000 shares of Common Stock at $2.5875 per share would be extended to January 1, 2011. GMSP’s Series A Warrant to purchase 1,550,000 shares of Common Stock at $2.25 per share remained unchanged, and it expired on October 4, 2004.

•	Our investment management agreements with GMSP would be terminated.

The terms of this transaction are set forth in our Securities Exchange Agreement dated August 27, 2004 with GMSP, which is attached as Appendix I and which we refer to herein as the “GMSP Exchange Agreement.” See “Proposal One: GMSP Exchange Agreement” on page 75.

•	In the recapitalization transaction with Mr. Stallings, we would issue to Mr. Stallings 13,459,741 shares of our Common Stock in exchange for approximately $4.7 million cash, all of the Series B Preferred Stock and his warrant expiring March 23, 2006 to purchase 1,050,000 shares of Common Stock for $2.25 per share. The number of shares of Common Stock to be issued to Mr. Stallings was based on a negotiated value of $0.60 per share of Common Stock. See “How was the exchange rate for the Series A Preferred Stock determined?” on page 13. The terms of our contemplated recapitalization transactions with Mr. Stallings are set forth in our Stock Investment Agreement with Mr. Stallings which is attached as Appendix II and which we refer to as the “Stallings Investment Agreement.” See “Proposal Two: Stallings Investment Agreement” on page 83.

•	In the recapitalization transaction with Reis LLC, we would issue Reis LLC 6,729,871 shares of our Common Stock in exchange for approximately $4.0 million cash ($0.60 per share). The terms of our contemplated recapitalization transactions with Reis LLC are set forth in our Stock Investment Agreement with Reis LLC which is attached as Appendix III and which we refer to as the “Reis Investment Agreement.” See “Proposal Three: Reis Investment Agreement” on page 88.

•	We refer to the GMSP Exchange Agreement, the Stallings Investment Agreement and the Reis Investment Agreement collectively as the “recapitalization agreements.”

•	The recapitalization agreements provide that for two years following the recapitalization, we will be governed generally as if our Common Stock was listed on the New York Stock Exchange. This will result in one of our directors who is not independent under the NYSE rules resigning, which would leave seven directors on our Board, four of whom will be independent, and one vacancy which the Board has no plans to fill. Hugh M. Balloch, a GMSP designee, is the director expected to resign from the Board at closing.

The Employment Agreements

•	In connection with the restructuring and with a view to its pursuit thereafter of a long-term growth plan for its nonstandard personal automobile insurance business, the Company seeks to enhance and provide additional incentive to its senior management team based on our performance.

•	Pursuant to our Employment Agreement with Mr. Stallings and effective after both Shareholder Approval thereof and consummation of the recapitalization:

•	Mr. Stallings would serve as our executive Chairman of the Board and would receive an annual base salary of $300,000.

•	Mr. Stallings’ annual bonus would be an amount equal to 5% of “EBIT”, which is defined to mean, subject to certain adjustments, the sum of GAINSCO’s consolidated income before Federal income taxes, interest expense and any bonuses accrued in respect of Mr. Stallings.

•	The term of employment would be for three years and would be automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Employment Agreement remains three years). The annual salary and bonus would be payable so long as the Employment Agreement remains in effect.

Mr. Stallings’ Employment Agreement is attached as Appendix IV, and we refer to it as the “Stallings Employment Agreement”. See “Proposal Four: Stallings Employment Agreement” on page 92.

•	Pursuant to our Employment Agreement with Mr. Reis and effective after both Shareholder Approval thereof and consummation of the recapitalization:

•	Mr. Reis would serve as our Executive Vice President and would receive an annual base salary of $200,000.

•	Mr. Reis’ annual bonus would be an amount equal to 2.5% of “EBIT”, which is defined to mean, subject to certain adjustments, the sum of GAINSCO’s consolidated income before Federal income taxes, interest expense and any bonuses accrued in respect of Mr. Reis.

•	The term of employment would be for three years and would be automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Employment Agreement remains three years). The annual salary and bonus would be payable so long as the Employment Agreement remains in effect.

Mr. Reis’ Employment Agreement is attached as Appendix V, and we refer to it as the “Proposal Five: Reis Employment Agreement”. See “Reis Employment Agreement” on page 95.

•	Pursuant to the Waiver and First Amendment to Employment Agreement with Mr. Anderson and effective after both Shareholder Approval thereof and consummation of the recapitalization:

•	We would issue 200,000 shares of our Common Stock to Mr. Anderson; no forfeiture provisions would apply to these shares.

•	We would enter into a restricted stock agreement with Mr. Anderson pursuant to which we would issue 400,000 shares of restricted Common Stock to Mr. Anderson that would vest and cease to be subject to forfeiture conditions as to 80,000 shares on each anniversary of the date of grant.

•	Mr. Anderson’s annual bonus would be an amount equal to 2% of “EBIT”, which is defined to mean, subject to certain adjustments, the sum of GAINSCO’s consolidated income before Federal income taxes, interest expense and any bonuses accrued in respect of Mr. Anderson.

Our Waiver and First Amendment to Employment Agreement with Mr. Anderson is attached as Appendix VI, and we refer to it as the “Anderson Amendment”. See “Proposal Six: Anderson Amendment” on page 97.

Opinion of the Special Committee’s Financial Advisor

•	The Special Committee engaged Sanders Morris Harris Inc. (“Sanders Morris”) to advise it whether the consideration to be received by the Company pursuant to the recapitalization agreements with GMSP, Reis LLC and Mr. Stallings was fair from a financial point of view to our shareholders other than the investors in the recapitalization and their affiliates.

•	The full text of the written opinion of Sanders Morris, which sets forth assumptions made, matters considered and limits on the review undertaken by Sanders Morris, is attached to this proxy statement as Appendix VII. Shareholders are urged to read and should read the entire opinion carefully. See also “Opinion of the Special Committee’s Financial Advisor” on page 47.

Termination of the Recapitalization Agreements; Nonsolicitation

•	Each of the recapitalization agreements can be terminated prior to closing under several circumstances, including:

•	By either party, if the recapitalization transactions are not consummated before February 1, 2005.

•	By GMSP, Mr. Stallings or Reis LLC, as applicable, if the Special Committee withdraws or modifies, in a manner adverse to them its approval or recommendation of the transaction.

•	By GMSP, Mr. Stallings or Reis LLC, as applicable, if the fairness opinion of Sanders Morris is withdrawn or materially and adversely modified prior to closing.

•	By GMSP, Mr. Stallings or Reis LLC, as applicable, if we agree to a “Third Party Transaction” as defined in the recapitalization agreements.

•	By us, if we receive a “Superior Proposal,” which generally is defined as any “Transaction Proposal” that the Special Committee determines in good faith, taking into account legal, financial, regulatory and other aspects of the proposal (including, among other things, any conditions to such proposal, the expected timing of the closing thereof, the degree of risk of nonconsummation, available information as to the ability of the person making such proposal to finance the transaction contemplated thereby), (i) would, if consummated, be more favorable, from a financial point of view, to all our shareholders (other than the Interested Shareholders, as defined below) than each of the recapitalization transactions, (ii) is reasonably likely to be consummated and (iii) could (singularly or in combination with any other transaction or transactions, including any proposed debt financing or financings) be reasonably calculated to provide us with the financial means to effect the defeasance of the Preferred Stock redemption obligations. We describe this defeasance in “Defeasance of Series A Preferred Stock and Series C Preferred Stock” on page 79.

•	Depending upon the reasons for termination, upon termination of the recapitalization agreements we could be obligated to pay GMSP, Mr. Stallings and Reis LLC break-up fees of $350,000, $233,333 and $116,667, respectively.

•	We generally are prohibited from directly or indirectly soliciting, initiating or encouraging third party proposals which could frustrate the contemplated recapitalization transactions or withdrawing the Board recommendation thereof; provided, however, that we may pursue an unsolicited proposal if (i) the Board or the Special Committee concludes it is a Superior Proposal or (ii) the Special Committee concludes that the fiduciary duties of the Board or Special Committee so require.

Shareholder Vote to Approve the Recapitalization Proposals and the Employment Agreements Proposals

•	The Board has specified that each of the Proposals is subject to the approval by the affirmative vote of both (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against, or expressly abstaining from voting on, the applicable Proposal and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against the applicable Proposal. We use the term “Shareholder Approval” to refer to the approval of a matter by the affirmative vote specified in clauses (i) and (ii) of the preceding sentence. These voting requirements were imposed by the Board as a way of conditioning the transactions contemplated by these Proposals upon the approval by a majority of our disinterested shareholders who choose to vote on them and not because of state statute or self regulatory authority requirements. As of December 13, 2004: (i) GMSP, the holder of the Series A Preferred Stock and the Series C Preferred Stock, holds approximately 25.3% of the Voting Stock and (ii) Mr. Stallings, the holder of the Series B Preferred Stock, holds approximately 4.6% of the Voting Stock. See “Voting Power Shifts” on page 10.

•	In this proxy statement we use “Interested Shareholders” to mean (i) GMSP, (ii) Mr. Stallings, (iii) any of our directors or executive officers, and (iv) any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with any person or entity referenced in clauses (i), (ii) or (iii).

•	In this proxy statement we use “Voting Stock” to mean the Common Stock which is entitled to one vote per share and the Series A Preferred Stock and the Series B Preferred Stock, which are each entitled to one vote per share of Common Stock into which they are convertible. At the close of business on December 13, 2004 (the “Record Date”) there were outstanding (i) 21,169,736 shares of Common Stock; (ii) 31,620 shares of Series A Preferred Stock, which were convertible into an aggregate of 6,200,000 shares of Common Stock; and (iii) 3,000 shares of Series B Preferred Stock, which were convertible into an aggregate of 1,333,333 shares of Common Stock. The Series A Preferred Stock and the Series B Preferred Stock vote as one class with the Common Stock on an as-converted basis.

•	Our Board of Directors has required, and the recapitalization agreements each provide, that the Proposals must be approved by the holders of a majority of our Common Stock excluding shares held by the Interested Shareholders. Consequently, approval of the Proposals is not assured.

No Dissenters’ Rights of Appraisal

•	There are no dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Special Meeting.

Voting Power Shifts

•	The following voting power shifts would occur as a result of the proposed restructuring:

	Voting Stock Owned before		Voting Stock Owned after
	Recapitalization (as of December 1, 2004)		Recapitalization
	Number of Shares	Percent of Voting Stock	Number of Shares		Percent of Voting Stock
Goff Moore Strategic Partners, L.P.	7,264,000	25.3%	23,742,553	(1)	36.7%
Robert W. Stallings	1,333,333	4.6%	13,459,741	(2)	20.8%
First Western Capital, LLC	0	0%	6,729,871	(2)	10.4%
Glenn W. Anderson	123,869	0.4%	723,869		1.1%
Balance of Common Shareholders	19,981,867	69.7%	19,981,867		31.0%

Total Voting Shares	28,703,069	100.0%	64,637,901		100.0%

(1)	Under the GMSP Exchange Agreement, GMSP and certain of its affiliates would be subject to a contractual standstill prohibition against acquiring more than 37.5% of our Voting Stock in the aggregate for a period of two years following the consummation of the recapitalization. The 18,120 shares of Series A Preferred Stock retained by GMSP following the recapitalization (convertible into 3,552,941 shares of Common Stock, or approximately 5.5% of the Voting Stock that would be outstanding after the recapitalization, and voting on an as-converted basis in respect of each matter submitted to the shareholders) and any shares that may be acquired upon exercise of the Series B Warrant are excluded from the calculation determining 37.5% of our Voting Stock for purposes of the standstill prohibition. During the two-year period covered by the standstill prohibition, however, GMSP would be contractually obligated under the GMSP Exchange Agreement to vote its shares of Series A Preferred Stock in respect of each matter submitted to shareholders in proportion to the vote of all shares of Common Stock on such matter such that the vote of the shares of Series A Preferred Stock will have no effect on the outcome of any proposal submitted to the holders of the Common Stock during this two-year period. After giving effect to the exclusion of the shares of Series A Preferred Stock, GMSP would own approximately 31.2% of the Voting Stock that would be outstanding after the recapitalization.

(2)	Mr. Stallings and Reis LLC and certain of their affiliates would be subject to a contractual standstill prohibition against acquiring more than 37.5% of our Voting Stock in the aggregate for a period of two years following the consummation of the recapitalization.

The foregoing table excludes options and warrants from the Voting Stock calculation because options and warrants cannot vote. Also, the exercise prices of the outstanding options and warrants are out of the money and are not likely to be exercised in the short term (absent a significant increase in the price of our Common Stock). For a more complete description of the Voting Stock of the Company, see “Security Ownership of Certain Beneficial Owners and Management” on page 69.

Changes in Capital Structure

•	The following table sets forth our cash and capitalization as of September 30, 2004 on an actual basis and on a pro forma basis to give effect to the restructuring. See “Pro Forma Financial Statements” on page 63 for more pro forma information regarding the effects of the consummation of both the Recapitalization Proposals and the Employment Agreements Proposals.

	Actual	Pro Forma
	9/30/2004	9/30/2004
	(in rounded thousands,
	except per share amounts)
Cash	$4,102	$8,576

Total Debt	0	0

Series A Preferred Stock	26,843	15,912
Unaccreted Discount on Series A Preferred Stock (1)	4,777	2,208

Liquidation Value of Series A Preferred Stock	31,620	18,120

Series B Preferred Stock	3,094	0
Unaccreted Discount on Series B Preferred Stock (1)	54	0

Liquidation Value of Series B Preferred Stock	3,148	0

Series C Preferred Stock	3,148	0

Total Preferred Stock	37,917	18,120

Shareholders’ Equity	12,834	33,321
Unaccreted Discount (1)	(4,831)	(2,208)

Total Shareholders’ Equity	8,003	31,113

Total Capitalization	$45,920	$49,233

Common Shares outstanding	21,170	61,085
Book Value Per Common Share, including Unaccreted Discount (1)	$0.61	$0.55
Book Value Per Common Share, excluding Unaccreted Discount (1)	$0.38	$0.51

(1)	Reflects amount included within Shareholders’ Equity related to the unaccreted discount on the redeemable Series A and Series B Preferred Stock. Unaccreted discount is the amount by which the carried value of redeemable preferred stock is below liquidation value based upon the discount from market rate at the date of the transaction.

Glossary

     To help you follow the references to the various parties, securities and other matters in this proxy statement, we have added a Glossary at the end of this proxy statement on page 113 and before the forms of agreement attached hereto as Appendices.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

     The following section provides brief answers to some of the more likely questions raised by the Proposals upon which you are to vote. This section is not intended to provide all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information incorporated by reference and the information in the Appendices attached hereto.

Q.	Who is entitled to vote on the Proposals?

A.	All holders of Voting Stock at the close of business on December 13, 2004, which time is referred to herein as the “Record Date,” are entitled to vote on the Proposals. “Voting Stock” means the outstanding shares of GAINSCO capital stock entitled to vote generally in the election of directors and other matters to come before the shareholders, including the Proposals, and consists of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. Each share of Series A Preferred Stock and Series B Preferred Stock is entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible on the Record Date. The Series C Preferred Stock is not entitled to vote on the Proposals. See “Record Date and Voting Securities” on page 25.

Q.	What am I being asked to vote on?

A.	You are being asked to approve a restructuring plan that includes the agreements with GMSP, Mr. Stallings and Reis LLC related to changes in our capital structure, employment agreements with Messrs. Anderson, Reis and Stallings, and the transactions contemplated by these agreements. We believe the six separate Proposals together form a single unified restructuring plan related to the recapitalization of the Company and the employment and compensation of its senior management. See “The Recapitalization Proposals” on page 74 and “The Employment Agreements Proposals” on page 92.

Q.	What is the recommendation of the Board on the Proposals?

A.	The Board of Directors, acting upon the unanimous recommendation of the Special Committee with respect to the recapitalization and the Compensation Committee as to the employment arrangements, approved each of the Proposals. The Special Committee and the Board of Directors believe that the terms of the proposed transactions are advisable, fair to, and in the best interests of, the GAINSCO shareholders (other than the Interested Shareholders). The Board of Directors recommends that you vote “FOR” the approval and adoption of each of the six Proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE ALL OF THE PROPOSALS. MESSRS. BALLOCH, GOFF AND STALLINGS DID NOT ATTEND THE BOARD MEETING AT WHICH THE BOARD DETERMINED TO

RECOMMEND THE PROPOSALS BECAUSE OF THEIR FINANCIAL INTERESTS IN THE MATTERS TO BE CONSIDERED. MR. ANDERSON ATTENDED THE BOARD MEETING, BUT ABSTAINED IN RESPECT OF VOTING ON AND RECOMMENDING TO THE SHAREHOLDERS THE AMENDMENT TO HIS EMPLOYMENT AGREEMENT.

Q.	How will the restructuring change the business plan of the Company?

A.	After the restructuring we will continue to focus on our non-standard personal auto insurance business. That business has been written primarily in Florida, but in the past year expanded into Texas and Arizona. Our experience in writing this type of insurance in markets with a Hispanic orientation facilitated our geographic expansion. After the pressure of the looming redemption obligations to the holders of our Preferred Stock is relieved through the recapitalization, we will endeavor to increase the dollar volume of premiums written if we can do so at loss and expense ratios which appear attractive. We anticipate further diversifying the geographic areas in which we write non-standard personal auto insurance policies by entering additional states, including California and Nevada, or expanding our business in states in which we already are doing business. We cannot assure you, however, that we will be successful in such diversification or expansion.

Q.	How much cash will flow into and out of the Company in the recapitalization transactions?

A.	Upon the consummation of the recapitalization transactions, we expect to receive a total of approximately $8.7 million from Mr. Stallings and Reis LLC. We expect to redeem all of our outstanding shares of Series C Preferred Stock (all of which are held by GMSP) immediately following the consummation of the recapitalization transactions by paying GMSP approximately $3.4 million. We therefore expect to net approximately $5.3 million cash from the recapitalization transactions, subject to an estimated $2 million in transaction costs. See “Recapitalization Costs” on page 61.

Q.	How was the exchange rate for the Series A Preferred Stock determined?

A.	The number of shares of Common Stock to be issued in the recapitalization was determined through negotiations by the Special Committee with GMSP and Messrs. Reis and Stallings. As a result of these negotiations, we valued all of the outstanding shares of the Series A Preferred Stock at $26,860,000 (85% of its redemption price of $31,620,000), and the Common Stock was valued at $0.60 per share. This value for the Series A Preferred Stock was our estimate of what the accreted value of the Series A Preferred Stock would be on September 30, 2004. The $0.60 value for the Common Stock was a slight premium to the estimated book value per share of the Common Stock on June 30, 2004 after giving effect to the exchange of the Series A Preferred Stock for Common Stock (which estimated adjusted book value per share of Common Stock was approximately $0.55 compared with an actual book value of approximately $0.58 at June 30, 2004 including unaccreted discount on the Series A Preferred Stock) and in our opinion represents a fair value for the Common Stock to be issued in the transaction. If the converted portion of the Series A Preferred Stock were valued at its redemption value of $13,500,000, but the same number of shares of Common Stock were issued in the recapitalization, the value per share of the Common Stock exchanged for the Series A Preferred Stock would have been $0.71 per share, which would have raised the average value per share of all shares of Common Stock issued in the recapitalization to $0.65. The Special Committee believed that the Series A Preferred Stock should be valued at a discount from its redemption value because of the lack of mandatory dividend yield prior to its redemption date of January 1, 2006 and uncertainties as to payment of the redemption price on that date, and that the accreted value of the Series A Preferred Stock provided a reasonable approximation of discounted value for this purpose. Sanders Morris Harris, Inc. rendered to the Special Committee and the Board its opinion that, based upon and subject to assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the consideration to be received by the Company in the recapitalization was fair, from a financial point of view, to the holders of the Company’s Common Stock other than those affiliated with the Investors.

On August 27, 2004, the day on which the recapitalization agreements were executed and the last day before the announcement of the recapitalization agreements and the Employment Agreements, the closing price of our Common Stock was $0.67 per share. The prior 90 trading day average closing price was $0.73 per share; the prior 180 trading day average closing price was $0.56 per share; and the prior 360 trading day average closing price was $0.40 per share.

Q.	How was the consideration for the Common Stock to be issued to Reis LLC and Mr. Stallings determined?

A.	The numbers of shares of Common Stock to be issued pursuant to the Reis Investment Agreement and the Stallings Investment Agreement were based on the $0.60 per share value of the Common Stock developed for the Series A Preferred Stock exchange as described in the preceding answer.

Q.	Would GMSP’s influence on the Company change as a result of the recapitalization transactions?

A.	Following the consummation of the recapitalization transactions, GMSP is expected to hold 18,120 shares of our Series A Preferred Stock and 20,189,612 shares of our Common Stock. GMSP’s Common Stock and Series A Preferred Stock would represent 36.7% of the Voting Stock outstanding after the recapitalization. For a period of two years following the consummation of the recapitalization transactions, GMSP generally will be contractually prohibited from acquiring additional shares of Common Stock if, as a result of such acquisition, its aggregate ownership would exceed 37.5% of our Voting Stock, although the 18,120 shares of Series A Preferred Stock (convertible into 3,552,941 shares of Common Stock and voting on an as-converted basis in respect of each matter submitted to shareholders) and the 1,550,000 shares of Common Stock subject to the Series B Warrant held by GMSP are excluded from this calculation. During this two-year period, however, GMSP would be contractually obligated to vote its shares of Series A Preferred Stock in respect of each matter submitted to the shareholders in proportion to the vote of all shares of Common Stock voted on such matter such that the vote of the shares of Series A Preferred Stock will have no effect on the outcome of any proposal submitted to the holders of the Common Stock during this two-year period. Under the terms of the GMSP Exchange Agreement, GMSP’s contractual right to nominate directors to our Board would be reduced from two directors to one, and Hugh M. Balloch, a Managing Principal of the managing general partner of GMSP, is expected to resign from our Board. Our investment management agreements with GMSP would terminate and we would manage our own investments.

Q.	Who would manage GAINSCO’s investments following the termination of the investment management agreements with GMSP?

A.	We intend to manage our investments internally following consummation of the recapitalization transactions. See “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26 and “Investment Management Agreements” on page 81.

Q.	How would my Common Stock change as a result of the recapitalization transactions?

A.	Your Common Stock would not change as a result of the recapitalization transactions. However, your percentage ownership interest in the Company would be diluted by the issuances of Common Stock to GMSP, Mr. Stallings, Reis LLC and Mr. Anderson. The Series B Preferred Stock and the Series C Preferred Stock that have certain preferential rights to the Common Stock are expected to be cancelled as a result of the recapitalization transactions. The number of shares of outstanding Series A Preferred Stock (which also have certain preferential rights to the Common Stock) would be reduced, and the right of its holder to demand its redemption would be extended from January 1, 2006 until January 1, 2011. We would continue to have the right to redeem the Series A Preferred Stock in whole or in part at any time commencing June 30, 2005. The pro forma Book Value Per Common Share as of June 30, 2004, including unaccreted discount for the remaining Series A Preferred Stock, is expected to be $0.52 per share, as compared to $0.58 (actual).

Q.	Would GAINSCO still be a “public company” following the recapitalization transactions?

A.	We expect our Common Stock to continue to be traded on the OTC Bulletin Board following the consummation of the recapitalization transactions. The recapitalization agreements provide that, at least until the second anniversary of the closing date, we will (i) continue to be registered under Section 12(g) of the Exchange Act and file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the Securities and Exchange Commission (“SEC”) and (ii) observe and comply with many of the corporate governance rules promulgated by the New York Stock Exchange (even though the Common Stock is not listed there). Despite our expectation, however, there can be no assurance that the Common Stock will continue to be traded on the OTC Bulletin Board or any other market. On December 7, 2004 we had 317 shareholders of record, including 91 banks and brokers for whom the Depository Trust Company or its designee is custodian and 226 other holders of record. If this number were to decrease to less than 300, the Company could elect to suspend filings with the SEC. If the Company were to be eligible to make and, in fact, made this election, then among other things: (i) it is likely that those brokers making a market or trading in the Common Stock would cease providing quotes with respect to the Common Stock, which would adversely impact liquidity of the Common Stock for all shareholders; (ii) it could cause some shareholders to determine that our Common Stock no longer meets their investment criteria and to liquidate their GAINSCO holdings, which could cause a depression in the stock price or adversely impact our ability to utilize our net operating loss carryforwards for Federal tax purposes; and (iii) the Company could be viewed as a less attractive acquisition target because of the lack of publicly available information available to potential buyers.

Q.	May GMSP, Stallings or Reis LLC acquire more Common Stock?

A.	As mentioned above, GMSP (together with certain of its affiliates) generally will be contractually prohibited from beneficially owning in the aggregate more than 37.5% of our Voting Stock for two years after the consummation of the recapitalization, although the 18,120 shares of Series A Preferred Stock (convertible into approximately 3,552,941 shares of Common Stock and voting on an as-converted basis in respect of each matter submitted to the shareholders) and any shares acquired upon exercise of the Series B Warrant which GMSP would continue to hold after the consummation of the recapitalization transactions are excluded from this calculation. During this two-year period, however, GMSP would be contractually obligated to vote its shares of Series A Preferred Stock in respect of each matter submitted to the shareholders in proportion to the vote of all shares of Common Stock voted on such matter such that the vote of the shares of Series A Preferred Stock will have no effect on the outcome of any proposal submitted to the holders of the Common Stock during this two-year period. Mr. Stallings and Reis LLC (together with certain of their affiliates) likewise generally will be contractually prohibited from beneficially owning in the aggregate more than 37.5% of our Voting Stock for two years after the consummation of the recapitalization transactions.

Q.	What are the interests of our directors in the Proposals?

A.	John C. Goff and Hugh M. Balloch, who serve on our Board, are Managing Principals of the managing general partner of GMSP. Mr. Stallings, who serves as non-executive Chairman of the Board and has a consulting agreement with the Company, is a party to the Stallings Investment Agreement and has entered into an employment agreement with the Company that would become effective upon Shareholder Approval and the consummation of the transactions contemplated by the Stallings Investment Agreement. Mr. Anderson, who serves on our Board and as our President and Chief Executive Officer, would receive benefits from the Anderson Employment Amendment effective upon Shareholder Approval and completion of the recapitalization. See “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

Q.	Why are the Proposals being submitted for approval by our shareholders?

A.	The Proposals are being submitted for shareholder vote because the Board believes that, because of their significance and the involvement of affiliated parties, the transactions should not be consummated unless they are approved by disinterested shareholders. There is no SEC, statutory or self regulatory authority requirement that the Proposals be submitted for shareholder vote. With respect to the Proposals relating to employment arrangements with Messrs. Anderson, Reis and Stallings that involve performance-based compensation, under Section 162(m) of the Internal Revenue Code the Company may preserve its ability to realize certain tax benefits if that Proposal receives Shareholder Approval. See “Section 162(m)” on page 107. The parties to the agreements being submitted for shareholder vote have agreed that none of them will consummate any of the transactions contemplated by the Proposals unless all receive Shareholder Approval. As of the date of this proxy statement none of the parties have indicated any intention to amend or waive this or any of the other agreements. As a result, if any of the Proposals does not receive Shareholder Approval, we would likely be required to pursue an alternative transaction to address our obligations to the holders of our Preferred Stock, and we have no assurance that such an alternative transaction would be available or the possible terms thereof. See “What happens if any of the Proposals does not receive Shareholder Approval?” on page 21.

These transactions with GMSP, Mr. Anderson and Mr. Stallings are governed by Article 2.35-1 of the Texas Business Corporation Act (“Article 2.35-1”). Article 2.35-1 generally provides that an otherwise valid transaction between a corporation and one or more of its directors or officers shall be valid, notwithstanding whether the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the transaction, if any of the following requirements are satisfied: (i) the material facts of the relationship and the transaction are disclosed or known to the Board or a committee thereof, and the Board or a committee thereof in good faith authorizes the transaction by the affirmative vote of a majority of disinterested directors, even though the disinterested directors may be less than a quorum; (ii) the material facts of the transaction are disclosed or known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the transaction is fair to the corporation.

Each of the recapitalization transactions with GMSP and Mr. Stallings, the Employment Agreement with Mr. Stallings and the Anderson Amendment was approved by both the Special Committee or the Compensation Committee and a majority of the disinterested directors voting thereon, and are being submitted to our shareholders for Shareholder Approval as set forth in this proxy statement. Sanders Morris, the Special Committee’s independent financial advisor, has opined that the consideration to be received by the Company pursuant to the recapitalization agreements is fair, from a financial point of view, to the holders of our Common Stock other than the investors (i.e., GMSP, Reis LLC and Mr. Stallings) and their affiliates. We believe that the terms of each of the Employment Agreements with Messrs. Stallings and Reis and the Anderson Amendment provide for cash compensation within competitive going rates of pay for similarly situated executives at similarly sized companies in the property and casualty insurance industry and contain customary provisions, and are reasonable. Therefore, assuming Shareholder Approval is received, we believe that the Proposals involving interested parties should satisfy the requirements of each element of Article 2.35-1 even though the satisfaction of any one of such elements would be enough to make valid the transactions contemplated by the Proposals.

Q.	What vote of our shareholders is required to approve each of the Proposals?

A.	The approval of each Proposal requires the approval of both (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against, or expressly abstaining from voting on, the applicable Proposal and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against the applicable Proposal. GMSP and Mr. Stallings have agreed in their recapitalization agreements with the Company that they will vote all of their Voting Stock in favor of the Proposals. As used in this proxy statement, “Interested Shareholders” means (i) GMSP, (ii) Mr. Stallings, (iii) any of our directors or executive officers, (iv) any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with any person or entity referenced in clauses (i), (ii) or (iii). As used in this proxy statement, “Voting Stock” means our Common Stock and our Series A Preferred Stock and Series B Preferred Stock voting as a single class with the Common Stock on an as-converted basis. See “Record Date and Voting Securities” on page 25.

Q.	How will the recapitalization transactions affect the Company’s ability to utilize its net operating loss carryforwards for Federal income tax purposes?

A.	We do not expect that the recapitalization transactions will trigger a limitation on our ability to utilize our net operating loss carryforwards for Federal income tax purposes. The transactions will, however, result in a substantial “ownership shift.” Future transactions in our stock by us or others could affect our ability to utilize the net operating loss carryforwards. See “Net Operating Loss Carryforwards” on page 108.

Q.	What regulatory approvals will be required?

A.	The recapitalization will require filings with and approvals by the insurance departments of Oklahoma and Texas. No filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will be required.

Q.	Who is paying for the proxy solicitation?

A.	The solicitation of proxies is being made and paid for by the Company. In addition to soliciting proxies by use of the mails, the Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is also contemplated that, for a fee of approximately $7,500 plus certain expenses, additional solicitation will be made by personal interview, telephone or other appropriate means under direction of Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022-4799. Morrow’s toll free telephone number is (800) 607-0088, or you may call collect at (212) 754-8000.

Q.	How will the proxies be voted?

A.	If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made in the proxy, then the shares will be voted in favor of the recommendations of the Board (i.e., in favor of all Proposals and, if applicable, in favor of adjourning the Special Meeting). A proxy may be revoked by a shareholder at any time prior to the actual exercise thereof by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by attending the Special Meeting and voting in person. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the recordholder a proxy issued in your name.

Q.	What are the consequences of the proposed transactions to present members of management and the Board of Directors?

A.	In considering the recommendations of the Board of Directors, GAINSCO shareholders should be aware that some of GAINSCO’s executive officers and members of GAINSCO’s Board of Directors have interests in the transactions that are different from, or in addition to, the interests of GAINSCO shareholders generally. These interests include:

-	Two of our directors, Messrs. Goff and Balloch, are Managing Principals of the managing general partner and part owners of GMSP. We anticipate that, following the recapitalization transactions, GMSP will own

20,189,612 shares of Common Stock, 18,120 shares of Series A Preferred Stock (convertible into 3,552,941 shares of Common Stock), and warrants to acquire 1,550,000 shares of Common Stock. GMSP’s Common Stock and Series A Preferred Stock would represent 36.7% of the Voting Stock to be outstanding after the recapitalization. See “Voting Power Shifts” on page 10. Following the recapitalization, Mr. Balloch is expected to resign and the Board of Directors of the Company would be comprised of a majority of outside directors.

-	Mr. Stallings would (i) exchange all 3,000 outstanding shares of Series B Preferred Stock and his warrant to acquire 1,050,000 shares of Common Stock and pay approximately $4.7 million cash in exchange for 13,459,741 shares of Common Stock and (ii) receive an employment agreement pursuant to which he would become the executive Chairman of the Board, receive a $300,000 annual salary, and be entitled to a bonus equal to 5% of the Company’s “EBIT” (as defined therein). Mr. Stallings currently is the non-executive Chairman of the Board and a consultant to the Company, in which capacity he currently is paid $300,000 per year. Upon consummation of the recapitalization, Mr. Stallings’ consulting agreement would be terminated.

-	Mr. Anderson is currently, and will remain, the President, Chief Executive Officer and a director of the Company. In the modification of his employment agreement, we would issue to Mr. Anderson 600,000 shares of Common Stock (400,000 of which are subject to forfeiture under certain circumstances and 200,000 of which are not subject to forfeiture) and agree to pay him an annual bonus equal to 2% of the Company’s “EBIT” (as defined therein). Mr. Anderson’s existing change in control agreement was replaced by a new one.

These interests are more fully described under “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

The Special Committee was aware of these interests and considered them, among other factors, before recommending the Proposals.

Q.	What are the U.S. Federal income tax consequences of the recapitalization to me?

A.	KPMG LLP has advised us that the consummation of the recapitalization transactions will have no direct U.S. Federal income tax consequences to any GAINSCO shareholder (other than those who are parties to the recapitalization agreements).

KPMG’s opinion attached to this proxy statement as Appendix VIII states that in order for a shareholder of a corporation to recognize gain or loss with respect to shares held in the corporation, the shareholder must experience an actual or deemed exchange under Internal Revenue Code section 1001. With respect to the pending recapitalization of GAINSCO, KPMG is of the opinion that those common shareholders who are not participating in the recapitalization to any extent, but who are merely retaining the Common Stock they owned before the recapitalization, will not experience either an actual or deemed exchange under section 1001. Accordingly, KPMG is of the opinion that there will be no gain or loss recognized by such non-participating shareholders.

KPMG’s opinion further states that in order for a shareholder of a corporation to recognize dividend income with respect to the shares held in the corporation, there must be an actual or constructive distribution out of the earnings and profits of the corporation. In the case of the pending recapitalization of GAINSCO, non-exchanging shareholders of GAINSCO are not receiving any actual distributions with respect to their GAINSCO Common Stock. In certain cases, section 305 could apply to cause deemed dividend income to a non-exchanging shareholder in a corporate recapitalization. This treatment could be applicable to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation are increased as a result of the recapitalization, if the recapitalization were pursuant to a plan to periodically increase the shareholder’s proportionate interest in the earnings and profits or assets of the corporation. Under the specific facts of the pending GAINSCO recapitalization, KPMG is of the opinion that non-exchanging common shareholders will not be treated as having an increased interest in the earnings and profits or assets of GAINSCO pursuant to such a plan. Accordingly, KPMG is of the opinion that since there is no actual or deemed distribution to the non-exchanging GAINSCO common shareholders, there will not be any dividend income recognized by such non-exchanging shareholders.

Each shareholder is urged to consult such shareholder’s own tax advisor about the potential tax consequences of the recapitalization transaction given such shareholder’s particular circumstances.

Q.	What happens if any of the Proposals does not receive Shareholder Approval?

A.	We believe that the six Proposals form a comprehensive, integrated plan for the restructuring of our Company. The restructuring involves a number of agreements described in the Proposals. All parties to those agreements have agreed that the recapitalization and the employment agreements will not be consummated unless our shareholders approve all of the Proposals. Although Shareholder Approval is a condition to the consummation of the transactions contemplated by the recapitalization and the employment agreements, if Shareholder Approval is not obtained the parties nonetheless could waive this condition and consummate the transactions. As of the date of this proxy statement, none of the parties to these agreements has indicated that they would waive this condition. A vote by you against any of the Proposals is equivalent to a vote against all of the Proposals.

If any of the Proposals does not receive Shareholder Approval, we again would be confronted with the problem of how to satisfy our obligations to the holders of our Preferred Stock, including the obligation to redeem the Series A Preferred Stock on January 1, 2006 for $31,620,000. See “Obligations to Preferred Stock” on page 34. We do not have access to cash to satisfy this redemption obligation absent another recapitalization, sale of assets or refinancing. Further, our plan to pursue a long-term growth plan for our nonstandard personal automobile insurance business likely would be delayed indefinitely until our capital issues are resolved.

Our Special Committee of disinterested, independent directors discussed and evaluated other alternatives in respect of our obligations to the holders of the Preferred Stock before recommending the restructuring that is the basis of the Proposals. See “Post-March 3, 2004 Special Committee Activities” on page 39 and “Net Operating Loss Carryforwards” on page 108. We may terminate the recapitalization agreements if we receive a “Superior Proposal” to the one contemplated in the recapitalization agreements, but as of the date of this proxy statement, no Superior Proposal has been received. See “Termination of the Recapitalization Agreements; Nonsolicitation” on page 7. Therefore, there can be no assurance that we would be able to effect another transaction that would be as favorable to our shareholders (other than the investors in the recapitalization) as the recapitalization if the restructuring did not receive Shareholder Approval.

In addition, if the Proposals are not approved, we likely would not be able to enhance our senior management team through the additions of Messrs. Stallings and Reis as full time employees. However, we expect that Messrs. Stallings and Reis would continue to be available to the Company under the terms of the existing consulting agreements with Mr. Stallings and Reis LLC.

You are also being asked to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the six Proposals if there are not sufficient votes for approval and adoption of the six Proposals at the Special Meeting. See “Adjournments” on page 100.

Q.	When and where is the Special Meeting?

A.	The Special Meeting of GAINSCO shareholders will be held at 9:00 a.m., Dallas time, on January 18, 2005 at Fountain Place, 1445 Ross Avenue, Suite 5100, Dallas, Texas 75202.

Q.	What do I need to do now?

A.	You should read this proxy statement carefully, including the information incorporated by reference and the information in its Appendices, and consider how the restructuring would affect you. Please complete, sign and date your proxy card or voting instructions and return it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you will receive instructions on how to vote from your brokerage firm or bank.

Q.	What happens if I do not respond?

A.	The failure to respond by returning your proxy card will have the effect of depriving you of the opportunity to have your opinion of the Proposals counted assuming that a quorum, consisting of a majority of the outstanding shares of Voting Stock, is present. On the Record Date there were 28,703,069 shares of Voting Stock outstanding, of which 8,597,333 shares (29.95%) were represented by the holders of the Series A Preferred Stock and the Series B Preferred Stock, which includes 1,064,000 shares of Common Stock owned by GMSP, and who intend to vote for the Proposals. A quorum consists of a majority of the outstanding shares of Voting Stock (or 14,351,535 shares). Approval of each Proposal requires the affirmative vote of both (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against, or expressly abstaining from voting on, the applicable Proposal and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against the applicable Proposal.

Q.	How may proxies be revoked?

A.	Your proxy may be revoked at any time by providing written notice of such revocation to the Secretary of the Company or by submission of another proxy bearing a later date at any time prior to the time your proxy is voted at the Special Meeting. If notice of revocation is not received by such time, you may nevertheless revoke a proxy if you attend the Special Meeting and desire to vote in person; however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

Q.	May I vote in person?

A.	Yes. You may attend the Special Meeting of GAINSCO shareholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the Special Meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from the record holder.

Q.	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A.	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. Regardless of the manner in which you initially vote, you can change your vote in one of three ways. First, you can send a written notice revoking your proxy or voting instructions. Second, you can complete and submit a new proxy card or voting instructions bearing a later date. Third, you can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker.

Q.	When do you expect the restructuring to be completed?

A.	The parties are working toward completing the recapitalization as quickly as possible. If the Proposals receive Shareholder Approval and the other conditions are satisfied or waived, the recapitalization is expected to be consummated immediately after the Special Meeting. The employment arrangements with our senior management are designed to become effective automatically upon receipt of Shareholder Approval of the Employment Agreements Proposals and the consummation of the recapitalization.

Q.	Who can help answer my questions?

A.	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and the information in the Appendices attached hereto. See “Where Shareholders Can Find More Information” on page 109. If you would like additional copies of this proxy statement or any of the documents incorporated by reference herein, without charge, or if you have questions about the Proposals, including the procedures for voting your shares, you should contact: Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022-4799. Morrow’s toll free telephone number is (800) 607-0088, or you may call collect at (212) 754-8000.

     You may also wish to consult your own legal, tax or financial advisors with respect to any aspect of the Proposals or other matters discussed in this proxy statement.

THE SPECIAL MEETING

General

     You are being asked to consider and vote upon a plan to restructure the Company, which includes proposals relating to the recapitalization of the Company and proposals relating to the employment and compensation of our senior management.

Record Date and Voting Securities

     Only holders of record as of the close of business on December 13, 2004 (we refer to that date and time as the “Record Date") of shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock will be entitled to vote on matters presented at the Special Meeting. GMSP holds all of the outstanding Series A Preferred Stock, and Mr. Stallings holds all of the outstanding Series B Preferred Stock.

     Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to come before the Special Meeting. Each share of Series A Preferred Stock is entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible on the Record Date. Each share of Series B Preferred Stock is entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible on the Record Date. The Common Stock, Series A Preferred Stock and Series B Preferred Stock vote as a single class on all matters to come before the Special Meeting.

     On the Record Date there were outstanding 21,169,736 shares of Common Stock, 31,620 shares of Series A Preferred Stock, which shares of Series A Preferred Stock were convertible into an aggregate of 6,200,000 shares of Common Stock, and 3,000 shares of Series B Preferred Stock, which shares of Series B Preferred Stock were convertible into an aggregate of 1,333,333 shares of Common Stock. Together these shares constituted all of the outstanding shares entitled to vote at the Special Meeting and are referred to as the “Voting Stock.” References in the proxy statement to numbers of shares of Voting Stock are references to the combined number of shares of Common Stock outstanding on the Record Date and the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock. On the Record Date, there were 28,703,069 shares of Voting Stock outstanding and entitled to vote on all matters to come before the Special Meeting.

Quorum and Voting

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the Record Date is necessary to constitute a quorum to transact business. Each share represented at the Special Meeting in person or by proxy (including abstentions and broker non-votes) will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in his or her name. Shareholder Approval of each Proposal requires the affirmative vote of both (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against, or expressly abstaining from voting on, the applicable Proposal and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of voting stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against the applicable Proposal. For the purposes of clause (ii) of the preceding sentence only, abstentions and broker non-votes are not counted, and will be treated as shares not entitled to vote. Cumulative voting is not permitted on any of the Proposals.

     These voting requirements were imposed by the Board as a way of assuring that these Proposals were approved by a majority of our disinterested shareholders who choose to vote on them and not as a matter of state statutory law or self regulatory authority requirement.

     As of December 13, 2004: (i) GMSP, the holder of the Series A Preferred Stock and the Series C Preferred Stock, holds approximately 25.3% of the Voting Stock and (ii) Mr. Stallings, the holder of the Series B Preferred Stock, holds approximately 4.6% of the Voting Stock. Both GMSP and Mr. Stallings are among the “Interested Shareholders” for purposes of the voting requirements described above. See “Voting Power Shifts” on page 10.

THE PARTICIPANTS; INTEREST OF CERTAIN PERSONS IN MATTERS TO BE
ACTED UPON

GAINSCO, INC.

     GAINSCO is a holding company that provides administrative and financial services for its wholly owned subsidiaries. We were incorporated in Texas on October 11, 1978 and completed our initial public offering on November 14, 1986. Through our subsidiaries we are a property and casualty insurance company. The only line of insurance we currently write is nonstandard personal auto on classes of risks which are not generally insured by many of the standard companies. Our strategy is to identify various classes of risks where we can price our coverages profitably and competitively.

GMSP, Mr. Goff and Mr. Balloch

     GMSP is an investment partnership formed in February 1998. The partnership is managed through its managing general partner, of which John C. Goff and Hugh M. Balloch are the Managing Principals. Messrs. Goff and Balloch both, directly or indirectly, hold partnership interests in GMSP.

     Mr. Goff is the Chief Executive Officer and Vice Chairman of Crescent Real Estate Equities, Inc. (NYSE-CEI) (“Crescent"). From 1987 to 1994, Mr. Goff served as Vice President of Rainwater, Inc., acting as a senior investment advisor to, and investor with, Richard E. Rainwater. Beginning in 1990, Mr. Goff was responsible for the development of Mr. Rainwater’s real estate business, designing and implementing the strategy that led to the public offering of Crescent in May 1994. Mr. Goff served as Chief Executive Officer of Crescent through late 1996 when he assumed the role of Vice Chairman. During June 1999, Mr. Goff resumed his role as Chief Executive Officer of Crescent. Crescent currently is one of the nation’s larger publicly traded real estate investment companies.

     Mr. Goff is on the board of directors of OpenConnect Systems, Inc. Prior to joining Rainwater, Inc., Mr. Goff was employed by KPMG LLP from 1981 to 1987. Mr. Goff is 49 and a graduate of the University of Texas at Austin and is a certified public accountant.

     Prior to joining GMSP in 1999, Mr. Balloch served as Managing Director in charge of Portfolio Liquidation for Chase Manhattan Bank. Mr. Balloch is the Chairman of the Board of Directors of OpenConnect Systems, Inc. as well as a director of GAINSCO.

     GMSP is the holder of our Series A and Series C Preferred Stock and approximately 5% of our outstanding Common Stock. If the transactions contemplated by the GMSP Exchange Agreement are consummated, (i) we would issue 19,125,612 shares of Common Stock to GMSP in exchange for 13,500 shares of our Series A Preferred Stock held by GMSP; (ii) the expiration date of GMSP’s Series B Warrant to purchase 1,550,000 shares of Common Stock for $2.5875 per share would be extended to January 1, 2011; (iii) GMSP would own approximately 37% of the Voting Stock outstanding after the recapitalization; and (iv) Mr. Balloch would be expected to resign from the Board which would leave the Company with seven directors and a vacancy which the Board has no plans to fill. See “Voting Power Shifts” on page 10 and “Proposal One: GMSP Exchange Agreement” on page 75. Under the GMSP Exchange Agreement, the investment management agreements between the Company and GMSP would be terminated upon the earlier to occur of (i) the date the defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing. See “Investment Management Agreements” on page 81.

     We paid GMSP a fee of $79,000 after the execution of the GMSP Exchange Agreement. GMSP must repay such fee forthwith and without interest in the event that the GMSP Exchange Agreement is terminated resulting from a breach by GMSP of its representations, warranties or covenants contained in the GMSP Exchange Agreement. At and conditioned upon the Closing, we are obligated to pay to GMSP an additional fee of $79,000. See “Proposal One: GMSP Exchange Agreement” on page 75.

     If we terminate the GMSP Exchange Agreement, we would under certain circumstances be obligated to pay GMSP a break-up fee of $350,000. See “Proposal One: GMSP Exchange Agreement” on page 75.

Mr. Stallings

     Mr. Stallings has been our non-executive Chairman of the Board since September 6, 2001, and prior to that time served as non-executive Vice Chairman of the Board since March 30, 2001. Mr. Stallings currently serves as Chairman and President of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry. In addition, he is a trust manager of Crescent Real Estate Equities Co. (NYSE — CEI) and a director of Texas Capital Bancshares, Inc. He is the retired Chairman and founder of ING Pilgrim Capital Corporation, a $20 billion asset management firm which was acquired by ING Group in September 2000. Mr. Stallings had served as chief executive officer of Pilgrim Capital since 1995 and had been associated with that firm since 1991. GMSP had been an investor in Pilgrim Capital. Prior to Pilgrim Capital, Mr. Stallings was Founding Chairman and chief executive officer of Express America Holdings Corporation, a publicly traded mortgage banking company.

Mr. Stallings has also held executive positions at First Western Partners, Inc., Phoenix, Arizona; Western Savings & Loan Association, Phoenix, Arizona; Metropolitan Savings & Loan, Dallas, Texas; Murray Savings & Loan, Dallas, Texas; Center Bank, Waterbury, Connecticut; and Old Stone Bank, Providence, Rhode Island. Mr. Stallings is 55.

     Mr. Stallings is the holder of our Series B Preferred Stock. If the transactions contemplated by the Stallings Investment Agreement are consummated, (i) Mr. Stallings would invest cash and exchange all of the Series B Preferred Stock and his warrant expiring March 23, 2006 to purchase 1,050,000 shares of Common Stock at $2.25 per share in order to acquire 13,459,741 shares of our Common Stock at a calculated price of $0.60 per share; and (ii) Mr. Stallings would own approximately 21% of the Voting Stock outstanding after the recapitalization. See “Voting Power Shifts” on page 10 and “Proposal Two: Stallings Investment Agreement” on page 83.

     We paid Mr. Stallings a fee of $32,666.67 after the execution of the Stallings Investment Agreement. Mr. Stallings must repay such fee forthwith and without interest in the event that the Stalling Investment Agreement is terminated resulting from a Breach by Mr. Stallings of his representations, warranties or covenants contained in the Stalling Investment Agreement. At and conditioned upon the Closing, we shall pay to Mr. Stallings an additional fee of $32,666.67. See “Proposal Two: Stallings Investment Agreement” on page 83.

     If we terminate the Stallings Investment Agreement, we would under certain circumstances be obligated to pay Mr. Stallings a break-up fee of $233,333.33. See “Proposal Two: Stallings Investment Agreement” on page 83.

     If the Employment Agreement between us and Mr. Stallings is approved, Mr. Stallings would become our executive Chairman of the Board and chief strategic officer and the consulting agreement between us and Mr. Stallings would terminate. The Stallings Employment Agreement would have an initial term of three years, to be automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Stallings Employment Agreement remains three years) unless either party provides written notice to the other at least 90 days prior to the anniversary of the effective date of an intention not to extend the term. Pursuant to the Stallings Employment Agreement, Mr. Stallings would receive an annual base salary of $300,000 and various other benefits. Mr. Stallings’ annual bonus would be an amount equal to five percent (5%) of “EBIT” as defined in the Stallings Employment Agreement. See “Proposal Four: Stallings Employment Agreement” on page 92.

Mr. Reis and Reis LLC

     Mr. Reis is the retired Vice-Chairman and co-founder of ING Pilgrim Capital Corporation, a financial service company that managed mutual funds and for which he served from 1989 to 2001. In addition to serving as Vice-Chairman, Mr. Reis first served as Pilgrim’s Chief Financial Officer and later as Managing Director of Structured Transactions and Bank Loan Funds. Prior to Pilgrim Capital, Mr. Reis was co-founder (along with Mr. Stallings), Vice Chairman and Chief Financial Officer of Express America Holdings, a publicly traded mortgage banking company. Mr. Reis has also held executive positions at First Western Partners, Inc.,

Phoenix, Arizona; Western Savings & Loan, Phoenix; Metropolitan Savings & Loan Association, Dallas, Texas; Murray Saving Association, Dallas; and KPMG LLP. Since 2001 Mr. Reis has performed management consulting services through First Western Capital, LLC, of which Mr. Reis is the founder, Managing Director and owner. In addition, Mr. Reis is a director of Exeter Life Sciences, Inc. Mr. Reis is a Certified Public Accountant (inactive status) and in 1979 earned a Bachelor of Science in Accounting from St. John Fisher College, Rochester, New York. Mr. Reis is 46.

     If the transactions contemplated by the Reis Investment Agreement are consummated, Reis LLC would invest $4,037,922.60 to acquire 6,729,871 shares of our Common Stock at a price of $0.60 per share. See “Proposal Three: Reis Investment Agreement” on page 88.

     We paid Reis LLC a fee of $26,233.34 after the execution of the Reis Investment Agreement. Reis LLC must repay such fee forthwith and without interest in the event that the Reis Investment Agreement is terminated resulting from a Breach by Reis LLC of its representations, warranties or covenants contained in the Reis Investment Agreement. At and conditioned upon the Closing, we shall pay to Reis an additional fee of $26,233.34. See “Proposal Three: Reis Investment Agreement” on page 88.

     If we terminate the Reis Investment Agreement, we would under certain circumstances be obligated to pay Reis LLC a break-up fee of $116,666.67. See “Proposal Three: Reis Investment Agreement” on page 88.

     If the Employment Agreement between us and Mr. Reis is approved, Mr. Reis would become our Executive Vice President and the consulting agreement between us and Reis LLC would terminate. The Reis Employment Agreement would have an initial term of three years, to be automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Reis Employment Agreement remains three years) unless either party provides written notice to the other at least 90 days prior to the anniversary of the effective date of an intention not to extend the term. Pursuant to the Reis Employment Agreement, Mr. Reis would receive an annual base salary of $200,000 and various other benefits. Mr. Reis’ annual bonus would be an amount equal to two-and-a-half percent (2.5%) of “EBIT” as defined in the Reis Employment Agreement. See “Proposal Five: Reis Employment Agreement” on page 95.

Mr. Anderson

     Mr. Anderson has served as our President and Chief Executive Officer since April 17, 1998. Prior to joining us, Mr. Anderson served as Executive Vice President of USF&G Corporation and as President of the Commercial Insurance Group of United States Fidelity & Guaranty Company, positions which he held since 1996. From 1995 to 1996 he served as Executive Vice President, Commercial Lines of that company. Mr. Anderson served from 1993 to 1995 as Senior Vice President, Commercial Lines Middle Market, for USF&G Corporation. Mr. Anderson has been engaged in the property and casualty business since 1975. Mr. Anderson is 51.

     If the Anderson Amendment is approved, (i) Mr. Anderson’s annual bonus would become an amount equal to two percent (2%) of “EBIT” (which generally is defined in the Anderson Amendment to mean the sum of consolidated income before Federal income taxes and (A) interest expense and (B) any bonuses accrued in respect of Mr. Anderson, determined on a consolidated basis and in accordance with generally accepted accounting principles for financial reporting in the United States); (ii) we would issue 200,000 shares of our Common Stock to Mr. Anderson (no forfeiture provisions would apply to these shares); and (iii) we would enter into a restricted stock agreement with Mr. Anderson pursuant to which we would issue 400,000 shares of restricted Common Stock to Mr. Anderson that would vest and cease to be subject to forfeiture conditions as to 80,000 shares on each anniversary of the date of grant. See “Proposal Six: Anderson Amendment” on page 97.

SPECIAL FACTORS

Board Approval and Recommendation

     On August 27, 2004, our Board of Directors approved, and voted to recommend that the shareholders approve, the Proposals. Messrs. Balloch, Goff and Stallings were not present and did not participate in the meeting at which the Board approved the Proposals because of their personal interest in the Proposals, and Mr. Anderson abstained from voting concerning the Anderson Amendment because of his personal interest therein. We entered into the various transaction agreements that are the subject of the Proposals on August 27, 2004 following the meeting of the Board. The approval by the Board followed the recommendation to the Board by its Special Committee to approve the recapitalization agreements and the transactions contemplated thereby and the recommendation of the Compensation Committee to approve the employment and compensation arrangements with our senior management. On October 1, 2004, based on the recommendations of the Special Committee and the Compensation Committee, and the belief that all of the agreements are essential for the effective restructuring of the Company, each of the parties to the agreements agreed not to consummate the recapitalization of the Company or the new employment agreements unless all of the Proposals receive Shareholder Approval.

     From its initial meeting regarding the need to recapitalize the Preferred Stock on November 17, 2003 through its approval of the Proposals relating to the recapitalization on August 27, 2004, the Special Committee met over 44 times with counsel and often with financial advisors as noted. The membership of the Compensation Committee and the Special Committee overlapped and, when it became apparent that the recapitalization would require arrangements for the compensation of individual officers and directors, the Special Committee began to meet with the Compensation Committee. The Special Committee was composed of Joel C. Puckett (Chairman), Harden H. Wiedemann and John H. Williams, with Sam Rosen as an advisory member. The Compensation Committee consisted of John H. Williams (Chairman), Sam Rosen (until August 25, 2004) and Harden H. Wiedemann.

1999-2002 Transactions with GMSP

     1999 GMSP Transaction. On October 4, 1999, the Company sold to GMSP, for an aggregate purchase price of $31,620,000, (i) 31,620 shares of Series A Preferred Stock (stated value $1,000 per share), which are convertible into 6,200,000 shares of Common Stock at a conversion price of $5.10 per share (subject to adjustment for certain events), (ii) the Series A Warrant (which expired unexercised on October 4, 2004) to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $6.375 per share and (iii) the Series B Warrant expiring October 4, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise of $8.50 per share. At closing the Company and its insurance company subsidiaries entered into investment management agreements with GMSP, pursuant to which GMSP manages their respective investment portfolios.

     Completion of these 1999 transactions concluded a strategic alternatives review process that the Company initiated in 1998 to seek out additional ways to maximize shareholder value, including the possible sale of the Company. In mid-1998, the Board had considered a possible strategic partner transaction with GMSP, but instead decided to pursue a comprehensive review process. The continuance of this strategic alternatives review process was referenced in numerous filings with the SEC and reports to shareholders, and put the Company in contact with over 70 potential transaction parties. Extensive discussions with a small number of interested and qualified parties failed to produce an agreement for a sale or merger because of valuation issues, risk/reward issues and other business considerations. After it had become clear that a sale or merger with a third party on acceptable terms was not achievable, the Board received a new proposal from GMSP which, after significant negotiations, resulted in these 1999 transactions with GMSP.

     In the securities purchase agreement entered into between GMSP and the Company for the 1999 GMSP transaction, the Company agreed to nominate John C. Goff and another individual selected by GMSP and acceptable to the members of the Board not affiliated with GMSP or any of its affiliates or associates, and use its best efforts to cause the GMSP director designees to be elected, to the Board for as long as GMSP and its affiliates and associates continue to beneficially own in the aggregate not less than either (i) 75% of the securities acquired pursuant to the agreement or upon conversion or exercise of such securities or (ii) 20% of the fully diluted Common Stock. GMSP would be entitled to one director designee in the event that the GMSP group ownership of Company securities drops below the level specified in the preceding sentence that entitles GMSP to two designees, but the GMSP group continues to beneficially own either (i) 50% of the securities acquired in the 1999 GMSP transaction or upon conversion or exercise of such securities or (ii) 5% of the fully diluted Common Stock. The two GMSP director designees currently on the Board are Messrs. Goff and Balloch.

     Background of 2001 Transactions with GMSP and Mr. Stallings. In early 2001 it became apparent to management that our insurance company subsidiaries had suffered more unexpected severe claims development in the fourth quarter of 2000 than originally thought, largely due to runoff from the commercial trucking lines that we announced on November 9, 2000 that we had determined to cease writing. We reported a net loss of $19,551,365, or $0.97 per common share (basic), in the year ended December 31, 2000. As a result we were not in compliance with two covenants in our bank credit agreement, and, if the situation were not quickly addressed through the raising of additional equity capital, we faced the possibility of a qualified opinion from our auditors on the year ended December 31, 2000 and a downgrade of our A.M. Best rating, which at the time was A-. Under these circumstances we approached GMSP for financial assistance. GMSP in turn introduced us to Mr. Stallings with whom GMSP has previously had a successful relationship through its investment in Pilgrim Capital. See “The Participants: Interest of Certain Persons in Matters to be Acted Upon” on page 26.

     To evaluate the proposals and negotiate with GMSP and Mr. Stallings, the Board appointed a Special Committee, consisting of Joel C. Puckett (Chairman), Harden H. Wiedemann and John H. Williams, and authorized it to select such advisers as it deemed appropriate. The Special Committee selected Jackson Walker L.L.P. as its counsel and Keefe, Bruyette & Woods, Inc. (“KBW”) as its financial advisor. The Special Committee considered with KBW the alternatives that might be available to us, including a sale of the Company or a rights offering to existing shareholders. Ultimately the Special Committee concluded that the alternative that was most likely to succeed within the short time available would be transactions with GMSP and Mr. Stallings. GMSP’s willingness to invest additional capital in us at this critical time was among other things conditioned upon our agreeing to redeem the Series A Preferred Stock on January 1, 2006.

     Due to the critical situation and the short time available, the Committee did not authorize KBW to solicit alternative transactions with third parties. KBW negotiated the terms of the 2001 transactions with GMSP and Mr. Stallings described below, and rendered an opinion to the Special Committee to the effect that the consideration to be received by us in connection with the issuance and sale of the Series B Preferred Stock and related warrant to Mr. Stallings and the Series C Preferred Stock to GMSP was fair to us from a financial point of view. Our common shareholders were not asked to approve these 2001 transactions.

     2001 GMSP Transaction. On March 23, 2001, the Company consummated another transaction with GMSP pursuant to which, among other things, the Company issued 3,000 shares of its newly created Series C Preferred Stock (stated value of $1,000 per share) to GMSP in exchange for an aggregate purchase price of $3 million in cash. The annual dividend rate on the Series C Preferred Stock was 10% until March 23, 2004 and 20% thereafter. Unpaid dividends are cumulative and compounded. The Series C Preferred Stock is redeemable at the Company’s option after March 23, 2006 and at the option of the majority holders after March 23, 2007 at a price of $1,000 per share plus accrued and unpaid dividends. The Series C Preferred Stock is not convertible into Common Stock.

     The agreement with GMSP in connection with the 2001 GMSP transaction was conditioned upon the following changes in the securities acquired by GMSP in the 1999 transaction: (i) the exercise prices of the Series A Warrant and the Series B Warrant held by GMSP were reduced to $2.25 per share and $2.5875 per share, respectively; (ii) each of these warrants provided for the purchase of 1,550,000 shares of Common Stock, subject to adjustment; (iii) the Series A Preferred Stock remained convertible into 6,200,000 shares of Common Stock at a conversion price of $5.10 per share and, should the Company pay dividends on its Common Stock, the Series A Preferred Stock would be entitled to dividends as if converted into Common Stock; and (iv) the Series A Preferred Stock was called for redemption by the Company so that on January 1, 2006 the Company will be obligated to pay $1,000 per share for 31,620 shares ($31.6 million) to the holder to the extent that it can legally do so and, to the extent it cannot do so, the Company will be obligated to pay quarterly an amount equal to 8% interest per annum on any unpaid balance. See “Obligations to Preferred Stock” on page 34 below.

     The 2001 agreement with GMSP also provided an opportunity to convert the Company’s illiquid investments with a cost of $4.2 million to cash as of November 2002, as follows: (i) the Company could at its option require GMSP to purchase the illiquid investments for $2.1 million, less any future cash received prior to November 2002 from the investments; or (ii) GMSP could at its option require the Company to sell the illiquid investments to GMSP for $4.2 million, less any future cash received prior to November 2002 from the investments. During the second quarter of 2001, the Company recognized a permanent impairment of these investments and wrote down the carrying value to the amount recoverable from GMSP under the put option. In February 2002, GMSP consented to the early exercise of the Company’s option, and the Company exercised its option to require GMSP purchase the illiquid investments for approximately $2.1 million.

     2002 Amendment to Investment Management Agreements. In August 2002, the Company’s investment management agreements with GMSP were amended to reduce, effective as of October 1, 2002, the minimum aggregate monthly payment to GMSP from $75,000 to $63,195 (with respect to each calendar month from October 2002 through September 2003), $53,750 (with respect to each calendar month from October 2003 through September 2004), and $45,417 (with respect to each calendar month after September 2004). The amendment also extended the date upon which either party to each of the investment management agreements could terminate such agreements at its sole option from October 4, 2002 to September 30, 2005.

Transactions with Robert W. Stallings

     On March 23, 2001, the Company sold to Robert W. Stallings for $3 million in cash 3,000 shares of its newly created Series B Preferred Stock (stated value of $1,000 per share) and a warrant expiring March 23, 2006 to purchase an aggregate of 1,050,000 shares of Common Stock at $2.25 per share. The annual dividend provisions and the redemption provisions of the Series B Preferred Stock are the same as those for the Series C Preferred Stock. The Series B Preferred Stock is convertible into Common Stock at $2.25 per share. Subject to adjustment for certain events, the Series B Preferred Stock is convertible into a maximum of 1,333,333 shares of Common Stock. The Series B Preferred Stock was initially issued to ING Pilgrim Capital Corporation, LLC, an assignee of Mr. Stallings in connection with a plan for his benefit, and on February 23, 2004 Pilgrim assigned all of its rights to the Series B Preferred Stock back to Mr. Stallings.

     Mr. Stallings also entered into a consulting agreement pursuant to which he provides consulting services (including strategic planning advice, analysis of the subsidiaries’ performance in various sectors of their respective business and recommendations for growth strategies and opportunities for new markets and products) to the Company’s insurance subsidiaries for a period of five years ending on March 22, 2006 for $300,000 per annum. In the securities purchase agreement entered into between Mr. Stallings and the Company for this transaction, the Company agreed to nominate Mr. Stallings, and use its best efforts to cause him to be elected, to the Board for so long as he beneficially owns not less than 50% of the securities he acquired in the transaction or upon conversion or exercise of such securities. Mr. Stallings was elected non-executive Vice Chairman of the Board and a director of the Company on March 30, 2001, and on September 6, 2001, he was elected non-executive Chairman of the Board.

Transactions with Reis LLC

     Neither Reis LLC, a limited liability company wholly owned by James R. Reis, nor Mr. Reis currently holds any of our securities. Reis LLC has been a consultant for one of our insurance company subsidiaries since February 2003. See “The Participants; Interest of Certain Persons in Matters to be Acted Upon” on page 26.

Obligations to Preferred Stock

     Preferred Stock in Relation to Capital Base. At June 30, 2004, the capital base (total assets less total liabilities) of the Company was $44,481,576 and consisted of Shareholders’ Equity of $12,269,910 and three series of Redeemable Preferred Stock (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock), which are classified under GAAP as mezzanine financing in the aggregate amount of $32,211,666. At June 30, 2004, there was $5,705,000 of unaccreted discount on Redeemable Preferred Stock that remained in Shareholders’ Equity. Almost all of this unaccreted discount was to be accreted as a reduction of Shareholders’ Equity and an increase of Redeemable Preferred Stock through January 1, 2006, the redemption date of the Series A Preferred Stock. At June 30, 2004, the per common share Shareholders’ Equity was approximately $0.58, including unaccreted discount on Redeemable Preferred Stock of $0.27; less such unaccreted discount, the per common share Shareholders’ Equity would be approximately $0.31 per common share. The aggregate redemption value of the Preferred Stock was $37,916,666 ($37,620,000 stated value plus accrued dividends of $296,666, which were paid on July 1, 2004) at June 30, 2004.

     Obligation to Redeem Series A Preferred Stock on January 1, 2006. On March 23, 2001, in satisfaction of a condition to the closing of our sale of $3,000,000 of Series C Preferred Stock to GMSP, we sent a letter to GMSP calling the Series A Preferred Stock for redemption so that on January 1, 2006 we would be obligated to pay $31,620,000 to GMSP, subject to the conditions described below. Our obligation to redeem the Series A Preferred Stock generally is conditioned upon (i) the redemption not contravening any credit or financing arrangement in excess of $3,000,000 and approval by at least one director nominated by the Series A Preferred Stock (no such indebtedness is now outstanding); (ii) GMSP not receiving a purchase offer to purchase shares of the Series A Preferred Stock prior to January 1, 2006 from a financially responsible unaffiliated third party for a price equal to or greater than the liquidation value of the Series A Preferred Stock; and (iii) the payment of the redemption price not contravening the provisions of Article 2.38 of the Texas Business Corporation Act (which generally prohibits the amount to be paid to GMSP in respect of the redemption from exceeding our net assets or leaving us insolvent) or any other applicable federal and state laws. In the notice of redemption our Board covenanted to use its best efforts to take such actions as would cause the redemption not to contravene Article 2.38 or other applicable law. To the extent that we are restricted from redeeming the Series A Preferred Stock because of the conditions described above, we would be obligated to pay quarterly an amount equal to 8% interest per annum on any unpaid balance.

     Obligation to Redeem Series B and Series C Preferred Stock on March 23, 2007. The Series B and Series C Preferred Stock become redeemable at the option of the holders commencing March 23, 2007 for the aggregate liquidation amount of $6,000,000 plus accrued dividends, subject to conditions similar to those conditions on the Company’s obligation to redeem the Series A Preferred Stock.

     Dividends on Series B and Series C Preferred Stock. The Company paid dividends aggregating $2,111,267 in respect of the Series B and Series C Preferred Stock on April 1, 2004, which brought dividends current to that point. From and after April 1, 2004, dividends accrue at the rate of 20% per annum, of which at least half of the amount due (or at least $150,000 in the aggregate in respect of the Series B and Series C Preferred Stock) must be paid quarterly in cash. The Company paid dividends aggregating $300,000 in respect of the Series B and Series C Preferred Stock on each of July 1, 2004 and October 1, 2004.

Background of the Recapitalization

     Appointment of Special Committee. On May 19, 2003 our Board appointed a Special Committee of the Board which was authorized to review any proposal submitted for any investment in a business venture by us or any of our subsidiaries in which any holder of Preferred Stock or other affiliate of ours is, directly or indirectly, a co-investor or otherwise financially interested in the transaction and also to take all action necessary to fully evaluate, negotiate, approve or reject the proposal. The directors appointed to serve on the Special Committee were Joel C. Puckett, who was also appointed as Chairman, Harden H. Wiedemann and John H. Williams. The members of the Special Committee were, and are, disinterested, independent directors. At the time we were considering entering the financial services business by acquiring a company already in that business. Since we did not have the necessary capital for the transaction, we considered obtaining the necessary capital by entering into a joint arrangement with the holders of our Preferred Stock who could have provided necessary capital. We ultimately determined that there were no suitable opportunities for acquiring an entity already in the financial services business due to our capital situation and operational and other considerations, and negotiations for such a transaction never developed to the point that management brought it to the Special Committee for its consideration.

     On November 17, 2003 our Board discussed how the writing of additional private passenger automobile insurance policies to provide the possibility of expanded premium and investment income would require the commitment of additional capital in our insurance subsidiaries, but that the taking of dividends out of our insurance company subsidiaries to satisfy dividend obligations to the Preferred Stock would limit these growth opportunities. There was also discussed an opportunity to enter into a potentially long-term exclusive relationship with a general agency in another state that, if it could be properly arranged and executed, possibly could lead to significant growth in premiums written. The general agency was smaller in terms of employees and premium production than the Company’s existing Florida operation. However, our management believed that the general agency and a separate claims handling entity that worked with the general agency might be able to provide an integrated operating capability in the state in which they operate and would serve as a platform which could provide meaningful premium growth much sooner than might otherwise be accomplished if the Company had to build its own start up operation in the state. A commitment to work with the agency and to develop a successful program for long-term growth would have involved a close, long-term and exclusive contractual arrangement. No contracts were negotiated or entered into with the general agency at that time. There was, however, a reluctance on the part of management to make such a commitment to the expansion of the Company’s business and risk exposure while there was uncertainty regarding the Company’s ability to meet the redemption and dividend obligations on its Preferred Stock beginning on January 1, 2006. There was also a concern that the third party might be reluctant to enter into such a potentially long-term relationship with the Company before the Company’s capital structure was solidified. The Board then discussed the possibility of recapitalizing some or all of the Series A, B and C Preferred Stock in order to ease pressures on our capital structure and our A.M. Best rating. We believe that our ability to compete effectively is in part impacted by our A.M. Best rating. See “A.M. Best Rating” below. At this Board of Directors meeting the mandate of the Special Committee was expanded to authorize and empower the Special Committee to review and evaluate any recapitalization proposal made by any holder of Preferred Stock or other affiliate of ours and to take all action that in its judgment may be necessary or appropriate in order to evaluate, negotiate, approve or reject any transaction arising out of any such recapitalization proposal. The Special Committee was also granted the authority to engage such investment bankers, counsel and other advisors necessary to help the Special Committee evaluate any recapitalization proposal.

     A.M. Best Rating. A.M. Best is the principal rating agency of the insurance industry. An insurance company’s ability to effectively compete in the market place is in part dependent upon the rating determination of A.M. Best. A.M. Best provides ratings of insurance companies based on comprehensive quantitative and qualitative evaluations and expresses its rating as an opinion of an insurer’s ability to meet its obligations to policyholders. A.M. Best has 16 possible ratings; the Company’s rating of “B-” (Fair) ranks eighth from the highest rating. A.M. Best’s assigns a “B-” rating to companies that have, in the opinion of A.M. Best, a fair ability to meet their current obligations to policyholders, but are financially vulnerable to adverse changes in underwriting and economic conditions.

     In July 2003, A.M. Best Property and Casualty Insurance Reports was published and indicated for the Company’s insurance subsidiaries group that “the rating (“B-” Fair) reflects the group’s weak operating performance, which has depleted capital in recent years, and the continued demands on the operating subsidiaries to fund the obligations of the Company, which have had an impact on its liquidity and cash flow position.”

     In April 2004, A.M. Best announced a rating assignment of the Company’s insurance subsidiaries of “B-” (Fair) with a stable outlook. At this time the Company is not aware that it is being considered by A.M. Best for any change in the rating of the Company’s insurance subsidiaries.

     Initial Activities of Special Committee. After the Board meeting on November 17, 2003, the Special Committee met to make preliminary preparations for its mandate to evaluate any potential recapitalization proposals made by any holder of Preferred Stock. The Special Committee elected Sam Rosen, who is not an independent director because he is Secretary of the Company although he has no financial relationship with GMSP, Mr. Stallings or any of their respective affiliates, or any financial interest (other than as a shareholder) in the transactions contemplated by those proposals, as an advisory member of the Special Committee. In addition, the Special Committee retained Jackson Walker L.L.P., which also serves as counsel to the Company, to be its counsel in connection with its mandate and activities. Jackson Walker L.L.P. advised the Special Committee that on unrelated matters it represents Crescent Real Estate

Equities Co. (of which Messrs. Goff and Stallings are directors and Mr. Goff is Chief Executive Officer) and Texas Capital Bancshares, Inc. (of which Mr. Stallings is a director, and in which GMSP is a stockholder). Jackson Walker L.L.P. represents Crescent principally in its real estate acquisition, disposition, financing and leasing activities, and represents Texas Capital principally in its commercial lending to energy companies. Jackson Walker L.L.P. further advised the Special Committee that it was not general counsel to either Crescent or Texas Capital and that the matters in which it represented Crescent and Texas Capital were not substantially related to the matters as to which it represented the Company or the Special Committee and would not be adverse to the Company or the Special Committee. As a result, Jackson Walker L.L.P advised the Special Committee that it did not believe its representation of Crescent or Texas Capital would conflict with its effective representation of the Special Committee. Jackson Walker L.L.P. further advised the Special Committee that if the situation changed, it would advise the Special Committee. See “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

     The Special Committee concluded that it also would need an independent investment banking firm to advise it with respect to any recapitalization proposal. It decided to consult with various investment banking firms before retaining one to assist the Special Committee.

     On December 2, 2003, the Special Committee received a Summary of Terms for Proposed Equity Restructure (the “December 2nd Proposal”) in which management, with the concurrence of GMSP and Mr. Stallings, proposed (i) to modify the rights of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, (ii) issue $3 million of a new Series D Convertible Preferred Stock and (iii) make changes to the Company’s stock option plans. In return for canceling the redemption of the Series A Preferred Stock required on January 1, 2006 and making the Series A Preferred Stock perpetual (i.e. no longer redeemable), dividends on the Series A Preferred Stock would begin to be payable quarterly at an annual rate of 8% and the conversion price would be reduced from $5.10 to $0.90 per share of Common stock, with the Series A Preferred Stock continuing to be entitled to one vote for each share into which it would be convertible, and GMSP would receive an amendment fee of $316,000. In return for making the Series B Preferred Stock perpetual and reducing the dividend rate from 20% to 8%, the conversion price of the Series B Preferred Stock would be reduced from $2.25 to $0.40 per share of Common Stock and the existing warrants held by Mr. Stallings to purchase 1,050,000 shares of Common Stock for $2.25 per share would be replaced by warrants to purchase 7,754,000 shares for $0.50 per share. Mr. Stallings would receive an amendment fee of $60,000 and an expense reimbursement of $25,000. Like the Series B Preferred Stock, the Series C Preferred Stock held by GMSP would become perpetual and it would have the same 8% dividend rate, but would become convertible into Common Stock at $0.40 per share with voting on an as-converted basis. In respect of these changes to the Series C Preferred Stock, GMSP would receive the same fees and expense reimbursement as Mr. Stallings was to receive in respect of the Series B Preferred Stock plus 10 year warrants to purchase 7,754,000 shares of Common Stock at $0.50 per share. The proposed purchasers of the Series D Preferred Stock, Messrs. Anderson, Reis and Terence J. Lynch (a consultant to one of our subsidiaries and a long-time business associate of Mr. Stallings), would receive in return for their aggregate $3 million investment (i) 3,000 shares of a new Series D Preferred Stock with a $1,000 stated value per share, which would be convertible at $0.40 per share and otherwise generally have the same terms as Mr. Stallings’ modified Series B Preferred Stock; (ii) 10 year warrants to purchase

5,910,000 shares of Common Stock at $0.50 per share; and (iii) an origination fee of $60,000 plus expense reimbursements of $25,000. In addition, all existing employee stock options would be repriced to $0.50 per share. GMSP indicated that its interest in a proposal that would relieve the Company’s obligation to redeem all of the Series A Preferred Stock on January 1, 2006 was conditioned on Mr. Stallings agreeing to become executive Chairman of the Board, which he was willing to do only if the Company’s capital structure was modified to accommodate a long-term growth plan.

     On December 1, 2003 (the day before the December 2nd Proposal), the closing price of the Common Stock was $0.28 per share. The prior 90 trading day average closing price was $0.16; the prior 180 trading day average closing price was $0.24; and the prior 360 trading day average closing price was $0.26. See “Market for Common Stock and Related Shareholder Matters” on page 67.

     The Special Committee met on December 2, 2003 to have a preliminary discussion regarding the December 2nd Proposal and to discuss the selection of a financial advisor. Since its meeting on November 17, the Special Committee had talked with 15 investment banking firms, and had in-person interviews with four of them, about serving as financial advisor to the Special Committee. After considering the results of these interviews, the Special Committee decided to commence further discussions with Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”) to serve as financial advisor to the Special Committee. The Special Committee also discussed with counsel its fiduciary duties in evaluating the December 2nd Proposal.

     On December 12, 2003 and after further discussions with Houlihan, the Special Committee engaged Houlihan as its financial advisor. Representatives of Houlihan then proceeded to have meetings with management, to investigate the Company’s business, financial position and prospects and to evaluate the December 2nd Proposal.

     On January 26 and 28, 2004, the Special Committee met with Houlihan to review Houlihan’s findings regarding the Company, its views about the December 2nd Proposal and the appropriate response to the December 2nd Proposal. Houlihan expressed its view that the December 2nd Proposal was not sufficiently beneficial to our common shareholders, and should not be accepted. In expressing this view orally, Houlihan did not put a specific value on either the Company or the December 2nd Proposal, but expressed the views that (i) the December 2nd Proposal left the Company and the holders of the Common Stock burdened with a substantial overhang of Preferred Stock in relation to the total capitalization of the Company, including substantial dividend and conversion obligations and the related warrants, and (ii) that the internal rates of return inherent therein, and the fees provided thereby, were excessive in relation to the Company’s current risk profile, cost of capital and business plan and to the relative priorities of the existing Preferred Stock. Houlihan suggested that rather than developing a counter proposal, the Special Committee should request additional information and a new proposal. At the meeting on January 28, 2004, the Special Committee authorized Houlihan to send a response letter expressing the view that the internal rates of return inherent in, and the fees provided by, the December 2nd Proposal were not in the best interests of the holders of our Common Stock and requesting additional information and a new proposal from the proponents of the December 2nd Proposal. On February 4, 2004, GMSP wrote Houlihan inquiring whether the Special Committee had a specific alternative proposal to the December 2nd Proposal. On February 13, 2004 Houlihan met with GMSP to discuss the December 2nd Proposal.

     On February 18, 2004, GMSP wrote to the Special Committee expressing its belief that the Special Committee was not inclined to act on its December 2nd Proposal in view of the passage of time since the proposal was made, withdrawing its December 2nd Proposal, and instead proposing simply to convert the stated value ($31,600,000) of its Series A Preferred Stock into Common Stock at $0.30 per share. On February 17, 2004 (the day before GMSP’s February 18 proposal), the closing price of the Common Stock was $0.36 per share; the prior 90 trading day average closing price was $0.25; the prior 180 trading day average closing price was $0.26; and the prior 360 trading day average closing price was $0.18. See “Market for Common Stock and Related Shareholder Matters” on page 67.

     After meetings with the Special Committee on February 17 and February 23, 2004 and in an effort to induce GMSP to increase its offer, on February 24, 2004 Houlihan responded by letter on behalf of the Special Committee to GMSP’s February 18th $0.30 per share proposal by suggesting a meeting at which GMSP could address a number of points as to the valuation of the Company and the Series A Preferred Stock on which GMSP’s $0.30 per share proposal was based. This February 24, 2004 letter led to a meeting on February 26, 2004 attended by the Chairman of the Special Committee, Houlihan and GMSP, at which time the Special Committee advised GMSP that it had no interest in pursuing GMSP’s $0.30 per share proposal. Thereafter, on February 26, 2004, we received a letter from GMSP advising that GMSP had decided to withdraw its $0.30 per share proposal and to cease any further discussions regarding a capital transaction with us.

     On March 2, 2004 the Special Committee met with Houlihan and Jackson Walker L.L.P. to discuss the February 26 letter from GMSP and to review the work of the Special Committee since November 17, 2003, and discussed that the two recapitalization proposals presented had not been acceptable to Houlihan or the Special Committee and that no compromise positions had been developed by them or suggested by GMSP. The Special Committee also analyzed the impact on the possibility of a recapitalization of the information regarding the Company’s results of operations for the quarter and year ended December 31, 2003, which results had been reviewed at a meeting earlier in the day by our Audit Committee (the members of which are the same disinterested, independent directors who serve on the Special Committee) and which were publicly released by the Company on March 5, 2004.

     Post-March 3, 2004 Special Committee Activities. On March 3, 2004, our full Board of Directors met to discuss various outstanding issues, including the lack of progress made in negotiating a recapitalization of our obligations to the holders of our Preferred Stock, that management believed were limiting our ability to further expand our nonstandard personal auto insurance business. The Board of Directors concluded that if our capital needs could not be solved through negotiations with GMSP, the Special Committee should consider alternatives that might be available with unaffiliated third parties, including the sale of the Company or obtaining alternative financing. In order to accomplish this, the Board of Directors expanded the mandate and authority of the Special Committee to evaluate such alternatives. Additionally at this meeting, our Board of Directors (with Messrs. Balloch, Goff and Stallings abstaining from the vote) authorized dividends to be paid to the holders of the Series B Preferred Stock and Series C Preferred Stock which were unpaid and accrued since 2001 aggregating $2,111,267.

     After the Board meeting on March 3 and at meetings on March 15, March 26, April 2, April 3, and April 20, 2004, the Special Committee discussed its expanded mandate and the engagement of an investment banker to advise it in the process. On April 20 the Special Committee approved an amended engagement letter with Houlihan dated April 14, 2004 to encompass the expanded mandate. At its meeting on April 3, 2004, the Special Committee also discussed, and decided to evaluate along with other alternatives, a suggestion from Mr. Stallings that it consider extending the redemption date of the Series A Preferred Stock or exchanging the Series A Preferred Stock for Common Stock or a new series of preferred stock.

     On March 30, 2004 we filed our Form 10-K Annual Report for the year ended December 31, 2003 with the SEC in which we discussed generally our capital issues and the efforts of the Special Committee in resolving them. Then on April 23, 2004 we distributed proxy materials filed with the SEC in which we again discussed generally our capital issues and the efforts of the Special Committee in resolving them.

     The Special Committee met on May 11, 2004 with representatives of Houlihan and Jackson Walker L.L.P. to discuss Houlihan’s preliminary analysis of strategic alternatives available to us. A sale of the Company was considered, but was discounted because of Houlihan’s belief that more value could be realized later, assuming that our loss experience continued to improve and that we were able to enter into and experience positive results from the proposed general agency relationship and other growth strategies. Additionally, it was noted that a sale of the Company would likely result in significant limitations on our net operating loss carryforwards for Federal income tax purposes. See "Net Operating Loss Carryforwards” on page 108. Included in this meeting was a discussion of recapitalization alternatives with GMSP and Mr. Stallings since such transactions would provide us with a better likelihood of utilizing our net operating loss carryforwards than would a sale of the Company. The Special Committee directed Houlihan to develop a recapitalization proposal to be submitted to GMSP and Mr. Stallings. On May 12, twice on May 14 and on May 17 the Special Committee met and discussed with Houlihan the progress it was making on its engagement.

     On May 17, 2004 we filed our Form 10-Q Report for the quarter ended March 31, 2004 with the SEC in which we again discussed generally our capital issues and the efforts of the Special Committee in resolving them.

     The Special Committee again met with representatives of Houlihan on May 18, 2004 to discuss the financial analysis of various recapitalization scenarios. The Houlihan representatives then reported the general expression of interest of an unaffiliated insurance company in making an investment in us. Houlihan advised, among other things, that opening negotiations with a strategic investor who was also a competitor, such as this insurance company, presented difficulties associated with providing confidential information to a competitor about possible transactions, such as the general agency opportunity. Thus, Houlihan recommended focusing its third party efforts initially on financial investors. The Special Committee accepted Houlihan’s recommendation not to pursue at this time this competitor’s general expression of interest and to focus Houlihan’s third party efforts initially on financial investors. The Special Committee then authorized Houlihan to send a letter dated May 19, 2004 to Mr. Stallings and GMSP outlining five recapitalization proposals which Houlihan had assisted the Special Committee in developing, including (1) our repurchase of the Series A and Series C Preferred Stock for $29.5 million from proceeds of a third party financing, (2) valuing the Series A and Series C Preferred Stock at their fully accreted (stated) value of $34.6 million and converting them into Common Stock at $2.05 per share, (3) extending the maturity date of the Series A Preferred Stock to January 1, 2009 in return for a 10% dividend rate commencing January 1, 2006 and warrants to purchase 1,500,000 shares at $1.00, (4) extending the maturity date of the Series A Preferred Stock to January 1, 2009 in return for a dividend rate commencing January 1, 2005 of 2%

increasing by 2% per quarter to 10% unless the Series A Preferred Stock has been previously redeemed, or (5) exchanging the Series A and Series C Preferred Stock for two new series of Preferred Stock. The letter further said that each proposal required that we would immediately undertake the general agency opportunity, that the parties would agree that we would generally be governed as if we were a New York Stock Exchange listed company and that our investment management arrangements with GMSP would be reduced by 50%.

     By return letter dated May 26, 2004, GMSP rejected all five proposals offered by Houlihan, expressing the view that none of them was premised on an appropriate valuation of the Company or GMSP’s securities, but offering to meet with the Special Committee to negotiate a mutually satisfactory recapitalization.

     On May 27, 2004, the Special Committee met twice to discuss GMSP’s May 26 rejection of its five alternative recapitalization proposals and communications from Mr. Stallings to the effect that the current situation was at a stalemate and that a new approach, including direct negotiations between the Special Committee and GMSP, would be beneficial. On May 28 the Special Committee responded to GMSP’s May 26 rejection letter asking for the valuation referenced in the May 26 letter and expressing its view that the general agency opportunity could enhance the Company’s ability to refinance or otherwise satisfy its obligations to the Preferred Stock. Management had been reluctant to undertake a potentially long-term commitment to the expansion of the Company’s business and risk exposure while there was uncertainty regarding the Company’s ability to meet its redemption and dividend obligations on its Preferred Stock beginning on January 1, 2006, and had been concerned with the operational risks associated with such action.

     The Special Committee continued to discuss these and other issues at meetings on June 1, 2004 (a portion of which Mr. Stallings attended) and June 2, 2004. At the June 2, 2004 meeting, a representative of Jackson Walker L.L.P. suggested that the Special Committee should consider retaining additional or replacement counsel in view of the issues that had developed, including the differences of business judgment among Board members as to whether the Company should pursue the general agency opportunity prior to resolving its capital issues, and in view of Jackson Walker L.L.P.’s general representation of the Company and representation on unrelated matters of parties with which GMSP had significant relationships. While Jackson Walker L.L.P. did not believe that a conflict of interest had arisen that would preclude its continued representation of the Special Committee, Jackson Walker L.L.P. felt that the appearances of potential conflicts of interest were such that it would be prudent and in the best interests of the Company and the Special Committee for the Special Committee to engage another independent counsel since the Special Committee would have to make business decisions on matters as to which there were differences of business judgment among the directors at the same time as it was making decisions regarding the restructuring as to which there were conflicts of interest on the Board.

     On June 4, 2004 GMSP responded to the Special Committee’s letter of May 28 by suggesting that the Special Committee should share the Special Committee’s valuation analyses with GMSP in order to bridge the valuation gaps. The Special Committee did not share the requested valuation analysis with GMSP.

     At a meeting on June 4, 2004 the Special Committee was advised by Mr. Stallings that the entity involved in the general agency opportunity had advised him that it could no longer wait for the Company to resolve its capital issues and that it would seek other arrangements for the writing of insurance for its customers, although a dialogue might resume if the Company solved its capital issues before it completed other arrangements. Also on June 4, 2004, the Special Committee received an unfinalized draft strategic alternatives analysis presentation from Houlihan that considered our business prospects (prepared before we knew that the general agency opportunity was no longer available) and our obligations to the holders of our Preferred Stock, the Special Committee’s efforts to address the obligations and alternatives that could be available to the Company, including maintaining the status quo, a sale of the Company or some of its assets, refinancing or restructuring. At the June 4, 2004 meeting of the Special Committee Houlihan indicated that if the Company tried to maintain the status quo (i.e., no capital raised and no general agency relationship), it would face a cash shortfall of approximately $28 million as the redemption obligation associated with Series A Preferred Stock becomes due on January 1, 2006. Additionally, Houlihan noted that it believed that successful pursuit of a growth strategy had the prospect of most effectively utilizing the Company’s current capital and producing the most value to our shareholders, with a third party transaction to be considered later. It was acknowledged, however, that such a growth plan would entail operational risks which management considered to be significant. Houlihan advised that significant execution and valuation risks to the Common Stock existed in pursuing the course of a third party sale or refinancing, and that a restructuring of the Preferred Stock would be the alternative with the greatest likelihood of resulting in a transaction that would address our capital needs. Houlihan commented that a big obstacle to a restructuring was the proper valuation of the Series A Preferred Stock, expressing its view that the Series A Preferred Stock is worth less than its liquidation value because of its lack of dividend yield and uncertainties as to when the Company will be able to redeem it and noting that GMSP contends that liquidation value is the appropriate valuation in view of the nearness of the January 1, 2006 redemption date. After the Houlihan representatives were excused from the June 4, 2004 meeting, the Special Committee decided to retain the law firm of Fulbright & Jaworski, L.L.P. to act as its separate and independent counsel, its representative having prior to such date had discussions with a representative of such firm. Jackson Walker L.L.P. continued to represent the Company.

     On June 6, 2004 the Special Committee met with Fulbright & Jaworski, L.L.P. to discuss the background and issues the Special Committee needed to address. On June 7 and June 9 the Special Committee met with counsel and Houlihan to discuss negotiating scenarios.

     On June 11, 2004, GMSP proposed a recapitalization transaction whereby all of the Series A Preferred Stock would be converted to Common Stock so that GMSP would own 65% of the Common Stock outstanding post-transaction. In addition, under such proposal the Company would pay to GMSP a transaction fee of approximately $316,000. The Special Committee discussed this proposal at a meeting on June 12, 2004 with our counsel and the Special Committee’s counsel. The Special Committee decided to direct counsel to respond to GMSP’s proposal via a draft securities exchange agreement that would, among other things, (a) require that the transaction be approved by the holders of a majority of the outstanding Common Stock (excluding shares held by affiliated shareholders), (b) contain a “fiduciary out” that would entitle us to actively solicit proposals from third parties and terminate the agreement if we decided to accept a proposal we thought was superior, and (c) include a waiver by the holders of the Preferred Stock of voting and contractual preemptive rights which might deter third party suitors.

     On June 16, 2004 the Special Committee was advised that Mr. Stallings had suggested that the Company needed additional capital, even if the recapitalization recently proposed by GMSP was completed, and had expressed interest in making an additional investment in the Company.

     On June 30, 2004, the Special Committee received a term sheet from the Stallings Capital Group proposing that, immediately after the conversion of the Series A Preferred Stock into Common Stock (as contemplated by the current discussions with GMSP), Stallings Capital Group would purchase 8,064,516 newly issued shares of Common Stock for $5,000,000 and that we enter into three-year employment agreements with Messrs. Stallings and Reis. The Special Committee discussed this Stallings proposal at a meeting July 1, 2004 and, as it involved significant compensation elements, decided that the Compensation Committee should be involved. The Compensation Committee and the Special Committee have overlapping memberships, with Messrs. Wiedemann and Williams serving on both of them. It was decided that the Compensation Committee and the Special Committee would meet jointly to evaluate the compensation issues associated with the recapitalization.

     At a meeting on July 7, 2004 the Special Committee received the comments of GMSP’s counsel to the draft exchange agreement, and at a meeting on July 10 directed Company counsel to prepare a revised draft incorporating changes discussed.

     At a meeting of the Special Committee on July 23, 2004, Mr. Stallings advised the Special Committee that negotiations with GMSP had broken down and that if a recapitalization involving GMSP or Mr. Stallings were to proceed, a different structure would have to be developed. At a Special Committee meeting on July 26 there was a discussion of proposals made by Messrs. Reis and Stallings to take the place of the proposals over which the Special Committee had been negotiating with GMSP and Mr. Stallings. GMSP had informed the Special Committee that any agreement to restructure its Series A Preferred Stock should be conditioned on Mr. Stallings demonstrating his long-term commitment to the Company by agreeing to make a significant investment in Common Stock and entering into a long-term employment agreement, and the agreement of Mr. Anderson that the transactions would not trigger any payment obligations under his existing agreements with the Company, which would necessitate changes to his existing employment agreement and change in control agreement. Further, Mr. Stallings wanted Mr. Reis, with whom he had previously had successful business relationships, to become a full time member of the management team and to be incentivized through an employment agreement and a significant investment in Common Stock.

     July 29 Proposal. Thereafter, the Special Committee received a new term sheet from Messrs. Stallings and Reis dated July 29, 2004. This proposal contained provisions for the employment of Messrs. Stallings and Reis similar to the June 30th Stallings proposal, but contained significant changes in the recapitalization proposals. The new proposals contemplated that immediately after the closing of the transactions contemplated thereby, the Common Stock would be held approximately one-third by the existing holders of Common Stock exclusive of GMSP, one-third by GMSP including the current GMSP holdings and one-third by Messrs. Stallings and Reis. More specifically, Messrs. Stallings and Reis would acquire 20,189,612 shares of our Common Stock, and a portion of the Series A Preferred Stock held by GMSP would be converted into shares of Common Stock so that GMSP would own approximately one-third of the outstanding Common Stock on a post-conversion basis. The mandatory redemption date of the remaining Series A Preferred Stock would be postponed until January 1, 2011. Also under the proposals, a fairness opinion of an investment banking firm would be required. Further, such proposals would allow us to respond to unsolicited approaches by third parties and to terminate the agreement in the event we determined to accept a superior proposal, but would not permit us to actively shop the transaction. There would also be transaction fees and fees payable if we terminated the agreement to accept a superior proposal.

     On July 30, 2004, the Special Committee discussed the July 29th proposal of Messrs. Stallings and Reis with the Special Committee’s financial and legal advisors. Upon its preliminary evaluation, the Special Committee found this proposal to be attractive enough to merit exploring whether Houlihan or another investment banking firm would be able to render an opinion as to the fairness of the proposal to the holders of our Common Stock. Houlihan had earlier indicated that it would not be willing to render a fairness opinion on the proposed recapitalization transactions unless it first had the opportunity to actively solicit interest in transactions with third parties that might be superior to the recapitalization transactions. GMSP and Messrs. Stallings and Reis advised the Special Committee that they would not enter into the recapitalization transactions unless the Special Committee and Board obtained a fairness opinion contemporaneously with, or at least in close proximity to, entering into the transaction agreements. They further advised that they would not be willing to commit themselves to a transaction that permitted an active solicitation of alternative transactions after the agreements were signed, although they would agree that the Company would be able to consider unsolicited possible superior proposals from third parties, and would, subject to certain terms, permit the Company to terminate the recapitalization agreements to enter into a superior third-party transaction. Under these circumstances, the Special Committee, desirous of not losing the otherwise agreeable terms of the transactions with GMSP and Messrs. Stallings and Reis (which it believed were advisable and fair to disinterested shareholders and in the best interests of the Company), decided not to accept Houlihan’s terms and to seek a fairness opinion from another independent investment banking firm prior to entering into the transaction agreements. On the recommendation of Fulbright & Jaworski, L.L.P., representatives of the Special Committee contacted Sanders Morris Harris Inc., a well-known firm headquartered in Texas, to discuss its possible engagement. On August 2, 2004 the Special Committee considered the various investment banking firms with which it had been in contact since November 17, 2003 for the sole purpose of rendering an independent opinion on the fairness, from a financial point of view, of the consideration to be received by the Company and determined to engage the investment banking firm of Sanders Morris solely to determine whether it could provide such opinion. On

August 4, 2004 the Special Committee met with Sanders Morris and engaged it for this limited purpose.

     On August 11, 2004 the Special Committee and the Compensation Committee met jointly with Messrs. Goff and Stallings to discuss proposed compensation arrangements.

     On August 16, 2004 we filed our Form 10-Q Report for the quarter ended June 30, 2004 with the SEC in which we again discussed generally our capital issues and the efforts of the Special Committee in resolving them.

     On August 23, 2004, the Special Committee met to discuss various issues relating to the proposed transactions with GMSP and Messrs. Stallings and Reis. Representatives from Jackson Walker L.L.P. and Fulbright & Jaworski, L.L.P. discussed with the Special Committee drafts of a stock exchange agreement and stock investment agreements which defined the substance of the proposed recapitalization transactions, including provisions for responding to possible third party offers and with respect to our ability to accept a superior proposal to the recapitalization transactions.

     On August 25, 2004 the Special Committee met with representatives of Sanders Morris, Fulbright & Jaworski, L.L.P. and Jackson Walker L.L.P. to review revised drafts of the recapitalization agreements and employment agreements that had been distributed prior to the meeting. Also prior to the meeting the Special Committee had received calculations which were reviewed and showed that Internal Revenue Code Section 382 should not limit our ability to utilize our net operating loss carryforwards for Federal income tax purposes solely as a result of consummation of the transactions contemplated by the recapitalization agreements. See “Net Operating Loss Carryforwards” on page 108. The Sanders Morris representatives presented the analysis set forth below under “Opinion of the Special Committee’s Financial Advisor” on page 47, answered questions, and rendered to the Special Committee an oral opinion that, based upon and subject to assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are also described below), as of that date, the consideration to be received by the Company in the recapitalization was fair, from a financial point of view, to the holders of the Common Stock other than those affiliated with GMSP, Reis LLC and Mr. Stallings (which Sanders Morris referred to collectively as the “Investors”). Sanders Morris noted that the indicated median values of the Common Stock post-recapitalization were above the indicated median values pre-recapitalization, particularly in the comparable company and discounted cash flows analyses. Sanders Morris also observed that the medians of the pre-recapitalization values of the Common Stock all fell below the implied value of the recapitalization of $0.65 per share, and the values of the post recapitalization analysis all fell higher than the $0.65 per share value.

     On August 26, 2004 (the trading day before the Board and the Special Committee approved the recapitalization agreements), the closing price of the Common Stock was $0.70 per share. The prior 90 trading day average closing price was $0.73 per share; the prior 180 trading day average closing price was $0.56 per share; and the prior 360 trading day average closing price was $0.39 per share. See “Market for Common Stock and Related Shareholder Matters” on page 67.

     On August 27, 2004 the Special Committee met again with representatives of Sanders Morris, Fulbright & Jaworski, L.L.P. and Jackson Walker L.L.P. to review further revised drafts of the recapitalization agreements and employment agreements with the Company’s senior management which counsel believed resolved all outstanding issues. Sanders Morris reaffirmed its oral fairness opinion delivered on August 25 and delivered the full text of its fairness opinion in writing. Representatives of Fulbright & Jaworski, L.L.P. and Jackson Walker L.L.P. reviewed in detail with the Special Committee the final forms of the recapitalization agreements and the employment agreements. It was noted that the recapitalization as now proposed was better from the point of view of the common shareholders than the December 2nd Proposal in that it would substantially reduce the overhang of Preferred Stock, with attendant dividend and conversion obligations, and related warrants in relation to the Company’s total capitalization, and the aggregate fees payable of $316,000 were $255,000 less than the aggregate fees and expenses contemplated in the December 2nd Proposal. It was further noted that the negotiations regarding the recapitalization now under consideration had valued the Common Stock at $0.60 per share and the Series A Preferred Stock at $26,860,000 (85% of its redemption price of $31,620,000) compared to GMSP’s February 18, 2004 proposal to convert all of its Series A Preferred Stock into Common Stock based on valuing the Series A Preferred Stock at its redemption price of $31,620,000 and the Common Stock at $0.30 per share. After discussion, the Special Committee unanimously approved the recapitalization agreements and the Compensation Committee unanimously approved the employment agreements with the Company’s senior management, subject to Board and shareholder approval, and recommended that the Board approve them and declare them advisable.

     Later on August 27, 2004 the full Board met to consider the recapitalization agreements and the employment agreements. Messrs. Balloch, Goff and Stallings did not attend the Board meeting because of their financial interests in the matters to be considered. Representatives of Sanders Morris reaffirmed its oral fairness opinion delivered on August 25 and delivered the full text of its fairness opinion in writing. Representatives of Fulbright & Jaworski, L.L.P. and Jackson Walker L.L.P. reviewed in detail with the Board the final forms of the recapitalization agreements and the employment agreements. Accordingly, the members of the Board present at the meeting adopted by unanimous vote (with Mr. Anderson abstaining in respect of voting on the Anderson Amendment) the conclusions of the Special Committee and the Compensation Committee and the factors considered by them, based on the Board’s view of the reasonableness of the conclusions and the factors considered, and approved the recapitalization agreements and the employment agreements with the Company’s senior management and authorized them to be submitted for Shareholder Approval at a special meeting of shareholders.

     On September 24, 2004 the Special Committee met and considered an agreement to the effect that the Company and the other parties to the recapitalization agreements and the employment agreements will not consummate any of the transactions contemplated by those agreements unless all of them receive Shareholder Approval. The Special Committee concluded that those agreements together form a single unified plan related to the recapitalization of the

Company and the employment of its senior management, and are essential for the effective restructuring of the Company to enable it to pursue a long-term nonstandard personal automobile insurance growth plan. The Special Committee approved such agreement and recommended that the Board of Directors approve it. On October 1, 2004 the Board met and approved this agreement, with Messrs. Balloch, Goff and Stallings not present because of their financial interest in the agreement and Mr. Anderson abstaining from the vote thereon for the same reason. Such agreement was thereafter executed by the parties.

     After the announcement of the recapitalization proposal on August 27, 2004, a representative of the same general agency that was discussed above on November 17, 2003 and June 4, 2004, contacted the Company and inquired regarding the possible interest of the Company of writing insurance business through the general agency in its state of operation. The Company and the general agency reached agreement regarding a managing general agency contract arrangement, consistent with the types of general agency contracts that the Company might enter into with other general agents in other locations, except that the agreement provided for both a specific limited term of fifteen months and certain production volume limitations, in particular the specification that volume commitments beyond February 15, 2005 would be determined after the outcome of the recapitalization transaction was known. The agreement contains no long term commitments or exclusivity commitments. The Company also entered into a general agency agreement with the general agency and a claims service agreement with the claims handling entity that works with the general agency. The general agency agreements are expected to begin generating business in December 2004.

Opinion of the Special Committee’s Financial Advisor

On August 4, 2004, the Special Committee engaged Sanders Morris Harris Inc. to deliver an opinion to the Special Committee as to whether the consideration to be received by the Company in the recapitalization was fair, from a financial point of view, to the holders of the Company’s Common Stock other than those affiliated with the investors in the recapitalization (GMSP, Reis LLC and Mr. Stallings, who Sanders Morris referred to collectively as the “Investors”).

At the August 25, 2004 meeting of the Special Committee of the Board, Sanders Morris presented its analysis and rendered to the Special Committee its oral opinion that, based upon and subject to assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), as of that date, the consideration to be received by the Company in the recapitalization was fair, from a financial point of view, to the holders of the Company’s Common Stock other than those affiliated with the Investors. On August 27, 2004, Sanders Morris reaffirmed its opinion during meetings of the Special Committee and full Board and delivered the full text of its fairness opinion in writing.

The full text of the written opinion of Sanders Morris, which sets forth assumptions made, matters considered and limits on the review undertaken by Sanders Morris, is attached to this proxy statement as Appendix VII. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. The following description of the opinion sets forth the material terms of the opinion and is qualified in its entirety by reference to the full text of the opinion. You are urged to read the full text of the opinion carefully and in its entirety.

The opinion was for the use and benefit of the Special Committee of the Board of Directors of the Company and was provided to the Board of Directors in connection with their consideration of the recapitalization. The opinion does not address the merits of the underlying decision by the Company to engage in the recapitalization and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the recapitalization. Sanders Morris noted that the recapitalization was subject to, among other things, (i) action by the Board of Directors of the Company to approve agreements in connection with the recapitalization and (ii) approval of the shareholders other than those participating in the recapitalization of the Company.

No limitations were imposed by the Special Committee upon Sanders Morris with respect to the investigations made or procedures followed by Sanders Morris in rendering its opinion. There were no material relationships or transactions between Sanders Morris and the Company, the Company’s affiliates or any other party to the recapitalization (including GMSP, Reis LLC, James R. Reis and Mr. Stallings) prior to or at the time that Sanders Morris and the Company entered into the engagement letter with respect to the opinion, no such material relationships or transactions have since developed, and no such material relationships or transactions are mutually understood to be contemplated other than the matters contemplated by the engagement letter dated August 4, 2004 between Sanders Morris and the Company.

In arriving at the conclusions expressed in the opinion, among other things, Sanders Morris did the following:

1.	Reviewed certain publicly available financial statements and other business and financial information of GAINSCO;

2.	Reviewed certain internal financial statements and other financial and operating data concerning GAINSCO including projections of operations prepared by the management of GAINSCO;

3.	Reviewed certain presentation materials given to GAINSCO’s Board of Directors and Audit Committee during the previous 12 months;

4.	Reviewed Board and Audit Committee minutes;

5.	Reviewed and discussed with management the proposed recapitalization and the unaudited preliminary June 30, 2004 balance sheet and adjusted net book value of GAINSCO and the related recapitalization assumptions;

6.	Reviewed with management of GAINSCO the past and current operations and financial condition and the prospects of GAINSCO, including information relating to certain strategic, financial, and operational benefits anticipated from the recapitalization;

7.	Reviewed the historical market prices and trading volumes of the Company’s publicly traded securities;

8.	Compared the financial performance of GAINSCO and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

9.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10.	Reviewed the GMSP Exchange Agreement, the Reis Investment Agreement, the Stallings Investment Agreement and certain related documents;

11.	Had discussions with independent registered public accountants for GAINSCO and the independent actuarial firm that prepares GAINSCO’s loss reserve estimates; and

12.	Considered such other information, financial studies, analyses and investigations, as Sanders Morris deemed relevant.

Sanders Morris’ opinion was based upon market, economic and other conditions as they existed and could be evaluated on, and on the information available as of, the date of the opinion, and thus the opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the consummation of the recapitalization. Sanders Morris did not solicit any indications of interest from any third party with respect to an alternative equity investment in or financing of the Company. Furthermore, Sanders Morris neither commissioned an independent evaluation or appraisal of the assets or liabilities of the Company, nor did Sanders Morris conduct a physical inspection of the properties and facilities of the Company.

In preparing its opinion, Sanders Morris assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and it has not assumed any responsibility for independently verifying such information. Sanders Morris further relied on the assurances of the Company’s management that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecast information furnished to or discussed with it, Sanders Morris assumed that such forecasts had been reasonably prepared and reflect the best currently available estimates and judgment of management as to the expected future financial performance of the Company. Sanders Morris expresses no opinion as to such financial forecast information or the assumptions on which they were based.

Some of the summaries of financial analyses below include information presented in tables. In order to understand fully the financial analyses performed by Sanders Morris, the tables must be read together with the accompanying text. Failing to consider the methodologies and assumptions underlying the analyses could create a misleading or incomplete view of the financial analyses.

Valuation Analysis of the Company. Sanders Morris’ analyses included an analysis of GAINSCO’s common equity value based upon various alternative valuation methodologies. Each valuation methodology provided an estimate of our common equity value that was considered by Sanders Morris in its assessment of the fairness, from a financial point of view, of the consideration to be received in connection with the recapitalization.

Sanders Morris’ analyses of the Company were performed on a pre-recapitalization and post-recapitalization basis. The pre-recapitalization analysis included calculations of the equity value per share based upon both an examination of our recent stock price performance, as well as a valuation analyses based upon (i) multiples of price to book value of common equity, enterprise value to operating income, and price to earnings ratios (based upon an examination of the trading multiples of comparable public companies and of the multiples of relevant industry transactions); and (ii) a discounted cash flow analysis. The post-recapitalization analysis included calculations of implied equity value per share using the valuation approaches set forth above, but adjusted to consider the change in capital structure and the dilutive impact of the recapitalization.

In connection with its review of the fairness of recapitalization, Sanders Morris considered financial forecasts and projections prepared by the Company at the request of Sanders Morris with respect to the years ending December 31, 2004 through 2009, which are discussed in more detail in Table One and Table Two below. These financial projections were prepared by the Company’s management, and Sanders Morris assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of GAINSCO’s management as to what could be considered reasonably possible future financial performance of the Company in each of the two scenarios. Sanders Morris expresses no opinion as to such financial projections or the assumptions on which they were based.

The Company does not, as a matter of course, make public projections as to future revenue, earnings, or other results. The Company indicated to Sanders Morris that because of the uncertainty regarding capital obligations within the next two years, the Company had not developed and did not expect to develop internal long-term business plans until such capital issues were clarified. The Company did prepare two scenarios, an Assumes No Recapitalization scenario and an Assumes Recapitalization scenario, for Sanders Morris. Each of these scenarios is based on known facts and estimates relating to the Company’s current operations and on what management deemed to be reasonable assumptions as to how each such scenario might develop. Neither scenario is expected to be indicative of future operating results.

Assumes No Recapitalization Scenario: This scenario assumes no recapitalization and that the nearness and magnitude of the preferred stock redemption obligations require the Company to be prudent both in preserving the capital that it has, as best as possible, and in limiting incremental risk exposure of its capital through business growth.

Assumes Recapitalization Scenario: This scenario assumes that the Company’s capital is restructured based essentially on the July 29 term sheet proposal, which for this purpose did not materially change in the final recapitalization agreements (see “Background of the Recapitalization” on page 35). Given that such a recapitalization would provide new cash to the Company and modification of the significant Preferred Stock obligations, the Company would be assumed to be in a position to develop and implement a long-term growth business plan. This scenario assumes (i) adequate initial and increasing capacity to grow insurance premiums, (ii) no significant adverse change in insurance market conditions, (iii) the Company is able to achieve growth in its three primary states (Florida, Texas and Arizona), (iv) the Company is able to achieve the operating performance metrics assumed, (v) continuity and availability of personnel to achieve the growth and (vi) no adverse regulatory environment change.

The following projected financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflecting management’s estimates and judgments, and present, to the best of management’s knowledge and belief, two reasonable scenarios reflective of what could be possible future financial results of the Company in each respective scenario. This information is not fact and should not be relied upon as being necessarily indicative of future results. Readers are cautioned not to place undue reliance on the projected financial information. The Company will not update or amend these projections in the future in the normal course of its financial disclosures.

Table One: Assumes No Recapitalization Scenario

	Actual	Estimated	Projected
	Fiscal Year Ending December 31,
($ in thousands)	2003	2004	2005	2006	2007	2008	2009

Revenues	$44,327	$45,975	$51,936	$52,690	$52,203	$51,792	$51,748
Revenue growth	-39.7%	3.7%	13.0%	1.5%	-0.9%	-0.8%	-0.1%
Income Before Tax	$3,375	$4,034	$3,898	$2,842	$2,121	$1,674	$1,592
Income Before Tax Margin	7.6%	8.8%	7.5%	5.4%	4.1%	3.2%	3.1%
Net Income to Common	$(389)	$(535)	$(1,221)	$(897)	$(682)	$(856)	$(937)
Net Income Margin	-0.9%	-1.2%	-2.4%	-1.7%	-1.3%	-1.7%	-1.8%

Table Two: Assumes Recapitalization Scenario

	Actual	Estimated	Projected
	Fiscal Year Ending December 31,
($ in thousands)	2003	2004	2005	2006 (1)	2007	2008	2009

Revenues	$44,327	$45,975	$59,724	$76,857	$97,004	$117,745	$136,403
Revenue growth		3.7%	29.9%	28.7%	26.2%	21.4%	15.8%
Income Before Tax	$3,375	$4,034	$4,844	$6,472	$8,482	$10,671	$12,068
Income Before Tax Margin	7.6%	8.8%	8.1%	8.4%	8.7%	9.1%	8.8%
Net Income to Common	$(389)	$(934)	$2,634	$25,397	$4,098	$5,543	$6,465
Net Income Margin	-0.9%	-2.0%	4.4%	33.0%	4.2%	4.7%	4.7%

(1)	Net Income to Common reflects reverse net operating loss carry forward valuation allowance of approximately $22.6 million at end of 2006 after the Company is assumed to have achieved two consecutive years of taxable income. There is no cash impact from this reversal.

The Company’s financial projections took into account market conditions as they existed at the time of the most recent updating of the projections, and the Company does not intend to provide

Sanders Morris with any updated or revised financial projections in connection with the recapitalization. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as material adverse effects on the business, financial condition or results of operation of the Company may cause the financial projections or the underlying assumptions to be inaccurate, potentially in material, adverse ways and the actual results to differ materially from those projected.

In forming its opinion, Sanders Morris took into account the financial difficulties and liquidity issues facing the Company if it did not consummate the recapitalization (or a comparable transaction). Sanders Morris’ opinion was based, in part, on the likelihood that without the recapitalization (or a comparable transaction), the Company would face a severe liquidity crisis on January 1, 2006, the mandatory redemption date of the Series A Preferred Stock. Further, Sanders Morris considered that without the recapitalization (or a comparable transaction), it is likely that the Company would not have the capital necessary to support its operations, achieve its financial forecasts and repay its preferred stock obligations, which would most likely have a negative effect on the value of its Common Stock.

Historical Stock Price Performance. Sanders Morris reviewed historical trading prices for our Common Stock and reviewed news articles, press releases and information disclosed in public filings. This stock price performance review indicated that, for the latest twelve months ended August 20, 2004, the low and high closing prices for the Common Stock were $0.20 and $0.92, respectively, and the median was $0.40. Sanders Morris also reviewed the closing price of the Common Stock on August 20, 2004 and average closing prices over periods prior to August 20, 2004 as set forth in the following table:

Average Daily
Common Price
August 20, 2004	$0.70
Prior 5 days of trading	$0.68
Prior 20 days of trading	$0.64
Prior 60 days of trading	$0.70
Prior 90 days of trading	$0.73
Prior 120 days of trading	$0.69
Prior year of trading	$0.48

In addition, Sanders Morris researched numerous available sources of information and held discussions with the Company’s management to find reasonably similar companies that could be used for comparison purposes. Sanders Morris reviewed publicly available information of companies operating within the Finance, Insurance and Real Estate industry group. Within this broad array of companies, Sanders Morris narrowed its scope to include only those companies involved in property and casualty insurance, and then further limited this group to those companies involved in the nonstandard auto insurance business which had market capitalizations of less than $750 million. All companies that met this criteria were included in the analysis.

Although Sanders Morris recognized there typically are few truly comparable enterprises, Sanders Morris deemed the publicly traded companies listed below to be reasonably comparable to GAINSCO and created an index for purposes of its analysis that consisted of the following companies:

21st Century Holding Company	Infinity Property and Casualty Corp.

Affirmative Insurance Holdings Inc.	Kingsway Financial Services Inc.

Direct General Corp.	Vesta Insurance Group Inc.

Hallmark Financial Services Inc.

The selected public companies may significantly differ from GAINSCO based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular segments of the insurance industry in which the companies focus.

Sanders Morris reviewed our Common Stock performance and compared such performance with the stock performance of companies comprising the index described above and the Standard & Poor’s 500 Index. Sanders Morris observed that during the period from August 20, 2003, to August 20, 2004, the price per share of our Common Stock increased 141.4%. In comparison, the index described above, which increased 21.4%, and the S&P 500 Index, which increased 9.8%, remained relatively flat during the same period. Sanders Morris advised that our stock price increase, when viewed in the context of the public announcements of our financial results, our capital issues, and the efforts of the Special Committee in resolving them during this time period, appeared to bring the relative valuation of GAINSCO more in line with its peer group and may have reflected the perception by the market that we would be successful in resolving our capital issues. Consistent with its judgment no one approach was more appropriate than any other, Sanders Morris considered this historical stock price analysis together with all of the other analyses described below in reaching its fairness opinion.

Market Approach – Guideline Company Multiples. Sanders Morris researched numerous available sources of information and held discussions with the Company’s management to find reasonably similar companies that could be used for comparison purposes. Sanders Morris’ calculations pertaining to guideline-company multiples were performed solely using the same publicly traded companies that comprised the index described above because they were deemed to be reasonably comparable to GAINSCO and appropriate for use with this valuation methodology:

21st Century Holding Company	Infinity Property and Casualty Corp.

Affirmative Insurance Holdings Inc.	Kingsway Financial Services Inc.

Direct General Corp.	Vesta Insurance Group Inc.

Hallmark Financial Services Inc.

The selected public companies may significantly differ from GAINSCO based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular segments of the insurance industry in which the companies focus.

From this list of seven guideline comparable companies, Sanders Morris reviewed financial information and computed various valuation multiples. These multiples express the value of these guideline companies in terms of standard accounting measures, such as operating income, earnings, and book value of equity.

Public Comparable Companies

Public
	Public Company	Company Range
	Median	Low	High
Price / Book Value (1)	1.4x	1.0x	3.2x
Enterprise Value / LTM Operating Income (1) (2)	6.6x	5.0x	10.5x
Price / Earnings LTM (1) (2)	8.5x	6.8x	20.0x
Price / Earnings 2004E (3)	7.6x	5.3x	11.3x
Price / Earnings 2005P (3)	7.3x	4.6x	9.5x

(1)	Includes Affirmative Insurance Holdings Inc.; Direct General Corp.; Hallmark Financial Services Inc.; Infinity Property and Casualty Corp.; Kingsway Financial Services Inc.; Vesta Insurance Group Inc.; and 21st Century Holding Company.

(2)	“LTM” refers to the latest twelve-month period. “Enterprise Value” refers to the market value of equity plus debt and preferred stock minus cash.

(3)	Includes Direct General Corp.; Infinity Property and Casualty Corp.; Kingsway Financial Services Inc.; and 21st Century Holding Company. Earnings estimates were not available for the following other non-standard insurance companies: Affirmative Insurance Holdings Inc.; Hallmark Financial Services Inc.; and Vesta Insurance Group, Inc.

Sanders Morris applied the relevant comparable companies’ range of multiples to GAINSCO’s most recent operating income, earnings, and book value of equity. The comparable companies’ range of multiples was also applied to projected results under both a “No Recapitalization” scenario and an “Assumes Recapitalization” scenario. Under the “No Recapitalization” scenario, the guideline comparable public companies analysis resulted in an implied equity value per share range for GAINSCO of a negative $0.29, i.e. ($0.29), to $1.85 and reflected a median public company valuation of $0.43. Under the “Assumes Recapitalization” scenario, the guideline comparable public companies analysis resulted in an implied equity value per share range for GAINSCO of $0.20 to $1.78 and reflected a median public company valuation of $0.70.

Market Approach – Guideline Transaction Multiples. Sanders Morris reviewed publicly available financial information relating to 42 change-of-control transactions of selected companies in the property and casualty insurance industry that were announced since January 1, 1999:

Effective				Transaction
Date	Target	Ticker	Buyer	Value
07/08/04	MONY Group Inc	MNY	AXA Financial Inc	$1,476.0
04/28/04	John Hancock Finl Svcs Inc	JHF	Manulife Financial Corp	11,062.6
04/01/04	Travelers Ppty Casualty Corp	TAP.A	St Paul Cos Inc	16,136.1
11/12/03	Allcity Insurance Co	ALCI	Leucadia National Corp	0.9
05/01/03	American Skandia Inc		Prudential Financial Inc	1,150.0
01/23/03	Meemic Holdings Inc	MEMH	ProAssurance Corp	35.4
07/21/02	RISCORP Inc	RISC	Griffin Acquisition Corp	118.7
06/12/02	First Commonwealth Corp	FMVA	United Trust Group Inc	2.6
04/28/02	American Country Holdings Inc	ACHI	KFS Acquisition (Kingsway Finl)	28.9
01/04/02	Capitol Transamerica Corp	CATA	Alleghany Corp	182.2
09/28/01	Fidelity & Guaranty Life		Old Mutual PLC	635.0
08/30/01	American General Corp	AGC	AIG	23,398.2
08/23/01	Front Royal Inc		Argonaut Group Inc	165.0
07/11/01	Florida Select Insurance Hldg		Vesta Insurance Group Inc	64.5
06/27/01	Professionals Group Inc	PICM	Medical Assurance Inc	248.8
06/25/01	Altus Holdings Ltd		Arch Capital Group Ltd	36.0
06/21/01	Southwestern Life Holdings Inc	SWLH	Swiss Re Life & Health	171.6
06/01/01	Meridian Insurance Group Inc	MIGI	State Auto Mutual Insurance Co	124.9
06/01/01	CGU Insurance Group(CGNU Plc)		White Mountains Ins Grp Inc	2,100.0
05/22/01	Indianapolis Life Insurance Co		American Mutual Holding Co	328.4
05/18/01	Intercontinental Life Corp	ILCO	Financial Industries Corp	48.6
04/10/01	Farm Family Holdings Inc	FFH	American National Insurance Co	277.2
02/28/01	Enhance Financial Svcs Grp	EFS	Radian Group Inc	550.3
11/22/00	HSB Group Inc	HSB	AIG	1,430.5
10/01/00	Old Guard Group Inc	OGGI	Ohio Farmers Insurance Co	44.9
09/21/00	AmerUs Life Holdings Inc	AMH	American Mutual Holding Co	328.7
07/26/00	Pyramid Life Insurance Co		Ceres Group Inc	67.5
04/20/00	Travelers Property Casualty	TAP	Citigroup Inc	2,449.3
03/07/00	Foremost Corp of America	FCOA	Farmers Insurance Group	814.0
12/30/99	Capital Re Corp	KRE	ACE Ltd	858.7
12/20/99	Centris Group Inc	CGE	HCC Insurance Holdings Inc	149.2
11/16/99	Orion Capital Corp	OC	Royal & Sun Alliance Insurance	1,390.6
11/02/99	American Heritage Life Invt	AHL	Allstate Corp	914.4
10/25/99	Zenith National Insurance Corp	ZNT	Fairfax Financial Holdings Ltd	184.1
09/30/99	Vesta Insurance Group Inc	VTA	Birmingham Invest Group Inc	25.0
09/30/99	Armco Inc	AS	AK Steel Holding Corp	1,390.3
08/18/99	American Bankers Ins Group Inc	ABI	Fortis AG	2,629.5
08/11/99	American Indemnity Finl Corp	AIFC	United Fire & Casualty Co	39.0
07/21/99	TransAmerica Corp	TA	Aegon NV	9,690.7
07/19/99	Anthem Ins-Anthem Comp Div		CompManagement Inc	5.8
06/18/99	NAC Re Corp	NRC	XL Capital Ltd	1,183.0
03/17/99	Capital Re Corp	KRE	ACE Ltd	64.8

Sanders Morris chose the selected transactions because they were business combinations that, for the purposes of the analysis, Sanders Morris considered to be reasonably similar to GAINSCO in that these transactions involved companies in the property and casualty insurance industry. Sanders Morris considered that the selected transactions may not be directly comparable to GAINSCO based on, among other things, the size of the transactions, the structure of the transactions, the dates that the transactions were announced and consummated, interest rate and equity market fluctuations, industry results and growth expectations.

From this list of 42 guideline comparable transactions, Sanders Morris reviewed financial information and computed various valuation multiples. Sanders Morris also reviewed independently the 13 transactions of the guideline comparable transactions that were less than $100 million and computed the related multiples. These multiples express the value of these guideline transactions in terms of standard accounting measures, such as operating income, earnings, and book value of equity.

Public Comparable Transactions (1)

Public
	Public Company	Company Range
	Median	Low	High
Price / Book Value	1.3x	0.5x	3.4x
Enterprise Value / LTM Operating Income (2)	11.1x	5.6x	16.7x
Price / Earnings LTM	12.5x	4.1x	45.5x

(1)	The four outlier ratios that were excluded were the Price/Earnings LTM ratio of 3,100x for MONY Group Inc./AXA Financial Inc.; the Enterprise Value/LTM Operating Income ratio of 119.6x and the Price/Earnings LTM ratio of 120x for Meridian Insurance Group Inc./State Auto Mutual Insurance Co.; and the Price/Book Value ratio of 59.4 for Armco Inc./AK Steel Holding Corp.

(2)	Low-high range reflects 50% above and below the median due to outliers.

Public Comparable Transactions<$100mm (1)

Public
	Public Company	Company Range
	Median	Low	High
Price / Book Value	1.0x	0.5x	2.0x
Enterprise Value / LTM EBIT (2)	10.3x	5.1x	15.4x
Price / Earnings LTM	12.5x	7.7x	18.3x

(1)	The one outlier ratio that was excluded was the Price/Earnings LTM ration of 59.1x for Old Guard Group Inc./Ohio Farmers Insurance Co.

(2)	Low-high range reflects 50% above and below the median due to outliers.

Sanders Morris applied the relevant comparable transactions’ range of multiples to GAINSCO’s most recent operating income, earnings, and book value of equity. The comparable companies’ range of multiples was also applied to projected results under both a “No Recapitalization” scenario and an “Assumes Recapitalization” scenario. Application to the 42 public comparable transactions resulted in the following equity values per share and median public company valuations. Under the “No Recapitalization” scenario, the guideline comparable public companies analysis resulted in an implied equity value per share range for GAINSCO of a negative $0.17, i.e. ($0.17), to $2.25 and reflected a median public company valuation of $0.57. Under the “Assumes Recapitalization” scenario, the guideline comparable public companies analysis resulted in an implied equity value per share range for GAINSCO of $0.23 to $1.88 and reflected a median public company valuation of $0.68.

Application to the 13 public comparable transactions that were less than $100 million resulted in the following equity values per share and median public company valuations. Under the “No Recapitalization” scenario, the guideline comparable public companies analysis resulted in an implied equity value per share range for GAINSCO of a negative $0.25, i.e. ($0.25), to $1.99 and reflected a median public company valuation of $0.43. Under the “Assumes Recapitalization” scenario, the guideline comparable public companies analysis resulted in an implied equity value per share range for GAINSCO of $0.23 to $1.14 and reflected a median public company valuation of $0.51.

Discounted Cash Flow Approach. Sanders Morris performed a discounted cash flow analysis, which is an analysis of the present value of projected unlevered free cash flows using terminal year price to book value multiples and estimated discount rates of GAINSCO. Sanders Morris analyzed our business using publicly available information, discussions with our management and certain financial forecasts prepared by management for the fiscal years 2004 through 2009.

In calculating the terminal value, Sanders Morris assumed price to book value multiples ranging from 1.0x to 1.7x, which Sanders Morris believed to be appropriate in such analysis based on an analysis of comparable company multiples. The annual free cash flows and terminal value were discounted to determine a net present value of the enterprise value of GAINSCO. Discount rates in the range of 10.1% to 16.8% were chosen based upon an analysis of the weighted average cost of capital.

The discount rates and terminal multiples were applied to projected results under both a “No Recapitalization” scenario and an “Assumes Recapitalization” scenario. Under the “No Recapitalization” scenario, the discounted cash flow analysis resulted in an implied equity value per share range for GAINSCO of a negative $0.98, i.e. ($0.98), to a negative $0.79, i.e. ($0.79), and reflected a median public company valuation of a negative $0.90, i.e. ($0.90). Under the “Assumes Recapitalization” scenario, the discounted cash flow analysis resulted in an implied equity value per share range for GAINSCO of $0.85 to $1.69 and reflected a median public company valuation of $1.22.

Implied Recapitalization. Sanders Morris analyzed the Company’s capital structure on an actual pre-recapitalization and a pro forma post-recapitalization basis. The following table prepared by Sanders Morris for the purposes of its presentations to the Special Committee and Board of Directors on August 25, 2004 represents the recapitalization transactions with GMSP, Mr. Stallings and Reis LLC in which GAINSCO:

1.	Exchanges 13,500 shares of Series A Preferred Stock held by GMSP for shares of Common Stock;

2.	Exchanges all 3,000 shares of Series B Preferred Stock and the warrants issued in connection with the Series B Preferred Stock held by Mr. Stallings for shares of Common Stock;

3.	Issues additional shares of Common Stock to Mr. Stallings; and

4.	Issues additional shares of Common Stock to Reis LLC.

The following table prepared by Sanders Morris also assumes the following: (i) the discount on the Series A Preferred Stock remains at the 14% per annum rate used for the March 2001 transactions described above under “1999-2002 Transactions with GMSP” on page 30 rather than the 12% discount rate used for the table under “Pro Forma Financial Statements” on page 63; (ii) proceeds from the issuance of Common Stock are used to redeem all of the Series C Preferred Stock; (iii) the 600,000 shares of Common Stock to be issued to Mr. Anderson was employee compensation separate from the stock transactions in the recapitalization whereas the table under “Pro Forma Financial Statements” on page 63 reflects the effects of both the Recapitalization Proposals and the Employment Agreements Proposals; and (iv) estimated transaction costs of $1.5 million.

	Actual	Pro Forma
	6/30/2004	6/30/2004
	(in rounded thousands,
	except per share amounts)
Cash	$3,135	$7,249

Total Debt	0	0

Series A Preferred Stock	25,978	14,887
Unaccreted Discount on Series A Preferred Stock (1)	5,642	3,233

Liquidation Value of Series A Preferred Stock	31,620	18,120

Series B Preferred Stock	3,085	0
Unaccreted Discount on Series B Preferred Stock (1)	63	0

Liquidation Value of Series B Preferred Stock	3,148	0

Series C Preferred Stock	3,148	0

Total Preferred Stock	37,917	18,120

Shareholders’ Equity	12,270	33,709
Unaccreted Discount (1)	(5,705)	(3,233)

Total Shareholders’ Equity	6,565	30,475

Total Capitalization	$44,482	$48,595

Common Shares outstanding	21,170	60,485
Book Value Per Common Share, including Unaccreted Discount (1)	$0.58	$0.56
Book Value Per Common Share, excluding Unaccreted Discount (1)	$0.31	$0.50

(1)	Reflects amount included within Shareholders’ Equity related to the unaccreted discount on the redeemable Series A and Series B Preferred Stock. Unaccreted discount is the amount by which the carried value of redeemable preferred stock is below liquidation value based upon the discount from market rate at the date of the transaction.

Valuation Summary. Sanders Morris considered each of the aforementioned approaches, which indicated a range of equity values per share for the Company of a negative $0.98, i.e. ($0.98), to $2.25 per share. Furthermore, Sanders Morris considered that in its judgment no one approach was more appropriate than any other in determining the value of the Common Stock of the Company. Accordingly, Sanders Morris decided to weight each approach equally. Based upon its analyses and equal weighting of indications from each of the aforementioned valuation approaches, Sanders Morris determined that a reasonable range of value per share of the Company’s Common Stock was approximately zero to $1.22 per share. The following table summarizes value indications from each of the aforementioned approaches and Sanders Morris’ concluded value range.

	Low	Median	High
Publicly Traded Share Price – 52-Week Range	$0.20	$0.40	$0.92
Book Value Per Share – Pre-Recapitalization	$0.31	$0.45	$0.58
Book Value Per Share – Post-Recapitalization	$0.50	$0.53	$0.56

No Recapitalization Scenarios

Market Approach – Guideline Company Multiples	($0.29)	$0.43	$1.85
Market Approach – Guideline Transaction Multiples	($0.17)	$0.57	$2.25
Income Approach – Discounted Cash Flows	($0.98)	($0.90)	($0.79)

Assumes Recapitalization Scenarios

Market Approach – Guideline Company Multiples	$0.20	$0.70	$1.78
Market Approach – Guideline Transaction Multiples	$0.23	$0.68	$1.88
Income Approach – Discounted Cash Flows	$0.85	$1.22	$1.69

Sanders Morris noted that the indicated median values post-recapitalization were above the indicated median value pre-recapitalization, particularly in the comparable company analysis and discounted cash flows. Sanders Morris also observed that the medians of the pre-recapitalization values all fell below the implied value of the recapitalization of $0.65 per share, and the values of the post recapitalization analysis all fell higher than the $0.65 per share value.

General. Sanders Morris was not asked to opine and did not express any opinion with respect to any legal, accounting, and tax matters arising in connection with the recapitalization, and relied without independent verification on the accuracy and completeness of the advice provided to it by the Company and its legal counsel, and other advisers. Sanders Morris was not authorized to negotiate the terms of the recapitalization, and has based its opinion solely upon the recapitalization as negotiated by others.

Although the summary set forth above contains the material aspects of the analyses presented by Sanders Morris, it does not purport to be a complete description of those analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Sanders Morris believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Sanders Morris’ opinion. In arriving at its opinion, Sanders Morris considered the results of all of its analyses. Some of these analyses were based upon forecasts or future results, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company’s Common Stock may trade at any time after announcement of the recapitalization. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Sanders Morris nor any other person assumes responsibility if future results or actual values are materially different from those forecast.

In arriving at this opinion, Sanders Morris did not attribute any particular weight to any analysis or factor considered by it. Accordingly, Sanders Morris believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

The Special Committee selected Sanders Morris as its financial advisor because of its reputation as an investment banking and advisory firm with substantial experience in transactions similar to the recapitalization. As part of its investment banking business, Sanders Morris is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

Sanders Morris received a fee upon the delivery of this opinion of $150,000. In addition, the Company agreed to indemnify Sanders Morris against various liabilities, including liabilities arising under U.S. federal securities laws or relating to or arising out of the recapitalization or its engagement as financial advisor. Sanders Morris has not performed investment banking services for the Company in the past or received fees for other services. No portion of Sanders Morris’ fee is contingent on the consummation of the recapitalization or the conclusions reached in the Sanders Morris opinion. In addition, the Company agreed, among other things, to reimburse Sanders Morris for certain of its reasonable out-of-pocket expenses incurred in connection with the services provided by Sanders Morris, including the reasonable fees of its legal counsel. In the ordinary course of business, Sanders Morris or its affiliates may trade in the Company’s securities for its own accounts and for the accounts of Sanders Morris’ customers and, accordingly, may at any time hold a long or short position in such securities.

Recapitalization Costs

The Company estimates that the costs of the recapitalization will aggregate approximately $2 million, of which $1,160,526 was recorded as deferred expenses in Other assets at September 30, 2004 because the proposed transactions to which the amounts related were ongoing. These deferred expenses will be charged to Additional paid-in capital if a recapitalization of the Company occurs. If it does not occur, these deferred expenses will be charged to Underwriting and operating expenses.

The estimated recapitalization costs include accounting, investment banking and legal expenses, printing costs, fees to members of the Special Committee and fees payable to Investors pursuant to the recapitalization agreements. The recapitalization agreements provide for fees to the Investors aggregating $316,000, of which 50% was paid on signing and 50% is payable upon closing. Members of the Special Committee receive fees of $750 for each Special Committee meeting attended, and through September 17, 2004 have received $110,500 in the aggregate, including three quarterly retainer fee payments of $5,000 each to Mr. Puckett for his service as Chairman of the Special Committee.

     In the quarter ended March 31, 2004 the Company expensed $404,379 for financial advisory, legal and Special Committee member fees in respect of the Special Committee’s consideration of proposals for dealing with the Company’s obligations to the holders of its Preferred Stock, all of which proposals had been withdrawn by March 3, 2004 and were not considered likely to result in a transaction. See “Initial Activities of Special Committee” on page 36. The previously expensed costs for withdrawn proposals are not included within the $2 million estimated costs of the recapitalization.

PRO FORMA FINANCIAL STATEMENTS

     The restructuring, as described elsewhere in this proxy statement, involves GAINSCO, INC. and its subsidiaries. The following pro forma financial statements are presented: 1) a Pro Forma Consolidated Balance Sheet as of September 30, 2004 showing pro forma adjustments to the Historical Consolidated Balance Sheet as of September 30, 2004 with Notes explaining the pro forma adjustments and 2) Pro Forma Consolidated Statements of Operations for the Nine Months Ended September 30, 2004 and the Year Ended December 31, 2003 showing pro forma adjustments to the Historical Consolidated Statements of Operations for the Nine Months Ended September 30, 2004 and the Year Ended December 31, 2003 with Notes explaining the pro forma adjustments. The Pro Forma Consolidated Balance Sheet as of September 30, 2004 presents the effects of the transaction as if it were recorded as of September 30, 2004. The Pro Forma Consolidated Statements of Operations presents the effects of the transaction as if it were effective as of January 1, 2003. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which may occur in the future or that would have occurred had the restructuring been consummated on the date indicated.

PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

	Historical	Pro Forma		Pro Forma
	September 30, 2004	Adjustments		September 30, 2004
Assets
Investments	$98,925,046			98,925,046
Cash	4,102,011	4,474,293	A	8,576,304
Ceded unpaid claims and claim adjustment expenses	38,072,954			38,072,954
Other assets	27,526,659	(1,160,526	) B	26,366,133

Total assets	$168,626,670	3,313,767		171,940,437

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Unpaid claims and claim adjustment expenses	$100,492,278			100,492,278
Other liabilities	22,214,568			22,214,568

Total liabilities	122,706,846			122,706,846

Redeemable convertible preferred stock - Series A	26,843,000	(10,930,898	) C	15,912,102
Redeemable convertible preferred stock - Series B	3,094,333	(3,094,333	) D	—
B Redeemable preferred stock - Series C	3,148,333	(3,148,333	) E	—

Total redeemable preferred stock	33,085,666	(17,173,564)		15,912,102

Shareholders’ Equity
Common stock	2,201,383	3,991,522	F	6,192,905
Common stock warrants	540,000	(540,000	) G	—
Additional paid-in capital	100,866,124	17,788,026	H	118,654,150
Accumulated other comprehensive income	1,034,997			1,034,997
Retained deficit	(84,113,821)	(512,217	) I	(84,626,038)
Unearned compensation on restricted stock		(240,000	) J	(240,000)
Treasury stock	(7,694,525)			(7,694,525)

Total shareholders’ equity	12,834,158	20,487,331		33,321,489

Total liabilities, redeemable preferred stock and shareholders’ equity	$168,626,670	3,313,767		171,940,437

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

A Cash to be received from Robert W. Stallings of $4,675,845 for purchase of 7,793,074 shares of Common Stock, cash to be received from Reis LLC of $4,037,922 for purchase of 6,729,871 shares of Common Stock, less cash to be disbursed of $3,400,000 to redeem Series C Preferred Stock and estimated cash of $1,722,048 to be disbursed for professional and other fees and expenses not yet paid.

B Professional and other fees and expenses paid of $1,160,526 currently recorded in Other assets and that will be charged to Additional paid-in capital.

C Retirement of the 13,500 shares of Series A Preferred Stock ($11,460,484 decrease) to be exchanged for 19,125,612 shares of Common Stock and to record an adjustment of $529,586 (increase) to the discount on the remaining 18,120 shares of Series A Preferred Stock related to modification of terms.

D Retirement of the 3,000 shares of Series B Preferred Stock with accrued dividends to be exchanged for 5,666,667 shares of Common Stock.

E Redemption of 3,000 shares of Series C Preferred Stock with accrued dividends for cash.

F To record par value at $0.10 per share of Common Stock to be issued as follows:

19,125,612 shares of Common Stock ($1,912,561) in exchange of 13,500 shares of Series A Preferred Stock;

5,666,667 shares of Common Stock ($566,667) in exchange of 3,000 shares of Series B Preferred Stock;

Mr. Stallings’ cash purchase of 7,793,074 shares of Common Stock ($779,307);

Reis LLC’s cash purchase of 6,729,871 shares of Common Stock ($672,987); and

Grant to Glenn W. Anderson of 200,000 shares of Common Stock ($20,000) and issuance of 400,000 shares of restricted Common Stock ($40,000).

G To retire the Series A Warrant valued at $210,000, write-down the Series B Warrant valued at $150,000 and to cancel the Warrant issued to Mr. Stallings valued at $180,000.

H Additional paid-in capital is adjusted as follows:

Adjustment to discount to be recognized on remaining 18,120 shares of Series A Preferred Stock ($1,529,586 decrease);

Retirement of Series A Warrant ($210,000 increase) and write-down of Series B Warrant ($150,000 increase); and

Deferred professional and other fees and expenses ($1,160,526 decrease) and estimated additional professional and other fees and expenses ($839,474 decrease) to be charged.

Additional paid-in capital is further adjusted to record capital to be received in excess of par value of Common Stock (assuming fair value of $0.60 per share) for the following:

19,125,612 shares of Common Stock ($9,562,806 increase) issued in exchange for 13,500 shares of Series A Preferred Stock;

5,666,667 shares of Common Stock issued in exchange for 3,000 shares of Series B Preferred Stock and Mr. Stallings’ Warrants ($2,833,333 increase);

Mr. Stallings cash purchase of 7,793,074 shares of Common Stock ($3,896,538 increase);

Reis LLC’s cash purchase of 6,729,871 shares of Common Stock ($3,364,935 increase); and

Grant to be made to Mr. Anderson of 200,000 shares of Common Stock ($100,000 increase) and issuance of 400,000 shares of restricted Common Stock ($200,000 increase) (both of these transactions assume fair value of $0.60 per share, the actual market price per share will be used at grant and issuance date).

I Retained deficit is adjusted as follows:

Nonrecurring deduction of $392,217 which represents the fair value of the Common Stock transferred to the holders of the Preferred Stock over the carrying amount of the Preferred Stock retired or redeemed, net of accrued dividends on the Series B Preferred Stock and the Series C Preferred Stock and cancellation of the warrant issued to Mr. Stallings; and

Nonrecurring noncash compensation expense of $120,000 on grant of 200,000 shares of Common Stock to Mr. Anderson assuming fair value of $0.60 per share (the actual market price per share will be used at grant date).

J To recognize unearned compensation on issuance of 400,000 shares of restricted Common Stock to Mr. Anderson assuming fair value of $0.60 per share (the actual market price per share will be used at issuance date).

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Historical			Pro Forma		Historical			Pro Forma
	Nine months ended	Pro Forma		Nine months ended		Year ended	Pro Forma		Year ended
	September 30, 2004	Adjustments		September 30, 2004		December 31, 2003	Adjustments		December 31, 2003
Revenues:
Net premiums earned	$27,874,082			27,874,082		$34,389,048			34,389,048
Net investment income	1,768,773			1,768,773		3,128,098			3,128,098
Net realized gains	910,681			910,681		2,050,236			2,050,236
Other income	3,954,477			3,954,477		4,762,050			4,762,050

Total revenues	34,508,013	—		34,508,013		44,329,432	—		44,329,432

Expenses:
Claims and claim adjustment expenses	18,928,383			18,928,383		25,516,471			25,516,471
Commissions	4,351,061			4,351,061		4,117,022			4,117,022
Change in deferred policy acquisition costs	(939,335)			(939,335)		382,861			382,861
Underwriting and operating expenses	8,460,552	295,035	A	8,755,587		10,937,306	260,434	E	11,197,740

Total expenses	30,800,661	295,035		31,095,696		40,953,660	260,434		41,214,094

Income before Federal income taxes	3,707,352	(295,035)		3,412,317		3,375,772	(260,434)		3,115,338
Total taxes	(8,479)			(8,479)

Net income	$3,715,831	(295,035)		3,420,796		$3,375,772	(260,434)		3,115,338

Net income to common shareholders	$341,417	1,565,330	B	1,906,747		$(388,634)	1,556,773	F	1,168,139

Net income per common share:
Basic	$0.02			$0.03	C	$(0.02)			$0.02	C

Diluted	$0.02			$0.03	D	$(0.02)			$0.02	D

The above Pro Forma Consolidated Statements of Operations do not include the following nonrecurring items:

1)	Regarding Net income and Net income to common shareholders, a nonrecurring expense item of $120,000 that is non-cash compensation to Mr. Anderson resulting from the grant of 200,000 shares of Common Stock.

2)	Regarding Net income to common shareholders, a nonrecurring deduction of $392,217 which represents the fair value of the Common Stock transferred to the holders of the Preferred Stock over the carrying amount of the Preferred Stock retired or redeemed.

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

A Additional compensation and compensation related expenses to be incurred in accordance with employment agreements.

B Reversal of historical accretion of discount and dividends paid or accrued on Redeemable Preferred Stock in 2004 ($3,374,414 increase) less, pro forma accretion of discount and dividends to be recognized on adjusted Series A Preferred Stock ($1,514,049 decrease) and additional compensation and compensation related expenses to be incurred in accordance with employment agreements ($295,035 decrease).

C Net income to common shareholders divided by 61,084,960 shares of Common Stock outstanding (21,169,736 shares currently outstanding plus 39,915,224 shares to be issued).

D The effect of convertible preferred stock is antidilutive, therefore diluted net income per share is reported the same as basic net income per share.

E Additional compensation and compensation related expenses to be incurred in accordance with employment agreements.

F Reversal of historical accretion of discount and dividends paid or accrued on Redeemable Preferred Stock ($3,764,406 increase) less, pro forma accretion of discount and dividends to be recognized on adjusted Series A Preferred Stock ($1,947,199 decrease) and additional compensation and compensation related expenses to be incurred in accordance with employment agreements ($260,434 decrease).

MARKET FOR COMMON STOCK AND
RELATED SHAREHOLDER MATTERS

     The Company’s Common Stock is quoted on the OTC Bulletin Board (Symbol: GNAC). The following table sets forth for the fiscal periods indicated the high and low closing sales prices per share of the Common Stock as reported by the New York Stock Exchange for the period first quarter 2001 to April 14, 2002, when it was delisted because the Common Stock traded below $1.00 for the requisite period and the Company failed to satisfy the quantitative criteria for continued listing, and reported by the OTC Bulletin Board for the period April 15, 2002 through December 20, 2004. The prices reported reflect actual sales transactions.

	High	Low
2001 First Quarter	4.0625	1.40
2001 Second Quarter	1.90	1.10
2001 Third Quarter	1.55	1.10
2001 Fourth Quarter	1.76	1.30

2002 First Quarter	1.93	0.25
2002 Second Quarter	0.35	0.05
2002 Third Quarter	0.06	0.02
2002 Fourth Quarter	0.14	0.02

2003 First Quarter	0.29	0.08
2003 Second Quarter	0.35	0.14
2003 Third Quarter	0.32	0.22
2003 Fourth Quarter	0.31	0.18

	High	Low
2004 First Quarter	0.90	0.21
2004 Second Quarter	0.92	0.67
2004 Third Quarter(1)	1.00	0.49
2004 Fourth Quarter	1.50	0.95
(through December 20, 2004)

(1)	On August 27, 2004, the day on which the recapitalization agreements were executed and the last day before the announcement of the recapitalization agreements and the Employment Agreements, the closing price of our Common Stock was $0.67 per share. The prior 90 trading day average closing price was $0.73 per share; the prior 180 trading day average closing price was $0.56 per share; and the prior 360 trading day average closing price was $0.40 per share.

     In February 2001, the Company discontinued quarterly cash dividends on the Common Stock. The payment of cash dividends in the future will depend on our earnings, financial condition, capital needs and other factors deemed pertinent by our Board, including the limitations, if any, on the payment of dividends under state law and then-existing credit agreements. It is the present policy of our Board to retain earnings to finance the operations and expansion of our business.

     The outstanding shares of Series A Preferred Stock are convertible into shares of Common Stock at a conversion price of $5.10 per share and, should the Company pay dividends on its Common Stock, the Series A Preferred Stock would be entitled to dividends as if converted into Common Stock. The annual dividend rate on the Series C Preferred Stock was 10% until March 23, 2004 and 20% thereafter. Unpaid dividends are cumulative and compounded. The Series C Preferred Stock is redeemable at the Company’s option after March 23, 2006 and at the option of the majority holders after March 23, 2007 at a price of $1,000 per share plus accrued and unpaid dividends. The annual dividend provisions and the redemption provisions of the Series B Preferred Stock are the same as those for the Series C Preferred Stock.

     The Company paid dividends aggregating $2,111,267 in respect of the Series B and Series C Preferred Stock on April 1, 2004, which brought dividends current to that point. From and after April 1, 2004, dividends accrue at the rate of 20% per annum, of which at least half (or at least $150,000 in the aggregate in respect of the Series B and Series C Preferred Stock) must be paid quarterly. The Company paid dividends aggregating $300,000 in respect of the Series B and Series C Preferred Stock on each of July 1, 2004 and October 1, 2004.

     As of December 7, 2004, there were 317 holders of record of the Company’s Common Stock.

     There is no market for the Series A Preferred Stock or the Series C Preferred Stock, all of which is held by GMSP, or the Series B Preferred Stock, all of which is owned by Mr. Stallings.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 1, 2004 and after giving effect to the restructuring transactions, the number of shares of Common Stock beneficially owned (as defined by the rules of the Securities and Exchange Commission) by (i) each person who is known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the other Named Executives (defined below, see “Summary Compensation Table” on page 101) for the year ended December 31, 2003, and (iv) all of the executive officers of the Company as a group.

	Shares Beneficially Owned Prior
	to Restructuring (as of			Shares Beneficially Owned Following
	December 1, 2004)(1)			Restructuring(2)
	Number of		Percent of	Number		Percent of Voting
Name of Beneficial Owner	Shares(3)		Voting Stock(4)	of Shares (3)		Stock (5)
Goff Moore Strategic Partners, L.P., John C. Goff and Hugh M. Balloch (6)	10,406,000	(7)	32.7%	25,334,553	(8)	38.3%
Robert W. Stallings	2,383,333	(9)	8.0%	13,459,741	(10)	20.8%
First Western Capital, LLC and
James R. Reis	0		*	6,729,871	(11)	10.4%
The Arbitrage Funds	1,950,566	(12)	6.8%	1,950,566	(12)	3.0%
Oppenheimer Group	1,430,500	(13)	5.0%	1,430,500	(13)	2.2%
David M. Knott	1,064,300	(14)	3.7%	1,064,300	(14)	1.6%
Joel C. Puckett	505,221	(15)	1.8%	505,221	(15)	*
Sam Rosen	251,297	(16)	*	251,297	(16)	*
Glenn W. Anderson	173,869	(17)	*	773,869	(18)	1.2%
Daniel J. Coots	112,055	(19)	*	112,055	(19)	*
Richard M. Buxton	75,151	(20)	*	75,151	(20)	*
John H. Williams	70,962	(21)	*	70,962	(21)	*
Harden H. Wiedemann	60,220	(22)	*	60,220	(22)	*
Michael S. Johnston	8,425	(23)	*	8,425	(23)	*
Jackiben N. Wisdom	4,306	(24)	*	4,306	(24)	*
Directors and executive officers as a group	14,079,565	(25)	42.2%	47,414,397	(26)	71.1%

*	Less than 1%

(1)	On December 1, 2004, there were outstanding 21,169,736 shares of Common Stock, 31,620 shares of Series A Preferred Stock and 3,000 shares of Series B Preferred Stock.

The shares of Series A Preferred Stock were convertible into an aggregate of 6,200,000 shares of Common Stock and were held entirely by GMSP, and the shares of Series B Preferred Stock were convertible into 1,333,333 shares of Common Stock and were held entirely by Robert W. Stallings. Each share of Series A Preferred Stock and Series B Preferred Stock is entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible. Together with the Common Stock, these shares constituted all of the Voting Stock. On December 1, 2004, there were 28,703,069 shares of Voting Stock outstanding.

(2)	Following the restructuring, there will be outstanding 61,084,960 shares of Common Stock, 18,120 shares of Series A Preferred Stock and zero shares of Series B Preferred Stock. The shares of Series A Preferred Stock will be convertible into an aggregate of 3,552,941 shares of Common Stock and will be held entirely by GMSP. Each share of Series A Preferred Stock will be entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible. Together with the Common Stock, these shares will constitute all of the Voting Stock. Following the recapitalization transactions, there will be 64,637,901 shares of Voting Stock outstanding.

(3)	Each person named below has sole investment and voting power with respect to all shares of Voting Stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the “beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days (x) through the exercise of any option or warrant or (y) through the conversion of another security.

(4)	In determining the percent of Voting Stock owned by a person on December 1, 2004, (a) the numerator is the number of shares of Common Stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 28,703,069 shares in the aggregate of Voting Stock outstanding on December 1, 2004 and (ii) any shares of Common Stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(5)	In determining the percent of Voting Stock owned by a person after the restructuring, (a) the numerator is the number of shares of Common Stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 64,637,901 shares in the aggregate of Voting

Stock outstanding following the restructuring transactions and (ii) any shares of Common Stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(6)	Mr. Goff may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Goff Moore Strategic Partners, L.P. (“GMSP”) because he is a Managing Principal of the managing general partner of GMSP, is the owner of 82.3% of the limited partner interests in the limited partnership that is the managing general partner of GMSP and 100% of the membership interests in the limited liability company which is its general partner, and is a designee of GMSP on the Board. Mr. Balloch disclaims any beneficial interest in the shares of Common Stock beneficially owned by GMSP and Mr. Goff, and is associated with those shares only because he is a Managing Principal of GMSP and one of its designees on the Board. Mr. Balloch is expected to resign from the Board upon the closing of the restructuring. The address of GMSP is 777 Main Street, Suite 2250, Fort Worth, Texas 76102.

(7)	Consists of (a) 6,200,000 shares of Common Stock which GMSP may acquire upon conversion of 31,620 shares of the Series A Preferred Stock, (b) 1,064,000 shares of Common Stock beneficially owned by GMSP, (c) 42,000 shares of Common Stock that Mr. Goff has the right to acquire within 60 days through exercise of options granted under the Company’s 1995 Stock Option Plan (“1995 Option Plan”), and (d) 3,100,000 shares of Common Stock issuable upon exercise of a warrant, which has since expired unexercised on October 4, 2004 (the “Series A Warrant”), to purchase 1,550,000 shares of Common Stock, subject to adjustment, at an exercise price of $2.25 per share, and a warrant expiring October 4, 2006 (the “Series B Warrant”) to purchase 1,550,000 shares of Stock, subject to adjustment, at an exercise price of $2.5875 per share. See “1999-2002 Transactions with Goff Moore Strategic Partners” on page 30.

(8)	Consists of (a) 3,552,941 shares of Common Stock which GMSP may acquire upon conversion of 18,120 shares of the Series A Preferred Stock, (b) 20,189,612 shares of Common Stock beneficially owned by GMSP (including 19,125,612 shares of Common Stock that would be issued to GMSP pursuant to the GMSP Securities Exchange Agreement upon Shareholder Approval and consummation of the recapitalization transactions), (c) 42,000 shares of Common Stock that Mr. Goff has the right to acquire within 60 days through exercise of options granted under the 1995 Option Plan, and (d) 1,550,000 shares of Common Stock issuable upon exercise of the Series B Warrant that would expire January 1, 2011 (following the extension that would be granted pursuant to the GMSP Securities Exchange Agreement), subject to adjustment, at an exercise price of $2.5875 per share. The Series A Warrant referred to in note (7) above expired according to its terms on October 4, 2004. Pursuant to the GMSP Exchange Agreement, GMSP and certain of its affiliates would be subject to a contractual standstill prohibition and GMSP would be required to vote its Series A Preferred Stock in accordance with a voting agreement. See “Proposal One: GMSP Exchange Agreement” on page 75.

(9)	Includes (a) 1,333,333 shares of Common Stock which Mr. Stallings may acquire upon conversion of 3,000 shares of Series B Preferred Stock; and (b) 1,050,000 shares of Common Stock issuable upon exercise of a warrant expiring March 23, 2006 to purchase shares of Common Stock. See “Transactions with Robert W. Stallings” on page 33.

(10)	Consists of 13,459,741 shares of Common Stock that would be issued to Mr. Stallings pursuant to the Stallings Investment Agreement upon Shareholder Approval and consummation of the recapitalization transactions. The Series B Preferred Stock and the warrant expiring March 23, 2006 would have been exchanged for Common Stock. Following Shareholder Approval and consummation of the recapitalization transactions, Mr. Stallings would be our executive Chairman of the Board and chief strategic officer. Messrs. Stallings and Reis and certain of their respective affiliates would be subject to a contractual standstill prohibition. See “Proposal Two: Stallings Investment Agreement” on page 83.

(11)	Consists of 6,729,871 shares of Common Stock that would be issued to Reis LLC pursuant to the Reis Investment Agreement upon Shareholder Approval and consummation of the recapitalization transactions. Mr. Reis may be deemed the beneficial owner of the shares of Common Stock beneficially owned by First Western Capital, LLC (“Reis LLC”) because he is the sole manager and member of Reis LLC. Following the consummation of the recapitalization transactions, Mr. Reis would be our Executive Vice President. Messrs. Stallings and Reis and certain of their respective affiliates would be subject to a contractual standstill prohibition. See “Proposal Three: Reis Investment Agreement” on page 88.

(12)	Based on information set forth in a Form N-Q filed with the SEC by The Arbitrage Funds on October 29, 2004, these shares were reported, as of August 31, 2004, to be held by The Arbitrage Funds.

(13)	Based on information set forth in a Schedule 13D/A filed May 21, 2004, these shares were reported, as of May 21, 2004, to be beneficially owned by the Oppenheimer Group, which includes (a) Oppenheimer-Spence Financial Services Partnership, L.P., a Delaware limited partnership, which held 1,213,000 shares of Common Stock, (b) Oppenheimer-Close International, Ltd., a Bermuda limited liability mutual fund company, which held 67,300 shares of Common Stock, (c) Philip V. Oppenheimer, an individual U.S. citizen, who held 10,000 shares of Common Stock, and (d) Michael W. Malafronte, an individual U.S. citizen, who held 140,000 shares of Common Stock (Messrs. Oppenheimer and Malafronte disclaimed beneficial ownership of any shares of Common Stock not attributed to them in (c) and (d), respectively).

(14)	Based on information set forth in a Schedule 13G filed April 8, 2004, these shares were reported, as of April 5, 2004, to be beneficially owned by David M. Knott. Mr. Knott reported that such shares comprised 5.0% of the outstanding Common Stock of the Company.

(15)	Includes 51,927 shares of Common Stock held by the Joel Puckett Self-Employed Retirement Trust and 92,400 shares of Common Stock that Mr. Puckett has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and the Company’s 1998 Long-Term Incentive Plan (“1998 Incentive Plan”).

(16)	Includes 3,163 shares of an IRA for Mr. Rosen’s wife. Mr. Rosen disclaims beneficial ownership of those shares. Also includes 35,065 shares held for the benefit of Mr. Rosen by the Shannon, Gracey, Ratliff & Miller, L.L.P. Profit Sharing Plan, 3,163 shares of Common Stock held by Mr. Rosen’s IRA and 92,400 shares of Common Stock that Mr. Rosen has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan. Mr. Rosen is a partner in the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P.

(17)	Includes 12,369 shares of Common Stock held by the Company’s 401(k) Plan (“401(k) Plan”) for the account of Mr. Anderson as beneficiary and 50,000 shares of Common Stock that Mr. Anderson has the right to acquire within 60 days through the exercise of options granted under the 1998 Incentive Plan, compared with options to purchase 619,710 shares which Mr. Anderson held at the same time in 2003. See “Proposal Six: Anderson Amendment” on page 97.

(18)	Includes 12,369 shares of Common Stock held by the 401(k) Plan for the account of Mr. Anderson as beneficiary and 50,000 shares of Common Stock that Mr. Anderson has the right to acquire within 60 days through the exercise of options granted under the 1998 Incentive Plan, compared with options to purchase 619,710 shares which Mr. Anderson held at the same time in 2003. Also includes 600,000 shares of Common Stock that would be issued to Mr. Anderson upon Shareholder Approval and consummation of the restructuring, 400,000 of which would be restricted shares that would vest and cease to be subject to forfeiture conditions as to 80,000 shares on each anniversary of the grant date. See “Proposal Six: Anderson Amendment” on page 97.

(19)	Includes 41,920 shares of Common Stock held by the 401(k) Plan for the account of Mr. Coots as beneficiary and 50,135 shares of Common Stock that Mr. Coots has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.

(20)	Includes 6,987 shares of Common Stock held by the 401(k) Plan for the account of Mr. Buxton as beneficiary and 53,164 shares of Common Stock that Mr. Buxton has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.

(21)	Includes 50,400 shares of Common Stock that Mr. Williams has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.

(22)	Includes 58,800 shares of Common Stock that Mr. Wiedemann has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.

(23)	Includes 8,425 shares of Common Stock that Mr. Johnston has the right to acquire within 60 days through the exercise of options granted under the 1998 Incentive Plan.

(24)	Includes 3,031 shares of Common Stock held by the 401(k) Plan for the account of Mr. Wisdom as beneficiary and 1,275 shares of Common Stock that Mr. Wisdom has the right to acquire within 60 days through the exercise of options granted under the 1998 Incentive Plan.

(25)	This pre-restructuring director and officer group consists of 14 persons. The number of shares includes (a) 75,823 shares of Common Stock held by the 401(k) Plan for the account of executive officers, (b) 516,093 shares of Common Stock that directors and executive officers of the Company have the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan, (c) 1,064,000 shares of Common Stock held by GMSP, of which Mr. Goff is a Managing Principal and Mr. Balloch is a Managing Principal, and 6,200,000 shares of Common Stock which GMSP may acquire upon conversion of 31,620 shares of the Series A Preferred Stock, (d) 1,333,333 shares of Common Stock which Mr. Stallings may acquire upon conversion of 3,000 shares of Series B Preferred Stock, (e) 1,050,000 shares of Common Stock issuable to Mr. Stallings upon exercise of a warrant to purchase shares of Common Stock, and (f) 3,100,000 shares of Common Stock that GMSP currently has the right to acquire through exercise of the Series A Warrant (which expired unexercised on October 4, 2004) and the Series B Warrant.

(26)	This post-restructuring director and officer group consists of 14 persons and assumes that Mr. Balloch resigns from the Board upon the closing of the restructuring. The number of shares includes (a) 75,823 shares of Common Stock held by the 401(k) Plan for the account of executive officers, (b) 516,093 shares of Common Stock that directors and executive officers of the Company have the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan, (c) 20,189,612 shares of Common Stock held by GMSP (including 19,125,612 shares of Common Stock that would be issued to GMSP pursuant to the GMSP Securities Exchange Agreement upon Shareholder Approval and consummation of the recapitalization transactions), of which Mr. Goff is a Managing Principal and Mr. Balloch is a Managing Principal, and 3,552,941 shares of Common Stock which GMSP may acquire upon conversion of 18,120 shares of the Series A Preferred Stock, (d) 1,550,000 shares of Common Stock that GMSP has the right to acquire immediately through exercise of the Series B Warrant at a price per share of $2.5875, (e) 13,459,741 shares of Common Stock that would be issued to Mr. Stallings pursuant to the Stallings Investment Agreement upon Shareholder Approval and consummation of the recapitalization transactions, (f) 6,729,871 shares of Common Stock which would be issued to Reis LLC pursuant to the Reis Investment Agreement upon Shareholder Approval and consummation of the recapitalization transactions, and (g) 600,000 shares of Common Stock that would be issued to Mr. Anderson upon Shareholder Approval and consummation of the restructuring.

THE RECAPITALIZATION PROPOSALS

     You are being asked to consider and vote upon the Recapitalization Proposals, which consists of three agreements and the transactions contemplated thereby. The three agreements are (i) a Stock Exchange Agreement between us and GMSP, (ii) a Stock Investment Agreement between us and Robert W. Stallings, and (iii) a Stock Investment Agreement between us and First Western Capital, LLC, referred to herein as “Reis LLC”.

     The recapitalization would substantially reduce as well as extend our existing Preferred Stock redemption obligations and would result in cash proceeds to the Company of approximately $8.7 million (before an estimated $2 million in transaction costs and approximately $3.4 million anticipated to be used to redeem the Series C Preferred Stock). In the recapitalization, of the 31,620 shares of Series A Preferred Stock held by GMSP and called in 2001 for redemption on January 1, 2006 at a redemption price of approximately $31.6 million, 13,500 shares (redemption value of $13.5 million) would be exchanged for 19,125,612 shares of Common Stock. The remaining 18,120 shares of Series A Preferred Stock (which have been called for redemption in 2006 and have a redemption value of approximately $18.1 million) would become redeemable at the option of the holders on January 1, 2011, and, upon closing of the recapitalization, would become entitled to receive cash dividends at the rate of 6% per annum until January 1, 2006 and 10% per annum thereafter until redemption. Those remaining 18,120 shares of Series A Preferred Stock would remain convertible into 3,552,941 shares of Common Stock at $5.10 per share, would continue to be entitled to vote on an as-converted basis, and would remain redeemable at the option of the Company commencing June 30, 2005 at a price equal to stated value plus accrued dividends. The Company would receive an option to purchase all of the Series C Preferred Stock from GMSP, which the Company expects to exercise as part of the recapitalization for approximately $3.4 million from the proceeds of the sale of Common Stock in the recapitalization. The expiration date of GMSP’s Series B Warrant to purchase 1,550,000 shares of Common Stock for $2.5875 per share would be extended to January 1, 2011. The investment management agreements of the Company and its insurance company subsidiaries with GMSP would be terminated.

     Also as part of the recapitalization, (i) Mr. Stallings would invest cash and exchange all of the Series B Preferred Stock and his warrant expiring March 23, 2006 to purchase 1,050,000 shares of Common Stock for $2.25 per share in order to acquire 13,459,741 shares of Common Stock and (ii) Reis LLC would invest approximately $4.0 million to acquire 6,729,871 shares of Common Stock at a price of $0.60 per share.

PROPOSAL ONE:
GMSP EXCHANGE AGREEMENT

General

     On August 27, 2004, we entered into a Securities Exchange Agreement with GMSP, the holder of our Series A and Series C Preferred Stock and approximately 5% of our outstanding Common Stock. In the transaction, of the 31,620 shares of Series A Preferred Stock held by GMSP and called in 2001 for redemption on January 1, 2006 at a redemption price of approximately $31.6 million, 13,500 shares (redemption value of $13.5 million) would be exchanged for 19,125,612 shares of our Common Stock. The remaining 18,120 shares of Series A Preferred Stock (which in 2001 were called for redemption on January 1, 2006 and have a redemption value of approximately $18.1 million) would not be redeemed on January 1, 2006, and would not become redeemable at the option of the holders until January 1, 2011. Such shares of Series A Preferred Stock, which now have no preferential dividend rights, would become entitled to receive cash dividends at the rate of 6% per annum until December 31, 2005 and 10% per annum thereafter until redemption. Those remaining 18,120 shares of Series A Preferred Stock would remain convertible into 3,552,941 shares of Common Stock at $5.10 per share, would continue to be entitled to vote with the Common Stock on an as-converted basis, and would remain redeemable at our option commencing June 30, 2005. We would receive an option to purchase all of the Series C Preferred Stock from GMSP, which we would expect to exercise as part of the recapitalization for approximately $3.4 million from the proceeds of the sale of Common Stock to Mr. Stallings and Reis LLC as described below. See “Proposal Two: Stallings Investment Agreement” on page 83 and “Proposal Three: Reis Investment Agreement” on page 88. The expiration date of GMSP’s Series B Warrant to purchase 1,550,000 shares of Common Stock at $2.5875 per share would be extended to January 1, 2011. The terms of GMSP’s Series A Warrant to purchase 1,550,000 shares of Common Stock at $2.25 per share, which expired unexercised on October 4, 2004, would remain unchanged. The investment management agreements between us and our insurance company subsidiaries with GMSP would be terminated. We are asking you to approve the GMSP Exchange Agreement and the transactions contemplated thereby.

     The number of shares of Common Stock to be issued in the recapitalization was determined through arms-length negotiations by the Special Committee with GMSP. As a result of these negotiations, and our concurrent negotiations with Mr. Stallings and Mr. Reis, we valued all of the outstanding shares of the Series A Preferred Stock at $26,860,000 (85% of its redemption price of $31,620,000), and the Common Stock was valued at $0.60 per share. This value for the Series A Preferred Stock was our estimate of what the accreted value of the Series A Preferred Stock would be on September 30, 2004. The $0.60 value for the Common Stock was a slight premium to the estimated book value per share of the Common Stock on June 30, 2004 after giving effect to the exchange of the Series A Preferred Stock for Common Stock (which estimated adjusted book value per share of Common Stock was approximately $0.55 compared with an actual book value of approximately $0.58 at June 30, 2004 including unaccreted discount on the Series A Preferred Stock) and in our opinion represents a fair value for the Common Stock to be issued in the transaction. If the converted portion of the Series A Preferred Stock were valued at its redemption value of $13,500,000, but the same number of shares of Common Stock were issued in the recapitalization, the value per share of the Common Stock exchanged for the Series A Preferred Stock would have been $0.71 per share, which would have raised the average value per share of all shares of Common Stock issued in the recapitalization to $0.65. The Special Committee believed that the Series A Preferred Stock should be valued at a discount from its redemption value because of the lack of mandatory dividend yield prior to its redemption date of January 1, 2006 and uncertainties as to payment of the redemption price on that date, and that the accreted value of the Series A Preferred Stock provided a reasonable approximation of discounted value for this purpose.

     On August 27, 2004, the day on which the recapitalization agreements were executed and the last day before the announcement of the recapitalization agreements and the Employment Agreements, the closing price of our Common Stock was $0.67 per share. The prior 90 trading day average closing price was $0.73 per share; the prior 180 trading day average closing price was $0.56 per share; and the prior 360 trading day average closing price was $0.40 per share.

GMSP Exchange Agreement

     A copy of the GMSP Exchange Agreement, together with all exhibits thereto, is attached hereto as Appendix I. Capitalized terms defined in Section 1.1 of the GMSP Exchange Agreement are used herein with the same meaning unless otherwise defined herein. References to Sections in brackets “[§   ]” are references to Sections in the GMSP Exchange Agreement.

     The GMSP Exchange Agreement provides for the issuance by us of 19,125,612 shares of Common Stock in exchange for 13,500 shares of our Series A Preferred Stock held by GMSP [§2.1].

     If the transactions contemplated by the GMSP Exchange Agreement (the “GMSP Exchange Transaction”) are consummated, the expiration date of GMSP’s Series B Warrant to purchase 1,550,000 shares of Common Stock for $2.5875 per share would be extended to January 1, 2011. The terms of GMSP’s Series A Warrant to purchase 1,550,000 shares of Common Stock for $2.25 per share remained unchanged and it expired unexercised on October 4, 2004. Consummation of the transactions contemplated by the GMSP Exchange Agreement are conditioned upon regulatory approvals and the Shareholder Approval as set forth in this proxy statement.

     We paid GMSP a fee of $79,000 after the execution of the GMSP Exchange Agreement. GMSP must repay such fee forthwith and without interest in the event that the GMSP Exchange Agreement is terminated resulting from a Breach by GMSP of its representations, warranties or covenants contained in the GMSP Exchange Agreement. At and conditioned upon the Closing, we are obligated to pay to GMSP an additional fee of $79,000. [§ 9.3].

     The GMSP Exchange Agreement contains, in addition to customary representations, warranties and covenants, the following covenants:

•	Continued Filings under the Exchange Act. At least until the second anniversary of the Closing Date, we shall (and neither GMSP nor any member of the GMSP Group shall take any action, or omit to take any legally required action, or vote or fail to vote any of its shares of Voting Stock in any way, that could reasonably be expected to prevent us to) (i) continue to be registered under Section 12(g) of the Exchange Act and to file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the SEC and (ii) observe and comply with (as the same may be amended, modified or supplemented in the future) NYSE Rules 203.01 to 203.02 (Annual and Interim Reporting Requirements), 302 (Annual Meetings), 303A.01 to 303A.10 (Corporate Governance Standards), 304 (Classified Boards of Directors), 307 (Related Party Transactions), 308 (Defensive Tactics), 309 (Purchases of Company Stock by Directors and Officers), 311 (Redemption of Listed Securities, Tender Offers), 312.03 to 312.05 (Shareholder Approval Policy), 313 (Voting Rights), 401.01, 401.03 to 401.04 (Shareholders’ Meetings), and 402.04 (Proxies) as if (A) the Common Stock were listed on the NYSE and without taking advantage of any exception for controlled companies, as the same shall be in effect from time to time; and (B) we were applying to list additional shares of Common Stock on the NYSE; in each case without regard as to whether any class of our securities are listed on or otherwise would qualify for listing on the NYSE. [§ 6.3]

•	Waiver and Termination of Certain Prior Agreements. GMSP waived all of its rights under the respective Statements of Resolution designating the Series A Preferred Stock and the Series C Preferred Stock and the related Securities Purchase Agreements to (i) vote on or approve (x) any of the transactions constituting part of a Superior Proposal or (y) the authorization or issuance of any class of series of Preferred Stock ranking senior to or pari passu with the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock which is proposed to be issued, or is issued, as part of any Third Party Transaction which is part of a Superior Proposal, (ii) purchase or otherwise acquire any securities issuable by us in connection with any transaction which is part of a Superior Proposal or (iii) deem any such transaction to constitute a Fundamental Change Transaction, a Change in Control or liquidation of the Company (as defined in the respective Statements of Resolution designating the Series A Preferred Stock and the Series C Preferred Stock). The waiver described in the preceding sentence shall (i) in the event the GMSP Exchange Agreement is terminated by us in connection with its receipt of a Superior Proposal or by GMSP because we enter into a definitive agreement concerning a Third Party Transaction, continue through termination of the GMSP Exchange Agreement and thereafter until (A) the termination or withdrawal of the Superior Proposal or the termination of the transactions constituting part of the Superior Proposal, at which time such waiver shall expire, or (B) the date the defeasance (as described below) of the Series A and Series C Preferred Stock has been effected, at which time the waiver shall become permanent; (ii) in the event the GMSP Exchange Agreement is terminated for any other reason permitted in the GMSP Exchange Agreement, expire upon such termination; and (iii) in the event the Transactions are consummated, expire upon the Closing. GMSP also waived any preemptive rights it otherwise may have been entitled to exercise in respect of the transactions contemplated by the Reis Investment Agreement or the Stallings Investment Agreement. Effective as of the earlier to occur of (i) the date the defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, all rights and obligations of ours and GMSP in and under the Prior Series A Agreements and the Prior Series C Agreement shall automatically terminate. [§ 6.5(a), (c) and (d)]

•	Nonsolicitation. We generally are prohibited from directly or indirectly soliciting, initiating or encouraging third party proposals which could frustrate the contemplated transactions or withdrawing the Board recommendation thereof; provided, however, that the Special Committee may pursue an unsolicited proposal if (i) the Board or the Special

Committee concludes it could be a Superior Proposal or (ii) the Special Committee concludes that the fiduciary duties of the Board or the Special Committee so require. [§ 6.6]

•	Defeasance of Series A Preferred Stock and Series C Preferred Stock. At the closing of the transactions contemplated by a Superior Proposal, we are obligated to give notice of redemption of the Series A and Series C Preferred Stock at the earliest date on which we may elect to redeem each such series of Preferred Stock pursuant to its respective terms and shall deposit with a trustee satisfactory to us and GMSP of U.S. treasury securities in an amount which will be sufficient to pay the redemption price (including accrued dividends) of the Series A and Series C Preferred Stock on their respective redemption dates. [§ 6.6(c)]

•	Repurchase of Series C Preferred Stock. We have the right and option to purchase all of the outstanding $3,000,000 principal Series C Preferred Stock at any time at or after the time of Closing for a purchase price equal to the sum of (i) the $3,000,000 principal amount thereof, discounted from March 23, 2006 (the date on which the Series C Preferred Stock first becomes redeemable at our option) to the date of purchase by us at a discount rate of 8% per annum, (ii) the aggregate amount of dividends accrued but unpaid at the date of purchase by us, and (iii) dividends that would accrue from the date of Closing until March 23, 2006, discounted from the date each such unaccrued dividend would first become payable to the date of purchase of the Series C Preferred Stock by us at a discount rate of 8% per annum. [§ 6.15]

•	Standstill. At least until the second anniversary of the Closing Date, GMSP agrees that it will not, and it will cause the other members of the GMSP Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the GMSP Group would in the aggregate beneficially own more than 37.5% of the Voting Stock (excluding the shares of Series A Preferred Stock entitled to vote on matters submitted to the holders of Common Stock) provided, however, that the GMSP Group shall not be deemed collectively to own more than 37.5% of the Voting Stock solely by reason of the acquisition of Common Stock (i) by Mr. Goff, pursuant to any of our existing or future incentive stock plans, or (ii) pursuant to the conversion of shares of Series A Preferred Stock or the exercise of the Series B Warrant. [§ 6.14]

•	Voting Agreement. At least until the second anniversary of the Closing Date, GMSP will vote the shares of Series A Preferred Stock in respect of each matter submitted to the holders of the Common Stock in proportion to the vote of all shares of Common Stock voted on such matter such that the vote of the shares of Series A Preferred Stock will have no effect on the outcome of any proposal submitted to the holders of the Common Stock during this two-year period. [§ 6.9(c)]

•	Board Representation. Two designees of GMSP currently serve on the Board — Hugh M. Balloch and John C. Goff. Following the Closing, Mr. Balloch is expected to resign and GMSP would be entitled to designate only Mr. Goff to serve on the Board for so long as the GMSP Group owns at least 20% of the Voting Stock. Any substitute designated for Mr. Goff must be acceptable to the members of the Nominating Committee of the Board. For biographical information regarding Messrs. Goff and Balloch, see “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

•	Registration Rights. Commencing on the first anniversary of the Closing Date and continuing until GMSP or members of the GMSP Group do not beneficially own more than 10% of the Voting Stock and none of them is an Affiliate of GNAC, GMSP shall have the right to require us to prepare and file one registration statement under the Securities Act with respect to an underwritten public offering of Common Stock constituting not less than 7% of the then outstanding Common Stock. We generally are responsible for the registration costs. [§ 6.4]

     In addition to customary conditions to Closing, neither we nor GMSP are obligated to consummate the GMSP Exchange Transaction if:

•	The Shareholder Approval is not obtained.

•	The GMSP Exchange Transaction is not approved by insurance regulatory authorities in Oklahoma and Texas.

     Additionally, GMSP is not obligated to consummate the GMSP Exchange Transaction generally if a GNAC Material Adverse Effect or Material Adverse Market Condition has occurred and is continuing [§ 8.9] or the transactions contemplated by the Stallings Investment Agreement are not consummated [§ 8.13].

     The GMSP Exchange Agreement may be terminated [§ 9.1] and the GMSP Exchange Transaction may be abandoned at any time prior to the Closing by reason of, among other things:

•	By us or GMSP if:

•	The Shareholder Approval of the GMSP Exchange Transaction is not received; or

The Closing does not occur prior to February 1, 2005.

•	By us if:

•	There has been a Breach of GMSP’s representations, warranties or covenants; or

•	A Superior Proposal has been made and we have complied with our obligations as to proposed alternative third-party transactions.

•	By GMSP, if:

•	There has been a Breach of our representations, warranties or covenants;

•	We agree to a Third Party Transaction;

•	The Special Committee withdraws or modifies in a manner adverse to GMSP its approval or recommendation of the GMSP Exchange Transaction or the GMSP Exchange Agreement; or

•	The Fairness Opinion is withdrawn or materially and adversely modified prior to Closing.

     If (i) we terminate the GMSP Exchange Agreement in connection with our receipt of a Superior Proposal or GMSP terminates the GMSP Exchange Agreement because of a Breach of our representations, warranties or covenants or our agreement to a Third Party Transaction, (ii) within 180 days after termination, we enter into a binding agreement to effect a Third Party Transaction with a Person from whom we received a Transaction Proposal prior to the date of termination, (iii) within 360 days after termination, we consummate such Third Party Transaction, then we are obligated to pay GMSP a break-up fee of $350,000. [§ 9.3(b)]

     The GMSP Exchange Agreement may be amended by agreement of the parties at any time before or after closing.

     The GMSP Exchange Agreement contains mutual indemnification obligations for breaches of representations, warranties or covenants. We are obligated to indemnify the members of the GMSP Group for any Damages resulting from any Proceeding brought against any of them in respect of the failure or alleged failure of the Special Committee or members thereof to fulfill any applicable fiduciary duty to us or our shareholders (other than Interested Shareholders) (provided that we are not required to make indemnification to the extent it would not be permitted by law). [§ 10.3] Except in certain circumstances, each party’s indemnification obligations are subject to a deductible of the first $750,000 of Damages in the aggregate.

Investment Management Agreements

     In connection with our sale of the Series A Preferred Stock to GMSP in 1999, we and our insurance company subsidiaries entered into investment management agreements with GMSP, pursuant to which GMSP manages our respective investment portfolios. In August 2002, our investment management agreements with GMSP were amended to reduce, effective as of October 1, 2002, the minimum aggregate monthly payment to GMSP from $75,000 to $63,195 (with respect to each calendar month from October 2002 through September 2003), $53,750 (with respect to each calendar month from October 2003 through September 2004), and $45,417 (with respect to each calendar month after September 2004). The amendment also extended the date upon which either party to each of the investment management agreements can terminate such agreements at its sole option from October 4, 2002 to September 30, 2005. We anticipate paying GMSP the minimum aggregate monthly payment of $45,417 (approximately $545,000 per year) at least until September 30, 2005 if the transactions contemplated by the GMSP Exchange Agreement are not consummated.

     Under the GMSP Exchange Agreement, the investment management agreements would be terminated upon the earlier to occur of (i) the date the defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing. As the Company has been exiting the commercial insurance business and paying claims, the size of its investment portfolio has declined and the average duration has decreased, both as expected. Given the Company’s focus on nonstandard personal automobile insurance, the characteristics of its investment portfolio are expected to be of a shorter average duration than when its principal business was commercial insurance. Total investments in our investment portfolio were approximately $102 million at June 30, 2004. Approximately 90% of the portfolio is invested in debt instruments with a Standard and Poor’s Rating of BBB or better (investment grade). The average duration of the portfolio is less than one year. We expect to manage the portfolios internally after the termination of the investment management agreements with GMSP and we believe we have access to expertise to provide for prudent investing to provide for adequate returns on investments within the guidelines established by the Investment Committee of the Board of Directors. The Investment Committee will continue to have, as it has in the past, oversight over our general investment policy guidelines. There can be no assurance that our internal management of our investments will be as effective as GMSP’s.

Amendment to Terms of the Series A Preferred Stock

     The GMSP Exchange Agreement provides that the terms of our Series A Preferred Stock held by GMSP be amended to entitle the Series A Preferred Stock to (i) receive cash dividends at the rate of 6% per annum until December 31, 2005, and 10% per annum thereafter until redemption, and (ii) become redeemable at the option of the holder commencing on January 1, 2011. The Series A Preferred Stock would remain convertible into 3,552,941 shares of Common Stock at a conversion price of $5.10 per share, would continue to vote on an as-converted basis (subject to the voting agreement described in clause [§ 6.9(c)]), and would remain redeemable at our option beginning June 30, 2005 at a price equal to stated value plus accrued dividends.

     A copy of an amendment to the Statement of Resolution Establishing and Designating the Series A Shares is attached as Exhibit B to the GMSP Exchange Agreement, which is attached hereto as Appendix I.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE GMSP EXCHANGE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN. MESSRS. BALLOCH, GOFF AND STALLINGS DID NOT ATTEND THE BOARD MEETING AT WHICH THE BOARD DETERMINED TO RECOMMEND THE PROPOSAL BECAUSE OF THEIR FINANCIAL INTERESTS IN THE MATTERS TO BE CONSIDERED. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE APPROVAL

OF THE GMSP EXCHANGE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

PROPOSAL TWO:
STALLINGS INVESTMENT AGREEMENT

General

     On August 27, 2004, we entered into a Stock Investment Agreement with Robert W. Stallings, our non-executive Chairman of the Board and holder of all of our Series B Preferred Stock. Under the terms of our Stock Investment Agreement with him, Mr. Stallings would invest cash and exchange all of the Series B Preferred Stock and his warrant expiring March 23, 2006 to purchase 1,050,000 shares of Common Stock at $2.25 per share in order to acquire 13,459,741 shares of our Common Stock at a calculated price of $0.60 per share that was based on the $0.60 per share value of Common Stock developed for the Series A Preferred Stock exchange. The Series B Preferred Stock would be valued at approximately $3.4 million for such calculation and the cash investment by Mr. Stallings would be approximately $4.7 million giving a total indicated value of approximately $8.1 million, or $0.60 per share, for the shares of Common Stock to be purchased by Mr. Stallings. Mr. Stallings has advised us that he has sufficient cash resources to make the required cash payment. We are asking you to approve the Stallings Investment Agreement and the transactions contemplated therein.

     Also on August 27, 2004, subject to Shareholder Approval, we entered into an employment agreement with Mr. Stallings, who would become executive Chairman of the Board and chief strategic officer of the Company. See “Proposal Four: Stallings Employment Agreement” on page 92.

Stallings Investment Agreement

     A copy of the Stallings Investment Agreement, together with all exhibits thereto, is attached hereto as Appendix II. Capitalized terms defined in Section 1.1 of the Stallings Investment Agreement are used herein with the same meaning unless otherwise defined herein. References to Sections in brackets "[§   ]” are references to Sections in the Stallings Investment Agreement.

     The Stallings Investment Agreement provides for the issuance by us of 13,459,741 shares of Common Stock in exchange for (i) all 3,000 shares of the outstanding Series B Preferred Stock held by Mr. Stallings, (ii) the Stallings Warrant and (iii) an amount of cash equal to the difference of $8,075,844.60 less the “Series B Exchange Value” (which is expected to be approximately $3.4 million on the Closing Date). “Series B Exchange Value” means an amount equal to the sum of (i) the $3,000,000 stated value of the Series B Preferred Stock, discounted from March 23, 2006 (the date on which the Series B Preferred Stock first becomes redeemable at our option) to the date of the Special Meeting at a discount rate of 8% per annum, (ii) the aggregate amount of dividends accrued but unpaid at the date of the Special Meeting, and (iii) dividends that would accrue from the date of the Special Meeting until March 23, 2006, discounted from the date each such unaccrued dividend would first become payable to the date of the Special Meeting at a discount rate of 8% per annum.

     Consummation of the transactions contemplated by the Stallings Investment Agreement are conditioned upon regulatory approvals and the Shareholder Approval as set forth in this proxy statement.

     We paid Mr. Stallings a fee of $32,666.67 after the execution of the Stallings Investment Agreement. Mr. Stallings must repay such fee forthwith and without interest in the event that the Stalling Investment Agreement is terminated resulting from a Breach by Mr. Stallings of his representations, warranties or covenants contained in the Stalling Investment Agreement. At and conditioned upon the Closing, we shall pay to Mr. Stallings an additional fee of $32,666.67. [§ 9.3].

     The Stallings Investment Agreement contains, in addition to typical representations, warranties and covenants, the following covenants:

•	Continued Filings under the Exchange Act. At least until the second anniversary of the Closing Date, we shall (and neither Mr. Stallings nor any member of the Stallings Group shall take any action, or omit to take any legally required action, or vote or fail to vote any of its shares of Voting Stock in any way, that could reasonably be expected to prevent us to) (i) continue to be registered under Section 12(g) of the Exchange Act and to file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the SEC and (ii) observe and comply with (as the same may be amended, modified or supplemented in the future) NYSE Rules 203.01 to 203.02 (Annual and Interim Reporting Requirements), 302 (Annual Meetings), 303A.01 to 303A.10 (Corporate Governance Standards), 304 (Classified Boards of Directors), 307 (Related Party Transactions), 308 (Defensive Tactics), 309 (Purchases of Company Stock by Directors and Officers), 311 (Redemption of Listed Securities, Tender Offers), 312.03 to 312.05 (Shareholder Approval Policy), 313 (Voting Rights), 401.01, 401.03 to 401.04 (Shareholders’ Meetings), and 402.04 (Proxies) as if (A) the Common Stock were listed on the NYSE and without taking advantage of any exception for controlled companies, as the same shall be in effect from time to time; and (B) we were applying to list additional shares of Common Stock on the NYSE; in each case without regard as to whether any class of our securities are listed on or otherwise would qualify for listing on the NYSE. [§ 6.3]

•	Waiver and Termination of Certain Prior Agreements. Mr. Stallings waived all of its rights under the Statement of Resolution designating the Series B Preferred Stock and the related Securities Purchase Agreement to (i) vote on or approve (x) any of the transactions constituting part of a Superior Proposal or (y) the authorization or issuance of any class of series of Preferred Stock ranking senior to or pari passu with the Series B Preferred Stock which is proposed to be issued, or is issued, as part of any Third Party Transaction which is part of a Superior Proposal, (ii) purchase or otherwise acquire any securities issuable by us in connection with any transaction which is part of a Superior Proposal or (iii) deem any such transaction to constitute a Fundamental Change Transaction, a Change in Control or liquidation of the Company (as defined in the Statement of Resolution designating the Series B Preferred Stock). The waiver described in the preceding sentence shall (i) in the event the Stalling Investment Agreement is terminated by us in connection with its receipt of a Superior Proposal or by Mr. Stallings because we enter into a definitive agreement concerning a Third Party Transaction, continue through termination of the Stalling Investment Agreement and thereafter until (A) the termination or withdrawal of the Superior Proposal or the termination of the transactions constituting part of the Superior Proposal, at which time such waiver shall expire, or (B) the date the defeasance of the Series B Preferred Stock has been effected, at which time the waiver shall become permanent; (ii) in the event the Stalling Investment Agreement is terminated for any other reason permitted in the Stalling Investment Agreement, expire upon such termination; and (iii) in the event the Transactions are consummated, expire upon the Closing. Mr. Stallings also waived any preemptive rights he otherwise may have been entitled to exercise in respect of the transactions contemplated by the Reis Investment Agreement or the GMSP Exchange Agreement. Effective as of the earlier to occur of (i) the date the defeasance of the Series B Preferred Stock has been effected or (ii) the Closing, all rights and obligations of ours and Mr. Stallings in and under the Prior Series B Agreement shall automatically terminate. [§ 6.5(a), (b) and (c)]

•	Nonsolicitation. We generally are prohibited from directly or indirectly soliciting, initiating or encouraging third party proposals which could frustrate the contemplated transactions or withdrawing the Board recommendation thereof; provided, however, that the Special Committee may pursue an unsolicited proposal if (i) the Board or the Special Committee concludes it could constitute a Superior Proposal or (ii) the Special Committee concludes that the fiduciary duties of the Board or the Special Committee so require. [§ 6.6]

•	Defeasance of Series B Preferred Stock. At the closing of the transactions contemplated by a Superior Proposal, we are obligated to give notice of redemption of the Series B Preferred Stock at the earliest date on which we may elect to redeem such series of Preferred Stock pursuant to its terms and shall deposit with a trustee satisfactory to us and Stallings U.S. treasury securities in an amount which will be sufficient to pay the redemption price (including accrued dividends) of the Series B Preferred Stock on its redemption date. [§ 6.6(c)]

•	Standstill. At least until the second anniversary of the Closing Date, Mr. Stallings agrees that he will not, and he will cause the other members of the Stallings Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the Stallings Group and the Reis Group would in the aggregate beneficially own more than 37.5% of the Voting Stock provided, however, that the Stallings Group and the Reis Group shall not be deemed collectively to own more than 37.5% of the Voting

Stock provided, however, that the Stallings Group and the Reis Group Stock solely by reason of the acquisition of Common Stock by Messrs. Stallings or Reis, pursuant to any of our existing or future incentive stock plans. [§ 6.14]

•	Board Representation. Mr. Stallings currently is on the Board. Following the Closing, members of the Stallings Group would be entitled to designate only Mr. Stallings to serve on the Board for at least two years and for so long thereafter as the Stalling Group owns at least 20% of the Voting Stock. For biographical information regarding Mr. Stallings, see “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26.

•	Registration Rights. Commencing on the first anniversary of the Closing Date and continuing until Mr. Stallings or members of the Stallings Group do not beneficially own more than 10% of the Voting Stock and none of them is an Affiliate of GNAC, Mr. Stallings shall have the right to require us to prepare and file one registration statement under the Securities Act with respect to an underwritten public offering of Common Stock constituting not less than 7% of the then outstanding Common Stock. We generally are responsible for the registration costs. [§ 6.4]

     In addition to customary conditions to Closing, neither we nor Mr. Stallings are obligated to consummate the transactions contemplated by the Stallings Investment Agreement if:

•	The Shareholder Approval is not obtained.

•	The transactions contemplated by the Stallings Investment Agreement are not approved by insurance regulatory authorities in Oklahoma and Texas.

     Additionally, Mr. Stallings is not obligated to consummate the transactions contemplated by the Stallings Investment Agreement generally if a GNAC Material Adverse Effect or Material Adverse Market Condition has occurred and is continuing. [§ 8.9]

     The Stallings Investment Agreement and the transactions contemplated thereby may be terminated at any time prior to the Closing by reason of, among other things:

•	By us or Mr. Stallings if:

•	The Shareholder Approval of the Stallings Exchange Transaction is not received; or

•	The Closing does not occur prior to February 1, 2005.

•	By us if:

•	There has been a Breach of Mr. Stallings’ representations, warranties or covenants; or

•	A Superior Proposal has been made and we have complied with our obligations as to proposed alternative third-party transactions.

•	By Mr. Stallings, if:

•	There has been a Breach of our representations, warranties or covenants;

•	We agree to a Third Party Transaction;

•	The Special Committee withdraws or modifies in a manner adverse to Stallings its approval or recommendation of the Stallings Investment Agreement or the transactions contemplated thereby; or

•	The Fairness Opinion is withdrawn or materially and adversely modified prior to Closing.

     If (i) we terminate the Stallings Investment Agreement in connection with our receipt of a Superior Proposal or Mr. Stallings terminates the Stallings Investment Agreement because of a Breach of our representations, warranties or covenants or our agreement to a Third Party Transaction, and (ii) within 180 days after termination, we enter into a binding agreement to effect a Third Party Transaction with a Person from whom we received a Transaction Proposal prior to the date of termination, and (iii) within 360 days after termination, we consummate such Third Party Transaction, then we are obligated to pay Mr. Stallings a break-up fee equal to $233,333.33. [§ 9.3(b)]

     The Stallings Investment Agreement may be amended by agreement of the parties at any time before or after closing.

     The Stallings Investment Agreement contains mutual indemnification obligations for breaches of representations, warranties or covenants. We are obligated to indemnify the members of the Stallings Group for any Damages resulting from any Proceeding brought against any of them brought against any of them in respect of the failure or alleged failure of the Special Committee or members thereof to fulfill any applicable fiduciary duty to us or our shareholders (other than Interested Shareholders) (provided that we are not required to make indemnification to the extent it would not be permitted by law). [§ 10.3] Except in certain circumstances, each party’s indemnification obligations are subject to a deductible of the first $750,000 of Damages in the aggregate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE STALLINGS INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN. MESSRS. BALLOCH, GOFF AND STALLINGS DID NOT ATTEND THE BOARD MEETING AT WHICH THE BOARD DETERMINED TO RECOMMEND THE PROPOSAL BECAUSE OF THEIR FINANCIAL INTERESTS IN THE MATTERS TO BE CONSIDERED. IN THE ABSENCE OF

INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE APPROVAL OF THE STALLINGS INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

PROPOSAL THREE:
REIS INVESTMENT AGREEMENT

General

     On August 27, 2004, we entered into a Stock Investment Agreement with First Western Capital, LLC, an Arizona limited liability company (“Reis LLC”) owned by James R. Reis. Under the terms of the Reis Investment Agreement, Reis LLC would invest approximately $4.0 million to acquire 6,729,871 shares of our Common Stock at a price of $0.60 per share that was based on the $0.60 per share value of Common Stock developed for the Series A Preferred Stock exchange. We are asking you to approve the Reis Investment Agreement and the transactions contemplated therein.

     Also on August 27, 2004, subject to Shareholder Approval, we entered into an employment agreement with Mr. Reis, who would become our Executive Vice President. See “Proposal Five: Reis Employment Agreement” on page 95.

Reis Investment Agreement

     A copy of the Reis Investment Agreement, together with all exhibits thereto, is attached hereto as Appendix III. Capitalized terms defined in Section 1.1 of the Reis Investment Agreement are used herein with the same meaning unless otherwise defined herein. References to Sections in brackets "[§   ]” are references to Sections in the Reis Investment Agreement.

     The Reis Investment Agreement provides for the issuance by us of 6,729,871 shares of Common Stock in exchange for the cash payment of $4,037,922.60 from Reis LLC. [§2.1]

     Consummation of the transactions contemplated by the Reis Investment Agreement are conditioned upon regulatory approvals and the Shareholder Approval as set forth in this proxy statement.

     We paid Reis LLC a fee of $26,233.34 after the execution of the Reis Investment Agreement. Reis LLC must repay such fee forthwith and without interest in the event that the Reis Investment Agreement is terminated resulting from a Breach by Reis LLC of its representations, warranties or covenants contained in the Reis Investment Agreement. At and conditioned upon the Closing, we shall pay to Reis LLC an additional fee of $26,233.34. [§ 9.3]

     The Reis Investment Agreement contains, in addition to typical representations, warranties and covenants, the following covenants:

•	Continued Filings under the Exchange Act. At least until the second anniversary of the Closing Date, we shall (and neither Reis LLC nor any member of the Reis Group shall take any action, or omit to take any legally required action, or vote or fail to vote any of its shares of Voting Stock in any way, that could reasonably be expected to prevent us to) (i) continue to be registered under Section 12(g) of the Exchange Act and to file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the SEC and (ii) observe and comply with (as the same may be amended, modified or supplemented in the future) NYSE Rules 203.01 to 203.02 (Annual and Interim Reporting Requirements), 302 (Annual Meetings), 303A.01 to 303A.10 (Corporate Governance Standards), 304 (Classified Boards of Directors), 307 (Related Party Transactions), 308 (Defensive Tactics), 309 (Purchases of Company Stock by Directors and Officers), 311 (Redemption of Listed Securities, Tender Offers), 312.03 to 312.05 (Shareholder Approval Policy), 313 (Voting Rights), 401.01, 401.03 to 401.04 (Shareholders’ Meetings), and 402.04 (Proxies) as if (A) the Common Stock were listed on the NYSE and without taking advantage of any exception for controlled companies, as the same shall be in effect from time to time; and (B) we were applying to list additional shares of Common Stock on the NYSE; in each case without regard as to whether any class of our securities are listed on or otherwise would qualify for listing on the NYSE. [§ 6.3]

•	Termination of Consulting Agreement. Effective as of the Closing, the Consulting Agreement dated as of February 1, 2003 between Reis LLC and General Agents Insurance Company of America, Inc., one of our insurance subsidiaries, will terminate.

•	Nonsolicitation. We generally are prohibited from directly or indirectly soliciting, initiating or encouraging third party proposals which could frustrate the contemplated transactions or withdrawing the Board recommendation thereof; provided, however, that the Special Committee may pursue an unsolicited proposal if (i) the Board or the Special Committee concludes it could be a Superior Proposal or (ii) the Special Committee concludes that the fiduciary duties of the Board or the Special Committee so require. [§ 6.6]

•	Standstill. At least until the second anniversary of the Closing Date, Reis LLC agrees that it will not, and it will cause the other members of the Reis Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the Reis Group and the Stallings Group would in the aggregate beneficially own more than 37.5% of the Voting Stock provided, however, that the Reis Group and the Stallings Group shall not be deemed collectively to own more than 37.5% of the Voting Stock solely by reason of the acquisition of Common Stock by Messrs. Reis and Stallings pursuant to any of our existing or future incentive stock plans. [§ 6.14]

•	Board Representation. Following the Closing, in the event of Mr. Stallings ceasing to serve on the Board for any reason during the first two years following the closing and for so long thereafter as the Reis Group owns at least 10% of the Voting Stock, Reis LLC may designate another individual (including Mr. Reis) to serve on the Board. Any substitute designated must be acceptable to the members of the Nominating Committee of the Board. For biographical information regarding Mr. Reis, see “The Participants; Interest of Certain Persons in Matters to Be Acted Upon” on page 26. [§ 6.7]

•	Registration Rights. Commencing on the first anniversary of the Closing Date and continuing until Reis LLC or members of the Reis Group do not beneficially own more than 10% of the Voting Stock and none of them is an Affiliate of GNAC, Reis LLC shall have the right to require us to prepare and file one registration statement under the Securities Act with respect to an underwritten public offering of Common Stock constituting not less than 7% of the then outstanding Common Stock. We generally are responsible for the registration costs. [§ 6.4]

     In addition to customary conditions to Closing, neither we nor Reis LLC are obligated to consummate the transactions contemplated by the Reis Investment Agreement if:

•	The Shareholder Approval is not obtained.

•	The transactions contemplated by the Reis Investment Agreement are not approved by insurance regulatory authorities in Oklahoma and Texas.

     Additionally, Reis LLC is not obligated to consummate the transactions contemplated by the Reis Investment Agreement generally if a GNAC Material Adverse Effect or Material Adverse Market Condition has occurred and is continuing [§ 8.9] or the transactions contemplated by the Stallings Investment Agreement are not consummated. [§ 8.11]

     The Reis Investment Agreement and the transactions contemplated thereby may be terminated at any time prior to the Closing by reason of, among other things:

•	By us or Reis LLC if:

•	The Shareholder Approval of the transactions contemplated by the Reis Investment Agreement is not received; or

•	The Closing does not occur prior to February 1, 2005.

•	By us if:

•	There has been a Breach of Reis LLC’s representations, warranties or covenants; or

•	A Superior Proposal has been made and we have complied with our obligations as to proposed alternative third-party transactions.

•	By Reis LLC, if:

•	There has been a Breach of our representations, warranties or covenants;

•	We agree to a Third Party Transaction;

•	The Special Committee withdraws or modifies in a manner adverse to Reis LLC its approval or recommendation of the Reis Investment Agreement or the transactions contemplated thereby; or

•	The Fairness Opinion is withdrawn or materially and adversely modified prior to Closing.

     If (i) we terminate the Reis Investment Agreement in connection with our receipt of a Superior Proposal or Reis LLC terminates the Reis Investment Agreement because of a Breach of our representations, warranties or covenants or our agreement to a Third Party Transaction, and (ii) within 180 days after termination, we enter into a binding agreement to effect a Third Party Transaction with a Person from whom we received a Transaction Proposal prior to the date of termination, and (iii) within 360 days after termination, we consummate such Third Party Transaction, then we are obligated to pay Reis LLC a break-up fee equal to $116,666.67. [§ 9.3(b)]

     The Reis Investment Agreement may be amended by agreement of the parties at any time before or after closing.

     The Reis Investment Agreement contains mutual indemnification obligations for breaches of representations, warranties or covenants. We are obligated to indemnify the members of the GMSP Group for any Damages resulting from any Proceeding brought against any of them brought against any of them in respect of the failure or alleged failure of the Special Committee or members thereof to fulfill any applicable fiduciary duty to us or our shareholders (other than Interested Shareholders) (provided that we are not required to make indemnification to the extent it would not be permitted by law). [§ 10.3] Except in certain circumstances, each party’s indemnification obligations are subject to a deductible of the first $750,000 of Damages in the aggregate.

     Although Reis LLC does not currently have sufficient cash resources to make the required cash payment to us at closing, Mr. Reis has advised us that he has sufficient cash resources to enable Reis LLC to do so, and he has also personally committed to cause Reis LLC to have sufficient capital and liquidity to fund its obligations at the closing under the Reis Investment Agreement, assuming the conditions to its obligations have been satisfied. Mr. Reis also agreed to cause Reis LLC to use its reasonable best efforts to consummate the transactions contemplated by the Reis Investment Agreement and comply with its obligations not to acquire additional shares of Common Stock if Reis LLC, Mr. Reis, Mr. Stallings and related parties would beneficially own more than 37.5% of the Voting Stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE REIS INVESTMENT AGREEMENT AND THE

TRANSACTIONS CONTEMPLATED THEREIN. MESSRS. BALLOCH, GOFF AND STALLINGS DID NOT ATTEND THE BOARD MEETING AT WHICH THE BOARD DETERMINED TO RECOMMEND THE PROPOSAL BECAUSE OF THEIR FINANCIAL INTERESTS IN THE MATTERS TO BE CONSIDERED. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE APPROVAL OF THE REIS INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

THE EMPLOYMENT AGREEMENTS PROPOSALS

     You are being asked to consider and vote upon the Employment Agreements Proposals, which consists of three agreements with members of our senior management and the transactions contemplated thereby. The three agreements are (i) an Employment Agreement between us and Robert W. Stallings, (ii) an Employment Agreement between us and James R. Reis, and (iii) a Waiver and First Amendment to Employment Agreement between us and Glenn W. Anderson.

     In connection with the restructuring and with a view to our pursuit thereafter of a long-term growth plan for our nonstandard personal automobile insurance business, we seek to enhance and provide additional incentive to our senior management team based on our performance. Accordingly, in conjunction with the recapitalization, Mr. Stallings would become executive Chairman of the Board of the Company and in that capacity would be entitled to receive a annual salary equal to $300,000 and a bonus generally equal to approximately 5% of the consolidated income before Federal income tax and interest expense (“EBIT”) of the Company. Mr. Reis would become Executive Vice President of the Company with responsibility for risk management and in that capacity would be entitled to receive a annual salary equal to $200,000 and a bonus generally equal to approximately 2.5% of the EBIT of the Company. Mr. Anderson would remain as the Company’s President and Chief Executive Officer at his current annual salary of $340,000 and would be entitled to a bonus generally equal to approximately 2% of the EBIT of the Company. Mr. Anderson also would receive a grant of 600,000 shares of our Common Stock, 400,000 of which would be subject to certain forfeiture conditions.

PROPOSAL FOUR:

STALLINGS EMPLOYMENT AGREEMENT

     We are asking you to approve the Employment Agreement dated as of August 27, 2004 between us and Robert W. Stallings. A copy of Mr. Stallings’ Employment Agreement is attached hereto as Appendix IV.

     Mr. Stallings entered into a consulting agreement with us on February 26, 2001, pursuant to which he agreed to provide consulting services (including strategic planning advice, analysis of the subsidiaries’ performance in various sectors of their respective business and recommendations for growth strategies and opportunities for new markets and products) to our insurance subsidiaries for a period of five years ending on March 22, 2006 for $300,000 per annum. Mr. Stallings currently serves as non-executive Chairman of the Board.

     On August 27, 2004, our Compensation Committee and Board of Directors approved the Stallings Employment Agreement which would provide for employment of Mr. Stallings as our executive Chairman of the Board and chief strategic officer. It is contemplated that our Bylaws will be amended to provide that the Chairman of the Board is our chief strategic officer. The Stallings Employment Agreement was negotiated between Mr. Stallings and our Compensation Committee. The effective date of the Stallings Employment Agreement would be the date which is the latter of (i) the Shareholder Approval of the transactions contemplated by the recapitalization agreements and (ii) the consummation of the transactions contemplated by the recapitalization agreements. The Stallings Employment Agreement would have an initial term of three years, to be automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Stallings Employment Agreement remains three years) unless either party provides written notice to the other at least 90 days prior to the anniversary of the effective date of an intention not to extend the term. Pursuant to the Stallings Employment Agreement, Mr. Stallings would receive an annual base salary of $300,000 and various other benefits.

     Mr. Stallings’ annual bonus would be an amount equal to five percent (5%) of “EBIT”, which is defined in the Stallings Employment Agreement, excluding certain adjustments, to mean the sum of consolidated income before Federal income taxes and (i) interest expense and (ii) any bonuses accrued in respect of Mr. Stallings, determined on a consolidated basis and in accordance with generally accepted accounting principles for financial reporting in the United States. Mr. Stallings’ EBIT-based annual bonus would continue throughout the term of the Stallings Employment Agreement. If the Stallings Employment Agreement had been in effect for all of 2004 and if our Income before Federal income taxes for our year ending 2004 were approximately $4 million, after bonuses paid to Messrs. Stallings, Reis and Anderson, Mr. Stallings’ EBIT-based bonus for 2004 would be approximately $210,000. If we experience material growth or our profitability increases materially, the bonus structure of the Stallings Employment Agreement could cause us to pay substantial continuing annual bonuses to Mr. Stallings. If the Stallings Employment Agreement meets with Shareholder Approval, Mr. Stallings’ bonus would be prorated for the partial year that commences on the effective date of the amendment. Mr. Stallings’ bonus would be due no later than March 31 of the year following the year to which the bonus applies.

     Effective upon the consummation of the restructuring, all rights and obligations of us, our GAINSCO Service Corp. subsidiary, and Mr. Stallings under the Consulting Agreement dated as of February 26, 2001 would terminate automatically. Each party would also be deemed to have released the others from any all present and future obligations, known or unknown, arising out of the consulting agreement.

     The Stallings Employment Agreement would permit termination of Mr. Stallings for cause with payment of salary accrued to the date of termination. If Mr. Stallings’ employment were ever terminated without cause, he would be entitled to an amount equal the sum of (i) salary accrued to the date of termination, (ii) bonus accrued to the date of termination, if any, and (iii) severance compensation equal to the sum of (A) the amount of the bonus paid or owed to Mr. Stallings in respect of the most recently completed calendar year at the time of termination, and (B) an amount equal to Mr. Stallings’ annual base salary, at the highest rate in effect immediately prior to the time of termination. Any severance compensation would be paid in semi-monthly installments for a period of twelve month following the date of termination upon execution of the Release attached as Exhibit A to the Stallings Employment Agreement, which is attached hereto as Appendix IV.

     The following table summarizes the differences between the Stallings Consulting Agreement and the Stallings Employment Agreement:

	Stallings Consulting Agreement	Stallings Employment Agreement
Initial Term:	Five years ending March 22, 2006	Three years following the effective date (as described above)

Extensions:	None	On each anniversary of the effective date, the agreement automatically extends by an additional year (so the term remains three years) unless either party provides written notice of an intention not to extend the term at least 90 days prior to the anniversary of the effective date

Status:	Consultant	Employee

Position(s):	Non-executive Chairman of the Board	Executive Chairman of the Board and chief strategic officer

Periodic Fixed Payments:	Consulting fee of $300,000 per annum	Base salary of $300,000 per annum

Bonus:	None	Annual bonus equal to 5% of EBIT as described above

New Plan Benefits Of Stallings Employment Agreement

Name and Position	Dollar Value ($)	Number of Shares
Robert W. Stallings, Non-Executive Chairman of the Board (1)	$300,000 plus an annual bonus equal to 5% of EBIT as described above	None

(1)	Mr. Stallings is currently our Non-executive Chairman of the Board. Upon the latter of (i) the Shareholder Approval of the transactions contemplated by the Stallings Employment Agreement and (ii) the consummation of the transactions contemplated by the Stallings Investment Agreement, Mr. Stallings would become our Executive Chairman of the Board.

     For more information regarding the terms of Mr. Stallings’ potential employment, see the Stallings Employment Agreement attached hereto as Appendix IV.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE STALLINGS EMPLOYMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. MESSRS. BALLOCH, GOFF AND

STALLINGS DID NOT ATTEND THE BOARD MEETING AT WHICH THE BOARD DETERMINED TO RECOMMEND THE PROPOSAL BECAUSE OF THEIR FINANCIAL INTERESTS IN THE MATTERS TO BE CONSIDERED. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE STALLINGS EMPLOYMENT AGREEMENT PROPOSAL.

PROPOSAL FIVE:
REIS EMPLOYMENT AGREEMENT

     We are asking you to approve the Employment Agreement dated as of August 27, 2004 between us and James R. Reis, or the Reis Employment Agreement. A copy of the Reis Employment Agreement is attached hereto as Appendix V.

     Reis LLC entered into a consulting agreement with one of our insurance company subsidiaries as of February 1, 2003, pursuant to which it agreed to provide such consulting services (including with respect to new business opportunities and strategic development) as the Company may designate for a period ending on May 31, 2003 for $15,000 per month (which is equivalent to $180,000 per annum) and continuing on a month to month basis thereafter.

     On August 27, 2004, our Compensation Committee and Board of Directors approved the Reis Employment Agreement which would provide for employment of Mr. Reis as our Executive Vice President. Mr. Reis is expected to be our chief risk management officer. The Reis Employment Agreement was negotiated between Mr. Reis and our Compensation Committee. The effective date of the Reis Employment Agreement would be the date which is the latter of (i) the Shareholder Approval of the transactions contemplated by the recapitalization agreements and (ii) the consummation of the transactions contemplated by the recapitalization agreements. The Reis Employment Agreement would have an initial term of three years, to be automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the Reis Employment Agreement remains three years) unless either party provides written notice to the other at least 90 days prior to the anniversary of the effective date of an intention not to extend the term. Pursuant to the Reis Employment Agreement, Mr. Reis would receive an annual base salary of $200,000 and various other benefits.

     Mr. Reis’ annual bonus would be an amount equal to two and one-half percent (2.5%) of “EBIT”, which is defined in the Reis Employment Agreement, excluding certain adjustments, to mean the sum of consolidated income before Federal income taxes and (i) interest expense and (ii) any bonuses accrued in respect of Mr. Reis, determined on a consolidated basis and in accordance with generally accepted accounting principles for financial reporting in the United States. Mr. Reis’ EBIT-based annual bonus would continue throughout the term of the Reis Employment Agreement. If the Reis Employment Agreement had been in effect for all of 2004 and if our Income before Federal income taxes for our year ending 2004 were approximately $4 million, after bonuses paid to Messrs. Stallings, Reis and Anderson, Mr. Reis’ EBIT-based bonus for 2004 would be approximately $103,000. If we experience material growth or our profitability increases materially, the bonus structure of the Reis Employment Agreement could cause us to pay substantial continuing annual bonuses to Mr. Reis. If the Reis Employment

Agreement meets with Shareholder Approval, Mr. Reis’ bonus would be prorated for the partial year that commences on the effective date of the amendment. Mr. Reis’ bonus would be due no later than March 31 of the year following the year to which the bonus applies.

     Effective upon the consummation of the restructuring, all rights and obligations of us, our General Agents Insurance Company of America, Inc. subsidiary, or “GAIC”, Mr. Reis, and First Western Capital LLC, or “Reis LLC,” an Arizona limited liability company of which Mr. Reis is the sole manager and member, under the Consulting Agreement dated as of February 1, 2003 would terminate automatically. GAIC and Reis LLC would also be deemed to have released each other from any all present and future obligations, known or unknown, arising out of the consulting agreement.

     The Reis Employment Agreement would permit termination of Mr. Reis for cause with payment of salary accrued to the date of termination. If Mr. Reis’ employment were ever terminated without cause, he would be entitled to an amount equal the sum of (i) salary accrued to the date of termination, (ii) bonus accrued to the date of termination, if any, and (iii) severance compensation equal to the sum of (A) the amount of the bonus paid or owed to Mr. Reis in respect of the most recently completed calendar year at the time of termination, and (B) an amount equal to Mr. Reis’ annual base salary, at the highest rate in effect immediately prior to the time of termination. Any severance compensation would be paid in semi-monthly installments for a period of twelve month following the date of termination upon execution of the release attached as Exhibit A to the Reis Employment Agreement, which is attached hereto as Appendix V.

     The following table summarizes the differences between the Reis Consulting Agreement and the Reis Employment Agreement:

	Reis Consulting Agreement	Reis Employment Agreement
Initial Term:	Until May 31, 2003	Three years following the effective date (as described above)

Extensions:	Following the end of the term, automatic monthly renewal for successive one-month periods unless either party provides written notice of an intention not to extend the term at least ten days prior to any monthly renewal period	On each anniversary of the effective date, the agreement automatically extends by an additional year (so the term remains three years) unless either party provides written notice of an intention not to extend the term at least 90 days prior to the anniversary of the effective date

Status:	Reis LLC as consultant	Mr. Reis as employee

Position(s):	None	Executive Vice President

Periodic Fixed	Consulting fee of	Base salary of $200,000 per annum
Payments:	$180,000 per annum

Bonus:	None	Annual bonus equal to 2.5% of EBIT as described above

New Plan Benefits of Reis Employment Agreement

Name and Position	Dollar Value ($)	Number of Shares
James R. Reis	$200,000 plus an annual bonus equal to 2.5% of EBIT as described above	None

(1)	Mr. Reis does not currently have a position with us. Upon the latter of (i) the Shareholder Approval of the transactions contemplated by the Reis Employment Agreement and (ii) the consummation of the transactions contemplated by the Reis Investment Agreement, Mr. Reis would become our Executive Vice President.

     For more information regarding the terms of Mr. Reis’ potential employment, see the Reis Employment Agreement attached hereto as Appendix V.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE REIS EMPLOYMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. MESSRS. BALLOCH, GOFF AND STALLINGS DID NOT ATTEND THE BOARD MEETING AT WHICH THE BOARD DETERMINED TO RECOMMEND THE PROPOSAL BECAUSE OF THEIR FINANCIAL INTERESTS IN THE MATTERS TO BE CONSIDERED. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE REIS EMPLOYMENT AGREEMENT PROPOSAL.

PROPOSAL SIX:
ANDERSON AMENDMENT

     We are asking you to approve an amendment to the Employment Agreement dated as of April 17, 1998 between us and Glenn W. Anderson. The Waiver and First Amendment to Employment Agreement dated as of August 27, 2004 between us and Mr. Anderson, which we refer to as the “Anderson Amendment,” is attached hereto as Appendix VI and incorporated herein by this reference. The Anderson Amendment would prescribe the calculation of Mr. Anderson’s annual bonus and would grant 600,000 unregistered shares of our Common Stock to Mr. Anderson. The portions of the Anderson Amendment relating to his waiver to permit the transactions contemplated by the Proposals would remain in effect even if you do not approve the Anderson Amendment.

     The Anderson Employment Agreement became effective on April 17, 1998 and provides for employment of Mr. Anderson as our President and Chief Executive Officer. The Anderson Employment Agreement was originally negotiated prior to his agreeing to join us. The Anderson Employment Agreement provides for an initial term of four years, to be automatically extended by an additional year on the same terms and conditions on each April 17 (so that, as of each April 17, the term of the Anderson Employment Agreement remains four years) unless either party provides written notice to the other at least 30 days prior to April 17 of an intention not to extend the term. Pursuant to the Anderson Employment Agreement, Mr. Anderson receives an annual base salary of $340,000 and various other benefits. The Anderson Employment Agreement originally granted Mr. Anderson a non-qualified stock option to purchase 579,710 shares of Common Stock for $5.75 per share. That option expired July 24, 2003.

     On March 3, 2004, the Board reviewed the Anderson Employment Agreement and determined to allow it to renew by its terms for another year, which makes its current expiration date April 16, 2008. The Anderson Employment Agreement permits termination of Mr. Anderson for cause with payment of salary accrued to the date of termination. If Mr. Anderson’s employment is terminated without cause, he will be entitled to an amount equal to 36 multiplied by 150% of his then current monthly rate of base salary. The Company also entered into a change in control agreement with Mr. Anderson, which was replaced by a new one on August 27, 2004. See “Change in Control Agreements” below on page 105. If Mr. Anderson is terminated without cause, he will be entitled to the greater of (i) the amount to which he would be entitled upon such termination under his employment agreement in the absence of a change in control or (ii) the amount called for by his change in control agreement. Our Compensation Committee has targeted Mr. Anderson for a bonus of approximately $75,000 for the year ending December 31, 2004, subject to consideration of further results of the Company’s operations for the year and the amount of bonus, if any, to which he would be entitled under the Anderson Amendment.

     On August 27, 2004, our Compensation Committee and Board of Directors approved the Anderson Amendment. Subject to and forthwith after both (i) Shareholder Approval of the transactions contemplated by the recapitalization agreements and (ii) the consummation of the transactions contemplated by the recapitalization agreements, the amendment to Mr. Anderson’s employment agreement would make the following changes:

•	Mr. Anderson’s annual bonus would become an amount equal to two percent (2%) of “EBIT”, which is defined in the Anderson Amendment, excluding certain adjustments, to mean the sum of consolidated income before Federal income taxes and (A) interest expense and (B) any bonuses accrued in respect of Mr. Anderson, determined on a consolidated basis and in accordance with generally accepted accounting principles for financial reporting in the United States. Mr. Anderson’s EBIT-based annual bonus would continue throughout the term of the amended Anderson Employment Agreement. If the Anderson Amendment had been in effect for all of 2004 and if our Income before Federal income taxes for our year ending 2004 were approximately $4 million, after bonuses paid to Messrs. Stallings, Reis and Anderson, Mr. Anderson’s EBIT-based bonus for 2004 would be approximately $82,000. If we experience material growth or our profitability increases materially, the bonus structure of the amended Anderson Employment Agreement could cause us to pay substantial continuing annual bonuses to Mr. Anderson. If the amendment receives Shareholder Approval, Mr. Anderson’s bonus would be prorated for the partial year that commences on the effective date of the amendment. Currently, Mr. Anderson’s bonus is discretionary. Mr. Anderson’s bonus would be payable no later than March 31 of the year following the year to which the bonus applies.

•	We would issue 200,000 shares of our Common Stock to Mr. Anderson. No forfeiture provisions would apply to these shares, but they would not be registered under applicable securities laws.

•	We would enter into a restricted stock agreement with Mr. Anderson pursuant to which we would issue 400,000 shares of restricted Common Stock to Mr. Anderson that would vest and cease to be subject to forfeiture conditions as to 80,000 shares on each anniversary of the date of grant, and they would not be registered under applicable securities laws. A copy of the restricted stock agreement is attached as Exhibit A to the Waiver and First Amendment, which is attached hereto as Appendix VI.

Mr. Anderson’s duties and responsibilities are not expected to change materially.

     The following table summarizes the differences between Mr. Anderson’s current Employment Agreement as it now provides and as amended by the Anderson Amendment:

Current Anderson
	Employment Agreement	Anderson Amendment
Term:	Initial term of four years ending April 16, 2002. On each anniversary of the effective date, the agreement automatically extends by an additional year (so the term remains four years) unless either party provides written notice of an intention not to extend the term at least 30 days prior to the anniversary of the effective date, with result that agreement now terminates on April 16, 2008, unless further extended	Unchanged

Status:	Employee	Unchanged

Position(s):	President and Chief Executive Officer	Unchanged

Salary:	Annual base salary of $340,000 per annum	Unchanged

Bonus:	Discretionary	Annual bonus equal to 2% of EBIT as described above

New Plan Benefits of Anderson Amendment

Name and Position	Dollar Value ($)	Number of Shares
Glenn W. Anderson,	$340,000 plus an annual
President and Chief	bonus equal to 2% of	600,000 shares of
Executive Officer	EBIT as described above	Common Stock (1)

(1)	400,000 shares of Common Stock would be subject to certain forfeiture provisions as described above and 200,000 would not be subject to forfeiture.

     For more information about the Anderson Amendment see the Waiver and First Amendment to Anderson Employment Agreement attached hereto as Appendix VI.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE ANDERSON AMENDMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. MESSRS. BALLOCH, GOFF AND STALLINGS DID NOT ATTEND THE BOARD MEETING AT WHICH THE BOARD DETERMINED TO RECOMMEND THE PROPOSAL BECAUSE OF THEIR FINANCIAL INTERESTS IN THE MATTERS TO BE CONSIDERED. MR. ANDERSON ATTENDED THE BOARD MEETING, BUT ABSTAINED IN RESPECT OF VOTING ON AND RECOMMENDING TO THE SHAREHOLDERS THE AMENDMENT TO HIS EMPLOYMENT AGREEMENT. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY A PROXY DELIVERED TO THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ANDERSON AMENDMENT PROPOSAL.

     ALL PARTIES TO THE AGREEMENTS DESCRIBED IN THE PROPOSALS DESCRIBED ABOVE HAVE AGREED THAT NONE OF THE TRANSACTIONS DESCRIBED IN ANY OF THE PROPOSALS WILL BE CONSUMMATED UNLESS OUR SHAREHOLDERS APPROVE ALL OF THE PROPOSALS. A VOTE BY YOU AGAINST ANY OF THE PROPOSALS IS EQUIVALENT TO A VOTE AGAINST ALL OF THE PROPOSALS.

ADJOURNMENTS

     If the requisite shareholder vote approving the six Proposals has not been received at the time of the Special Meeting, you may be asked to vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of the Proposals. The affirmative vote of the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Special Meeting and voting for or against, or expressly abstaining from voting on, the adjournment proposal, is required to approve the adjournment of the Special Meeting.

     The Board recommends that you vote FOR the approval of any such adjournment or postponement of the Special Meeting, if proposed. If you complete, sign and submit your proxy card without withholding approval of the proposal to approve the adjournment of the Special Meeting, your proxy will be counted as a vote in favor of granting to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies in favor of the approval and adoption of the six Proposals if there are not sufficient votes for approval and adoption of the six Proposals at the Special Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The individuals named below (the “Named Executives”) include the Company’s chief executive officer and the other four most highly compensated executive officers of the Company for the fiscal year ending December 31, 2003. Information is provided on an accrual basis for the fiscal years ending on December 31 of the three years shown in the table below.

							Long-Term Compensation
Annual Compensation							Awards		Payouts
					Other Annual			Securities		All Other
Name and Principal		Salary	Bonus		Compensa-		Restricted Stock	Underlying Options/	LTIP	Compensa-
Position	Year	($)	($)		tion ($)		Award(s) ($)	SARs (#)	Payouts ($)	tion ($)
Glenn W. Anderson	2003	340,000	150,000		8,400	(2)	—	—	—	22,066	(3)(5)
President and Chief	2002	340,000	—	(1)	8,400	(2)	—	—	—	18,085	(3)
Executive Officer	2001	340,000	—	(1)	8,400	(2)	—	—	—	6,196	(3)

Michael S. Johnston	2003	178,000	126,000		18,545	(4)	—	—	—	3,600	(3)
President-Personal Lines	2002	178,000	—	(1)	17,560	(4)	—	—	—	3,600	(3)
Division	2001	164,500	—	(1)	10,627	(4)	—	—	—	3,696	(3)

Richard M. Buxton Senior Vice President	2003	170,000	35,000		—		—	—	—	4,836	(3)
Mergers and Acquisitions,	2002	170,000	—	(1)	—		—	—	—	12,968	(3)(5)
Investor Relations	2001	170,000	—	(1)	—		—	—	—	3,825	(3)

Daniel J. Coots Senior Vice President	2003	155,000	30,000		—		—	—	—	11,314	(3)(5)
and Chief Financial	2002	155,000	—	(1)	—		—	—	—	8,427	(3)(5)
Officer	2001	155,000	—	(1)	—		—	—	—	4,618	(3)

	2003	125,000	—		—		—	—	—	7,330	(3)(5)
Jackiben N. Wisdom	2002	120,221	—	(1)	—		—	—	—	5,594	(3)
Vice President-Claims	2001	83,076	—	(1)	—		—	—	—	4,154	(3)

(1)	Due to financial losses suffered by the Company during the year and the Company’s need to conserve its capital, no bonus was paid to any of the Named Executives for the years ended December 31, 2002 or 2001.

(2)	Amounts for automobile allowance.

(3)	This amount includes the Company’s matching contribution under the 401(k) Plan, except that with regard to Messrs. Anderson, Buxton, and Coots, the 2002 amount also includes a holiday season cash payment of $300, and that with regard to Mr. Wisdom, the 2003 amount also includes a company appreciation cash payment of $288. In the case of Mr. Anderson, this amount also includes premiums paid for his benefit (i) on term life insurance in the amount of $2,132, $2,277 and $2,371 in 2003, 2002 and 2001, respectively, and (ii) on disability insurance in the amount of $5,254 and $10,508 in 2003 and 2002, respectively.

(4)	In 2003, $12,545 was for health insurance reimbursement and $6,000 was for an automobile allowance. In 2002, $11,560 was for health insurance reimbursement and $6,000 was for an automobile allowance. In 2001, $9,627 was for health insurance reimbursement and $1,000 was for an automobile allowance.

(5)	In the case of Mr. Anderson, this amount includes a payment of $8,990 in 2003 for accrued vacation that was both unused and unusable. In the case of Mr. Buxton, this amount includes a payment of $8,343 in 2002 for accrued vacation that was both unused and unusable. In the case of Mr. Coots, this amount includes a payment of $6,713 and $2,699 in 2003 and 2002, respectively, for accrued vacation that was both unused and unusable. In the case of Mr. Wisdom, this amount includes a payment of $3,381 in 2003 for accrued vacation that was both unused and unusable.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table summarizes for each of the Named Executives the number of stock options, if any, exercised during the fiscal year ended December 31, 2003, the aggregate dollar value, if any, realized upon exercise, the total number of unexercised stock options held at December 31, 2003, if any, and the aggregate dollar value of the unexercised options held at December 31, 2003, if any. Value realized upon exercise, if any, is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised options at fiscal year-end is the difference between the exercise price of the stock options and the fair market value of the underlying stock at December 31, 2003, the latter of which was $0.22 per share. These values, unlike the amounts, if any, set forth in the column headed “Value Realized,” have not been, and may never be, realized. The options have not been, and may not be, exercised. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise. There can be no assurance that the values shown will be realized.

Aggregated Option Exercises In The Last
Fiscal Year and FY-End Option Values

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-The-Money
	Shares Acquired on	Value	Options/SARs at FY-End			Options/SARs at FY-End ($)
Name	Exercise (#)	Realized ($)	Exercisable		Unexercisable	Exercisable	Unexercisable
Glenn W. Anderson
President and Chief Executive Officer	—	—	40,000	(1)	190,000	—	—
Michael S. Johnston
President-Personal Lines Division	—	—	6,740	(2)	1,685	—	—
Richard M. Buxton
Senior Vice President Mergers and Acquisitions, Investor Relations	—	—	49,364	(3)	3,800	—	—
Daniel J. Coots
Senior Vice President and Chief Financial Officer	—	—	47,135	(4)	3,000	—	—
Jackiben N. Wisdom
Vice President-Claims	—	—	1,020	(5)	255	—	—

(1)	Options to purchase 40,000 shares are exercisable at approximately $5.50 per share.

(2)	Options to purchase 6,740 shares are exercisable at approximately $5.50 per share.

(3)	Options to purchase 34,164 shares are exercisable at approximately $6.03 per share and options to purchase 15,200 shares are exercisable at approximately $5.50 per share.

(4)	Options to purchase 35,135 shares are exercisable at approximately $6.03 per share and options to purchase 12,000 shares are exercisable at approximately $5.50 per share.

(5)	Options to purchase 1,020 shares are exercisable at approximately $5.50 per share.

Employee Benefit Plans

     At December 31, 2003, the Company had two plans under which options could be granted: the 1995 Option Plan and the 1998 Incentive Plan. The 1995 Option Plan was approved by the shareholders on May 10, 1996 and 1,071,000 shares are currently reserved for issuance under this plan. Options granted under the 1995 Option Plan have a maximum ten year term and are exercisable at the rate of 20% immediately upon grant and 20% on each of the first four anniversaries of the grant date. The 1998 Incentive Plan was approved by the shareholders on July 17, 1998, and the aggregate number of shares of Common Stock that may be issued under the 1998 Incentive Plan is limited to 1,000,000. Under the 1998 Incentive Plan, stock options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards may be granted.

     The Company has the 401(k) Plan to help eligible employees build financial security for retirement and to help protect them and their beneficiaries in the event of death or disability. Generally all employees of the Company are eligible to participate in the 401(k) Plan. The Company and the participant both make contributions to the 401(k) Plan. The 401(k) Plan currently permits employees to direct that their accounts be invested in any of a number of mutual funds or other publicly traded securities. The 401(k) Plan Investment Committee determined in 2003 not to allow employees to direct that their 401(k) Plan accounts purchase additional shares of Common Stock; however, employee 401(k) Plan accounts which held Common Stock prior to that time may continue to hold those shares. The 401(k) Plan contains no restrictions on the disposition of interests in the Plan or Common Stock held by the 401(k) Plan, but participants in the 401(k) Plan will be subject to general Company policy regarding transactions involving Common Stock to facilitate compliance with applicable securities laws. Should the Company decide to change the 401(k) Plan trustee, there will be a period of time during which interests in the Plan will not be able to be traded or otherwise disposed of.

     See “Proposal Four: Stallings Employment Agreement” on page 92; “Proposal Five: Reis Employment Agreement” on page 95; and “Proposal Six: Anderson Amendment” on page 97 for additional information regarding proposed arrangements relating to the compensation of Messrs. Stallings, Reis and Anderson, respectively.

Aggregate New Plan Benefits

Name and Position	Dollar Value ($)	Number of Shares
Glenn W. Anderson, President and Chief Executive Officer	$340,000 plus an annual bonus equal to 2% of EBIT as described above	600,000 shares of Common Stock (1)

Robert W. Stallings, Non-Executive Chairman of the Board (2)	$300,000 plus an annual bonus equal to 5% of EBIT as described above	None

James R. Reis (3)	$200,000 plus an annual bonus equal to 2.5% of EBIT as described above	None

(1) Of the 600,000 shares of Common Stock, 400,000 would be subject to certain forfeiture provisions as described above under “Proposal Six: Anderson Amendment” on page 97, and 200,000 would not be subject to forfeiture.

(2) Mr. Stallings is currently our Non-executive Chairman of the Board. Upon the latter of (i) the Shareholder Approval of the transactions contemplated by the Stallings Employment Agreement and (ii) the consummation of the transactions contemplated by the Stallings Investment Agreement, Mr. Stallings would become our Executive Chairman of the Board.

(3) Mr. Reis does not currently have a position with us. Upon the latter of (i) the Shareholder Approval of the transactions contemplated by the Reis Employment Agreement and (ii) the consummation of the transactions contemplated by the Reis Investment Agreement, Mr. Reis would become our Executive Vice President.

Compensation of Directors

     Each director of the Company who is not a full time employee of the Company receives a quarterly retainer and a meeting fee for each in person meeting, plus expenses incurred in attending meetings of the Board. In 2003, each director received $4,000 as a quarterly retainer and $2,000 per scheduled Board meeting attended. Directors who are also full time employees of the Company are not separately compensated for their service as a director.

     Members of the Special Committee receive $750 per Special Committee meeting attended, or $110,500 in the aggregate (including two quarterly retainer fee payments to Mr. Puckett of $5,000 each for services as Chairman of the Special Committee) for meetings relating to the recapitalization through September 17, 2004.

     Directors have periodically been granted and hold stock options granted under one or more of the Company’s 1995 Option Plan and 1998 Incentive Plan. On May 25, 2000, options to purchase an aggregate of 33,600 shares of Common Stock for $5.50 per share were granted to non-employee directors of the Company under the 1998 Incentive Plan as follows: Joel C. Puckett, 8,400 shares; Sam Rosen, 8,400 shares; Harden H. Wiedemann, 8,400 shares; and John H. Williams, 8,400 shares. The options expire May 24, 2010 and became vested and exercisable in full on May 25, 2001. See the preceding tables and “Security Ownership of Certain Beneficial Owners and Management” on page 69 for more information regarding such grants.

Change in Control Agreements

     Of the Named Executives, each of Glenn W. Anderson, Richard M. Buxton and Daniel J. Coots (the “Change in Control Executives") have entered into agreements (“Change in Control Agreements") that provide for the payment of benefits if he is actually or constructively terminated following a change in control of the Company and are automatically extended for one additional year from each December 31st unless sooner terminated by the Company. No benefits generally are payable if a Change in Control Executive terminates his own employment other than for good reason or is terminated for cause. No benefits beyond those otherwise provided by the Company are provided if a Change in Control Executive’s employment terminates by reason of death, disability or retirement.

     If, within two years following a change in control, a Change in Control Executive is terminated by the Company for reasons other than cause, or if the Change in Control Executive terminates employment for good reason, the Change in Control Executive will be paid a lump sum cash payment. In the case of Mr. Anderson, the lump sum cash payment would be in an amount equal to 200% of his base salary. Under the terms of the Anderson Employment Agreement described above under “Proposal Six: Anderson Amendment” on page 97, if Mr. Anderson is terminated without cause, he will be entitled to the greater of (i) the amount he would be entitled to upon such termination under the Anderson Employment Agreement in the absence of a change in control (36 multiplied by 150% of his then current monthly rate of base salary) or (ii) the amount called for by his Change in Control Agreement. In most cases, the amount to which Mr. Anderson would be entitled under the Anderson Employment Agreement would be the greater figure. In the case of the other Change in Control Executives, the lump sum cash payment would be in an amount equal to 150% of the Change in Control Executive’s base salary. In the event any of such payments would not be deductible, in whole or in part, by the Company as a result of Section 280G of the Internal Revenue Code such payment would be reduced to the extent necessary to make the entire payment deductible.

     The Change in Control Agreements with Messrs. Buxton and Coots were entered into at the end of 2001 in place of prior agreements. A Change in Control Agreement with Mr. Anderson was entered into in 1998 when he joined the Company, but was replaced by a new Change in Control Agreement (more similar to those of Messrs. Buxton and Coots) in conjunction with the recapitalization transactions on August 27, 2004. Mr. Anderson’s new Change in Control Agreement differs from his previous one in the following respects: (i) his severance pay is no longer guaranteed to be at least 1.25 times the amount reported in his W-2 statement for the year prior to the year in which his termination occurs; (ii) he is now required to remain in our employ for one year (as opposed to 6 months) following a potential change in control; (iii) beneficial ownership of a majority or more of our then outstanding Common Stock by certain persons, including GMSP, Messrs. Stallings and Reis, Reis LLC, and their respective affiliates, is no longer considered a change in control; and (iv) there are fewer circumstances allowing him to terminate for “good reason” and receive change in control severance pay.

Executive Severance Agreements

     Because of their importance to the Company, in August 2002 the Company entered into executive severance agreements with two senior executives, Richard M. Buxton and Daniel J. Coots. The agreements generally provide that the Company shall pay the executive, upon termination of the employment of the executive by the Company without cause or by the executive with good reason during the term of the agreement, a lump sum severance amount equal to the base annual salary of the executive as of the date that the executive’s employment with the Company ends. The current base annual salaries of Messrs. Buxton and Coots are $170,000 and $155,000, respectively. The executive severance agreements do not supersede the change in control agreements or any other severance agreements the employees may have with the Company.

     Because of his importance to the Company, in May 2003, Michael S. Johnston, the President of the Personal Lines Division of the Company, entered into an Executive Severance Agreement with the Company. This agreement generally provides that if Mr. Johnston resigns his employment with the Company for good reason or if the Company terminates Mr. Johnston without cause or in connection with a change in control of National Specialty Lines, Inc. and DLT Insurance Adjusters, Inc. and Mr. Johnston is not offered employment with comparable compensation with the acquiring company in the change in control, the Company will pay Mr. Johnston an amount equal to his annual base salary at the time of termination or resignation. Also pursuant to this agreement, the Company and Mr. Johnston each mutually released the other from obligations under a stock purchase agreement and an employment contract between the

Company and Mr. Johnston and generally from any and all other prior claims that each otherwise may have had against the other.

Retention Incentive Agreements

     The Company entered into retention incentive agreements with sixteen of its employees, three of whom are officers of the Company. Four such retention incentive agreements have since expired according to their terms. Each of the retention incentive agreements generally requires that the Company pay the applicable employee an amount based upon the employee’s annual base salary, less amounts owed by the Company to the employee pursuant to any change in control or severance agreements the employee may have with the Company. The Company’s obligation to make payments under each remaining retention incentive agreement is conditioned upon the employee remaining in the employ of the Company through a specified date, unless terminated earlier by the Company without cause or by the employee with good reason. During 2003, the Company made payments in the aggregate amount of $141,000 to six employees pursuant to the retention incentive agreements. The Company remains obligated to make up to an additional aggregate of approximately $652,000 in payments under the retention incentive agreements on or prior to April 15, 2005. Other than Jackiben N. Wisdom (who was not one of the Named Executives of the Company at the time he entered into his retention incentive agreement), none of the Named Executives of the Company are parties to the retention incentive agreements.

Compensation Committee Interlocks and Insider Participation

     The members of the Company’s Compensation Committee are Harden H. Wiedemann and John H. Williams, Chairman. No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board.

Section 162(m)

     Section 162(m) of the Code denies a deduction with respect to the aggregate compensation of a company’s chief executive officer and its four other highest compensated officers with respect to compensation which exceeds $1,000,000 in the aggregate for any taxable year for any one of such employees. Compensation resulting from the grant, exercise or disposition of awards is potentially subject to the Code Section 162(m) limitation, while certain qualified “performance-based compensation” is excepted from the Section 162(m) limitation if it is disclosed to shareholders and approved by a majority of the shareholders in a separate shareholder vote prior to payment of such compensation.

     With respect to the Employment Agreements Proposals, the “EBIT”-based bonus obligations to Messrs. Stallings, Reis and Anderson are expected to qualify as “performance-based compensation” and, therefore, are expected to be excepted from the Section 162(m) limitation if the Proposal receives Shareholder Approval. The other compensation to be paid to Messrs. Stallings, Reis and Anderson (including the grants of Common Stock to Mr. Anderson) is not expected to qualify as “performance-based compensation” and, therefore, is not expected to be excepted from the Section 162(m) limitation.

NET OPERATING LOSS CARRYFORWARDS

     As a result of losses in prior years, as of September 30, 2004 we have net operating loss carryforwards for tax purposes aggregating $72,193,846. These net operating loss carryforwards of $1,117,717, $22,806,147, $33,950,174, $13,686,532 and $633,276, if not utilized, will expire in 2018, 2020, 2021, 2022 and 2023, respectively. The tax benefit of the net operating loss carryforwards is $24,545,908, which is calculated by applying the Federal statutory income tax rate of 34% against the net operating loss carryforwards.

     In certain circumstances, Section 382 of the Internal Revenue Code may apply to materially limit the amount of our taxable income that may be offset in a tax year by our net operating losses carried forward from prior years (the "§ 382 Limitation"). The annual § 382 Limitation generally is an amount equal to the value of the Company (immediately before an “ownership change”) multiplied by the long-term tax-exempt rate for the month in which the change occurs (e.g., 4.72% if the ownership change occurred in August 2004). This annual limitation would apply to all years to which the net operating losses can be carried forward.

     In general, the application of Section 382 is triggered by an increase of more than 50% in the ownership of all of our currently issued and outstanding stock (determined on the basis of value) by one or more “5% shareholders” during the applicable “testing period” (usually the three year period ending on the date on which a transaction is tested for an ownership change). The determination of whether an ownership change has occurred under Section 382 is made by aggregating the increases in percentage ownership for each 5% shareholder whose percentage ownership (by value) has increased during the testing period. For this purpose, all stock owned by persons who own less than 5% of our stock is generally treated as stock owned by a single 5% shareholder.

     In general, a 5% shareholder is any person who owns 5% or more of the stock (by value) of the Company at any time during the testing period. The determination of whether an ownership change has occurred is made by us as of each “testing date.” For this purpose, a testing date generally is triggered whenever there is an “owner shift” involving any change in the respective stock ownership of the Company and such change affects the percentage of stock owned (by value) by any person who is a 5% shareholder before or after such change. A testing date also may be triggered by our issuance of options in certain limited circumstances. Examples of owner shifts that may trigger testing dates include a purchase or disposition of Company stock by a 5% shareholder, an issuance, redemption or recapitalization of Company stock that affects the percentage of stock owned (by value) by a 5% shareholder, and certain corporate reorganizations that affect the percentage the percentage of stock owned (by value) by a 5% shareholder.

     Calculations were performed by KPMG LLP to analyze the ownership shift for Section 382 purposes of the transactions contemplated by the recapitalization agreements under alternative methodologies. Although this analysis is not binding on the Internal Revenue Service and is based on a number of assumptions, we believe, based on the advice of KPMG LLP, that even though the recapitalization will result in a substantial “ownership shift”, the recapitalization should not trigger a Section 382 limitation on our ability to utilize our net operating loss carryforwards. However, if further ownership shifts as a result of transactions by us or others cause the aggregate shift within the three years preceding such transaction to exceed 50%, our ability to use our net operating loss carryforwards could be restricted by Section 382. In particular, such a limitation could result under certain circumstances from the acquisition during this period of over 5% by value of our stock by any person that is either unable to or does not disclaim beneficial ownership of the shares, or the acquisition of additional stock by shareholders who already own 5% or more of our outstanding stock, and in each case if such acquisition causes the aggregate shift within the prior three years to exceed 50%. A copy of KPMG LLP’s opinion letter regarding Section 382 is attached to this proxy statement as Appendix IX.

     The computations required under Section 382 require the use of values at different points in time for the equity securities of the taxpayer, which are not subject to determination with absolute accuracy, especially with respect to the various issues of preferred stock. Accordingly, the computations made that underlie the KPMG opinion make certain assumptions about the values of GAINSCO’s equity securities, which are based on the trading prices of the common stock at various times and on representations of management as to the value of the different classes of preferred stock. However, there is no guarantee the Internal Revenue Service will necessarily agree with such values. The underlying statutory provisions of Section 382 anticipate the computations will be made by disregarding the relative fluctuation in value between different classes of stock. There is no definitive guidance regarding the precise methodology for factoring out such fluctuations in value, and although the opinion of KPMG is based on a methodology that KPMG believes is appropriate, there can be no assurance that the Internal Revenue Service will agree with the methodology employed.” As a result of the foregoing, KPMG has opined that the recapitalization “should” not, rather than “will” not, trigger a Section 382 limitation.

OTHER MATTERS

     As of the date of this proxy statement, the Board knows of no other business to be presented at the Special Meeting. Our bylaws state that business transacted at a special meeting of shareholders shall be confined to matters stated in a notice to shareholders. Therefore, no business other than the business stated in the Notice may be presented at the Special Meeting without first being described to shareholders in a subsequent notice.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

     Only one Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company shall deliver promptly upon written or oral request a separate copy of the Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Proxy Statement by sending a written request to the Company at the address set forth below; or by calling the Company at the telephone number set forth below and requesting a copy of the Proxy Statement. A shareholder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future proxy statements and annual reports.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

     Our shareholders may read and copy any reports, statements or other information filed by us at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the Securities and Exchange Commission: The Woolworth Building, 233 Broadway, New York, New York, 10279. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

     We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the closing of the transactions contemplated by the Proposals. The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the restructuring, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2003.

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Our Current Report on Form 8-K filed on August 30, 2004.

•	Our Current Report on Form 8-K filed on October 4, 2004.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Tel: (214) 647-0415
Attention: Corporate Secretary

     This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

FUTURE SHAREHOLDER PROPOSALS

     Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2005 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company no later than January 13, 2005. However, if the date of the 2005 annual meeting of shareholders changes by more than 30 days from the date of the 2004 annual meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

     If a proposal is submitted other than by the process provided by Rule 14a-8, the shareholder proposal must meet the requirements of Section 2.12 of the Bylaws of the Company. Section 2.12 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, that if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, a shareholder’s notice to the Company must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

FORWARD-LOOKING STATEMENTS

     Statements made in this proxy statement that are qualified with words such as “expect,” “intends to,” “may,” “anticipates,” “will be,” “will,” “believe,” “should,” etc., are forward-looking statements, as are all projections of future operating results that are included herein or that were considered by the Special Committee’s financial advisor and used in its analysis included herein. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, (a) our ability to effectively adjust and settle remaining claims associated with its exit from the commercial insurance business, (b) heightened competition from existing competitors and new competitor entrants into our markets, (c) the extent to which market conditions firm up, the acceptance of higher prices in the marketplace and our ability to realize and sustain higher rates, (d) our ability to successfully expand operations to new states, (e) contraction of the markets for our business, (f) factors considered by A.M. Best in its rating of us, and acceptability of our current or future A.M. Best rating to its end markets, (g) our ability to meet its obligations in respect of our Series A, B and C Redeemable Preferred Stock, (h) the ongoing level of claims and claims-related expenses and the adequacy of claim reserves, (i) the outcome of pending litigation, (j) the effectiveness of investment strategies implemented by our investment manager, (k) continued justification of recoverability of goodwill in the future, (l) the availability of reinsurance and the ability to collect reinsurance recoverables, including amounts that may become recoverable from insurers with less than A.M. Best “Secure” ratings, (m) our ability to invest in new endeavors that are successful and manage our investments internally after the termination of our investment management agreements with GMSP, (n) the limitation on our ability to use net operating loss carryforwards as a result of constraints caused by ownership changes within the meaning of Internal Revenue Code Section 382, (o) our ability to realize contingent acquisition payments in connection with our sale of the management contract controlling GAINSCO County Mutual Insurance Company, which was prejudiced by legislation passed in the session of the Texas Legislature ended June 2, 2003, and (p) general economic conditions, including fluctuations in interest rates. In addition, the actual emergence of losses and loss expenses may vary, perhaps materially, from our estimate thereof, because (a) estimates of loss and loss expense liabilities are subject to large potential errors of estimation as the ultimate disposition of claims incurred prior to the financial statement date, whether reported or not, is subject to the outcome of events that have not yet occurred (e.g., jury decisions, court interpretations, legislative changes, subsequent damage to property, changes in the medical condition of claimants, public attitudes and social/economic conditions such as inflation), (b) estimates of losses do not make provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in our historical database or which are not yet quantifiable, and (c) estimates of future costs are subject to the inherent limitation on the ability to predict the aggregate course of future events. A forward-looking statement is relevant as of the date the statement is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made. Please refer to our recent SEC filings for further information regarding factors that could affect our results.

MISCELLANEOUS

     You should rely only on the information contained or incorporated by reference in this document to vote on the Proposals. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated December 22, 2004.

     All costs of solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies personally or by other appropriate means, without additional compensation. It is also contemplated that, for a fee of approximately $7,500 plus certain expenses, additional solicitations will be made by personal interview, electronic correspondence, telephone or other appropriate means under direction of Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022-4799. Morrow’s toll free telephone number is (800) 607-0088, or you may call collect at (212) 754-8000.

By Order Of The Board Of Directors

SAM ROSEN
Secretary

Dallas, Texas

December 22, 2004

GLOSSARY

“We”, the “Company”, “GAINSCO” and “GNAC” are used interchangeably to mean GAINSCO, INC., a Texas Corporation.

“Anderson Amendment” means the Waiver and First Amendment to Employment Agreement dated as of August 27, 2004 between Glenn W. Anderson and GAINSCO.

A person is deemed the “beneficial owner” of a security of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security under applicable SEC rules under the Exchange Act. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days (x) through the exercise of any option or warrant or (y) through the conversion of another security.

“Board” or “Board of Directors” means the Board of Directors of GAINSCO.

“Change in Control Agreement” means an agreement that pays benefits to an officer if he is actually or constructively terminated following a “change in control” (as defined) of the Company.

“Code” and “Internal Revenue Code” mean the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.10 per share, of GAINSCO.

“defeasance” means, in the event of and at the closing of the transactions contemplated by a Superior Proposal, GAINSCO’s obligation to (i) give notice of redemption of each class of its Preferred Stock at the earliest date on which we may elect to redeem each such series of Preferred Stock pursuant to its respective terms and (ii) deposit with a trustee satisfactory to us and the holder of the applicable class of Preferred Stock an amount of U.S. treasury securities in an amount which will be sufficient to pay the redemption price (including accrued dividends) of the Preferred Stock on their respective redemption dates.

The Company’s “EBIT” as defined in each of our Employment Agreements with Messrs. Stallings, Reis and Anderson means income before Federal income taxes and interest expense, and before accrual of the applicable executive’s bonus.

“Employment Agreements” means collectively the Anderson Amendment, the Reis Employment Agreement and the Stallings Employment Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principals for financial reporting in the United States.

“GMSP” means Goff Moore Strategic Partners, L.P., a Texas limited partnership, the holder of our Series A and Series C Preferred Stock and approximately 5% of our outstanding Common Stock.

“GMSP Exchange Agreement” means the Securities Exchange Agreement dated August 27, 2004 between Goff Moore Strategic Partners, L.P. and GAINSCO.

“Houlihan” means the investment banking firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

“Interested Shareholders” means (i) Goff Moore Strategic Partners, L.P., (ii) Robert W. Stallings, (iii) any director or executive officer of GAINSCO, or (iv) any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with and person or entity referenced in clauses (i), (ii) or (iii).

“Investors” is the term used by Sanders Morris in its fairness opinion attached as Appendix VII to this proxy statement to refer to GMSP, Reis LLC and Mr. Stallings and has essentially the same meaning as “Interested Shareholders” except that Investors includes Reis LLC (which does not own any of our capital stock) and does not include all of our directors and officers.

“Preferred Stock” means the authorized preferred stock, par value $100.00 per share of GAINSCO. There are three series of Preferred Stock outstanding: the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Proposal” means each of the six separate items to be voted upon at the Special Meeting, including a proposal related to the recapitalization of the Company and a proposal related to employment arrangements.

“recapitalization” and “recapitalization transactions” mean the transactions contemplated by the recapitalization agreements.

“recapitalization agreements” means the GMSP Exchange Agreement, the Reis Investment Agreement and the Stallings Investment Agreement.

“Record Date” means as of the close of business on December 13, 2004.

“Reis Employment Agreement” means the Employment Agreement dated as of August 27, 2004 between the Company and James R. Reis.

“Reis Investment Agreement” means the Stock Investment Agreement dated August 27, 2004 between James R. Reis and GAINSCO.

“Reis LLC” means First Western Capital, LLC, an Arizona limited liability company of which James R. Reis is the sole member and manager.

“restructuring” means our comprehensive, integrated plan for the restructuring of the Company, which includes three agreements relating to the recapitalization of the Company and three agreements relating to the employment of the Company’s senior management.

“Sanders Morris” mean Sanders Morris Harris, Inc., the independent investment banking firm which rendered the fairness opinion attached as Appendix VII expressing the opinion that “the consideration to be received by the Company in the proposed Recapitalization is fair, form a financial point of view, to the holders of GAINSCO’s Common Stock other than those affiliated with the Investors.”

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $100.00 per share, of GAINSCO.

“Series B Exchange Value” means an amount equal to the sum of (i) the $3,000,000 stated value of the Series B Preferred Stock, discounted from March 23, 2006 (the date on which the Series B Preferred Stock first becomes redeemable at our option) to the date of the Special Meeting at a discount rate of 8% per annum, (ii) the aggregate amount of dividends accrued but unpaid at the date of the Special Meeting, and (iii) dividends that would accrue from the date of the Special Meeting until March 23, 2006, discounted from the date each such unaccrued dividend would first become payable to the date of the Special Meeting at a discount rate of 8% per annum.

“Series B Preferred Stock” means the Series B Convertible Redeemable Preferred Stock, par value $100.00 per share, of GAINSCO.

“Series C Preferred Stock” means the Series C Redeemable Preferred Stock, par value $100.00 per share, of GAINSCO.

“Shareholder Approval” means the approval of a matter by the affirmative vote of both (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the meeting and voting for or against, or expressly abstaining from voting on, the applicable Proposal and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the meeting and voting for or against the applicable Proposal.

“Special Committee” means the Special Committee of and formed by the Board of Directors, comprised of disinterested, independent directors who are not officers or employees of GAINSCO or GMSP, have no economic interest or expectancy of an economic interest in GMSP, Reis LLC, or Mr. Stallings, and will not receive cash payments (other than for their service on the Special Committee) in connection with the recapitalization transactions, to evaluate, negotiate and make a recommendation to the Board regarding the Proposals.

“Special Meeting” means the special meeting of the shareholders to be held on January 18, 2005 to which this proxy statement relates and called for the purposes of voting on the six Proposals referenced in the accompanying Notice of Special Meeting of Shareholders to be Held January 18, 2005.

“Stallings Employment Agreement” means the Employment Agreement dated as of August 27, 2004 between the Company and Robert W. Stallings.

“Stallings Investment Agreement” means the Stock Investment Agreement dated August 27, 2004 between Robert W. Stallings and GAINSCO.

“Voting Stock” means the outstanding shares of GAINSCO capital stock entitled to vote generally in the election of directors and other matters to come before the shareholders, including the Proposals, and consists of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. The Series C Preferred Stock is not entitled to vote on the Proposals. References in this proxy statement to numbers of shares of Voting Stock are references to the combined number of shares of Common Stock outstanding on the date of determination and the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. On the date of this proxy statement, there were 28,703,069 shares of Voting Stock outstanding and entitled to vote generally.

APPENDIX I
GMSP EXCHANGE AGREEMENT

SECURITIES EXCHANGE AGREEMENT

     This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of August 27, 2004, between GAINSCO, INC., a Texas corporation (“GNAC”), and Goff Moore Strategic Partners, L.P., a Texas limited partnership (“GMSP”):

     WHEREAS, GMSP is the holder of (i) 31,620 shares of Series A Preferred Stock; (ii) the Series A Warrant; (iii) the Series B Warrant; and (iv) the Series C Preferred Stock;

     WHEREAS, on March 23, 2001, the Series A Preferred Stock was called for redemption so that on January 1, 2006 GNAC would be obligated to pay $31,620,000 to the holder of the Series A Preferred Stock, subject to certain conditions;

     WHEREAS, GNAC and GMSP desire that 13,500 shares of Series A Preferred Stock instead be exchanged for shares of Common Stock on the terms and conditions set forth below, and that such exchange qualify as a “recapitalization”, and therefore not give rise to the recognition of gain or loss, for federal income tax purposes; and

     WHEREAS, GNAC and GMSP desire that the remaining 18,120 shares of Series A Preferred Stock remain outstanding but that certain of the designations, rights and preferences of the Series A Preferred Stock be amended as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GNAC and GMSP hereby agree as follows:

ARTICLE I.
DEFINITIONS AND USAGE

     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person. For this purpose the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “Applicable Law” means any statute, law, rule, policy, guideline or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified Person or property is subject.

     “Associate” means, with respect to any Person, (i) any corporation or entity (other than GNAC or a Subsidiary of GNAC in the case of Associates of GMSP) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of GNAC or any of its Subsidiaries.

     “Board” means the board of directors of GNAC.

     “Breach” means any violation or breach of, any misrepresentation or inaccuracy in, any default under, or any failure to perform or comply with any representation, warranty, covenant, obligation, or other provision of this Agreement.

     “Business Day” means any day other than a Saturday or Sunday on which national banks are open for business in Dallas, Texas and New York, New York.

     “Capitalization Date” has the meaning set forth in Section 4.2.

     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.2.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the common stock, par value $.10 per share, of GNAC.

     “Compensation Committee” means the Compensation Committee of the Board, consisting of Sam Rosen, Harden H. Wiedemann and John H. Williams, or any successor committee comprised of independent directors (within the meaning of Section 303A of the NYSE Listed Company Manual) of GNAC.

     “Confidential Information” means information received at any time by GMSP from GNAC that is not generally known or which would logically be considered confidential or proprietary, or which would do GNAC harm if divulged, or which is marked “Confidential Information.”

     “Damages” has the meaning set forth in Section 10.2.

     “Defeasance” has the meaning set forth in Section 6.6(c).

     “Demand Registration” has the meaning set forth in Section 6.4(a).

     “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise, other than restrictions imposed under applicable securities laws.

     “Environmental Law” means any law, regulation, decree, judgment, permit or authorization relating to the environment, including, without limitation, pollution, contamination, cleanup and protection of the environment.

     “Environmental Liabilities and Costs” means all damages, penalties or cleanup costs assessed or levied pursuant to any Environmental Law.

     “Equity Securities” means any capital stock of GNAC, any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of GNAC, or any right, option, warrant or other security which, with the payment of additional consideration, the expiration of time or the occurrence of any event shall give the holder thereof the right to acquire any capital stock of GNAC or any security convertible into or exercisable or exchangeable for, any capital stock of GNAC.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

     “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Person and its Subsidiaries would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

     “Exchange” has the meaning set forth in Section 2.1.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Exchange Securities” has the meaning set forth in Section 2.1(a).

     “Fairness Opinion” has the meaning set forth in Section 7.3.

     “Final Date” means February 1, 2005.

     “GAAP” means generally accepted accounting principles for financial reporting in the U.S., consistently applied.

     “GMSP” has the meaning set forth in the introductory paragraph of this Agreement.

     “GMSP Group” means GMSP together with its Affiliates, Associates and employees, and expressly includes GMSP’s partners and the partners of the general partner of GMSP (including any of them who receive GNAC securities from GMSP, directly or indirectly, and whether during or after the termination of their relationship with GMSP).

     “GMSP Material Adverse Effect” means any condition, circumstance or development having a material adverse effect on the ability of GMSP to consummate the Transactions.

     “GMSP Representative” has the meaning set forth in Section 6.4(a).

     “GNAC” has the meaning set forth in the introductory paragraph of this Agreement.

     “GNAC Annual Statements” has the meaning set forth in Section 4.9.

     “GNAC Applicable Insurance Department” means as to (i) the GNAC Insurance Subsidiary located in Oklahoma, the Oklahoma Department of Insurance, and (ii) the GNAC Insurance Subsidiary located in Texas, the Texas Department of Insurance.

     “GNAC Authorizations” has the meaning set forth in Section 4.7.

     “GNAC Business” means the business conducted by GNAC and GNAC Subsidiaries taken as a whole.

     “GNAC Disclosure Letter” means the disclosure letter delivered by GNAC to GMSP concurrently with the execution and delivery of this Agreement.

     “GNAC Employee Benefit Plans” has the meaning set forth in Section 4.20(a).

     “GNAC 2003 Form 10-K Report” means the Form 10-K Report filed by GNAC with the SEC for GNAC’s fiscal year ended December 31, 2003.

     “GNAC Financial Statements” has the meaning set forth in Section 4.10.

     “GNAC Insurance Subsidiaries” means MGA Insurance Company, Inc., a Texas corporation; and General Agents Insurance Company of America, Inc., an Oklahoma corporation.

     “GNAC Material Adverse Effect” means any condition, circumstance or development having (i) an adverse effect on the ability to conduct business, the financial condition, reserves, or the results of operations of GNAC and its Subsidiaries, in each case that is material to GNAC and its Subsidiaries taken as a whole, or (ii) a material adverse effect on the ability of GNAC to consummate the Transactions; provided that GNAC Material Adverse Effect does not include any such condition, circumstance or development which generally adversely affects the U.S. economy, U.S. securities markets or the insurance industry or to the extent it is attributable to (x) the accretion of discount, or the declaration or payment of dividends, on Preferred Stock, (y) expenses incurred by GNAC in respect of the Transactions, or (z) changes in accumulated comprehensive income (loss) attributable to realized or unrealized gains or losses on securities; and provided further that a decrease (excluding amounts attributable to items referenced in clauses (x), (y) or (z) of the foregoing proviso) of the total shareholders’ equity of GNAC below the amount thereof at June 30, 2004 reflected in the GNAC Financial Statements would be material for the purposes of defining GNAC Material Adverse Effect.

     “GNAC Material Contracts” means:

(i)	any written agreement, contract, lease, commitment, understanding, instrument or obligation to which GNAC or any of its Subsidiaries is a party or by which GNAC or any of its Subsidiaries or any of their respective properties may be bound upon which any substantial part of the GNAC Business is dependent or which, if Breached, could reasonably be expected to have a GNAC Material Adverse Effect;

(ii)	any written agreement, contract, lease, commitment, understanding, instrument or obligation which provides for the sale or lease after the date hereof of any of the assets of GNAC or its Subsidiaries other than in the ordinary course of business; or

(iii)	any agreement filed as an exhibit to the GNAC 2003 Form 10-K Report.

     “GNAC Options” means options granted under any of the GNAC Stock Plans and related option agreements.

     “GNAC Pension Plan” has the meaning set forth in Section 4.20(d).

     “GNAC Quarterly Statement” has the meaning set forth in Section 4.9.

     “GNAC Required Consents” has the meaning set forth in Section 4.6(c).

     “GNAC Required Statutory Approvals” has the meaning set forth in Section 4.5.

     “GNAC SEC Documents” has the meaning set forth in Section 4.10.

     “GNAC Shareholder Approval” means approval of the Exchange by (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against, or expressly abstaining from voting on, the Exchange and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against the Exchange.

     “GNAC Significant Subsidiaries” means the GNAC Insurance Subsidiaries; National Specialty Lines, Inc., a Florida corporation; DLT Insurance Adjusters, Inc., a Florida corporation; and GAINSCO Service Corp., a Texas corporation.

     “GNAC Stock Plans” means GNAC’s 1990 and 1995 Stock Option Plans and GNAC’s 1998 Long-Term Incentive Plan.

     “GNAC Subsidiaries” means the Subsidiaries of GNAC.

     “GNAC Subsidiary Securities” has the meaning set forth in Section 4.4.

     “good faith”, when used in respect of any action, means that the action was taken (i) with honesty of intention, (ii) without knowledge of circumstances which ought to put the Person taking such action on inquiry, and (iii) without intention to take any improper advantage of another.

     “Governmental Authority” means any U.S. federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

     “Interested Shareholder” means (i) GMSP, (ii) Stallings, (iii) any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of GNAC, or (iv) any Affiliate or Associate of any Person referenced in clauses (i), (ii) or (iii).

     “Investment Management Agreements” means the respective Investment Management Agreements dated October 4, 1999 between GNAC and each of the GNAC Insurance Subsidiaries, on the one hand, and GMSP, on the other hand, as amended, modified or supplemented through the date of this Agreement.

     “IRS” means the Internal Revenue Service.

     “Material Activity” has the meaning set forth in Section 6.4(d).

     “Material Adverse Market Condition” shall mean the occurrence of any of the following: (i) a general moratorium in commercial banking activities in the State of Texas has been declared by either Federal or Texas State authorities; (ii) a reduction of more than 30% in the Standard & Poor’s 500 Index from the amount thereof at the close of business on the date of this Agreement; or (iii) the formal declaration by the United States of a national emergency or war.

     “NYSE” means the New York Stock Exchange.

     “Permitted Assignee” has the meaning set forth in Section 11.3.

     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the obligor; (iii) liens arising in the ordinary course of business incident to the purchase and sale of securities and other investments or the holding thereof by banks, brokerage firms, custodians and intermediaries for the benefit of GNAC or its Subsidiaries; (iv) exceptions which do not materially affect the use or occupancy of the real property covered thereby; and (v) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use or occupancy of the property.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

     “Preferred Stock” means the authorized preferred stock, par value $100.00 per share, of GNAC.

     “Preferred Preemptive Rights” means the preemptive rights of the holders of the Series A Preferred Stock and Series C Preferred Stock under the Prior Agreements and the rights of Stallings and his assigns under the Securities Purchase Agreement dated as of February 26, 2001 between Stallings and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001).

     “Prior Agreements” means the Prior Series A Agreements and the Prior Series C Agreement.

     “Prior Series A Agreements” means (i) the Securities Purchase Agreement dated June 29, 1999 between GMSP and GNAC; and (ii) the letter dated March 23, 2001 from GNAC to GMSP concerning the redemption of the Series A Preferred Stock.

     “Prior Series C Agreement” means the Securities Purchase Agreement dated as of February 26, 2001 between GMSP and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001).

     “Proceedings” means all complaints, claims, prosecutions, indictments, proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Authority, whether civil, criminal, administrative, arbitrative or investigative.

     “Proxy Statement” has the meaning set forth in Section 5.8.

     “Registration Expenses” has the meaning set forth in Section 6.4(f).

     “Registration Statement” has the meaning set forth in Section 6.4(b).

     “Reis” means James R. Reis.

     “Reis Investment Agreement” means the Stock Investment Agreement of even date herewith between Reis LLC and GNAC.

     “Reis LLC” means First Western Capital, LLC, an Arizona limited liability company of which Reis is the sole member and manager.

     “SAP” means the insurance accounting practices required or permitted by the GNAC Applicable Insurance Department applicable to the specified Person(s) consistently applied by such Person(s).

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $100.00 per share, of GNAC.

     “Series A Warrant” means the Series A Warrant expiring October 4, 2004 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.25 per share.

     “Series B Preferred Stock” means the Series B Convertible Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Series B Warrant” means the Series B Warrant expiring October 4, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.5875 per share.

     “Series C Preferred Stock” means the Series C Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Shareholder Meeting” means the special meeting of the holders of the GNAC’s Common Stock at which the Transactions are submitted to shareholders for their approval.

     “Special Committee” means the Special Committee of the Board, consisting of Harden H. Wiedemann, John H. Williams and Joel C. Puckett, and of which Sam Rosen is an advisory member, or any successor committee comprised of independent and disinterested directors of GNAC.

     “Stallings” means Robert W. Stallings.

     “Stallings Investment Agreement” means the Stock Investment Agreement of even date herewith between Stallings and GNAC.

     “Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations) in which the Person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     “Superior Proposal” has the meaning set forth in Section 6.6(b).

     “Survival Date” has the meaning set forth in Section 10.1.

     “Taxes” means all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to taxes.

     “Tax Returns” means all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

     “TBCA” means the Texas Business Corporation Act, as amended.

     “Third Party Transaction” means any transaction between GNAC or any of its Subsidiaries and any Person or Persons other than any member of the GMSP Group, Reis or Stallings (i) that would involve the acquisition, directly or indirectly, by such Person or Persons in the aggregate of (x) Equity Securities that would represent 10% or more, or the right to acquire 10% or more, of the Common Stock of GNAC outstanding on the date hereof, (y) any other class or classes or series of Equity Securities, or (z) assets of GNAC (including the capital stock of any Subsidiaries of GNAC) or any of its Subsidiaries that generate or constitute more than 10% of the revenues, income or assets of GNAC and its Subsidiaries, or (ii) that by its terms would prevent the consummation of the Transactions.

     “Transactions” means the Exchange and the other transactions contemplated by this Agreement.

     “Transaction Proposal” has the meaning set forth in Section 6.6(a).

     “U.S.” means the United States of America.

     “Voting Stock” means the outstanding shares of capital stock entitled to vote in the election of directors of GNAC, including the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. References in this Agreement to numbers of shares of Voting Stock are references to the combined number of shares of Common Stock outstanding on the date of determination and the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. On the date of this Agreement there were 28,703,069 shares of Voting Stock outstanding and entitled to vote generally.

     1.2 Usage. In this Agreement, unless a clear contrary intention appears:

          (a) the singular number includes the plural number and vice versa;

          (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (c) reference to any gender includes each other gender or, in the case of an entity, the neuter;

          (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

          (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

          (h) “or” is used in the inclusive sense of “and/or”;

          (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

          (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

          (k) captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement, nor in any way affect any such provisions; and

          (l) all accounting terms not defined in this Agreement shall have the respective meanings determined under GAAP.

ARTICLE II.
TERMS OF THE TRANSACTION

     2.1 The Exchange.

        (a) At the Closing, and on the terms and subject to the conditions set forth in this Agreement, (i) GNAC shall issue and deliver to GMSP 19,125,612 shares of Common Stock (the “Exchange Securities”) and (ii) in exchange for the Exchange Securities GMSP shall deliver to GNAC 13,500 shares of Series A Preferred Stock (the “Exchange”).

        (b) The 13,500 shares of Series A Preferred Stock received by GNAC in the Exchange shall be cancelled.

ARTICLE III.
CLOSING AND CLOSING DATE

     3.1 The Closing. The closing of the Transactions (the “Closing”) shall take place (i) at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VII and VIII hereof, or (ii) at such other time or place or on such other date as the parties hereto shall agree.

     3.2 Closing Date. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF GNAC

     GNAC represents and warrants to GMSP the following:

     4.1 Organization and Qualification. Each of GNAC and the GNAC Significant Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate or other power and authority to own all of its properties and assets and to carry on its business as now being conducted. Each of GNAC and the GNAC Significant Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a GNAC Material Adverse Effect.

     4.2 Capitalization. The authorized capital stock of GNAC consists of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the close of business on June 30, 2004 (the “Capitalization Date”): 21,169,736 shares of Common Stock were issued and outstanding; 31,620 shares of Series A Preferred Stock were issued and outstanding; 3,000 shares of Series B Preferred Stock were issued and outstanding; 3,000 shares of Series C Preferred Stock were issued and outstanding; 844,094 shares of Common Stock were held in GNAC’s treasury; there were outstanding GNAC Options with respect to 723,268 shares of Common Stock and (excluding the Series A Warrant and the Series B Warrant) there was one warrant outstanding issued to Stallings with respect to 1,050,000 shares of Common Stock and having an exercise price equal to $2.25 per share. Since the Capitalization Date, except as disclosed in Section 4.2 of the GNAC Disclosure Letter, GNAC (i) has not issued any shares of Common Stock other than upon the exercise or vesting of GNAC Options outstanding on such date as set forth in Section 4.2 of the GNAC Disclosure Letter; (ii) has not granted any options or rights to purchase or acquire shares of Common Stock under the GNAC Stock Plans or otherwise; and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and, except for the Preferred Preemptive Rights, are free of preemptive rights. Except as disclosed in this Section 4.2 or in Section 4.2 of the GNAC Disclosure Letter or in the GNAC 2003 Form 10-K Report, there are no outstanding Equity Securities. Except as disclosed in Section 4.2 of the GNAC Disclosure Letter, there are no outstanding obligations of GNAC or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities.

     4.3 Authority Relative to This Agreement.

          (a) GNAC has all requisite power and authority to enter into this Agreement and, subject to the GNAC Shareholder Approval, the GNAC Required Statutory Approvals and the GNAC Required Consents, to consummate the Transactions. The execution and delivery of this Agreement and, subject to GNAC Shareholder Approval, the consummation by GNAC of the Transactions have been duly authorized by all necessary corporate action on the part of GNAC, including that the directors of GNAC (other than Hugh M. Balloch, John C. Goff, and Stallings) have unanimously approved and authorized the consummation of the Transactions by GNAC. This Agreement has been duly and validly executed and delivered by GNAC and, assuming the due authorization, execution and delivery hereof by GMSP, constitutes the valid and binding obligation of GNAC, enforceable against GNAC in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     (b) When issued and delivered pursuant to this Agreement against payment therefor, the Exchange Securities will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of GNAC entitled to the benefits provided therein. When issued and delivered pursuant to the Agreement against payment therefor, the Exchange Securities will be fully paid and nonassessable. Except for the Preferred Preemptive Rights (which have been waived), the issuance of the Exchange Securities will not be subject to any preemptive or similar rights.

     4.4 Subsidiaries. GNAC owns, directly or indirectly, of record all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except for securities owned by GNAC or as disclosed in this Section or in Section 4.4 of the GNAC Disclosure Letter or the GNAC SEC Documents, there are no outstanding (i) shares of capital stock or other voting securities of any Subsidiary of GNAC; (ii) securities of GNAC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary; or (iii) options or other rights to acquire from GNAC or any of its Subsidiaries, or other obligations of GNAC or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Subsidiaries of GNAC, or to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as “GNAC Subsidiary Securities”). There are no outstanding obligations of GNAC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding GNAC Subsidiary Securities. Except to the extent that any of the GNAC Significant Subsidiaries is a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act, GNAC does not have a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act.

     4.5 Statutory Approvals. Except for filings under the Exchange Act, with the GNAC Applicable Insurance Departments and as otherwise set forth in Section 4.5 of the GNAC Disclosure Letter or otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by GNAC or the consummation by GNAC of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a GNAC Material Adverse Effect (the “GNAC Required Statutory Approvals”), it being understood that references in this Agreement to “obtaining” such GNAC Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     4.6 Non-Contravention. Subject to obtaining the GNAC Required Statutory Approvals and the receipt of the GNAC Shareholder Approval, the execution and delivery of this Agreement by GNAC do not, and the consummation of the Transactions will not, result in any violation by GNAC or any of its Subsidiaries under any provisions of:

          (a) the Articles of Incorporation, Bylaws or similar governing documents of GNAC or any of its Subsidiaries;

          (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to GNAC or any of its Subsidiaries or any of their respective properties or assets; or

          (c) subject to obtaining the third-party consents or other approvals set forth in Section 4.6 of the GNAC Disclosure Letter (the “GNAC Required Consents”), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, GNAC Employee Benefit Plan, lease or other instrument, obligation or agreement of any kind to which GNAC or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (b) and (c) such violations as could not, in the aggregate, reasonably be expected to have a GNAC Material Adverse Effect.

     4.7 Authorizations. Except as described in Section 4.7 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of the GNAC Insurance Subsidiaries have obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and have made all registrations or filings with, all Governmental Authorities as required in connection with the conduct of its business as currently conducted, and with respect to which a failure to so obtain would have a GNAC Material Adverse Effect (collectively, the “GNAC Authorizations”). All such GNAC Authorizations are valid and in full force and effect. Except as would not cause a GNAC Material Adverse Effect, no notice that GNAC or any of the GNAC Insurance Subsidiaries is in violation of any such GNAC Authorization has been received by GNAC or any of the GNAC Insurance Subsidiaries, or to the knowledge of GNAC, recorded or published, and no Proceeding is pending or, to the knowledge of GNAC threatened, to revoke or limit any of them such as reasonably would be expected to cause a GNAC Material Adverse Effect.

     4.8 Compliance with Laws. Except as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, and in addition to the representations and warranties contained in Section 4.7 relating to GNAC Authorizations, to the knowledge of GNAC, GNAC and its Subsidiaries are in compliance with all Applicable Laws applicable to GNAC and its Subsidiaries, the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a GNAC Material Adverse Effect. Furthermore, except as is disclosed in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, or as would not cause a GNAC Material Adverse Effect, to the knowledge of GNAC, neither GNAC nor any of its Subsidiaries has received any notice alleging non-compliance with any of the aforementioned Applicable Laws.

     4.9 Statutory Financial Statements. GNAC has heretofore made (or will make prior to Closing) available to GMSP copies of the annual statements of the GNAC Insurance Subsidiaries as filed with the GNAC Applicable Insurance Department (the “GNAC Annual Statements”) for the years ended December 31, 2001, 2002, and 2003 and copies of the quarterly statement of the GNAC Insurance Subsidiaries to the GNAC Applicable Insurance Department for the quarter ended June 30, 2004 (and any subsequent quarterly statements filed between the date hereof and the Closing Date) (the “GNAC Quarterly Statement”). The balance sheets of each of the GNAC Insurance Subsidiaries as of December 31, 2003, and the related statements of income and cash flow for the year then ended, included in the GNAC Annual Statement for the year ended December 31, 2003, were prepared in conformity with SAP, except as otherwise noted therein, for the period covered thereby and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the date thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the period then ended. The balance sheets of the GNAC Insurance Subsidiaries and the related statements of income and cash flow included in the GNAC Quarterly Statements were prepared in conformity with SAP applicable to interim financial statements consistently applied during the period involved, except as otherwise noted therein, subject to normal year-end adjustments, and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the dates thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the periods then ended. Without limiting the generality of the foregoing and subject to the cautionary statements regarding reserves contained under “BUSINESS—Unpaid Claims and Claim Adjustment Expenses” and elsewhere in the GNAC 2003 Form 10-K Report, the reserves carried on the GNAC Annual Statement for the year ended December 31, 2003 and the GNAC Quarterly Statement for the payment of estimated claims and claim adjustment expenses for both reported and unreported claims were (i) reported in accordance with SAP and (ii) believed by GNAC at that time to be adequate to cover the amounts GNAC expected the GNAC Insurance Subsidiaries to pay on incurred claims based on facts and circumstances then known. The admitted assets of each GNAC Insurance Subsidiary as determined under Applicable Laws are in an amount at least equal to the minimum amounts required by Applicable Laws.

     4.10 GNAC SEC Documents and GNAC Financial Statements. Except as set forth in Section 4.10 of the GNAC Disclosure Letter or as could not reasonably be expected to have a GNAC Material Adverse Effect, GNAC and the GNAC Insurance Subsidiaries have timely filed all reports, registration statements proxy statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC after December 31, 2000 and prior to the date of this Agreement (collectively, the “GNAC SEC Documents”). GNAC has or will have made available to GMSP prior to the Closing copies of each registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC with respect to periods since January 1, 2001 through the date of this Agreement, and will promptly provide GMSP with each such registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC.

     As of their respective dates, and except as set forth in Section 4.10 of the GNAC Disclosure Letter, each of the GNAC SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the documents filed by GNAC with the SEC after the date of this Agreement will comply) in all material respects as to form with applicable federal securities laws and did not (or, in the case of documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Each of GNAC’s consolidated statements of condition or balance sheets included in or incorporated by reference into the GNAC SEC Documents, including the related notes and schedules, fairly presented in accordance with GAAP the consolidated financial position of GNAC and its Subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders’ equity included in or incorporated by reference into GNAC SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the “GNAC Financial Statements”), fairly presented the consolidated results of operations, cash flows and shareholders’ equity, as the case may be, of GNAC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain notes), in each case in accordance with GAAP except as may be noted therein or in Section 4.10 of the GNAC Disclosure Letter.

     4.11 Investments. Except as disclosed in Section 4.11 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of its Subsidiaries has good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances, to all of its investment assets reflected in the GNAC Quarterly Statement for June 30, 2004, or acquired after June 30, 2004, other than investment assets that (i) have been sold or disposed of in the normal course of business or (ii) have been pledged for the benefit of policyholders in accordance with the requirements of state Governmental Authorities. All such investments are properly treated and valued as admitted assets in accordance with the regulations of the GNAC Applicable Insurance Department and the National Association of Insurance Commissioners.

     4.12 Absence of Changes. Except as contemplated by this Agreement or as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents, since December 31, 2003, the GNAC Business has been operated in the ordinary and usual course and neither GNAC nor any of any of its Subsidiaries has entered into any agreement that would require GNAC or any of its Subsidiaries to operate the GNAC Business other than in the ordinary and usual course.

     4.13 No Undisclosed Liabilities. To the knowledge of GNAC, none of GNAC or any of its Subsidiaries has any liabilities or obligations except (i) as and to the extent set forth in the GNAC Financial Statements or contemplated in the notes thereto or in the GNAC SEC Documents, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the GNAC Financial Statements, (iii) as would not have a GNAC Material Adverse Effect, (iv) as part of the transactions contemplated in this Agreement, the Stallings Investment Agreement or the Reis Investment Agreement, or (v) as set forth in the GNAC Disclosure Letter.

     4.14 Litigation. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, as of the date of this Agreement there are no Proceedings pending or, to the knowledge of GNAC, threatened, against GNAC or any of its Subsidiaries, which (i) have, or, if adversely determined, could reasonably be expected to have a GNAC Material Adverse Effect, (ii) state a claim against GNAC or its officers or directors for a violation of securities laws, or (iii) seek specifically to prevent, restrict or delay consummation of the Transactions or fulfillment of any of the conditions of this Agreement. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or the GNAC Financial Statements, there are no orders, writs, injunctions, judgments, and decrees of any Governmental Authority outstanding against GNAC or any of its Subsidiaries, except for such orders, writs, injunctions, judgments and decrees as could not individually or in the aggregate reasonably be expected to have a GNAC Material Adverse Effect. Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of GNAC, no claim or assessment is pending or threatened against any GNAC Insurance Subsidiary by (i) any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers or (ii) any assigned risk plan or other involuntary market plan which if determined adversely could, individually or in the aggregate, be reasonably expected to result in a cost to GNAC or any of its Subsidiaries of an amount in excess of $500,000, which in either case individually or in the aggregate could reasonably be expected to have a GNAC Material Adverse Effect.

     4.15 Insurance Business. All policies of insurance issued by the GNAC Insurance Subsidiaries and in force on the date hereof are, and on the Closing Date will be, to the extent required by Applicable Law, in all material respects on forms approved by applicable insurance regulatory authorities or which have been filed with and not objected to by such authorities within the period provided for such objection, except as could not reasonably be expected to have a GNAC Material Adverse Effect. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto in all material respects, except as could not reasonably be expected to have a GNAC Material Adverse Effect.

     4.16 Regulatory Filings. GNAC has heretofore made available to GMSP all material registrations, filings or submissions (other than policy filings or rate filings) made by or on behalf of GNAC or any of the GNAC Insurance Subsidiaries with or to any insurance regulatory authority and all reports of examination issued by any insurance regulatory authority since January 1, 2000. Except as disclosed in Section 4.16 of the GNAC Disclosure Letter, GNAC and the GNAC Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority, except with respect to which the failure to file individually or in the aggregate does not adversely affect their respective licenses or authority as an insurance company in any jurisdiction or does not otherwise have a GNAC Material Adverse Effect. All such registrations, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted with respect thereto.

     4.17 Reinsurance, Coinsurance and Underwriting Management.

          (a) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) none of the GNAC Insurance Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default in any material respect under any material coinsurance, reinsurance, excess insurance, ceding of insurance, assumption of insurance, facultative or indemnification insurance treaties, agreements or arrangements, including any treaty, agreement or arrangement by, with or through a reinsurance broker or intermediary, (ii) all such treaties, agreements or arrangements are in full force and effect, (iii) GNAC has no knowledge that any such treaties, agreements or arrangements will not be renewed on acceptable terms that are at least as favorable to GNAC as the terms as they exist on the date of this Agreement, (iv) no such treaty, agreement or arrangement contains any provision to the effect that the other party thereto may terminate the treaty or agreement by reason of the Transactions, and (v) to the knowledge of GNAC there is no reason to believe that the financial condition of any other party to any such treaty, agreement or arrangement is impaired such that a default thereunder may reasonably be anticipated.

          (b) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) GNAC has no knowledge that any other party to any material agreements to which GNAC or any of its Subsidiaries is or was a party pursuant to which GNAC or any of its Subsidiaries served or serves as, or received or receives services from, a managing general agent, underwriting manager, third party administrator or risk manager or pursuant to which any of them continues to be obligated to provide any services, intends to terminate or does not intend to renew any such agreement on substantially the same terms as presently exist, except those agreements which have terminated but for which GNAC or any of its Subsidiaries maintains servicing obligations, (ii) all such material agreements are in full force and effect, (iii) neither GNAC nor any of its Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default as to any provision of any such agreement, (iv) no such agreement contains any provision to the effect that the other party thereto may terminate the agreement by reason of the Transactions, and (v), to the knowledge of GNAC, there is no reason to believe that the financial condition of any other party to any such agreement is impaired such that a default thereunder may reasonably be anticipated.

     4.18 Labor Matters.

          (a) There are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of GNAC or its Subsidiaries.

          (b) Except as set forth in Section 4.18 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, there are no controversies pending or, to the knowledge of GNAC, threatened between GNAC or any of its Subsidiaries and any of its employees, except as could not be reasonably be expected to have a GNAC Material Adverse Effect.

     4.19 Environmental Compliance. Except as disclosed in Section 4.19 of the GNAC Disclosure Letter or the GNAC SEC Documents, to the knowledge of GNAC, (i) the assets, properties, businesses and operations of GNAC and its Subsidiaries are in compliance with applicable Environmental Laws, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; (ii) GNAC and its Subsidiaries have obtained and, as currently operating are in compliance with, all permits necessary for any Environmental Law for the conduct of the business and operations of GNAC and its Subsidiaries in the manner now conducted, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; and (iii) neither GNAC nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or proceeding indicating that GNAC or any of its Subsidiaries is or may be liable for (A) a violation of any Environmental Law or (B) any Environmental Liabilities and Costs, except, in each case, for such liabilities as would not individually or in the aggregate have a GNAC Material Adverse Effect.

     4.20 Employee Benefit Plans.

          (a) Section 4.20(a) of the GNAC Disclosure Letter includes a complete list of all material employee benefit plans, contracts, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, sponsored or maintained by GNAC or its Subsidiaries or to which GNAC or its Subsidiaries contribute or are obligated to contribute (collectively, “GNAC Employee Benefit Plans”). “GNAC Employee Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Except as set forth in Section 4.20(a) of the GNAC Disclosure Letter, GNAC or its Subsidiaries may amend or terminate any GNAC Employee Benefit Plan without incurring any material liability thereunder.

          (b) With respect to each GNAC Employee Benefit Plan, there has been made (or will be made prior to the Closing) available to GMSP a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other agreements relating to funding vehicles; (ii) the three most recent annual reports on Form 5500 and accompanying schedules, if any, filed with the IRS; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any, filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS. All financial statements for each GNAC Employee Benefit Plan have been prepared in all material respects in compliance with applicable regulations under ERISA.

          (c) All GNAC Employee Benefit Plans which are “employee benefit plans,” as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including the Code and ERISA, and all unpaid contributions required to be made to each such plan under the terms of such plan, ERISA or the Code as of the date hereof have been fully reflected in the appropriate GNAC Financial Statements except where the failure to do so could not reasonably be expected to have a GNAC Material Adverse Effect. There is no lien arising under ERISA against any of the assets of GNAC or any of its Subsidiaries. There are no threatened or pending claims by or on behalf of the GNAC Employee Benefit Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of GNAC, its officers or directors, or such GNAC Employee Benefit Plans under ERISA or any other Applicable Law, and to the knowledge of GNAC, there is no basis for any such claim.

          (d) Section 4.20(d) of the GNAC Disclosure Letter identifies each GNAC Employee Benefit Plan that is intended to be a “qualified plan” satisfying the requirements of Section 401(a) of the Code (a “GNAC Pension Plan”). A favorable IRS determination letter as to the qualification of each GNAC Pension Plan under Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to such GNAC Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such GNAC Pension Plan. No issue concerning qualification of any GNAC Pension Plan is pending before or, to the knowledge of GNAC, threatened by, the IRS. Each GNAC Pension Plan has been administered in accordance with its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each GNAC Pension Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither GNAC and its Subsidiaries, nor any fiduciary of any GNAC Pension Plan has done anything which would adversely affect the qualified status of any GNAC Pension Plan or related trust. GNAC and its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the GNAC Employee Benefit Plans in any manner that could reasonably be expected to have a GNAC Material Adverse Effect. None of GNAC or its Subsidiaries or any other “disqualified person” (as defined in Section 4975 of the Code) or “party-in-interest” (as defined in Section 3(14) of ERISA) has engaged in any “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any GNAC Employee Benefit Plan (or its related trust), GNAC or its Subsidiaries or any officer, director or employee of GNAC or its Subsidiaries to the tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; and, to the knowledge of GNAC, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the GNAC Employee Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA.

          (e) None of the GNAC Employee Benefit Plans is subject to Section 412 of the Code. None of GNAC, its Subsidiaries or ERISA Affiliates maintains, or has any liability with respect to, a GNAC Pension Plan that is subject to Title IV of ERISA.

          (f) GNAC and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and at no expense to GNAC or its Subsidiaries.

     4.21 Tax Matters. GNAC and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except for such failures to file as would not individually or in the aggregate have a GNAC Material Adverse Effect. GNAC and each of its Subsidiaries has paid (or GNAC has paid on its behalf) or made provision for all Taxes shown as due on such Tax Returns. The most recent GNAC Financial Statements contained in the GNAC SEC Documents reflect adequate reserves for all Taxes payable by GNAC and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. To the knowledge of GNAC, no material deficiencies or adjustments exist or have been asserted with respect to Taxes of GNAC or any of its Subsidiaries and neither GNAC nor any of its Subsidiaries has received notice that it has not filed a Tax Return or paid any Taxes required to be filed or paid which could reasonably be expected to have a GNAC Material Adverse Effect. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of GNAC or any of its Subsidiaries is currently in process or pending, except as disclosed in Section 4.21 of the GNAC Disclosure Letter. No waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of GNAC or any of its Subsidiaries is in effect.

     4.22 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter, no broker, finder, or other investment banker or other Person is or will be entitled to receive any brokerage, finder’s or other fee or commission (any such fees or commissions shall be borne by GNAC) in connection with this Agreement or the Transactions based upon agreements made by or on behalf of GNAC or any of its Subsidiaries.

     4.23 Prior Private Offerings. Since December 31, 2000: (i) all securities offered or sold by GNAC which were not registered pursuant to the Securities Act and applicable state securities laws, were offered or sold pursuant to valid exemptions from the Securities Act and applicable state securities laws and (ii) no private offering memorandum or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time of delivery of such private offering memorandum or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.24 Private Offering of the Securities. GNAC has not offered, and will not offer, the Exchange Securities or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any person so as to bring the issuance and sale of the Exchange Securities within the provisions of Section 5 of the Securities Act.

     4.25 Disclosure Controls; Reports of Evidence of a Material Violation.

          (a) The management of GNAC has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to GNAC, including its consolidated Subsidiaries, is made known to the management of GNAC by others within those entities, and (y) has disclosed, based on its most recent evaluation, to GNAC’s outside auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect GNAC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GNAC’s internal control over financial reporting. A summary of any of those disclosures made by management to GNAC’s auditors and audit committee is set forth in Section 4.25(a) of the GNAC Disclosure Letter.

          (b) Since December 31, 2001 and except as set forth in the GNAC Disclosure Letter, the GNAC SEC Documents or the GNAC Financial Statements, (x) neither GNAC nor any of its Subsidiaries nor, to the knowledge of the officers of GNAC, any director, officer, employee, auditor, accountant or representative of GNAC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GNAC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GNAC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing GNAC or any of its Subsidiaries, whether or not employed by GNAC or any of its Subsidiaries, has reported evidence of a material violation of U.S. securities laws or regulations, breach of fiduciary duty or similar violation by GNAC or any of its officers, directors, employees or agents to the Board of GNAC or any committee thereof or to any director or officer of GNAC.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF GMSP

     GMSP represents and warrants to GNAC that:

     5.1 Organization and Qualification. GMSP is a limited partnership duly organized, validly existing and in good standing under the Texas Revised Limited Partnership Act, as amended, and has the power and authority to own all of its properties and assets and to carry on its business as now being conducted. GMSP is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a GMSP Material Adverse Effect.

     5.2 Authority Relative to This Agreement. GMSP has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by GMSP of the Transactions have been duly authorized by all necessary action on the part of GMSP. This Agreement has been duly and validly executed and delivered by GMSP and, assuming the due authorization, execution and delivery hereof by GNAC, constitutes the valid and binding obligation of GMSP, enforceable against GMSP in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     5.3 Statutory Approvals. Except for (i) filings under the Exchange Act and with the GNAC Applicable Insurance Departments, and (ii) as otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by GMSP or the consummation by GMSP of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a GMSP Material Adverse Effect.

     5.4 Non-Contravention. The execution and delivery of this Agreement by GMSP does not, and the consummation of the Transactions will not, result in any violation by GMSP under any provisions of:

     (i) the partnership agreement or similar governing documents of GMSP;

     (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to GMSP or any of its properties or assets; or

     (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which GMSP is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii) and (iii) such violations as could not, in the aggregate, reasonably be expected to have a GMSP Material Adverse Effect.

     5.5 Litigation. There is no Proceeding pending, or to the knowledge of GMSP, threatened against GMSP that questions the validity of this Agreement or any action to be taken by GMSP in connection with this Agreement.

     5.6 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter (the expenses of which shall be borne by GNAC), all negotiations relative to this Agreement and the Transactions have been carried out by GMSP directly with GNAC, without the intervention of any Person on behalf of GMSP or its Affiliates in such manner as to give rise to any valid claim by any Person against GMSP or GNAC or any of their respective Subsidiaries or Affiliates for a finder’s fee, brokerage commission, or similar payment.

     5.7 Securities Matters.

          (a) GMSP understands and acknowledges that the Exchange Securities have not been registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and,

unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.

          (b) GMSP is an “accredited investor” (as defined in Rule 501(a) of the Regulation D under the Securities Act) resident and domiciled in the State of Texas.

          (c) GMSP (i) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the Exchange Securities and (ii) is able to bear the economic risk of an investment in the Exchange Securities for an indefinite period of time, including the risk of a complete loss of any such investment.

          (d) GMSP is acquiring the Exchange Securities for its own account for investment purposes and not with a view to, or for offer or sale for GNAC in connection with, the distribution or resale thereof.

          (e) GMSP understands and agrees that the Exchange Securities are being sold in a transaction not involving any public offering within the meaning of the Securities Act, and that the Exchange Securities may not be offered, sold, or otherwise transferred to, or for the account or benefit of, any Person except as permitted in the following sentence. GMSP agrees, on its own behalf and on behalf of any accounts for which GMSP is acting, that if GMSP should sell or otherwise transfer any Exchange Securities, it will do so only (i) pursuant to an exemption from the registration requirements of the Securities Act (if available) or if the Securities Act does not apply or (ii) pursuant to an effective registration statement under the Securities Act, and GMSP further agrees to provide to any Person purchasing any of the Exchange Securities from it a notice advising such purchaser that resales of the Exchange Securities are restricted as stated herein.

          (f) GMSP understands that the certificates for the Exchange Securities purchased pursuant to this Agreement will bear a legend substantially to the following effect:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO A SECURITIES EXCHANGE AGREEMENT DATED AS OF AUGUST 27, 2004, BETWEEN GAINSCO, INC. AND GOFF MOORE STRATEGIC PARTNERS, L.P. SUCH SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     5.8 Information to Be Supplied. The information supplied by GMSP in writing for inclusion in GNAC’s proxy statement related to the Shareholder Meeting (the “Proxy Statement”) will, at the time of the mailing thereof and at the time of the Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.8 shall not apply to statements or omissions in the information furnished pursuant to Section 6.11 to the extent such information is based upon information furnished to GMSP by GNAC.

     5.9 True and Complete Disclosure. Taken in the aggregate and to the knowledge of GMSP, the factual information furnished by GMSP to GNAC for purposes of this Agreement or the Transaction did not contain untrue statements of material facts, or omit to state material facts necessary to make the statements made not misleading in the light of the circumstances under which they were made, as of the date as of which such information is dated.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Public Announcement. GNAC shall, on or before 12:00 noon, Central Time, on the first Business Day following the date of this Agreement, issue a press release disclosing all material terms of the Transactions. On or before the close of business on the fourth Business Day following the date of this Agreement, GNAC shall file with the SEC a Current Report on Form 8-K disclosing all material terms of the Transactions. Such press release and Form 8-K shall be submitted to GMSP for its prior approval prior to their respective public release and filing, and may not be released or filed by GNAC without the prior approval of GMSP, which approval shall not be withheld or delayed unreasonably.

     6.2 Delivery of Information. GNAC will deliver to GMSP promptly upon the filing thereof, copies of all registration statements (including the exhibits thereto) and all reports on Forms 10-K, 10-Q or 8-K (or their equivalents) and proxy statements which GNAC shall have filed with the SEC or any similar reports filed with any state securities or insurance commission or office.

     6.3 Filings under the Exchange Act; Compliance with NYSE Criteria. At least until the second anniversary of the Closing Date, GNAC shall (and neither GMSP nor any member of the GMSP Group shall take any action, or omit to take any legally required action, or vote or fail to vote any of its shares of Voting Stock in any way, that could reasonably be expected to prevent GNAC to) (i) continue to be registered under Section 12(g) of the Exchange Act and to file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the SEC and (ii) observe and comply with (as the same may be amended, modified or supplemented in the future) NYSE Rules 203.01 to 203.02 (Annual and Interim Reporting Requirements), 302 (Annual Meetings), 303A.01 to 303A.10 (Corporate Governance Standards), 304 (Classified Boards of Directors), 307 (Related Party Transactions), 308 (Defensive Tactics), 309 (Purchases of Company Stock by Directors and Officers), 311 (Redemption of Listed Securities, Tender Offers), 312.03 to 312.05 (Shareholder Approval Policy), 313 (Voting Rights), 401.01, 401.03 to 401.04 (Shareholders’ Meetings), and 402.04 (Proxies) as if (A) the Common Stock were listed on the NYSE and without taking advantage of any exception for controlled companies, as the same shall be in effect from time to time; and (B) GNAC were applying to list additional shares of Common Stock on the NYSE; in each case without regard as to whether any class of GNAC’s securities are listed on or otherwise would qualify for listing on the NYSE; provided that nothing contained herein shall be construed to require (x) GNAC to make any filing with, or give any notice to, the NYSE where such filing or notice otherwise would be required under NYSE Rules or (y) GMSP or any member of the GMSP Group to make any filing on behalf of GNAC with the SEC or the NYSE or make any additional investment in GNAC.

     6.4 Registration Rights.

          (a) Demand Registration. Commencing on the first anniversary of the Closing Date and continuing until GMSP or members of the GMSP Group do not beneficially own more than 10% of the Voting Stock and none of them is an Affiliate of GNAC, GMSP shall have the right to require GNAC, through written notice delivered to GNAC, to prepare and file one registration statement under the Securities Act with respect to an underwritten public offering of Exchange Securities constituting not less than 7% of the then outstanding Common Stock (the “Demand Registration”) and cause such registration statement to become effective as promptly as possible. It is specifically agreed that the Demand Registration rights set forth in this subsection (a) shall be assignable to any transferee of Exchange Securities who is a member of the GMSP Group, but not otherwise; provided, however, that only GMSP, or such Person duly designated by GMSP by written notice to GNAC as GMSP’s agent or successor (the “GMSP Representative”) for the purposes of the giving and receipt of demands, requests and other communications pursuant to Section 6.4, shall be entitled to request GNAC to effect the Demand Registration.

          (b) Registration Procedures. With respect to the registration statement filed in accordance with this Section 6.4 (the “Registration Statement”), GNAC shall:

     (i) cause the Registration Statement and the related prospectus and any amendment or supplement (A) to comply in all material respects with the applicable requirements of the Securities Act and under the rules and regulations promulgated thereunder and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

     (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective on a continual basis for so long as GMSP or members of the GMSP Group beneficially own more than 10% of the Voting Stock or is an Affiliate of GNAC (or until the earlier distribution of all the Exchange Securities of GMSP included in the Registration Statement);

     (iii) furnish, upon written request, to GMSP a copy of any amendment or supplement to the Registration Statement or prospectus prior to filing it after effectiveness and not file any such amendment or supplement to which GMSP shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations promulgated thereunder;

     (iv) furnish to GMSP such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus used in connection therewith (including, without limitation, each preliminary prospectus and final prospectus) and such other document as GMSP may reasonably request in order to facilitate the disposition of the Exchange Securities owned by GMSP;

     (v) use its best efforts to register or qualify all Exchange Securities covered by the Registration Statement under such other securities or blue sky laws of the states of the United States as may be required for the issuance and sale of the Exchange Securities, to keep such registration or qualification in effect for so long as the Registration Statement remains in effect, except that GNAC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction in which it is not and would not, but for the requirements of this Section 6.4, be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

     (vi) upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Registration Statement, as then in effect, includes or in the judgment of GNAC may include an untrue statement of a material fact or omits or may omit to state any material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made, which circumstance requires amendment of the Registration Statement or supplementation of the prospectus, prepare and file as promptly as reasonably possible a supplement to or an amendment of such prospectus as may be necessary so that, as when delivered (if required by the Securities Act) to a purchaser of Exchange Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made;

     (vii) otherwise use its best efforts to comply with all applicable rules and regulations under the Securities Act and, in its discretion, to make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month of the first fiscal quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

     (viii) provide and cause to be maintained a transfer agent and registrar for all Exchange Securities covered by the Registration Statement from and after a date not later than the effective date of the Registration Statement;

     (ix) after any sale of the Exchange Securities pursuant to this Section 6.4 to the extent not needed to comply with Applicable Law, cause any restrictive legends to be removed and any transfer restrictions to be rescinded with respect to the Exchange Securities;

     (x) enter into such customary agreements (including, without limitation, underwriting agreements in customary form, substance, and scope) and take all such other actions as GMSP or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Exchange Securities;

     (xi) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in the Registration Statement for sale in any jurisdiction, GNAC will use its best efforts promptly to obtain the withdrawal of such order; and

     (xii) use its best efforts to cause such Exchange Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the disposition of such Exchange Securities.

          (c) Obligations of GMSP. GMSP shall furnish to GNAC such information regarding GMSP as GNAC may from time to time reasonably request in writing (and will notify GNAC of any changes in such information) and as shall be required by the Securities Act in connection with such registration. GMSP shall enter into such customary agreements (including, without limitation, underwriting agreements, custody agreements and powers of attorney in customary form, substance and scope) and take all such other actions as GNAC or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Exchange Securities.

          (d) Delay of Sales. During any period in which GNAC is required to file or maintain the effectiveness of a Registration Statement for the Exchange Securities pursuant to this Section 6.4, GNAC shall have the right exercisable on no more than one occasion during any twelve month period), upon giving notice to GMSP of the exercise of such right, to postpone the filing or suspend the availability of the Registration Statement, or require GMSP not to sell any Exchange Securities pursuant to the Registration Statement, for a period of time GNAC deems reasonably necessary, which time shall be specified in such notice but in no event longer than a period of 90 days, if (i) GNAC is engaged in an offering of shares by GNAC for its own account or is engaged in or proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to GNAC, in each case which is material to GNAC (any such negotiation, step, event or state of facts being herein called a “Material Activity”), (ii) such Material Activity would, in the opinion of counsel for GNAC, require disclosure so as to permit the Exchange Securities to be sold in compliance with Applicable Law, and (iii) such disclosure would, in the reasonable judgment of GNAC, be adverse to its interests. GNAC shall have no obligation to include in any notice contemplated by this subsection (d) any reference to or description of the facts based upon which GNAC is delivering such notice.

          (e) Indemnification.

     (i) GNAC shall indemnify and hold harmless GMSP, members of the GMSP Group and each other Person, if any, who controls GMSP within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses (including reasonable fees and expenses of counsel), joint or several, to which GMSP or any such Affiliate or controlling Person may become subject under the Securities Act or otherwise in connection with or as a result of a sale by GMSP of the Exchange Securities, insofar as such losses, claims, damages, liabilities or expenses (or related actions or proceedings) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or any document incorporated by reference in the Registration Statement, or (ii) any omission or alleged omission to state in any such document a material fact required to be stated in any such document or necessary to make the statements in any such document not misleading, and GNAC will reimburse such member and each such Affiliate and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or expense (or action or proceeding in respect of any such loss, claim, damage, liability or expense) which arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement other than in reliance upon and in conformity with written information furnished to GNAC by GMSP or any such Affiliate or controlling Person for use in the preparation of the Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of GMSP or any such Affiliate or controlling Person.

     (ii) GMSP shall indemnify and hold harmless (in the same manner and to the same extent as set forth in clause (i) of this subsection (e)) GNAC, each director of GNAC, each officer of GNAC who shall sign the Registration Statement and each other Person, if any, who controls GNAC within the meaning of the Securities Act, with respect to any untrue statement in or omission from the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement, but only to the extent that such statement or omission was made in direct reliance upon and in conformity with written information furnished to GNAC by any member of the GMSP Group for use in the preparation of the Registration Statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of GNAC or any such director, officer or controlling Person.

     (iii) Indemnification under this Section 6.4 shall be made as set forth in Article X hereof.

          (f) Registration Expenses. All expenses incident to GNAC’s registration of the Exchange Securities pursuant to the provisions of this Section 6.4, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing and engraving expenses, messenger and delivery expenses and fees and disbursements of counsel for GNAC and all independent certified public accountants, underwriters (excluding underwriting discounts and any selling commissions) and any Persons retained by GNAC (all such expenses being herein called “Registration Expenses”) will be paid by GNAC, provided, that all expenses incurred by GMSP to retain any counsel, accountant or other advisor will not be deemed to be Registration Expenses and will be paid by GMSP. The underwriting discounts or commissions and any selling commissions together with any stock transfer or similar taxes attributable to sales of the Exchange Securities will be paid by GMSP.

     6.5 Prior Agreements.

          (a) GMSP waives all of its rights under the respective Statements of Resolution designating the Series A Preferred Stock and the Series C Preferred Stock and the related Prior Agreements to (i) vote on or approve (x) any of the transactions constituting part of a Superior Proposal or (y) the authorization or issuance of any class of series of Preferred Stock ranking senior to or pari passu with the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock which is proposed to be issued, or is issued, as part of any Third Party Transaction which is part of a Superior Proposal, (ii) purchase or otherwise acquire any securities issuable by GNAC in connection with any transaction which is part of a Superior Proposal or (iii) deem any such transaction to constitute a Fundamental Change Transaction, a Change in Control or liquidation of GNAC (as defined in the respective Statements of Resolution designating the Series A Preferred Stock and the Series C Preferred Stock). The waiver in the preceding sentence shall (i) in the event this Agreement is terminated in accordance with Sections 9.1(b)(iii) or 9.1(c)(iv), continue through termination of this Agreement and thereafter until (A) the termination or withdrawal of the Superior Proposal or the termination of the transactions constituting part of the Superior Proposal, at which time such waiver shall expire, or (B) the date the Defeasance of the Series A and Series C Preferred Stock has been effected, at which time the waiver shall become permanent; (ii) in the event this Agreement is terminated pursuant to any provision of Section 9.1 other than Sections 9.1(b)(iii) or 9.1(c)(iv), expire upon termination of this Agreement; and (iii) in the event the Transactions are consummated, expire upon the Closing.

          (b) Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, all rights and obligations of GNAC and each of the GNAC Insurance Subsidiaries, on the one hand, and GMSP, on the other hand, under each of the Investment Management Agreements shall automatically terminate. Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, GNAC and GMSP each shall be deemed to have hereby released the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which either of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of any of the Investment Management Agreements.

          (c) Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, all rights and obligations of GNAC and GMSP in and under the Prior Series A Agreements and the Prior Series C Agreement shall automatically terminate. Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, GNAC and GMSP each shall be deemed to have hereby released the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which either of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of either of the Prior Series A Agreements or the Prior Series C Agreement. This Section 6.5(c) does not affect the Statement of Resolution designating the Series C Preferred Stock.

          (d) GMSP hereby waives any Preferred Preemptive Rights it otherwise may be entitled to exercise in respect of the transactions contemplated by the Reis Investment Agreement or the Stallings Investment Agreement.

          (e) As the holder of all of the Series A Preferred Stock, GMSP hereby consents to an amendment of the Series A Preferred Stock substantially in the form of Exhibit “B” attached hereto and to the filing of the amendment with the Secretary of State of Texas.

     6.6 No Solicitation.

          (a) GNAC shall not, at any time prior to the Closing, solicit, initiate, encourage the initiation of, induce, negotiate or discuss any inquiries or proposals regarding a Third Party Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Transaction Proposal”). Notwithstanding the foregoing, GNAC may negotiate or discuss a Transaction Proposal with, and may provide any nonpublic information regarding GNAC to, any Person or Persons making, or participating or involved in, an unsolicited bona fide Transaction Proposal if (i) the Special Committee determines in good faith (based on, among other things, the advice of its independent financial advisors and independent outside legal counsel to the Board or the Special Committee) that either (A) doing so would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law or (B) such Transaction Proposal, if consummated, could constitute a Superior Proposal and (ii) GNAC provides comparable information to GMSP concurrently therewith.

          (b) Except as set forth in this Section 6.6(b), neither the Board nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to GMSP, the approval or recommendation of the Board or the Special Committee of this Agreement or the Exchange, (ii) approve or recommend, or propose to approve or recommend, any Third Party Transaction, or (iii) cause GNAC to enter into any definitive agreement with respect to any Third Party Transaction. Notwithstanding the foregoing, nothing contained in this Section 6.6(b) or any other provision of this Agreement shall prevent the Board or the Special Committee from considering, negotiating, approving and recommending to the shareholders of GNAC, or entering into an agreement or agreements on behalf of GNAC to effect, all transactions contemplated by a Transaction Proposal if (A) the Board or the Special Committee determines in good faith, based upon (among other things) the advice of independent outside financial advisors and independent outside legal counsel to the Board or the Special Committee, that a Transaction Proposal constitutes a Superior Proposal and that the consideration, negotiation, approval or recommendation of such Transaction Proposal would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law, (B) GNAC, at the direction of the Board or the Special Committee, notifies GMSP in writing that, after any such consideration or negotiation, it intends to enter into an agreement or agreements with respect to such Transaction Proposal, which notification identifies the Person or Persons making, or participating or involved in, the Transaction Proposal and attaches the most current version of such agreement or agreements (or a complete and accurate description of all material terms and conditions thereof), and (C) GMSP does not make, within five Business Days of receipt of GNAC’s written notification of its intention to enter into a binding agreement or agreements for a Transaction Proposal pursuant to Clause (B) of this sentence, a binding and unqualified offer that the Special Committee determines, in good faith after consultation with its financial advisors, is more favorable to the shareholders of GNAC (excluding the holders of Series A, Series B and Series C Preferred Stock) than such Transaction Proposal, it being understood that GNAC shall not enter into any such binding agreement during such five-Business Day period. GNAC agrees to notify GMSP promptly if its intention to enter into a written agreement or agreements, as referred to in its notification pursuant to Clause B of the immediately preceding sentence, shall change at any time after giving such notification.

     For purposes of this Agreement, “Superior Proposal” means any Transaction Proposal by any Person or Persons that the Special Committee determines in good faith (based on, among other things, the advice of its independent financial advisors and independent outside legal counsel), taking into account legal, financial, regulatory and other aspects of the proposal (including, among other things, any conditions to such proposal, the expected timing of the closing thereof, the degree of risk of nonconsummation, available information as to the ability of the Person or Persons making such proposal to finance the transaction contemplated thereby and any known required consents, filings and approvals of any Governmental Authority or other Person and such other factors as the Special Committee deems required or advisable for its consideration), (x) would, if consummated, be more favorable, from a financial point of view, to all shareholders of GNAC (other than the Interested Shareholders) than the Transactions, (y) is reasonably likely to be consummated and (z) could (singularly or in combination with any other transaction or transactions, including any proposed debt financing or financings) be reasonably calculated to provide GNAC with the financial means to effect the Defeasance of the Preferred Stock.

          (c) At the closing of the transactions contemplated by a Superior Proposal, GNAC shall give notice of redemption of the Series A and Series C Preferred Stock at the earliest date on which GNAC may elect to redeem each such series of Preferred Stock pursuant to its respective terms and shall deposit with a trustee satisfactory to GNAC and GMSP an amount of U.S. treasury securities in an amount which will be sufficient to pay the redemption price (including accrued dividends) of the Series A and Series C Preferred Stock on their respective redemption dates (the actions referenced in this Section 6.6(c) collectively, the “Defeasance”). In the event that there is a failure to establish the Defeasance if required by this Section 6.6(c), the waiver by GMSP in Section 6.5(a) may be terminated at the election of GMSP.

     6.7 Board Representation. For so long as members of the GMSP Group beneficially own in the aggregate at least 20% of the outstanding Voting Stock, John C. Goff shall be nominated by the Board for election to the Board unless GMSP has provided written instructions to GNAC to the contrary.

In the event of John C. Goff’s ceasing to serve on the Board for any reason, GMSP may designate another individual to be nominated by the Board for election to the Board, provided that any such nominee shall be approved by the Nominating Committee of the Board, such approval not to be unreasonably withheld.

     6.8 Amendment of GNAC Disclosure Letter. GNAC agrees that, with respect to the representations and warranties of GNAC contained in this Agreement, GNAC shall have the continuing right until the Closing to supplement or amend promptly the GNAC Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the GNAC Disclosure Letter. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the GNAC Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and GMSP shall not be entitled to make a claim thereon pursuant to the terms of this Agreement.

     6.9 Access to Information. Between the date hereof and the Closing, GNAC (i) shall give GMSP and its authorized representatives reasonable access to GNAC’s employees, offices and other facilities, and all books and records of GNAC and the Subsidiaries, (ii) shall permit GMSP and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article IV, and (iii) shall cause GNAC’s officers to furnish GMSP and its authorized representatives with such financial, business, and operating data and other information with respect to GNAC and the Subsidiaries as GMSP may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of GNAC contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith.

     6.10 Private Offering of the Exchange Securities. GNAC agrees that neither GNAC nor anyone acting on its behalf has offered or will offer the Exchange Securities or any part thereof or any similar securities for issuance or sale to, or has solicited or will solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Exchange Securities within the provisions of Section 5 of the Securities Act.

     6.11 Shareholder Meeting; Proxy Statement.

          (a) GNAC shall take all action necessary in accordance with Applicable Law and the GNAC’s Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold the Shareholder Meeting as promptly as practicable after the date hereof in order to obtain the GNAC Shareholder Approval. The Special Committee shall, subject to its fiduciary obligations to GNAC’s shareholders (other than Interested Shareholders) under Applicable Law, taking into account the advice of counsel, (i) recommend to the shareholders of GNAC that they vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction, (ii) use its reasonable best efforts to solicit from the shareholders of GNAC proxies in favor of such adoption and approval, and (iii) take all other action reasonably necessary to secure the GNAC Shareholder Approval.

          (b) As promptly as practicable after the date hereof, GNAC shall prepare, shall file with the SEC under the Exchange Act, shall use all reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to its shareholders, a proxy statement with respect to the Special Meeting. The term “Proxy Statement”, as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Except to the extent otherwise determined in good faith by the Special Committee in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the recommendation of the Special Committee that shareholders of GNAC vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction. GNAC shall notify GMSP promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and GNAC shall supply GMSP with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. GNAC, after consultation with GMSP, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. GNAC and GMSP shall cooperate with each other in preparing the Proxy Statement, and GNAC and GMSP shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. GNAC and GMSP each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and GNAC further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

     6.12 Confidentiality. GMSP shall keep all Confidential Information in confidence, and shall not disclose said information to any other party other than GMSP’s advisors, attorneys and accountants, who will be advised of the confidential nature of information. GMSP shall protect the Confidential Information with the same degree of care as GMSP normally uses in the protection of its confidential and proprietary information. GMSP further agrees not to use Confidential Information for any purpose except in connection with this Agreement. The restrictions set forth herein shall not apply with respect to Confidential Information which (i) is already generally available to the public when received by GMSP; (ii) becomes available to the public through no fault of any member of the GMSP Group; or (iii) is required to be disclosed by Applicable Law or a Governmental Authority.

     6.13 Commercially Reasonable Best Efforts. Except as contemplated by Section 6.6, each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things commercially reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transaction, including obtaining all GNAC Required Consents and GNAC Required Statutory Approvals. Without limiting the foregoing, at the Shareholder Meeting GMSP (or its successors or assigns) shall vote all shares of Common Stock and Series A Preferred Stock in favor of approving the Exchange.

     6.14 Standstill.

          (a) At least until the second anniversary of the Closing Date, GMSP agrees that it will not, and it will cause the other members of the GMSP Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the GMSP Group would in the aggregate beneficially own more than 37.5% of the Voting Stock (excluding for purposes of this Section 6.14(a) the shares of Series A Preferred Stock entitled to vote on matters submitted to the holders of Common Stock), based on the amount of Voting Stock set forth in the most recent report containing such information filed by GNAC with the SEC at the time such measurement takes place; provided, however, that the GMSP Group shall not be deemed collectively to own more than 37.5% of the Voting Stock (excluding for purposes of this Section 6.14(a) the shares of Series A Preferred Stock entitled to vote on matters submitted to the holders of Common Stock) solely by reason of the acquisition after the date of this Agreement of Common Stock (i) by John C. Goff, pursuant to any of the GNAC Stock Plans, (ii) pursuant to any stock incentive plans adopted in the future and under which Mr. Goff is granted awards commensurate with awards granted to other directors or officers, or (iii) pursuant to the conversion of shares of Series A Preferred Stock or the exercise of the Series B Warrant, which shall not be restricted hereunder.

          (b) Additional Standstill Obligations. GMSP further agrees that, at least until the second anniversary of the Closing Date, it will not, and it will cause the other members of the GMSP Group (excluding John C. Goff acting in his capacity as a member of the Board in the deliberations of, or pursuant to the authorization of, the Board) not to, without the prior written consent of the Board, (i) effect or cause to be effected any (A) “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to GNAC or any action resulting in such Person becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to GNAC, or (B) any tender or exchange offer or offer for a merger, consolidation, share exchange or business combination involving GNAC or substantially all of its assets, or (ii) propose any matter for submission to a vote of the shareholders of GNAC.

          (c) Voting Agreement. GMSP further agrees that, at least until the second anniversary of the Closing Date, GMSP will vote the shares of Series A Preferred Stock in respect of each matter submitted to the holders of the Common Stock in proportion to the vote of all shares of Common Stock voted on such matter.

          (d) Expanded GMSP Group. For purposes of this Section 6.14 only, the term “GMSP Group” shall be deemed to include all Persons that, together with GMSP or one or more of any Affiliate, Associate or employee of GMSP, would constitute a “group” within the meaning of Section 13(d) of the Exchange Act that would be required to file a Schedule 13D or 13G with respect to its beneficial ownership of Common Stock.

     6.15 Repurchase of Series C Preferred Stock. GMSP hereby grants to GNAC the right and option to purchase all of the outstanding $3,000,000 principal Series C Preferred Stock at any time at or after the time of Closing for a purchase price equal to the sum of (i) the $3,000,000 principal amount thereof, discounted from March 23, 2006 (the date on which the Series C Preferred Stock first becomes redeemable at the option of GNAC) to the date of purchase by GNAC at a discount rate of 8% per annum, (ii) the aggregate amount of dividends accrued but unpaid at the date of purchase by GNAC, and (iii) dividends that would accrue from the date of Closing until March 23, 2006, discounted from the date each such unaccrued dividend would first become payable to the date of purchase of the Series C Preferred Stock by GNAC at a discount rate of 8% per annum.

     6.16 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF GNAC

     The obligations of GNAC to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     7.1 Representations and Warranties True. All the representations and warranties of GMSP contained in this Agreement shall be true and correct on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition not have a GMSP Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

     7.2 Covenants and Agreements Performed. GMSP shall have performed and complied with in all material respects all covenants and agreements required by this Agreement, if any, to be performed or complied with by it or prior to the Closing Date.

     7.3 Fairness Opinion. The Special Committee and the Board shall have received the written opinion in form and substance acceptable to it from Sanders Morris Harris, Inc. (or such other reputable independent investment banking firm that is selected by the Special Committee and approved by GMSP, which approval shall not be withheld or delayed unreasonably) opining that the Exchange is fair to the shareholders of GNAC (other than the Interested Shareholders) from a financial point of view (the “Fairness Opinion”), and the Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to Closing.

     7.4 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC or any of its Subsidiaries that could reasonably be expected to have a GNAC Material Adverse Effect, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     7.5 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series B Preferred Stock and the Series C Preferred Stock shall have approved the Transactions.

     7.6 Certificate. GNAC shall have received a certificate executed by a duly authorized individual on behalf of GMSP dated the Closing Date, representing and certifying, in such detail as GNAC may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

     7.7 Series A Preferred Stock. An amendment to the Statement of Resolution Establishing and Designating the Series A Preferred Stock substantially in the form of Exhibit “B” attached hereto shall have been approved by GMSP as the holder of all of the Series A Preferred Stock.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF GMSP

     The obligations of GMSP to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     8.1 Representations and Warranties True. All the representations and warranties of GNAC contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that (i) to the extent that any such representation or warranty is made as of any other specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

     8.2 Covenants and Agreements Performed. GNAC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3 Fairness Opinion. The Special Committee and the Board shall have received the Fairness Opinion in form and substance acceptable to GMSP, and such Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to the Closing.

     8.4 Board Approval. The entire Board of GNAC, excluding John Goff, Hugh Balloch and Stallings, shall have approved this Agreement, the Exchange and the Transactions.

     8.5 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC, any of its Subsidiaries or GMSP that could reasonably be expected to (a) have a GNAC Material Adverse Effect or (b) materially and adversely affect GMSP if the Transactions were consummated, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     8.6 Certificates. GMSP shall have received a certificate or certificates representing the Exchange Securities, registered in the name of GMSP and duly executed by GNAC.

     8.7 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series B Preferred Stock shall have approved the Transactions.

     8.8 Officer Certificate. GMSP shall have received a certificate executed on behalf of GNAC by the chief executive officer or the chief financial officer of GNAC, dated the Closing Date, representing and certifying, in such detail as the GMSP may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

     8.9 No Material Adverse Changes. No event which has a GNAC Material Adverse Effect shall have occurred since June 30, 2004 and be continuing at Closing and no Material Adverse Market Condition shall have occurred and be continuing at Closing.

     8.10 Waivers of Rights Under Change of Control Agreements. Except as set forth in Section 8.10 of the GNAC Disclosure Letter, GNAC shall have received valid and written waivers of any and all rights of any Person to receive any benefits pursuant to a “change of control” or similar provision under any Employee Benefit Plan.

     8.11 Series B Warrant. An amendment to the Series B Warrant extending the expiration date thereof to January 1, 2011 and otherwise substantially in the form of Exhibit “A” attached hereto shall have been executed and delivered by the Company.

     8.12 Series A Preferred Stock. An amendment to the Statement of Resolution Establishing and Designating the Series A Preferred Stock substantially in the form of Exhibit “B” attached hereto shall have been executed and delivered by the Company and filed with the Secretary of State of the State of Texas.

     8.13 Stallings Investment Agreement. The investment in Common Stock contemplated by the Stallings Investment Agreement shall have been consummated.

ARTICLE IX.
TERMINATION, AMENDMENT, AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing (notwithstanding any approval of the Transactions by the shareholders of GNAC):

          (a) by GNAC or GMSP if

     (i) the GNAC Shareholder Approval is not obtained at the Shareholder Meeting or any adjournment thereof;

     (ii) the Closing does not occur prior to the Final Date;

     (iii) any court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

     (iv) GNAC and GMSP agree in writing to terminate this Agreement;

provided that the right to terminate this Agreement under this subsection (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

          (b) by GNAC if:

     (i) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GMSP by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of GMSP (1) in any material respect such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GMSP Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws;

     (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GMSP by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of GMSP (1) resulting in a GMSP Material Adverse Effect, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws; or

     (iii) a Person or group has made a Superior Proposal and GNAC has complied with its obligations under Section 6.6(b).

          (c) by GMSP, if:

     (i) the Fairness Opinion is withdrawn or materially and adversely modified prior to the time of Closing;

     (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by GMSP of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of GNAC (1) (i) such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that Closing would result in a violation by GMSP of applicable federal securities laws;

     (iii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by GMSP of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of GNAC (1) resulting in a GNAC Material Adverse Effect or a material diminution of the benefits to be received by GMSP under this Agreement or (2) such that Closing would result in a violation by GMSP of applicable federal securities laws;

     (iv) GNAC enters into a definitive agreement to effect a Third Party Transaction;

     (v) the Special Committee withdraws or modifies in a manner adverse to GMSP its approval or recommendation of the Transactions or this Agreement; or

     (vi) GNAC shall have mailed the Proxy Statement to its shareholders without obtaining the approval of GMSP, which approval shall not be withheld or delayed unreasonably.

     9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or shareholders, other than the provisions of Section 6.5(a), Section 6.6(c), this Section 9.2, Section 9.3 and Article X. Nothing contained in this Section 9.2 will relieve any party from liability for any Breach of this Agreement.

     9.3 Fees and Expenses.

          (a) GNAC shall pay to GMSP a fee of $79,000 within two (2) Business Days after the execution of this Agreement; provided that GMSP shall repay such fee forthwith and without interest in the event that this Agreement is terminated pursuant to Section 9.1(b)(i) or (ii). At and conditioned upon the Closing, GNAC shall pay to GMSP an additional fee of $79,000.

          (b) If (i) GNAC terminates this Agreement pursuant to Section 9.1(b)(iii) or GMSP terminates this Agreement pursuant to Section 9.1(c)(ii), (iii) or (iv); (ii) within 180 days following the date of such a termination, GNAC enters into a binding agreement to effect a Third Party Transaction with a Person from whom GNAC received a written Transaction Proposal prior to the date of termination; and (iii) within 360 days following the date of such termination, GNAC consummates such Third Party Transaction, then GNAC will pay to GMSP in immediately available funds within five Business Days after the consummation of such Third Party Transaction a fee equal to $350,000.

          (c) Except as provided in Sections 9.3(a) and (b), each party will bear its own expenses in connection with this Agreement and the Transactions, whether or not the Transactions are consummated.

     9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

     9.5 Waiver. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The provisions of this Agreement may not be waived except by an instrument in writing signed by or on behalf of the party against whom such waiver is sought to be enforced.

ARTICLE X.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the second anniversary of the Closing Date (the “Survival Date”). No action may be brought with respect to a Breach of any representation after the Survival Date unless, prior to such time, the party seeking to bring such an action has notified the other parties of such claim, specifying in reasonable detail the nature of the loss suffered. The provisions of this Section 10.1 shall have no effect upon any of the covenants or agreements of the parties set forth in Article VI or any of the other obligations of the parties hereto under the Agreement, whether to be performed later, at or after the Closing.

     10.2 Indemnification by GNAC for Breaches. GNAC shall indemnify, defend, and hold harmless GMSP and the members of the GMSP Group from and against any and all claims, actions, causes of action, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by GNAC of any of its representations, warranties, covenants or agreements contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto; provided that GNAC’s obligation to indemnify, defend and hold harmless as provided in this Section 10.2 shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II, Section 6.4(e) or Section 9.3) or (y) any Breach of any of GNAC’s representations or warranties of which GMSP had knowledge prior to Closing.

     10.3 Indemnification by GNAC for Certain Proceedings. GNAC shall indemnify, defend, and hold harmless GMSP and the members of the GMSP Group from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Proceeding brought against any of them in respect of the failure or alleged failure of the Special Committee or members thereof to fulfill any applicable fiduciary duty to the Company or its shareholders (other than Interested Shareholders). Notwithstanding the foregoing, if an individual who is a member of the GMSP Group seeks indemnification from GNAC under this Section 10.3 in respect of claims against such individual in his capacity as a director or officer of GNAC, then

     (i) GNAC shall not be required to provide such indemnification to the extent such indemnification would not be permitted under Article 2.02-1 of the TBCA; and

     (ii) GNAC shall advance such individual’s reasonable expenses incurred in connection with defending any such Proceeding, provided that such individual shall be required to provide to GNAC a written undertaking to repay any such expenses so advanced if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such individual has not met the appropriate standard of care required of him under Article 2.02-1 of the TBCA.

     10.4 Indemnification by GMSP. GMSP shall indemnify, defend, and hold harmless GNAC and its Affiliates, Associates, directors, officers and employees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by GMSP of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto, provided, however, that such obligation to indemnify, defend and hold harmless shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II or Section 6.4(e)) or (y) any Breach of GMSP’s representations or warranties of which GNAC had knowledge prior to Closing.

     10.5 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2, 10.3 or 10.4 of notice of the commencement of any action, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. The indemnifying party shall have no liability with respect to any compromise or settlement of any action effected without its written consent (which shall not be unreasonably withheld).

     10.6 Indemnification if Negligence of Indemnitee. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 10 SHALL BE APPLICABLE WHETHER OR NOT THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY,

OR THE SOLE OR CONCURRENT LIABILITY IMPOSED VICARIOUSLY ON THE INDEMNIFIED PARTY, IS ALLEGED OR PROVEN.

ARTICLE XI.
MISCELLANEOUS

     11.1 Notices. All notices required to be given in writing hereunder shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to GMSP:	777 Main Street, Suite 2250
Fort Worth, Texas 76102
Attention: John C. Goff
Fax: (817) 820-6651

with a copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Attention: David L. Emmons
Fax: (214) 661-4414
Counsel for GMSP

If to GNAC:	1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Attention: Chief Executive Officer
Fax: (214) 647-0430

with a copy to:	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Byron F. Egan
Fax: (214) 953-5733
Counsel for GNAC

and

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Charles H. Still
Fax: (713) 651-5246
Counsel for the Special Committee

If given personally or by documented courier or delivery service, a notice shall be deemed to have been given when it is received. If transmitted by facsimile, a notice shall be deemed to have been given on the date received, if electronic confirmation of receipt occurs during normal business hours, and otherwise, on the first Business Day following electronic confirmation of receipt. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

     11.2 Entire Agreement. This Agreement, together with the Ancillary Documents, constitutes the entire agreement between the parties hereto with respect to the Exchange and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Exchange.

     11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that upon written notice to GNAC, GMSP may assign all or any portion of GMSP’s rights and obligations under this Agreement to (i) Reis, (ii) Stallings, (iii) partners in GMSP receiving GNAC securities in a distribution by GMSP to its partners or (iv) a limited partnership of which GMSP is the general partner and holds a majority of the economic interest therein (each, “Permitted Assignee”), provided that (i) such Permitted Assignee shall assume in writing all of GMSP’s obligations to GNAC, and (ii) notwithstanding such assumption, GMSP shall not be released from any liabilities or obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     11.4 Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement, provided that the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement. Nothing herein shall be construed as a waiver of any party’s right to challenge the validity of such law.

     11.5 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

     11.6 No Waiver of Privilege. Neither GNAC, GMSP nor any of their respective Subsidiaries, Affiliates or Associates waives any attorney-client, work product or other privilege with respect to any information furnished pursuant to this Agreement.

     11.7 GNAC Disclosure Letter. Any disclosure under any Section of the GNAC Disclosure Letter shall be deemed disclosure under all Sections of the GNAC Disclosure Letter and this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the GNAC Disclosure Letter does not constitute a determination by GNAC that any such matter is material or required to be disclosed for purposes of this Agreement. The disclosure of any information concerning a matter in the GNAC Disclosure Letter does not imply that any other or undisclosed matter which has a greater significance or value is material.

     11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     11.9 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives all as of the day and year first above written.

GAINSCO, INC.
By:	/s/ Glenn W. Anderson
Glenn W. Anderson
President and Chief Executive Officer

GOFF MOORE STRATEGIC PARTNERS, L.P.,
a Texas limited partnership

By: GMSP Operating Partners, L.P., its general partner
By: GMSP, L.L.C., its general partner

By:	/s/ John C. Goff
John C. Goff, Managing Principal

Exhibit “A”

SECOND AMENDMENT

TO
SERIES B COMMON STOCK PURCHASE WARRANT

     This SECOND AMENDMENT TO SERIES B COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made effective as of             , 2004 between GAINSCO, INC., a Texas corporation (“GNAC”), and Goff Moore Strategic Partners, L.P., a Texas limited partnership (“Holder”).

     WHEREAS, GNAC issued the Series B Common Stock Purchase Warrant dated October 4, 1999, as amended by a First Amendment to Series B Common Stock Purchase Warrant effective as of March 23, 2001 (collectively, the “Warrant”), to Holder; and

     WHEREAS, GNAC and Holder desire to further amend the Warrant as expressly set forth below.

     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, GNAC and Holder agree as follows:

     1. Exercise Price. The “Exercise Price” (as defined in the Warrant) shall continue to be $2.5875 per share of Common Stock.

     2. Exercise Period. Section 2 of the Warrant is hereby amended to read in its entirety as follows:

               “2. Period of Exercise. This Warrant is exercisable at any time or from time to time during the period commencing on July 1, 2001 and ending at 5:00 p.m. Fort Worth, Texas time, on January 1, 2011 (the “Exercise Period”).”

     3. Ratification. Except as expressly amended hereby, the Warrant shall remain in full force and effect and is hereby ratified, approved and confirmed.

     4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES OF SUCH STATE.

     5. Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

A-1

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives all as of the day and year first above written.

GAINSCO, INC.
By:
Glenn W. Anderson
President and Chief Executive Officer

GOFF MOORE STRATEGIC PARTNERS, L.P.,
a Texas limited partnership

By: GMSP Operating Partners, L.P., its general partner
By: GMSP, L.L.C., its general partner

By:
John C. Goff, Managing Principal

A-2

Exhibit “B”

ARTICLES OF AMENDMENT TO THE
STATEMENT OF RESOLUTION
ESTABLISHING AND DESIGNATING THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
GAINSCO, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation, GAINSCO, INC., a Texas corporation (the “Company”), adopts the following Articles of Amendment to its Statement of Resolution Establishing and Designating the Series A Convertible Preferred Stock of the Company filed with the Secretary of State of Texas on October 1, 1999 (the “Statement of Resolution”):

ARTICLE ONE

     The name of the Company is GAINSCO, INC. The filing number issued to the Company by the Secretary of State is 0044984800.

ARTICLE TWO

     The following amendments to the Statement of Resolution, adopted by the shareholders of the Company, amend Sections 3 and 10(a) of the Statement of Resolution as set forth below:

     1. Section 3 of the Statement of Resolution is hereby amended to read in its entirety as follows:

               “SECTION 3. Dividends. Subject to the provisions below, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends. The rate of dividends per share shall be expressed as a percentage of the Liquidation Value in effect at the relevant time (as applicable, “Series A Dividend Rate”) and shall be an annual rate equal to six percent (6%) until December 31, 2005, and ten percent (10%) thereafter. Such dividends on shares of Series A Preferred Stock shall be cumulative from    , 2004 (the “Effective Date”), whether or not in any period the Company shall be legally permitted to make the payment of such dividends and whether or not such dividends are declared, and shall be payable when, as and if declared by the Board of Directors, out of funds legally available therefor on each April 1, July 1, October 1, and January 1 occurring after the Effective Date (as applicable, each a “Series A Dividend Payment Date”).

               “Cumulative dividends shall at all times accrue from and including the Effective Date to and including a Series A Dividend Payment Date, at a compounded rate equal to the then-applicable Series

A Dividend Rate. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. At all times at which any dividends with respect to the Series A Preferred Stock have accrued but remain unpaid, absent the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall not declare, pay or set apart for payment or make any distribution with respect to shares of the Common Stock or any other capital stock of the Company ranking junior to the Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall not be entitled to share in any dividend or distribution that is properly declared, paid or set apart for payment on or in respect of the Common Stock or any other class of securities of the Company, including any dividends or other distributions payable in Common Stock or other securities of the Company, or warrants or rights to purchase Common Stock or other securities of the Company.

               “Dividends on the Series A Preferred Stock shall be calculated on the basis of the time elapsed from and including the Effective Date to and including the date such dividends are actually paid or on any final distribution date relating to conversion or redemption of Series A Preferred Stock or to a dissolution, liquidation or winding up of the Company.”

     2. Section 10(a) of the Statement of Resolution is hereby amended to add a new clause (iii) to read as follows:

“(iii)
At any time on and after January 1, 2011, upon the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, each holder of shares of Series A Preferred Stock may cause the Company to redeem out of funds legally available therefor, in whole at any time or from time to time in part, such holder’s shares of Series A Preferred Stock at a redemption price equal to the Liquidation Value.”

ARTICLE THREE

     The amendments to the Statement of Resolution were adopted by the shareholders on    , 2004.

ARTICLE FOUR

     The amendments to the Statement of Resolution have been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Company.

ARTICLE FIVE

     This document will become effective when the document is filed by the Secretary of State.

     THE UNDERSIGNED signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

     DATED:                    , 2004.

GAINSCO, INC.
By:
Glenn W. Anderson, its President and Chief
Executive Officer

APPENDIX II
STALLINGS INVESTMENT AGREEMENT

STOCK INVESTMENT AGREEMENT

     This STOCK INVESTMENT AGREEMENT (this “Agreement”), dated as of August 27, 2004, between GAINSCO, INC., a Texas corporation (“GNAC”), and Robert W. Stallings (“Stallings”):

     WHEREAS, Stallings is the holder of (i) 3,000 shares of Series B Preferred Stock and (ii) the Stallings Warrant;

     WHEREAS, GNAC and Stallings desire that both (i) all 3,000 shares of Series B Preferred Stock and (ii) the Stallings Warrant be exchanged for shares of Common Stock on the terms and conditions set forth below, and that such exchange qualify as a “recapitalization”, and therefore not give rise to the recognition of gain or loss, for federal income tax purposes; and

     WHEREAS, Stallings desires to purchase additional shares of Common Stock, and GNAC desires to issue additional shares of Common Stock to Stallings.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GNAC and Stallings hereby agree as follows:

ARTICLE I.
DEFINITIONS AND USAGE

     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person. For this purpose the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “Applicable Law” means any statute, law, rule, policy, guideline or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified Person or property is subject.

     “Associate” means, with respect to any Person, (i) any corporation or entity (other than GNAC or a Subsidiary of GNAC in the case of Associates of Stallings) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of GNAC or any of its Subsidiaries.

     “Board” means the board of directors of GNAC.

     “Breach” means any violation or breach of, any misrepresentation or inaccuracy in, any default under, or any failure to perform or comply with any representation, warranty, covenant, obligation, or other provision of this Agreement.

     “Business Day” means any day other than a Saturday or Sunday on which national banks are open for business in Dallas, Texas and New York, New York.

     “Capitalization Date” has the meaning set forth in Section 4.2.

     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.2.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the common stock, par value $.10 per share, of GNAC.

     “Compensation Committee” means the Compensation Committee of the Board, consisting of Sam Rosen, Harden H. Wiedemann and John H. Williams, or any successor committee comprised of independent directors (within the meaning of Section 303A of the NYSE Listed Company Manual) of GNAC.

     “Confidential Information” means information received at any time by Stallings from GNAC that is not generally known or which would logically be considered confidential or proprietary, or which would do GNAC harm if divulged, or which is marked “Confidential Information.”

     “Damages” has the meaning set forth in Section 10.2.

     “Defeasance” has the meaning set forth in Section 6.6(c).

     “Demand Registration” has the meaning set forth in Section 6.4(a).

     “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise, other than restrictions imposed under applicable securities laws.

     “Environmental Law” means any law, regulation, decree, judgment, permit or authorization relating to the environment, including, without limitation, pollution, contamination, cleanup and protection of the environment.

     “Environmental Liabilities and Costs” means all damages, penalties or cleanup costs assessed or levied pursuant to any Environmental Law.

     “Equity Securities” means any capital stock of GNAC, any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of GNAC, or any right, option, warrant or other security which, with the payment of additional consideration, the expiration of time or the occurrence of any event shall give the holder thereof the right to acquire any capital stock of GNAC or any security convertible into or exercisable or exchangeable for, any capital stock of GNAC.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

     “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Person and its Subsidiaries would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

     “Exchange and Sale” has the meaning set forth in Section 2.1(a).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Exchange Securities” has the meaning set forth in Section 2.1(a).

     “Fairness Opinion” has the meaning set forth in Section 7.3.

     “Final Date” means February 1, 2005.

     “GAAP” means generally accepted accounting principles for financial reporting in the U.S., consistently applied.

     “GMSP” means Goff Moore Strategic Partners, L.P.

     “GMSP Exchange Agreement” means the Securities Exchange Agreement of even date herewith between GMSP and GNAC.

     “Stallings” has the meaning set forth in the introductory paragraph of this Agreement.

     “Stallings Group” means Stallings together with his Affiliates, Associates and employees.

     “Stallings Material Adverse Effect” means any condition, circumstance or development having a material adverse effect on the ability of Stallings to consummate the Transactions.

     “GNAC” has the meaning set forth in the introductory paragraph of this Agreement.

     “GNAC Annual Statements” has the meaning set forth in Section 4.9.

     “GNAC Applicable Insurance Department” means as to (i) the GNAC Insurance Subsidiary located in Oklahoma, the Oklahoma Department of Insurance, and (ii) the GNAC Insurance Subsidiary located in Texas, the Texas Department of Insurance.

     “GNAC Authorizations” has the meaning set forth in Section 4.7.

     “GNAC Business” means the business conducted by GNAC and GNAC Subsidiaries taken as a whole.

     “GNAC Disclosure Letter” means the disclosure letter delivered by GNAC to Stallings concurrently with the execution and delivery of this Agreement.

     “GNAC Employee Benefit Plans” has the meaning set forth in Section 4.20(a).

     “GNAC 2003 Form 10-K Report” means the Form 10-K Report filed by GNAC with the SEC for GNAC’s fiscal year ended December 31, 2003.

     “GNAC Financial Statements” has the meaning set forth in Section 4.10.

     “GNAC Insurance Subsidiaries” means MGA Insurance Company, Inc., a Texas corporation; and General Agents Insurance Company of America, Inc., an Oklahoma corporation.

     “GNAC Material Adverse Effect” means any condition, circumstance or development having (i) an adverse effect on the ability to conduct business, the financial condition, reserves, or the results of operations of GNAC and its Subsidiaries, in each case that is material to GNAC and its Subsidiaries taken as a whole, or (ii) a material adverse effect on the ability of GNAC to consummate the Transactions; provided that GNAC Material Adverse Effect does not include any such condition, circumstance or development which generally adversely affects the U.S. economy, U.S. securities markets or the insurance industry or to the extent it is attributable to (x) the accretion of discount, or the declaration or payment of dividends, on Preferred Stock, (y) expenses incurred by GNAC in respect of the Transactions, or (z) changes in accumulated comprehensive income (loss) attributable to realized or unrealized gains or losses on securities; and provided further that a decrease (excluding amounts attributable to items referenced in clauses (x), (y) or (z) of the foregoing proviso) of the total shareholders’ equity of GNAC below the amount thereof at June 30, 2004 reflected in the GNAC Financial Statements would be material for the purposes of defining GNAC Material Adverse Effect.

     “GNAC Material Contracts” means:

(i)	any written agreement, contract, lease, commitment, understanding, instrument or obligation to which GNAC or any of its Subsidiaries is a party or by which GNAC or any of its Subsidiaries or any of their respective properties may be bound upon which any substantial part of the GNAC Business is dependent or which, if Breached, could reasonably be expected to have a GNAC Material Adverse Effect;

(ii)	any written agreement, contract, lease, commitment, understanding, instrument or obligation which provides for the sale or lease after the date hereof of any of the assets of GNAC or its Subsidiaries other than in the ordinary course of business; or

(iii)	any agreement filed as an exhibit to the GNAC 2003 Form 10-K Report.

     “GNAC Options” means options granted under any of the GNAC Stock Plans and related option agreements.

     “GNAC Pension Plan” has the meaning set forth in Section 4.20(d).

     “GNAC Quarterly Statement” has the meaning set forth in Section 4.9.

     “GNAC Required Consents” has the meaning set forth in Section 4.6(c).

     “GNAC Required Statutory Approvals” has the meaning set forth in Section 4.5.

     “GNAC SEC Documents” has the meaning set forth in Section 4.10.

     “GNAC Shareholder Approval” means approval of the Exchange and Sale by (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against, or expressly abstaining from voting on, the Transactions and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against the Transactions.

     “GNAC Significant Subsidiaries” means the GNAC Insurance Subsidiaries; National Specialty Lines, Inc., a Florida corporation; DLT Insurance Adjusters, Inc., a Florida corporation; and GAINSCO Service Corp., a Texas corporation.

     “GNAC Stock Plans” means GNAC’s 1990 and 1995 Stock Option Plans and GNAC’s 1998 Long-Term Incentive Plan.

     “GNAC Subsidiaries” means the Subsidiaries of GNAC.

     “GNAC Subsidiary Securities” has the meaning set forth in Section 4.4.

     “good faith”, when used in respect of any action, means that the action was taken (i) with honesty of intention, (ii) without knowledge of circumstances which ought to put the Person taking such action on inquiry, and (iii) without intention to take any improper advantage of another.

     “Governmental Authority” means any U.S. federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

     “Interested Shareholder” means (i) Stallings, (ii) GMSP, (iii) any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of GNAC, or (iv) any Affiliate or Associate of any Person referenced in clauses (i), (ii) or (iii).

     “IRS” means the Internal Revenue Service.

     “Material Activity” has the meaning set forth in Section 6.4(d).

     “Material Adverse Market Condition” shall mean the occurrence of any of the following: (i) a general moratorium in commercial banking activities in the State of Texas has been declared by either Federal or Texas State authorities; (ii) a reduction of more than 30% in the Standard & Poor’s 500 Index from the amount thereof at the close of business on the date of this Agreement; or (iii) the formal declaration by the United States of a national emergency or war.

     “NYSE” means the New York Stock Exchange.

     “Permitted Assignee” has the meaning set forth in Section 11.3.

     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the obligor; (iii) liens arising in the ordinary course of business incident to the purchase and sale of securities and other investments or the holding thereof by banks, brokerage firms, custodians and intermediaries for the benefit of GNAC or its Subsidiaries; (iv) exceptions which do not materially affect the use or occupancy of the real property covered thereby; and (v) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use or occupancy of the property.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

     “Preferred Stock” means the authorized preferred stock, par value $100.00 per share, of GNAC.

     “Preferred Preemptive Rights” means the preemptive rights of the holders of the Series A Preferred Stock and Series C Preferred Stock under the Prior Agreements and the rights of Stallings and his assigns under the Prior Series B Agreement.

     “Prior Agreements” means the Prior Series A Agreements and the Prior Series C Agreement.

     “Prior Series A Agreements” means (i) the Securities Purchase Agreement dated June 29, 1999 between GMSP and GNAC; and (ii) the letter dated March 23, 2001 from GNAC to GMSP concerning the redemption of the Series A Preferred Stock.

     “Prior Series B Agreement” means the Securities Purchase Agreement dated as of February 26, 2001 between Stallings and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001)

     “Prior Series C Agreement” means the Securities Purchase Agreement dated as of February 26, 2001 between GMSP and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001).

     “Proceedings” means all complaints, claims, prosecutions, indictments, proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Authority, whether civil, criminal, administrative, arbitrative or investigative.

     “Proxy Statement” has the meaning set forth in Section 5.8.

     “Registration Expenses” has the meaning set forth in Section 6.4(f).

     “Registration Statement” has the meaning set forth in Section 6.4(b).

     “Reis” means James R. Reis.

     “Reis Group” means Reis and Reis LLC together with their respective Affiliates, Associates and employees.

     “Reis Investment Agreement” means the Stock Investment Agreement of even date herewith between GNAC and Reis LLC.

     “Reis LLC” means First Western Capital, LLC, an Arizona limited liability company of which Reis is the beneficial owner of all of the outstanding limited liability company interests and is the sole manager and member.

     “SAP” means the insurance accounting practices required or permitted by the GNAC Applicable Insurance Department applicable to the specified Person(s) consistently applied by such Person(s).

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $100.00 per share, of GNAC.

     “Series A Warrant” means the Series A Warrant expiring October 4, 2004 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.25 per share.

     “Series B Exchange Value” has the meaning set forth in Section 2.1(a).

     “Series B Preferred Stock” means the Series B Convertible Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Series B Warrant” means the Series B Warrant expiring October 4, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.5875 per share.

     “Series C Preferred Stock” means the Series C Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Shareholder Meeting” means the special meeting of the holders of the GNAC’s Common Stock at which the Transactions are submitted to shareholders for their approval.

     “Special Committee” means the Special Committee of the Board, consisting of Harden H. Wiedemann, John H. Williams and Joel C. Puckett, and of which Sam Rosen is an advisory member, or any successor committee comprised of independent and disinterested directors of GNAC.

     “Stallings” has the meaning set forth in the introductory paragraph of this Agreement.

     “Stallings Group” means Stallings together with his Affiliates, Associates and employees.

     “Stallings Warrant” means the Warrant expiring March 23, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.25 per share.

     “Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations) in which the Person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     “Superior Proposal” has the meaning set forth in Section 6.6(b).

     “Survival Date” has the meaning set forth in Section 10.1.

     “Taxes” means all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to taxes.

     “Tax Returns” means all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

     “TBCA” means the Texas Business Corporation Act, as amended.

     “Third Party Transaction” means any transaction between GNAC or any of its Subsidiaries and any Person or Persons other than any member of the Stallings Group, the Reis Group or the GMSP Group (i) that would involve the acquisition, directly or indirectly, by such Person or Persons in the aggregate of (x) Equity Securities that would represent 10% or more, or the right to acquire 10% or more, of the Common Stock of GNAC outstanding on the date hereof, (y) any other class or classes or series of Equity Securities, or (z) assets of GNAC (including the capital stock of any Subsidiaries of GNAC) or any of its Subsidiaries that generate or constitute more than 10% of the revenues, income or assets of GNAC and its Subsidiaries, or (ii) that by its terms would prevent the consummation of the Transactions.

     “Transactions” means the Exchange and Sale and the other transactions contemplated by this Agreement.

     “Transaction Proposal” has the meaning set forth in Section 6.6(a).

     “U.S.” means the United States of America.

     “Voting Stock” means the outstanding shares of capital stock entitled to vote in the election of directors of GNAC, including the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. References in this Agreement to numbers of shares of Voting Stock are references to the combined number of shares of Common Stock outstanding on the date of determination and the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. On the date of this Agreement there were 28,703,069 shares of Voting Stock outstanding and entitled to vote generally.

     1.2 Usage. In this Agreement, unless a clear contrary intention appears:

          (a) the singular number includes the plural number and vice versa;

          (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (c) reference to any gender includes each other gender or, in the case of an entity, the neuter;

          (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

          (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

          (h) “or” is used in the inclusive sense of “and/or”;

          (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

          (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

          (k) captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement, nor in any way affect any such provisions; and

          (l) all accounting terms not defined in this Agreement shall have the respective meanings determined under GAAP.

ARTICLE II.
TERMS OF THE TRANSACTION

     2.1 The Exchange and Sale.

          (a) At the Closing, and on the terms and subject to the conditions set forth in this Agreement, (i) GNAC shall issue and deliver to Stallings 13,459,741 shares of Common Stock (the “Exchange Securities”) and (ii) in exchange for the Exchange Securities Stallings shall (i) deliver to GNAC (A) 3,000 shares of Series B Preferred Stock and (B) the Stallings Warrant and (ii) pay GNAC in immediately available funds an amount equal to the difference of (i) $8,075,844.60 less (ii) the Series B Exchange Value (the “Exchange and Sale”). As used in this Section, “Series B Exchange Value” means an amount equal to the sum of (i) the $3,000,000 stated value of the Series B Preferred Stock, discounted from March 23, 2006 (the date on which the Series B Preferred Stock first becomes redeemable at the option of GNAC) to the date of the Shareholder Meeting at a discount rate of 8% per annum, (ii) the aggregate amount of dividends accrued but unpaid at the date of the Shareholder Meeting, and (iii) dividends that would accrue from the date of the Shareholder Meeting until March 23, 2006, discounted from the date each such unaccrued dividend would first become payable to the date of the Shareholder Meeting at a discount rate of 8% per annum.

          (b) The 3,000 shares of Series B Preferred Stock and the Stallings Warrant received by GNAC in the Exchange and Sale shall be cancelled.

ARTICLE III.
CLOSING AND CLOSING DATE

     3.1 The Closing. The closing of the Transactions (the “Closing”) shall take place (i) at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VII and VIII hereof, or (ii) at such other time or place or on such other date as the parties hereto shall agree.

     3.2 Closing Date. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF GNAC

     GNAC represents and warrants to Stallings the following:

     4.1 Organization and Qualification. Each of GNAC and the GNAC Significant Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate or other power and authority to own all of its properties and assets and to carry on its business as now being conducted. Each of GNAC and the GNAC Significant Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a GNAC Material Adverse Effect.

     4.2 Capitalization. The authorized capital stock of GNAC consists of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the close of business on June 30, 2004 (the “Capitalization Date”): 21,169,736 shares of Common Stock were issued and outstanding; 31,620 shares of Series A Preferred Stock were issued and outstanding; 3,000 shares of Series B Preferred Stock were issued and outstanding; 3,000 shares of Series C Preferred Stock were issued and outstanding; 844,094 shares of Common Stock were held in GNAC’s treasury; there were outstanding GNAC Options with respect to 723,268 shares of Common Stock and (excluding the Stallings Warrant, the Series A Warrant and the Series B Warrant) there were no warrants outstanding. Since the Capitalization Date, except as disclosed in Section 4.2 of the GNAC Disclosure Letter, GNAC (i) has not issued any shares of Common Stock other than upon the exercise or vesting of GNAC Options outstanding on such date as set forth in Section 4.2 of the GNAC Disclosure Letter; (ii) has not granted any options or rights to purchase or acquire shares of Common Stock under the GNAC Stock Plans or otherwise; and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and, except for the Preferred Preemptive Rights, are free of preemptive rights. Except as disclosed in this Section 4.2 or in Section 4.2 of the GNAC Disclosure Letter or in the GNAC 2003 Form 10-K Report, there are no outstanding Equity Securities. Except as (i) provided in this Agreement, the Reis Investment Agreement, the GMSP Exchange Agreement, the Prior Agreements and the respective Statements of Resolution designating the Preferred Stock, or (ii) disclosed in Section 4.2 of the GNAC Disclosure Letter, there are no outstanding obligations of GNAC or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities.

     4.3 Authority Relative to This Agreement.

          (a) GNAC has all requisite power and authority to enter into this Agreement and, subject to the GNAC Shareholder Approval, the GNAC Required Statutory Approvals and the GNAC Required Consents, to consummate the Transactions. The execution and delivery of this Agreement and, subject to GNAC Shareholder Approval, the consummation by GNAC of the Transactions have been duly authorized by all necessary corporate action on the part of GNAC, including that the directors of GNAC (other than Hugh M. Balloch, John C. Goff, and Stallings) have unanimously approved and authorized the consummation of the Transactions by GNAC. This Agreement has been duly and validly executed and delivered by GNAC and, assuming the due authorization, execution and delivery hereof by Stallings, constitutes the valid and binding obligation of GNAC, enforceable against GNAC in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

          (b) When issued and delivered pursuant to this Agreement against payment therefor, the Exchange Securities will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of GNAC entitled to the benefits provided therein. When issued and delivered pursuant to the Agreement against payment therefor, the Exchange Securities will be fully paid and nonassessable. Except for the Preferred Preemptive Rights (which have been waived), the issuance of the Exchange Securities will not be subject to any preemptive or similar rights.

     4.4 Subsidiaries. GNAC owns, directly or indirectly, of record all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except for securities owned by GNAC or as disclosed in this Section or in Section 4.4 of the GNAC Disclosure Letter or the GNAC SEC Documents, there are no outstanding (i) shares of capital stock or other voting securities of any Subsidiary of GNAC; (ii) securities of GNAC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary; or (iii) options or other rights to acquire from GNAC or any of its Subsidiaries, or other obligations of GNAC or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Subsidiaries of GNAC, or to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as “GNAC Subsidiary Securities”). There are no outstanding obligations of GNAC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding GNAC Subsidiary Securities. Except to the extent that any of the GNAC Significant Subsidiaries is a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act, GNAC does not have a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act.

     4.5 Statutory Approvals. Except for filings under the Exchange Act, with the GNAC Applicable Insurance Departments and as otherwise set forth in Section 4.5 of the GNAC Disclosure Letter or otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by GNAC or the consummation by GNAC of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a GNAC Material Adverse Effect (the “GNAC Required Statutory Approvals”), it being understood that references in this Agreement to “obtaining” such GNAC Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     4.6 Non-Contravention. Subject to obtaining the GNAC Required Statutory Approvals and the receipt of the GNAC Shareholder Approval, the execution and delivery of this Agreement by GNAC do not, and the consummation of the Transactions will not, result in any violation by GNAC or any of its Subsidiaries under any provisions of:

          (a) the Articles of Incorporation, Bylaws or similar governing documents of GNAC or any of its Subsidiaries;

          (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to GNAC or any of its Subsidiaries or any of their respective properties or assets; or

          (c) subject to obtaining the third-party consents or other approvals set forth in Section 4.6 of the GNAC Disclosure Letter (the “GNAC Required Consents”), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, GNAC Employee Benefit Plan, lease or other instrument, obligation or agreement of any kind to which GNAC or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (b) and (c) such violations as could not, in the aggregate, reasonably be expected to have a GNAC Material Adverse Effect.

     4.7 Authorizations. Except as described in Section 4.7 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of the GNAC Insurance Subsidiaries have obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and have made all registrations or filings with, all Governmental Authorities as required in connection with the conduct of its business as currently conducted, and with respect to which a failure to so obtain would have a GNAC Material Adverse Effect (collectively, the “GNAC Authorizations”). All such GNAC Authorizations are valid and in full force and effect. Except as would not cause a GNAC Material Adverse Effect, no notice that GNAC or any of the GNAC Insurance Subsidiaries is in violation of any such GNAC Authorization has been received by GNAC or any of the GNAC Insurance Subsidiaries, or to the knowledge of GNAC, recorded or published, and no Proceeding is pending or, to the knowledge of GNAC threatened, to revoke or limit any of them such as reasonably would be expected to cause a GNAC Material Adverse Effect.

     4.8 Compliance with Laws. Except as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, and in addition to the representations and warranties contained in Section 4.7 relating to GNAC Authorizations, to the knowledge of GNAC, GNAC and its Subsidiaries are in compliance with all Applicable Laws applicable to GNAC and its Subsidiaries, the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a GNAC Material Adverse Effect. Furthermore, except as is disclosed in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, or as would not cause a GNAC Material Adverse Effect, to the knowledge of GNAC, neither GNAC nor any of its Subsidiaries has received any notice alleging non-compliance with any of the aforementioned Applicable Laws.

     4.9 Statutory Financial Statements. GNAC has heretofore made (or will make prior to Closing) available to Stallings copies of the annual statements of the GNAC Insurance Subsidiaries as filed with the GNAC Applicable Insurance Department (the “GNAC Annual Statements”) for the years ended December 31, 2001, 2002, and 2003 and copies of the quarterly statement of the GNAC Insurance Subsidiaries to the GNAC Applicable Insurance Department for the quarter ended June 30, 2004 (and any subsequent quarterly statements filed between the date hereof and the Closing Date) (the “GNAC Quarterly Statement”). The balance sheets of each of the GNAC Insurance Subsidiaries as of December 31, 2003, and the related statements of income and cash flow for the year then ended, included in the GNAC Annual Statement for the year ended December 31, 2003, were prepared in conformity with SAP, except as otherwise noted therein, for the period covered thereby and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the date thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the period then ended. The balance sheets of the GNAC Insurance Subsidiaries and the related statements of income and cash flow included in the GNAC Quarterly Statements were prepared in conformity with SAP applicable to interim financial statements consistently applied during the period involved, except as otherwise noted therein, subject to normal year-end adjustments, and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the dates thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the periods then ended. Without limiting the generality of the foregoing and subject to the cautionary statements regarding reserves contained under “BUSINESS—Unpaid Claims and Claim Adjustment Expenses” and elsewhere in the GNAC 2003 Form 10-K Report, the reserves carried on the

GNAC Annual Statement for the year ended December 31, 2003 and the GNAC Quarterly Statement for the payment of estimated claims and claim adjustment expenses for both reported and unreported claims were (i) reported in accordance with SAP and (ii) believed by GNAC at that time to be adequate to cover the amounts GNAC expected the GNAC Insurance Subsidiaries to pay on incurred claims based on facts and circumstances then known. The admitted assets of each GNAC Insurance Subsidiary as determined under Applicable Laws are in an amount at least equal to the minimum amounts required by Applicable Laws.

     4.10 GNAC SEC Documents and GNAC Financial Statements. Except as set forth in Section 4.10 of the GNAC Disclosure Letter or as could not reasonably be expected to have a GNAC Material Adverse Effect, GNAC and the GNAC Insurance Subsidiaries have timely filed all reports, registration statements proxy statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC after December 31, 2000 and prior to the date of this Agreement (collectively, the “GNAC SEC Documents”). GNAC has or will have made available to Stallings prior to the Closing copies of each registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC with respect to periods since January 1, 2001 through the date of this Agreement, and will promptly provide Stallings with each such registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC.

     As of their respective dates, and except as set forth in Section 4.10 of the GNAC Disclosure Letter, each of the GNAC SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the documents filed by GNAC with the SEC after the date of this Agreement will comply) in all material respects as to form with applicable federal securities laws and did not (or, in the case of documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Each of GNAC’s consolidated statements of condition or balance sheets included in or incorporated by reference into the GNAC SEC Documents, including the related notes and schedules, fairly presented in accordance with GAAP the consolidated financial position of GNAC and its Subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders’ equity included in or incorporated by reference into GNAC SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the “GNAC Financial Statements”), fairly presented the consolidated results of operations, cash flows and shareholders’ equity, as the case may be, of GNAC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain notes), in each case in accordance with GAAP except as may be noted therein or in Section 4.10 of the GNAC Disclosure Letter.

     4.11 Investments. Except as disclosed in Section 4.11 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of its Subsidiaries has good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances, to all of its investment assets reflected in the GNAC Quarterly Statement for June 30, 2004, or acquired after June 30, 2004, other than investment assets that (i) have been sold or disposed of in the normal course of business or (ii) have been pledged for the benefit of policyholders in accordance with the requirements of state Governmental Authorities. All such investments are properly treated and valued as admitted assets in accordance with the regulations of the GNAC Applicable Insurance Department and the National Association of Insurance Commissioners.

     4.12 Absence of Changes. Except as contemplated by this Agreement or as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents, since December 31, 2003, the GNAC Business has been operated in the ordinary and usual course and neither GNAC nor any of any of its Subsidiaries has entered into any agreement that would require GNAC or any of its Subsidiaries to operate the GNAC Business other than in the ordinary and usual course.

     4.13 No Undisclosed Liabilities. To the knowledge of GNAC, none of GNAC or any of its Subsidiaries has any liabilities or obligations except (i) as and to the extent set forth in the GNAC Financial Statements or contemplated in the notes thereto or in the GNAC SEC Documents, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the GNAC Financial Statements, (iii) as would not have a GNAC Material Adverse Effect, (iv) as part of the transactions contemplated in this Agreement, the GMSP Exchange Agreement or the Reis Investment Agreement, or (v) as set forth in the GNAC Disclosure Letter.

     4.14 Litigation. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, as of the date of this Agreement there are no Proceedings pending or, to the knowledge of GNAC, threatened, against GNAC or any of its Subsidiaries, which (i) have, or, if adversely determined, could reasonably be expected to have a GNAC Material Adverse Effect, (ii) state a claim against GNAC or its officers or directors for a violation of securities laws, or (iii) seek specifically to prevent, restrict or delay consummation of the Transactions or fulfillment of any of the conditions of this Agreement. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or the GNAC Financial Statements, there are no orders, writs, injunctions, judgments, and decrees of any Governmental Authority outstanding against GNAC or any of its Subsidiaries, except for such orders, writs, injunctions, judgments and decrees as could not individually or in the aggregate reasonably be expected to have a GNAC Material Adverse Effect. Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of GNAC, no claim or assessment is pending or threatened against any GNAC Insurance Subsidiary by (i) any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers or (ii) any assigned risk plan or other involuntary market plan which if determined adversely could, individually or in the aggregate, be reasonably expected to result in a cost to GNAC or any of its Subsidiaries of an amount in excess of $500,000, which in either case individually or in the aggregate could reasonably be expected to have a GNAC Material Adverse Effect.

     4.15 Insurance Business. All policies of insurance issued by the GNAC Insurance Subsidiaries and in force on the date hereof are, and on the Closing Date will be, to the extent required by Applicable Law, in all material respects on forms approved by applicable insurance regulatory authorities or which have been filed with and not objected to by such authorities within the period provided for such objection, except as could not reasonably be expected to have a GNAC Material Adverse Effect. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto in all material respects, except as could not reasonably be expected to have a GNAC Material Adverse Effect.

     4.16 Regulatory Filings. GNAC has heretofore made available to Stallings all material registrations, filings or submissions (other than policy filings or rate filings) made by or on behalf of GNAC or any of the GNAC Insurance Subsidiaries with or to any insurance regulatory authority and all reports of examination issued by any insurance regulatory authority since January 1, 2000. Except as disclosed in Section 4.16 of the GNAC Disclosure Letter, GNAC and the GNAC Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority, except with respect to which the failure to file individually or in the aggregate does not adversely affect their respective licenses or authority as an insurance company in any jurisdiction or does not otherwise have a GNAC Material Adverse Effect. All such registrations, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted with respect thereto.

     4.17 Reinsurance, Coinsurance and Underwriting Management.

          (a) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) none of the GNAC Insurance Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default in any material respect under any material coinsurance, reinsurance, excess insurance, ceding of insurance, assumption of insurance, facultative or indemnification insurance treaties, agreements or arrangements, including any treaty, agreement or arrangement by, with or through a reinsurance broker or intermediary, (ii) all such treaties, agreements or arrangements are in full force and effect, (iii) GNAC has no knowledge that any such treaties, agreements or arrangements will not be renewed on acceptable terms that are at least as favorable to GNAC as the terms as they exist on the date of this Agreement, (iv) no such treaty, agreement or arrangement contains any provision to the effect that the other party thereto may terminate the treaty or agreement by reason of the Transactions, and (v) to the knowledge of GNAC there is no reason to believe that the financial condition of any other party to any such treaty, agreement or arrangement is impaired such that a default thereunder may reasonably be anticipated.

          (b) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) GNAC has no knowledge that any other party to any material agreements to which GNAC or any of its Subsidiaries is or was a party pursuant to which GNAC or any of its Subsidiaries served or serves as, or received or receives services from, a managing general agent, underwriting manager, third party administrator or risk manager or pursuant to which any of them continues to be obligated to provide any services, intends to terminate or does not intend to renew any such agreement on substantially the same terms as presently exist, except those agreements which have terminated but for which GNAC or any of its Subsidiaries maintains servicing obligations, (ii) all such material agreements are in full force and effect, (iii) neither GNAC nor any of its Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default as to any provision of any such agreement, (iv) no such agreement contains any provision to the effect that the other party thereto may terminate the agreement by reason of the Transactions, and (v), to the knowledge of GNAC, there is no reason to believe that the financial condition of any other party to any such agreement is impaired such that a default thereunder may reasonably be anticipated.

     4.18 Labor Matters.

          (a) There are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of GNAC or its Subsidiaries.

          (b) Except as set forth in Section 4.18 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, there are no controversies pending or, to the knowledge of GNAC, threatened between GNAC or any of its Subsidiaries and any of its employees, except as could not be reasonably be expected to have a GNAC Material Adverse Effect.

     4.19 Environmental Compliance. Except as disclosed in Section 4.19 of the GNAC Disclosure Letter or the GNAC SEC Documents, to the knowledge of GNAC, (i) the assets, properties, businesses and operations of GNAC and its Subsidiaries are in compliance with applicable Environmental Laws, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; (ii) GNAC and its Subsidiaries have obtained and, as currently operating are in compliance with, all permits necessary for any Environmental Law for the conduct of the business and operations of GNAC and its Subsidiaries in the manner now conducted, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; and (iii) neither GNAC nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or proceeding indicating that GNAC or any of its Subsidiaries is or may be liable for (A) a violation of any Environmental Law or (B) any Environmental Liabilities and Costs, except, in each case, for such liabilities as would not individually or in the aggregate have a GNAC Material Adverse Effect.

     4.20 Employee Benefit Plans.

          (a) Section 4.20(a) of the GNAC Disclosure Letter includes a complete list of all material employee benefit plans, contracts, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, sponsored or maintained by GNAC or its Subsidiaries or to which GNAC or its Subsidiaries contribute or are obligated to contribute (collectively, “GNAC Employee Benefit Plans”). “GNAC Employee Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Except as set forth in Section 4.20(a) of the GNAC Disclosure Letter, GNAC or its Subsidiaries may amend or terminate any GNAC Employee Benefit Plan without incurring any material liability thereunder.

          (b) With respect to each GNAC Employee Benefit Plan, there has been made (or will be made prior to the Closing) available to Stallings a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other agreements relating to funding vehicles; (ii) the three most recent annual reports on Form 5500 and accompanying schedules, if any, filed with the IRS; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any, filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS. All financial statements for each GNAC Employee Benefit Plan have been prepared in all material respects in compliance with applicable regulations under ERISA.

          (c) All GNAC Employee Benefit Plans which are “employee benefit plans,” as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including the Code and ERISA, and all unpaid contributions required to be made to each such plan under the terms of such plan, ERISA or the Code as of the date hereof have been fully reflected in the appropriate GNAC Financial Statements except where the failure to do so could not reasonably be expected to have a GNAC Material Adverse Effect. There is no lien arising under ERISA against any of the assets of GNAC or any of its Subsidiaries. There are no threatened or pending claims by or on behalf of the GNAC Employee Benefit Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of GNAC, its officers or directors, or such GNAC Employee Benefit Plans under ERISA or any other Applicable Law, and to the knowledge of GNAC, there is no basis for any such claim.

          (d) Section 4.20(d) of the GNAC Disclosure Letter identifies each GNAC Employee Benefit Plan that is intended to be a “qualified plan” satisfying the requirements of Section 401(a) of the Code (a “GNAC Pension Plan”). A favorable IRS determination letter as to the qualification of each GNAC Pension Plan under Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to such GNAC Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such GNAC Pension Plan. No issue concerning qualification of any GNAC Pension Plan is pending before or, to the knowledge of GNAC, threatened by, the IRS. Each GNAC Pension Plan has been administered in accordance with its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each GNAC Pension Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither GNAC and its Subsidiaries, nor any fiduciary of any GNAC Pension Plan has done anything which would adversely affect the qualified status of any GNAC Pension Plan or related trust. GNAC and its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the GNAC Employee Benefit Plans in any manner that could reasonably be expected to have a GNAC Material Adverse Effect. None of GNAC or its Subsidiaries or any other “disqualified person” (as defined in Section 4975 of the Code) or “party-in-interest” (as defined in Section 3(14) of ERISA) has engaged in any “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any GNAC Employee Benefit Plan (or its related trust), GNAC or its Subsidiaries or any officer, director or employee of GNAC or its Subsidiaries to the tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; and, to the knowledge of GNAC, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the GNAC Employee Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA.

          (e) None of the GNAC Employee Benefit Plans is subject to Section 412 of the Code. None of GNAC, its Subsidiaries or ERISA Affiliates maintains, or has any liability with respect to, a GNAC Pension Plan that is subject to Title IV of ERISA.

          (f) GNAC and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and at no expense to GNAC or its Subsidiaries.

     4.21 Tax Matters. GNAC and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except for such failures to file as would not individually or in the aggregate have a GNAC Material Adverse Effect. GNAC and each of its Subsidiaries has paid (or GNAC has paid on its behalf) or made provision for all Taxes shown as due on such Tax Returns. The most recent GNAC Financial Statements contained in the GNAC SEC Documents reflect adequate reserves for all Taxes payable by GNAC and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. To the knowledge of GNAC, no material deficiencies or adjustments exist or have been asserted with respect to Taxes of GNAC or any of its Subsidiaries and neither GNAC nor any of its Subsidiaries has received notice that it has not filed a Tax Return or paid any Taxes required to be filed or paid which could reasonably be expected to have a GNAC Material Adverse Effect. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of GNAC or any of its Subsidiaries is currently in process or pending, except as disclosed in Section 4.21 of the GNAC Disclosure Letter. No waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of GNAC or any of its Subsidiaries is in effect.

     4.22 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter, no broker, finder, or other investment banker or other Person is or will be entitled to receive any brokerage, finder’s or other fee or commission (any such fees or commissions shall be borne by GNAC) in connection with this Agreement or the Transactions based upon agreements made by or on behalf of GNAC or any of its Subsidiaries.

     4.23 Prior Private Offerings. Since December 31, 2000: (i) all securities offered or sold by GNAC which were not registered pursuant to the Securities Act and applicable state securities laws, were offered or sold pursuant to valid exemptions from the Securities Act and applicable state securities laws and (ii) no private offering memorandum or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time of delivery of such private offering memorandum or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.24 Private Offering of the Securities. GNAC has not offered, and will not offer, the Exchange Securities or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any person so as to bring the issuance and sale of the Exchange Securities within the provisions of Section 5 of the Securities Act.

     4.25 Disclosure Controls; Reports of Evidence of a Material Violation.

          (a) The management of GNAC has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to GNAC, including its consolidated Subsidiaries, is made known to the management of GNAC by others within those entities, and (y) has disclosed, based on its most recent evaluation, to GNAC’s outside auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect GNAC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GNAC’s internal control over financial reporting. A summary of any of those disclosures made by management to GNAC’s auditors and audit committee is set forth in Section 4.25(a) of the GNAC Disclosure Letter.

          (b) Since December 31, 2001 and except as set forth in the GNAC Disclosure Letter, the GNAC SEC Documents or the GNAC Financial Statements, (x) neither GNAC nor any of its Subsidiaries nor, to the knowledge of the officers of GNAC, any director, officer, employee, auditor, accountant or representative of GNAC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GNAC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GNAC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing GNAC or any of its Subsidiaries, whether or not employed by GNAC or any of its Subsidiaries, has reported evidence of a material violation of U.S. securities laws or regulations, breach of fiduciary duty or similar violation by GNAC or any of its officers, directors, employees or agents to the Board of GNAC or any committee thereof or to any director or officer of GNAC.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF STALLINGS

     Stallings represents and warrants to GNAC that:

     5.1 Authority Relative to This Agreement. Stallings has all requisite power and authority to enter into this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Stallings and, assuming the due authorization, execution and delivery hereof by GNAC, constitutes the valid and binding obligation of Stallings, enforceable against Stallings in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     5.2 Statutory Approvals. Except for (i) filings under the Exchange Act and with the GNAC Applicable Insurance Departments, and (ii) as otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by Stallings or the consummation by Stallings of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a Stallings Material Adverse Effect.

     5.3 Non-Contravention. The execution and delivery of this Agreement by Stallings does not, and the consummation of the Transactions will not, result in any violation by Stallings under any provisions of:

     (i) any partnership agreement or similar document to which Stallings is a party;

     (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Stallings or any of its properties or assets; or

     (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Stallings is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii) and (iii) such violations as could not, in the aggregate, reasonably be expected to have a Stallings Material Adverse Effect.

     5.4 Litigation. There is no Proceeding pending or, to the knowledge of Stallings, threatened against Stallings that questions the validity of this Agreement or any action to be taken by Stallings in connection with this Agreement.

     5.5 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter (the expenses of which shall be borne by GNAC), all negotiations relative to this Agreement and the Transactions have been carried out by Stallings directly with GNAC, without the intervention of any Person on behalf of Stallings or its Affiliates in such manner as to give rise to any valid claim by any Person against Stallings or GNAC or any of their respective Subsidiaries or Affiliates for a finder’s fee, brokerage commission, or similar payment.

     5.6 Securities Matters.

          (a) Stallings understands and acknowledges that the Exchange Securities have not been registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.

          (b) Stallings is an “accredited investor” (as defined in Rule 501(a) of the Regulation D under the Securities Act) resident and domiciled in the State of Texas.

          (c) Stallings (i) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the Exchange Securities and (ii) is able to bear the economic risk of an investment in the Exchange Securities for an indefinite period of time, including the risk of a complete loss of any such investment.

          (d) Stallings is acquiring the Exchange Securities for his own account for investment purposes and not with a view to, or for offer or sale for GNAC in connection with, the distribution or resale thereof.

          (e) Stallings understands and agrees that the Exchange Securities are being sold in a transaction not involving any public offering within the meaning of the Securities Act, and that the Exchange Securities may not be offered, sold, or otherwise transferred to, or for the account or benefit of, any Person except as permitted in the following sentence. Stallings agrees that if Stallings should sell or otherwise transfer any Exchange Securities, he will do so only (i) pursuant to an exemption from the registration requirements of the Securities Act (if available) or if the Securities Act does not apply or (ii) pursuant to an effective registration statement under the Securities Act, and Stallings further agrees to provide to any Person purchasing any of the Exchange Securities from it a notice advising such purchaser that resales of the Exchange Securities are restricted as stated herein.

          (f) Stallings understands that the certificates for the Exchange Securities purchased pursuant to this Agreement will bear a legend substantially to the following effect:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO A STOCK INVESTMENT AGREEMENT DATED AS OF AUGUST 27, 2004, BETWEEN GAINSCO, INC. AND ROBERT W. STALLINGS SUCH SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     5.7 Information to Be Supplied. The information supplied by Stallings in writing for inclusion in GNAC’s proxy statement related to the Shareholder Meeting (the “Proxy Statement”) will, at the time of the mailing thereof and at the time of the Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.7 shall not apply to statements or omissions in the information furnished pursuant to Section 6.11 to the extent such information is based upon information furnished to Stallings by GNAC.

     5.8 True and Complete Disclosure. Taken in the aggregate and to the knowledge of Stallings, the factual information furnished by Stallings to GNAC for purposes of this Agreement or the Transaction did not contain untrue statements of material facts, or omit to state material facts necessary to make the statements made not misleading in the light of the circumstances under which they were made, as of the date as of which such information is dated.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Public Announcement. GNAC shall, on or before 12:00 noon, Central Time, on the first Business Day following the date of this Agreement, issue a press release disclosing all material terms of the Transactions. On or before the close of business on the fourth Business Day following the date of this Agreement, GNAC shall file with the SEC a Current Report on Form 8-K disclosing all material terms of the Transactions. Such press release and Form 8-K shall be submitted to Stallings for his prior approval prior to their respective public release and filing, and may not be released or filed by GNAC without the prior approval of Stallings, which approval shall not be withheld or delayed unreasonably.

     6.2 Delivery of Information. GNAC will deliver to Stallings promptly upon the filing thereof, copies of all registration statements (including the exhibits thereto) and all reports on Forms 10-K, 10-Q or 8-K (or their equivalents) and proxy statements which GNAC shall have filed with the SEC or any similar reports filed with any state securities or insurance commission or office.

     6.3 Filings under the Exchange Act; Compliance with NYSE Criteria. At least until the second anniversary of the Closing Date, GNAC shall (and neither Stallings nor any member of the Stallings Group shall take any action, or omit to take any legally required action, or vote or fail to vote any of his shares of Voting Stock in any way, that could reasonably be expected to prevent GNAC to) (i) continue to be registered under Section 12(g) of the Exchange Act and to file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the SEC and (ii) observe and comply with (as the same may be amended, modified or supplemented in the future) NYSE Rules 203.01 to 203.02 (Annual and Interim Reporting Requirements), 302 (Annual Meetings), 303A.01 to 303A.10 (Corporate Governance Standards), 304 (Classified Boards of Directors), 307 (Related Party Transactions), 308 (Defensive Tactics), 309 (Purchases of Company Stock by Directors and Officers), 311 (Redemption of Listed Securities, Tender Offers), 312.03 to 312.05 (Shareholder Approval Policy), 313 (Voting Rights), 401.01, 401.03 to 401.04 (Shareholders’ Meetings), and 402.04 (Proxies) as if (A) the Common Stock were listed on the NYSE and without taking advantage of any exception for controlled companies, as the same shall be in effect from time to time; and (B) GNAC were applying to list additional shares of Common Stock on the NYSE; in each case without regard as to whether any class of GNAC’s securities are listed on or otherwise would qualify for listing on the NYSE; provided that nothing contained herein shall be construed to require (x) GNAC to make any filing with, or give any notice to, the NYSE where such filing or notice otherwise would be required under NYSE Rules or (y) Stallings or any member of the Stallings Group to make any filing on behalf of GNAC with the SEC or the NYSE or make any additional investment in GNAC.

     6.4 Registration Rights.

          (a) Demand Registration. Commencing on the first anniversary of the Closing Date and continuing until Stallings or members of the Stallings Group do not beneficially own more than 10% of the Voting Stock and none of them is an Affiliate of GNAC, Stallings shall have the right to require GNAC, through written notice delivered to GNAC, to prepare and file one registration statement under the Securities Act with respect to an underwritten public offering of Exchange Securities constituting not less than 7% of the then outstanding Common Stock (the “Demand Registration”) and cause such registration statement to become effective as promptly as possible. It is specifically agreed that the Demand Registration rights set forth in this subsection (a) shall be assignable to any transferee of Exchange Securities who is a member of the Stallings Group, but not otherwise; provided, however, that only Stallings, or such Person duly designated by Stallings by written notice to GNAC as Stallings’s agent or successor (the “Stallings Representative”) for the purposes of the giving and receipt of demands, requests and other communications pursuant to Section 6.4, shall be entitled to request GNAC to effect the Demand Registration.

          (b) Registration Procedures. With respect to the registration statement filed in accordance with this Section 6.4 (the “Registration Statement”), GNAC shall:

     (i) cause the Registration Statement and the related prospectus and any amendment or supplement (A) to comply in all material respects with the applicable requirements of the Securities Act and under the rules and regulations promulgated thereunder and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

     (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective on a continual basis for so long as Stallings or members of the Stallings Group beneficially own more than 10% of the Voting Stock or is an Affiliate of GNAC (or until the earlier distribution of all the Exchange Securities of Stallings included in the Registration Statement);

     (iii) furnish, upon written request, to Stallings a copy of any amendment or supplement to the Registration Statement or prospectus prior to filing it after effectiveness and not file any such amendment or supplement to which Stallings shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations promulgated thereunder;

     (iv) furnish to Stallings such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus used in connection therewith (including, without limitation, each preliminary prospectus and final prospectus) and such other document as Stallings may reasonably request in order to facilitate the disposition of the Exchange Securities owned by Stallings;

     (v) use its best efforts to register or qualify all Exchange Securities covered by the Registration Statement under such other securities or blue sky laws of the states of the United States as may be required for the issuance and sale of the Exchange Securities, to keep such registration or qualification in effect for so long as the Registration Statement remains in effect, except that GNAC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction in which it is not and would not, but for the requirements of this Section 6.4, be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

     (vi) upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Registration Statement, as then in effect, includes or in the judgment of GNAC may include an untrue statement of a material fact or omits or may omit to state any material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made, which circumstance requires amendment of the Registration Statement or supplementation of the prospectus, prepare and file as promptly as reasonably possible a supplement to or an amendment of such prospectus as may be necessary so that, as when delivered (if required by the Securities Act) to a purchaser of Exchange Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made;

     (vii) otherwise use its best efforts to comply with all applicable rules and regulations under the Securities Act and, in its discretion, to make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month of the first fiscal quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

     (viii) provide and cause to be maintained a transfer agent and registrar for all Exchange Securities covered by the Registration Statement from and after a date not later than the effective date of the Registration Statement;

     (ix) after any sale of the Exchange Securities pursuant to this Section 6.4 to the extent not needed to comply with Applicable Law, cause any restrictive legends to be removed and any transfer restrictions to be rescinded with respect to the Exchange Securities;

     (x) enter into such customary agreements (including, without limitation, underwriting agreements in customary form, substance, and scope) and take all such other actions as Stallings or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Exchange Securities;

     (xi) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in the Registration Statement for sale in any jurisdiction, GNAC will use its best efforts promptly to obtain the withdrawal of such order; and

     (xii) use its best efforts to cause such Exchange Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the disposition of such Exchange Securities.

          (c) Obligations of Stallings. Stallings shall furnish to GNAC such information regarding Stallings as GNAC may from time to time reasonably request in writing (and will notify GNAC of any changes in such information) and as shall be required by the Securities Act in connection with such registration. Stallings shall enter into such customary agreements (including, without limitation, underwriting agreements, custody agreements and powers of attorney in customary form, substance and scope) and take all such other actions as GNAC or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Exchange Securities.

          (d) Delay of Sales. During any period in which GNAC is required to file or maintain the effectiveness of a Registration Statement for the Exchange Securities pursuant to this Section 6.4, GNAC shall have the right exercisable on no more than one occasion during any twelve month period), upon giving notice to Stallings of the exercise of such right, to postpone the filing or suspend the availability of the Registration Statement, or require Stallings not to sell any Exchange Securities pursuant to the Registration Statement, for a period of time GNAC deems reasonably necessary, which time shall be specified in such notice but in no event longer than a period of 90 days, if (i) GNAC is engaged in an offering of shares by GNAC for its own account or is engaged in or proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to GNAC, in each case which is material to GNAC (any such negotiation, step, event or state of facts being herein called a “Material Activity”), (ii) such Material Activity would, in the opinion of counsel for GNAC, require disclosure so as to permit the Exchange Securities to be sold in compliance with Applicable Law, and (iii) such disclosure would, in the reasonable judgment of GNAC, be adverse to its interests. GNAC shall have no obligation to include in any notice contemplated by this subsection (d) any reference to or description of the facts based upon which GNAC is delivering such notice.

          (e) Indemnification.

     (i) GNAC shall indemnify and hold harmless Stallings, members of the Stallings Group and each other Person, if any, who controls Stallings within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses (including reasonable fees and expenses of counsel), joint or several, to which Stallings or any such Affiliate or controlling Person may become subject under the Securities Act or otherwise in connection with or as a result of a sale by Stallings of the Exchange Securities, insofar as such losses, claims, damages, liabilities or expenses (or related actions or proceedings) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or any document incorporated by reference in the Registration Statement, or (ii) any omission or alleged omission to state in any such document a material fact required to be stated in any such document or necessary to make the statements in any such document not misleading, and GNAC will reimburse such member and each such Affiliate and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or expense (or action or proceeding in respect of any such loss, claim, damage, liability or expense) which arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement other than in reliance upon and in conformity with written information furnished to GNAC by Stallings or any such Affiliate or controlling Person for use in the preparation of the Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Stallings or any such Affiliate or controlling Person.

     (ii) Stallings shall indemnify and hold harmless (in the same manner and to the same extent as set forth in clause (i) of this subsection (e)) GNAC, each director of GNAC, each officer of GNAC who shall sign the Registration Statement and each other Person, if any, who controls GNAC within the meaning of the Securities Act, with respect to any untrue statement in or omission from the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement, but only to the extent that such statement or omission was made in direct reliance upon and in conformity with written information furnished to GNAC by any member of the Stallings Group for use in the preparation of the Registration Statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of GNAC or any such director, officer or controlling Person.

     (iii) Indemnification under this Section 6.4 shall be made as set forth in Article X hereof.

          (f) Registration Expenses. All expenses incident to GNAC’s registration of the Exchange Securities pursuant to the provisions of this Section 6.4, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing and engraving expenses, messenger and delivery expenses and fees and disbursements of counsel for GNAC and all independent certified public accountants, underwriters (excluding underwriting discounts and any selling commissions) and any Persons retained by GNAC (all such expenses being herein called “Registration Expenses”) will be paid by GNAC, provided, that all expenses incurred by Stallings to retain any counsel, accountant or other advisor will not be deemed to be Registration Expenses and will be paid by Stallings. The underwriting discounts or commissions and any selling commissions together with any stock transfer or similar taxes attributable to sales of the Exchange Securities will be paid by Stallings.

     6.5 Prior Agreements.

          (a) Stallings waives all of his rights under the Statement of Resolution designating the Series B Preferred Stock and the related Prior Series B Agreement to (i) vote on or approve (x) any of the transactions constituting part of a Superior Proposal or (y) the authorization or issuance of any class of series of Preferred Stock ranking senior to or pari passu with the Series B Preferred Stock which is proposed to be issued, or is issued, as part of any Third Party Transaction which is part of a Superior Proposal, (ii) purchase or otherwise acquire any securities issuable by GNAC in connection with any transaction which is part of a Superior Proposal or (iii) deem any such transaction to constitute a Fundamental Change Transaction, a Change in Control or liquidation of GNAC (as defined in the respective Statement of Resolution designating the Series B Preferred Stock). The waiver in the preceding sentence shall (i) in the event this Agreement is terminated in accordance with Sections 9.1(b)(iii) or 9.1(c)(iv), continue through termination of this Agreement and thereafter until (A) the termination or withdrawal of the Superior Proposal or the termination of the transactions constituting part of the Superior Proposal, at which time such waiver shall expire, or (B) the date the Defeasance of the Preferred Stock has been effected, at which time the waiver shall become permanent; (ii) in the event this Agreement is terminated pursuant to any provision of Section 9.1 other than Sections 9.1(b)(iii) or 9.1(c)(iv), expire upon termination of this Agreement; and (iii) in the event the Transactions are consummated, expire upon the Closing.

          (b) Effective as of the earlier to occur of (i) the date the Defeasance of the Series B Preferred Stock has been effected or (ii) the Closing, all rights and obligations of GNAC and Stallings in and under the Prior Series B Agreement shall automatically terminate. Effective as of the earlier to occur of (i) the date the Defeasance of the Series B Preferred Stock has been effected or (ii) the Closing, GNAC and Stallings each shall be deemed to have hereby released the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which either of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of the Prior Series B Agreement.

          (c) Stallings hereby waives any Preferred Preemptive Rights he otherwise may be entitled to exercise in respect of the transactions contemplated by the GMSP Exchange Agreement or the Reis Investment Agreement.

     6.6 No Solicitation.

          (a) GNAC shall not, at any time prior to the Closing, solicit, initiate, encourage the initiation of, induce, negotiate or discuss any inquiries or proposals regarding a Third Party Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Transaction Proposal”). Notwithstanding the foregoing, GNAC may negotiate or discuss a Transaction Proposal with, and may provide any nonpublic information regarding GNAC to, any Person or Persons making, or participating or involved in, an unsolicited bona fide Transaction Proposal if (i) the Special Committee determines in good faith (based on, among other things, the advice of its independent financial advisors and independent outside legal counsel to the Board or the Special Committee) that either (A) doing so would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law or (B) such Transaction Proposal, if consummated, could constitute a Superior Proposal and (ii) GNAC provides comparable information to Stallings concurrently therewith.

          (b) Except as set forth in this Section 6.6(b), neither the Board nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Stallings, the approval or recommendation of the Board or the Special Committee of this Agreement or the Exchange and Sale, (ii) approve or recommend, or propose to approve or recommend, any Third Party Transaction, or (iii) cause GNAC to enter into any definitive agreement with respect to any Third Party Transaction. Notwithstanding the foregoing, nothing contained in this Section 6.6(b) or any other provision of this Agreement shall prevent the Board or the Special Committee from considering, negotiating, approving and recommending to the shareholders of GNAC, or entering into an agreement or agreements on behalf of GNAC to effect, all transactions contemplated by a Transaction Proposal if (A) the Board or the Special Committee determines in good faith, based upon (among other things) the advice of independent outside financial advisors and independent outside legal counsel to the Board or the Special Committee, that a Transaction Proposal constitutes a Superior Proposal and that the consideration, negotiation, approval or recommendation of such Transaction Proposal would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law, (B) GNAC, at the direction of the Board or the Special Committee, notifies Stallings in writing that, after any such consideration or negotiation, it intends to enter into an agreement or agreements with respect to such Transaction Proposal, which notification identifies the Person or Persons making, or participating or involved in, the Transaction Proposal and attaches the most current version of such agreement or agreements (or a complete and accurate description of all material terms and conditions thereof), and (C) Stallings does not make, within five Business Days of receipt of GNAC’s written notification of its intention to enter into a binding agreement or agreements for a Transaction Proposal pursuant to Clause (B) of this sentence, a binding and unqualified offer that the Special Committee determines, in good faith after consultation with its financial advisors, is more favorable to the shareholders of GNAC (excluding the holders of Series A, Series B and Series C Preferred Stock) than such Transaction Proposal, it being understood that GNAC shall not enter into any such binding agreement during such five-Business Day period. GNAC agrees to notify Stallings promptly if its intention to enter into a written agreement or agreements, as referred to in its notification pursuant to Clause B of the immediately preceding sentence, shall change at any time after giving such notification.

     For purposes of this Agreement, “Superior Proposal” means any Transaction Proposal by any Person or Persons that the Special Committee determines in good faith (based on, among other things, the advice of its independent financial advisors and independent outside legal counsel), taking into account legal, financial, regulatory and other aspects of the proposal (including, among other things, any conditions to such proposal, the expected timing of the closing thereof, the degree of risk of nonconsummation, available information as to the ability of the Person or Persons making such proposal to finance the transaction contemplated thereby and any known required consents, filings and approvals of any Governmental Authority or other Person and such other factors as the Special Committee deems required or advisable for its consideration), (x) would, if consummated, be more favorable, from a financial point of view, to all shareholders of GNAC (other than the Interested Shareholders) than the Transactions, (y) is reasonably likely to be consummated and (z) could (singularly or in combination with any other transaction or transactions, including any proposed debt financing or financings) be reasonably calculated to provide GNAC with the financial means to effect the Defeasance of the Series B Preferred Stock.

               (c) At the closing of the transactions contemplated by a Superior Proposal, GNAC shall give notice of redemption of the Series B Preferred Stock at the earliest date on which GNAC may elect to redeem the Series B Preferred Stock pursuant to its terms and shall deposit with a trustee satisfactory to GNAC and Stallings an amount of U.S. treasury securities in an amount which will be sufficient to pay the redemption price (including accrued dividends) of the Series B Preferred Stock on its redemption date (the actions referenced in this Section 6.6(c) collectively, the “Defeasance”).

     6.7 Board Representation. At least until the second anniversary of the Closing Date and for so long thereafter as members of the Stallings Group beneficially own in the aggregate at least 20% of the outstanding Voting Stock, Stallings shall be nominated by the Board for election to the Board unless Stallings has provided written instructions to GNAC to the contrary. In the event of Stallings’s ceasing to serve on the Board for any reason, GNAC’s obligations under this Section automatically shall terminate.

     6.8 Amendment of GNAC Disclosure Letter. GNAC agrees that, with respect to the representations and warranties of GNAC contained in this Agreement, GNAC shall have the continuing right until the Closing to supplement or amend promptly the GNAC Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the GNAC Disclosure Letter. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the GNAC Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and Stallings shall not be entitled to make a claim thereon pursuant to the terms of this Agreement.

     6.9 Access to Information. Between the date hereof and the Closing, GNAC (i) shall give Stallings and his authorized representatives reasonable access to GNAC’s employees, offices and other facilities, and all books and records of GNAC and the Subsidiaries, (ii) shall permit Stallings and his authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article IV, and (iii) shall cause GNAC’s officers to furnish Stallings and his authorized representatives with such financial, business, and operating data and other information with respect to GNAC and the Subsidiaries as Stallings may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of GNAC contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith.

     6.10 Private Offering of the Exchange Securities. GNAC agrees that neither GNAC nor anyone acting on its behalf has offered or will offer the Exchange Securities or any part thereof or any similar securities for issuance or sale to, or has solicited or will solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Exchange Securities within the provisions of Section 5 of the Securities Act.

     6.11 Shareholder Meeting; Proxy Statement.

          (a) GNAC shall take all action necessary in accordance with Applicable Law and the GNAC’s Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold the Shareholder Meeting as promptly as practicable after the date hereof in order to obtain the GNAC Shareholder Approval. The Special Committee shall, subject to its fiduciary obligations to GNAC’s shareholders (other than the Interested Shareholders) under Applicable Law, taking into account the advice of counsel, (i) recommend to the shareholders of GNAC that they vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction, (ii) use its reasonable best efforts to solicit from the shareholders of GNAC proxies in favor of such adoption and approval, and (iii) take all other action reasonably necessary to secure the GNAC Shareholder Approval.

          (b) As promptly as practicable after the date hereof, GNAC shall prepare, shall file with the SEC under the Exchange Act, shall use all reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to its shareholders, a proxy statement with respect to the Special Meeting. The term “Proxy Statement”, as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Except to the extent otherwise determined in good faith by the Special Committee in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the recommendation of the Special Committee that shareholders of GNAC vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction. GNAC shall notify Stallings promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and GNAC shall supply Stallings with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. GNAC, after consultation with Stallings, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. GNAC and Stallings shall cooperate with each other in preparing the Proxy Statement, and GNAC and Stallings shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. GNAC and Stallings each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and GNAC further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

     6.12 Confidentiality. Stallings shall keep all Confidential Information in confidence, and shall not disclose said information to any other party other than Stallings’s advisors, attorneys and accountants, who will be advised of the confidential nature of information. Stallings shall protect the Confidential Information with the same degree of care as Stallings normally uses in the protection of his confidential and proprietary information. Stallings further agrees not to use Confidential Information for any purpose except in connection with this Agreement. The restrictions set forth herein shall not apply with respect to Confidential Information which (i) is already generally available to the public when received by Stallings; (ii) becomes available to the public through no fault of any member of the Stallings Group; or (iii) is required to be disclosed by Applicable Law or a Governmental Authority.

     6.13 Commercially Reasonable Best Efforts. Except as contemplated by Section 6.6, each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things commercially reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transaction, including obtaining all GNAC Required Consents and GNAC Required Statutory Approvals. Without limiting the foregoing, at the Shareholder Meeting Stallings (or his successors or assigns) shall vote all shares of Common Stock and Series B Preferred Stock in favor of approving the Exchange and Sale.

     6.14 Standstill.

          (a) At least until the second anniversary of the Closing Date, Stallings agrees that he will not, and it will cause the other members of the Stallings Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the Stallings Group and the Reis Group would in the aggregate beneficially own more than 37.5% of the Voting Stock based on the amount of Voting Stock set forth in the most recent report containing such information filed by GNAC with the SEC at the time such measurement takes place; provided, however, that Common Stock acquired (i) by Stallings or Reis pursuant to any of the GNAC Stock Plans or (ii) pursuant to any stock incentive plans adopted in the future and under which Stallings or Reis is granted awards commensurate with awards granted to other directors or officers shall not be taken into account for the purposes of this Section.

          (b) Additional Standstill Obligations. Stallings further agrees that, at least until the second anniversary of the Closing Date, he will not, and he will cause the other members of the Stallings Group (excluding Stallings acting in his capacity as a member of the Board in the deliberations of, or pursuant to the authorization of, the Board) not to, without the prior written consent of the Board, (i) effect or cause to be effected any (A) “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to GNAC or any action resulting in such Person becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to GNAC, or (B) any tender or exchange offer or offer for a merger, consolidation, share exchange or business combination involving GNAC or substantially all of its assets, or (ii) propose any matter for submission to a vote of the shareholders of GNAC.

          (c) Expanded Stallings Group. For purposes of this Section 6.14 only, the term “Stallings Group” shall be deemed to include all Persons that, together with Stallings or one or more of any Affiliate, Associate or employee of Stallings, would constitute a “group” within the meaning of Section 13(d) of the Exchange Act that would be required to file a Schedule 13D or 13G with respect to its beneficial ownership of Common Stock.

     6.15 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF GNAC

     The obligations of GNAC to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     7.1 Representations and Warranties True. All the representations and warranties of Stallings contained in this Agreement shall be true and correct on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition not have a Stallings Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

     7.2 Covenants and Agreements Performed. Stallings shall have performed and complied with in all material respects all covenants and agreements required by this Agreement, if any, to be performed or complied with by him or prior to the Closing Date.

     7.3 Fairness Opinion. The Special Committee and the Board shall have received the written opinion in form and substance acceptable to it from Sanders Morris Harris, Inc. (or such other reputable independent investment banking firm that is selected by the Special Committee and approved by Stallings, which approval shall not be withheld or delayed unreasonably) opining that the Exchange and Sale is fair to the shareholders of GNAC (other than the Interested Shareholders) from a financial point of view (the “Fairness Opinion”), and the Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to Closing.

     7.4 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC or any of its Subsidiaries that could reasonably be expected to have a GNAC Material Adverse Effect, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     7.5 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series A Preferred Stock and the Series C Preferred Stock shall have approved the Transactions.

     7.6 Certificate. GNAC shall have received a certificate executed by Stallings dated the Closing Date, representing and certifying, in such detail as GNAC may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF STALLINGS

     The obligations of Stallings to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     8.1 Representations and Warranties True. All the representations and warranties of GNAC contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that (i) to the extent that any such representation or warranty is made as of any other specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

     8.2 Covenants and Agreements Performed. GNAC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3 Fairness Opinion. The Special Committee and the Board shall have received the Fairness Opinion in form and substance acceptable to Stallings, and such Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to the Closing.

     8.4 Board Approval. The entire Board of GNAC, excluding John Goff, Hugh Balloch and Stallings, shall have approved this Agreement, the Exchange and Sale and the Transactions.

     8.5 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC, any of its Subsidiaries or Stallings that could reasonably be expected to (a) have a GNAC Material Adverse Effect or (b) materially and adversely affect Stallings if the Transactions were consummated, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     8.6 Certificates. Stallings shall have received a certificate or certificates representing the Exchange Securities, registered in the name of Stallings and duly executed by GNAC.

     8.7 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series A Preferred Stock and the Series C Preferred Stock shall have approved the Transactions.

     8.8 Officer Certificate. Stallings shall have received a certificate executed on behalf of GNAC by the chief executive officer or the chief financial officer of GNAC, dated the Closing Date, representing and certifying, in such detail as Stallings may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

     8.9 No Material Adverse Changes. No event which has a GNAC Material Adverse Effect shall have occurred since June 30, 2004 and be continuing at Closing and no Material Adverse Market Condition shall have occurred and be continuing at Closing.

     8.10 Waivers of Rights Under Change of Control Agreements. Except as set forth in Section 8.10 of the GNAC Disclosure Letter, GNAC shall have received valid and written waivers of any and all rights of any Person to receive any benefits pursuant to a “change of control” or similar provision under any Employee Benefit Plan.

ARTICLE IX.
TERMINATION, AMENDMENT, AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing (notwithstanding any approval of the Transactions by the shareholders of GNAC):

          (a) by GNAC or Stallings if

     (i) the GNAC Shareholder Approval is not obtained at the Shareholder Meeting or any adjournment thereof;

     (ii) the Closing does not occur prior to the Final Date;

     (iii) any court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

     (iv) GNAC and Stallings agree in writing to terminate this Agreement;

provided that the right to terminate this Agreement under this subsection (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

          (b) by GNAC if:

     (i) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Stallings by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of Stallings (1) in any material respect such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a Stallings Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws;

     (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Stallings by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of Stallings (1) resulting in a Stallings Material Adverse Effect, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws; or

     (iii) a Person or group has made a Superior Proposal and GNAC has complied with its obligations under Section 6.6(b).

          (c) by Stallings, if:

     (i) the Fairness Opinion is withdrawn or materially and adversely modified prior to the time of Closing;

     (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by Stallings of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of GNAC (1) (i) such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that Closing would result in a violation by Stallings of applicable federal securities laws;

     (iii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by Stallings of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of GNAC (1) resulting in a GNAC Material Adverse Effect or a material diminution of the benefits to be received by Stallings under this Agreement or (2) such that Closing would result in a violation by Stallings of applicable federal securities laws;

     (iv) GNAC enters into a definitive agreement to effect a Third Party Transaction;

     (v) the Special Committee withdraws or modifies in a manner adverse to Stallings its approval or recommendation of the Transactions or this Agreement; or

     (vi) GNAC shall have mailed the Proxy Statement to its shareholders without obtaining the approval of Stallings, which approval shall not be withheld or delayed unreasonably.

     9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or shareholders, other than the provisions of Section 6.5(a), Section 6.6(c), this Section 9.2, Section 9.3 and Article X. Nothing contained in this Section 9.2 will relieve any party from liability for any Breach of this Agreement.

     9.3 Fees and Expenses.

          (a) GNAC shall pay to Stallings a fee of $52,666.67 within two (2) Business Days after the execution of this Agreement; provided that Stallings shall repay such fee forthwith and without interest in the event that this Agreement is terminated pursuant to Section 9.1(b)(i) or (ii). At and conditioned upon the Closing, GNAC shall pay to Stallings an additional fee of $52,666.67.

          (b) If (i) GNAC terminates this Agreement pursuant to Section 9.1(b)(iii) or Stallings terminates this Agreement pursuant to Section 9.1(c)(ii), (iii) or (iv); (ii) within 180 days following the date of such a termination, GNAC enters into a binding agreement to effect a Third Party Transaction with a Person from whom GNAC received a written Transaction Proposal prior to the date of termination; and (iii) within 360 days following the date of such termination, GNAC consummates such Third Party Transaction, then GNAC will pay to Stallings in immediately available funds within five Business Days after the consummation of such Third Party Transaction a fee equal to $233,333.33.

          (c) Except as provided in Sections 9.3(a) and (b), each party will bear its own expenses in connection with this Agreement and the Transactions, whether or not the Transactions are consummated.

     9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

     9.5 Waiver. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The provisions of this Agreement may not be waived except by an instrument in writing signed by or on behalf of the party against whom such waiver is sought to be enforced.

ARTICLE X.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the second anniversary of the Closing Date (the “Survival Date”). No action may be brought with respect to a Breach of any representation after the Survival Date unless, prior to such time, the party seeking to bring such an action has notified the other parties of such claim, specifying in reasonable detail the nature of the loss suffered. The provisions of this Section 10.1 shall have no effect upon any of the covenants or agreements of the parties set forth in Article VI or any of the other obligations of the parties hereto under the Agreement, whether to be performed later, at or after the Closing.

     10.2 Indemnification by GNAC for Breaches. GNAC shall indemnify, defend, and hold harmless Stallings and the members of the Stallings Group from and against any and all claims, actions, causes of action, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by GNAC of any of its representations, warranties, covenants or agreements contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto; provided that GNAC’s obligation to indemnify, defend and hold harmless as provided in this Section 10.2 shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II, Section 6.4(e) or Section 9.3) or (y) any Breach of any of GNAC’s representations or warranties of which Stallings had knowledge prior to Closing.

     10.3 Indemnification by GNAC for Certain Proceedings. GNAC shall indemnify, defend, and hold harmless Stallings and the members of the Stallings Group from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Proceeding brought against any of them in respect of the failure or alleged failure of the Special Committee or members thereof to fulfill any applicable fiduciary duty to the Company or its shareholders (other than Interested Shareholders) . Notwithstanding the foregoing, if an individual who is a member of the GMSP Group seeks indemnification from GNAC under this Section 10.3 in respect of claims against such individual in his capacity as a director or officer of GNAC, then

     (i) GNAC shall not be required to provide such indemnification to the extent such indemnification would not be permitted under Article 2.02-1 of the TBCA; and

     (ii) GNAC shall advance such individual’s reasonable expenses incurred in connection with defending any such Proceeding, provided that such individual shall be required to provide to GNAC a written undertaking to repay any such expenses so advanced if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such individual has not met the appropriate standard of care required of him under Article 2.02-1 of the TBCA.

     10.4 Indemnification by Stallings. Stallings shall indemnify, defend, and hold harmless GNAC and its Affiliates, Associates, directors, officers and employees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by Stallings of any of his representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto, provided, however, that such obligation to indemnify, defend and hold harmless shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II or Section 6.4(e)) or (y) any Breach of Stallings’s representations or warranties of which GNAC had knowledge prior to Closing.

     10.5 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2, 10.3 or 10.4 of notice of the commencement of any action, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. The indemnifying party shall have no liability with respect to any compromise or settlement of any action effected without its written consent (which shall not be unreasonably withheld).

     10.6 Indemnification if Negligence of Indemnitee. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 10 SHALL BE APPLICABLE WHETHER OR NOT THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT LIABILITY IMPOSED VICARIOUSLY ON THE INDEMNIFIED PARTY, IS ALLEGED OR PROVEN.

ARTICLE XI.
MISCELLANEOUS

     11.1 Notices. All notices required to be given in writing hereunder shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to Stallings	4 Windsor Ridge
Frisco, Texas 75034-6858
Fax: (972) 624-5554

with a copy to:	John S. Daniels
6440 North Central Expressway, Suite 503
Dallas, Texas 75206
Fax: (214) 889-5196
Counsel for Stallings

If to GNAC:	1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Attention: Chief Executive Officer
Fax: (214) 647-0430

with a copy to:	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Byron F. Egan
Fax: (214) 953-5733
Counsel for GNAC

and

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Charles H. Still
Fax: (713) 651-5246
Counsel for the Special Committee

If given personally or by documented courier or delivery service, a notice shall be deemed to have been given when it is received. If transmitted by facsimile, a notice shall be deemed to have been given on the date received, if electronic confirmation of receipt occurs during normal business hours, and otherwise, on the first Business Day following electronic confirmation of receipt. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

     11.2 Entire Agreement. This Agreement, together with the Ancillary Documents, constitutes the entire agreement between the parties hereto with respect to the Exchange and Sale and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Exchange and Sale.

     11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that upon written notice to GNAC, Stallings may assign all or any portion of Stallings’s rights and obligations under this Agreement to (i) Reis, (ii) GMSP, or (iii) a legal entity controlled by Stallings and in which he holds a majority of the economic interest (each, “Permitted Assignee”), provided that (i) such Permitted Assignee shall assume in writing all of Stallings’s obligations to GNAC, and (ii) notwithstanding such assumption, Stallings shall not be released from any liabilities or obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     11.4 Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement, provided that the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement. Nothing herein shall be construed as a waiver of any party’s right to challenge the validity of such law.

     11.5 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

     11.6 No Waiver of Privilege. Neither GNAC, Stallings nor any of their respective Subsidiaries, Affiliates or Associates waives any attorney-client, work product or other privilege with respect to any information furnished pursuant to this Agreement.

     11.7 GNAC Disclosure Letter. Any disclosure under any Section of the GNAC Disclosure Letter shall be deemed disclosure under all Sections of the GNAC Disclosure Letter and this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the GNAC Disclosure Letter does not constitute a determination by GNAC that any such matter is material or required to be disclosed for purposes of this Agreement. The disclosure of any information concerning a matter in the GNAC Disclosure Letter does not imply that any other or undisclosed matter which has a greater significance or value is material.

     11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     11.9 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives all as of the day and year first above written.

GAINSCO, INC.

By:	/s/ Glenn W. Anderson

Glenn W. Anderson
President and Chief Executive Officer

/s/ Robert W. Stallings

Robert W. Stallings

APPENDIX III
REIS INVESTMENT AGREEMENT

STOCK INVESTMENT AGREEMENT

     This STOCK INVESTMENT AGREEMENT (this “Agreement”), dated as of August 27, 2004, between GAINSCO, INC., a Texas corporation (“GNAC”), and First Western Capital, LLC, an Arizona limited liability company (“Reis LLC”) of which James R. Reis (“Reis”) is the sole manager and member:

     WHEREAS, Reis LLC desires to purchase shares of Common Stock, and GNAC desires to issue additional shares of Common Stock to Reis LLC, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GNAC and Reis LLC hereby agree as follows:

ARTICLE I.

DEFINITIONS AND USAGE

     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person. For this purpose the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “Applicable Law” means any statute, law, rule, policy, guideline or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified Person or property is subject.

     “Associate” means, with respect to any Person, (i) any corporation or entity (other than GNAC or a Subsidiary of GNAC in the case of Associates of Reis LLC) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of GNAC or any of its Subsidiaries.

     “Board” means the board of directors of GNAC.

     “Breach” means any violation or breach of, any misrepresentation or inaccuracy in, any default under, or any failure to perform or comply with any representation, warranty, covenant, obligation, or other provision of this Agreement.

III-1

     “Business Day” means any day other than a Saturday or Sunday on which national banks are open for business in Dallas, Texas and New York, New York.

     “Capitalization Date” has the meaning set forth in Section 4.2.

     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.2.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the common stock, par value $.10 per share, of GNAC.

     “Compensation Committee” means the Compensation Committee of the Board, consisting of Sam Rosen, Harden H. Wiedemann and John H. Williams, or any successor committee comprised of independent directors (within the meaning of Section 303A of the NYSE Listed Company Manual) of GNAC.

     “Confidential Information” means information received at any time by any member of the Reis Group from GNAC that is not generally known or which would logically be considered confidential or proprietary, or which would do GNAC harm if divulged, or which is marked “Confidential Information.”

     “Damages” has the meaning set forth in Section 10.2.

     “Demand Registration” has the meaning set forth in Section 6.4(a).

     “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise, other than restrictions imposed under applicable securities laws.

     “Environmental Law” means any law, regulation, decree, judgment, permit or authorization relating to the environment, including, without limitation, pollution, contamination, cleanup and protection of the environment.

     “Environmental Liabilities and Costs” means all damages, penalties or cleanup costs assessed or levied pursuant to any Environmental Law.

     “Equity Securities” means any capital stock of GNAC, any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of GNAC, or any right, option, warrant or other security which, with the payment of additional consideration, the expiration of time or the occurrence of any event shall give the holder thereof the right to acquire any capital stock of GNAC or any security convertible into or exercisable or exchangeable for, any capital stock of GNAC.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

     “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Person and its Subsidiaries would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

III-2

     “Fairness Opinion” has the meaning set forth in Section 7.3.

     “Final Date” means February 1, 2005.

     “GAAP” means generally accepted accounting principles for financial reporting in the U.S., consistently applied.

     “GMSP” means Goff Moore Strategic Partners, L.P.

     “GMSP Exchange Agreement” means the Securities Exchange Agreement of even date herewith between GMSP and GNAC.

     “GNAC” has the meaning set forth in the introductory paragraph of this Agreement.

     “GNAC Annual Statements” has the meaning set forth in Section 4.9.

     “GNAC Applicable Insurance Department” means as to (i) the GNAC Insurance Subsidiary located in Oklahoma, the Oklahoma Department of Insurance, and (ii) the GNAC Insurance Subsidiary located in Texas, the Texas Department of Insurance.

     “GNAC Authorizations” has the meaning set forth in Section 4.7.

     “GNAC Business” means the business conducted by GNAC and GNAC Subsidiaries taken as a whole.

     “GNAC Disclosure Letter” means the disclosure letter delivered by GNAC to Reis LLC concurrently with the execution and delivery of this Agreement.

     “GNAC Employee Benefit Plans” has the meaning set forth in Section 4.20(a).

     “GNAC 2003 Form 10-K Report” means the Form 10-K Report filed by GNAC with the SEC for GNAC’s fiscal year ended December 31, 2003.

     “GNAC Financial Statements” has the meaning set forth in Section 4.10.

     “GNAC Insurance Subsidiaries” means MGA Insurance Company, Inc., a Texas corporation; and General Agents Insurance Company of America, Inc., an Oklahoma corporation.

     “GNAC Material Adverse Effect” means any condition, circumstance or development having (i) an adverse effect on the ability to conduct business, the financial condition, reserves, or the results of operations of GNAC and its Subsidiaries, in each case that is material to GNAC and its Subsidiaries taken as a whole, or (ii) a material adverse effect on the ability of GNAC to consummate the Transactions; provided that GNAC Material Adverse Effect does not include any such condition, circumstance or development which generally adversely affects the U.S. economy, U.S. securities markets or the insurance industry or to the extent it is attributable to (x) the accretion of discount, or the declaration or payment of dividends, on Preferred Stock, (y) expenses incurred by GNAC in respect of the Transactions, or (z) changes in accumulated comprehensive income (loss) attributable to realized or unrealized gains or losses on securities; and provided further that a decrease (excluding amounts attributable to items referenced in clauses (x), (y) or (z) of the foregoing proviso) of the total shareholders’ equity of GNAC below the amount thereof at June 30, 2004 reflected in the GNAC Financial Statements would be material for the purposes of defining GNAC Material Adverse Effect.

III-3

     “GNAC Material Contracts” means:

(i)	any written agreement, contract, lease, commitment, understanding, instrument or obligation to which GNAC or any of its Subsidiaries is a party or by which GNAC or any of its Subsidiaries or any of their respective properties may be bound upon which any substantial part of the GNAC Business is dependent or which, if Breached, could reasonably be expected to have a GNAC Material Adverse Effect;

(ii)	any written agreement, contract, lease, commitment, understanding, instrument or obligation which provides for the sale or lease after the date hereof of any of the assets of GNAC or its Subsidiaries other than in the ordinary course of business; or

(iii)	any agreement filed as an exhibit to the GNAC 2003 Form 10-K Report.

     “GNAC Options” means options granted under any of the GNAC Stock Plans and related option agreements.

     “GNAC Pension Plan” has the meaning set forth in Section 4.20(d).

     “GNAC Quarterly Statement” has the meaning set forth in Section 4.9.

     “GNAC Required Consents” has the meaning set forth in Section 4.6(c).

     “GNAC Required Statutory Approvals” has the meaning set forth in Section 4.5.

     “GNAC SEC Documents” has the meaning set forth in Section 4.10.

     “GNAC Shareholder Approval” means approval of the Sale by (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against, or expressly abstaining from voting on, the Transactions and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against the Transactions.

     “GNAC Significant Subsidiaries” means the GNAC Insurance Subsidiaries; National Specialty Lines, Inc., a Florida corporation; DLT Insurance Adjusters, Inc., a Florida corporation; and GAINSCO Service Corp., a Texas corporation.

     “GNAC Stock Plans” means GNAC’s 1990 and 1995 Stock Option Plans and GNAC’s 1998 Long-Term Incentive Plan.

     “GNAC Subsidiaries” means the Subsidiaries of GNAC.

     “GNAC Subsidiary Securities” has the meaning set forth in Section 4.4.

     “good faith”, when used in respect of any action, means that the action was taken (i) with honesty of intention, (ii) without knowledge of circumstances which ought to put the Person taking such action on inquiry, and (iii) without intention to take any improper advantage of another.

III-4

     “Governmental Authority” means any U.S. federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

     “Interested Shareholder” means (i) GMSP, (ii) Stallings, (iii) any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of GNAC, or (iv) any Affiliate or Associate of any Person referenced in clauses (i), (ii) or (iii).

     “IRS” means the Internal Revenue Service.

     “Material Activity” has the meaning set forth in Section 6.4(d).

     “Material Adverse Market Condition” shall mean the occurrence of any of the following: (i) a general moratorium in commercial banking activities in the State of Texas has been declared by either Federal or Texas State authorities; (ii) a reduction of more than 30% in the Standard & Poor’s 500 Index from the amount thereof at the close of business on the date of this Agreement; or (iii) the formal declaration by the United States of a national emergency or war.

     “NYSE” means the New York Stock Exchange.

     “Permitted Assignee” has the meaning set forth in Section 11.3.

     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the obligor; (iii) liens arising in the ordinary course of business incident to the purchase and sale of securities and other investments or the holding thereof by banks, brokerage firms, custodians and intermediaries for the benefit of GNAC or its Subsidiaries; (iv) exceptions which do not materially affect the use or occupancy of the real property covered thereby; and (v) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use or occupancy of the property.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

     “Preferred Stock” means the authorized preferred stock, par value $100.00 per share, of GNAC.

     “Preferred Preemptive Rights” means the preemptive rights of the holders of the Series A Preferred Stock and Series C Preferred Stock under the Prior Agreements and the rights of Stallings and his assigns under the Prior Series B Agreement.

     “Prior Agreements” means the Prior Series A Agreements and the Prior Series C Agreement.

     “Prior Series A Agreements” means (i) the Securities Purchase Agreement dated June 29, 1999 between GMSP and GNAC; and (ii) the letter dated March 23, 2001 from GNAC to GMSP concerning the redemption of the Series A Preferred Stock.

     “Prior Series B Agreement” means the Securities Purchase Agreement dated as of February 26, 2001 between Stallings and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001)

III-5

     “Prior Series C Agreement” means the Securities Purchase Agreement dated as of February 26, 2001 between GMSP and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001).

     “Proceedings” means all complaints, claims, prosecutions, indictments, proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Authority, whether civil, criminal, administrative, arbitrative or investigative.

     “Proxy Statement” has the meaning set forth in Section 5.8.

     “Purchased Securities” has the meaning set forth in Section 2.1(a).

     “Registration Expenses” has the meaning set forth in Section 6.4(f).

     “Registration Statement” has the meaning set forth in Section 6.4(b).

     “Reis” means James R. Reis.

     “Reis Group” means Reis and Reis LLC together with their respective Affiliates, Associates and employees.

     “Reis Investment Agreement” means the Stock Investment Agreement of even date herewith between GNAC and Reis LLC.

     “Reis LLC” has the meaning set forth in the introductory paragraph of this Agreement.

     “Reis LLC Material Adverse Effect” means any condition, circumstance or development having a material adverse effect on the ability of Reis LLC to consummate the Transactions.

     “Sale” has the meaning set forth in Section 2.1(a).

     “SAP” means the insurance accounting practices required or permitted by the GNAC Applicable Insurance Department applicable to the specified Person(s) consistently applied by such Person(s).

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $100.00 per share, of GNAC.

     “Series A Warrant” means the Series A Warrant expiring October 4, 2004 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.25 per share.

     “Series B Exchange Value” has the meaning set forth in Section 2.1(a).

     “Series B Preferred Stock” means the Series B Convertible Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Series B Warrant” means the Series B Warrant expiring October 4, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.5875 per share.

III-6

     “Series C Preferred Stock” means the Series C Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Shareholder Meeting” means the special meeting of the holders of the GNAC’s Common Stock at which the Transactions are submitted to shareholders for their approval.

     “Special Committee” means the Special Committee of the Board, consisting of Harden H. Wiedemann, John H. Williams and Joel C. Puckett, and of which Sam Rosen is an advisory member, or any successor committee comprised of independent and disinterested directors of GNAC.

     “Stallings” means Robert W. Stallings.

     “Stallings Group” means Stallings together with his Affiliates, Associates and employees.

     “Stallings Investment Agreement” means the Stock Investment Agreement of even date herewith between Stallings and GNAC.

     “Stallings Warrant” means the Warrant expiring March 23, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.25 per share.

     “Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations) in which the Person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     “Superior Proposal” has the meaning set forth in Section 6.6(b).

     “Survival Date” has the meaning set forth in Section 10.1.

     “Taxes” means all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to taxes.

     “Tax Returns” means all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

     “TBCA” means the Texas Business Corporation Act, as amended.

     “Third Party Transaction” means any transaction between GNAC or any of its Subsidiaries and any Person or Persons other than any member of the Reis Group, the Stallings Group or the GMSP Group (i) that would involve the acquisition, directly or indirectly, by such Person or Persons in the aggregate of (x) Equity Securities that would represent 10% or more, or the right to acquire 10% or more, of the Common Stock of GNAC outstanding on the date hereof, (y) any other class or classes or series of Equity Securities, or (z) assets of GNAC (including the capital stock of any Subsidiaries of GNAC) or any of its Subsidiaries that generate or constitute more than 10% of the revenues, income or assets of GNAC and its Subsidiaries, or (ii) that by its terms would prevent the consummation of the Transactions.

     “Transactions” means the Sale and the other transactions contemplated by this Agreement.

III-7

     “Transaction Proposal” has the meaning set forth in Section 6.6(a).

     “U.S.” means the United States of America.

     “Voting Stock” means the outstanding shares of capital stock entitled to vote in the election of directors of GNAC, including the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. References in this Agreement to numbers of shares of Voting Stock are references to the combined number of shares of Common Stock outstanding on the date of determination and the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. On the date of this Agreement there were 28,703,069 shares of Voting Stock outstanding and entitled to vote generally.

     1.2 Usage. In this Agreement, unless a clear contrary intention appears:

          (a) the singular number includes the plural number and vice versa;

          (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (c) reference to any gender includes each other gender or, in the case of an entity, the neuter;

          (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

          (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

          (h) “or” is used in the inclusive sense of “and/or”;

          (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

          (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

          (k) captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement, nor in any way affect any such provisions; and

III-8

          (l) all accounting terms not defined in this Agreement shall have the respective meanings determined under GAAP.

ARTICLE II.
TERMS OF THE TRANSACTION

     2.1 The Sale. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, (i) GNAC shall issue and deliver to Reis LLC 6,729,871 shares of Common Stock (the “Purchased Securities”) and (ii) in exchange for the Purchased Securities Reis LLC shall pay GNAC in immediately available funds the sum of $4,037,922.60 (the “Sale”).

ARTICLE III.
CLOSING AND CLOSING DATE

     3.1 The Closing. The closing of the Transactions (the “Closing”) shall take place (i) at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VII and VIII hereof, or (ii) at such other time or place or on such other date as the parties hereto shall agree.

     3.2 Closing Date. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF GNAC

     GNAC represents and warrants to Reis LLC the following:

     4.1 Organization and Qualification. Each of GNAC and the GNAC Significant Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate or other power and authority to own all of its properties and assets and to carry on its business as now being conducted. Each of GNAC and the GNAC Significant Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a GNAC Material Adverse Effect.

     4.2 Capitalization. The authorized capital stock of GNAC consists of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the close of business on June 30, 2004 (the “Capitalization Date”): 21,169,736 shares of Common Stock were issued and outstanding; 31,620 shares of Series A Preferred Stock were issued and outstanding; 3,000 shares of Series B Preferred Stock were issued and outstanding; 3,000 shares of Series C Preferred Stock were issued and outstanding; 844,094 shares of Common Stock were held in GNAC’s treasury; there were outstanding GNAC Options with respect to 723,268 shares of Common Stock and (excluding the Stallings Warrant, the Series A Warrant and the Series B Warrant) there were no warrants outstanding. Since the Capitalization Date, except as disclosed in Section 4.2 of the GNAC Disclosure Letter, GNAC (i) has not issued any shares of Common Stock other than upon the exercise or vesting of GNAC Options outstanding on such date as set forth in Section 4.2 of the GNAC Disclosure Letter; (ii) has not granted any options or rights to purchase or acquire shares of Common Stock under the GNAC Stock Plans or otherwise; and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of Common

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Stock have been duly authorized and validly issued and are fully paid and nonassessable and, except for the Preferred Preemptive Rights, are free of preemptive rights. Except as disclosed in this Section 4.2 or in Section 4.2 of the GNAC Disclosure Letter or in the GNAC 2003 Form 10-K Report, there are no outstanding Equity Securities. Except as (i) provided in this Agreement, the Stallings Investment Agreement, the GMSP Exchange Agreement, the Prior Agreements and the respective Statements of Resolution designating the Preferred Stock, or (ii) disclosed in Section 4.2 of the GNAC Disclosure Letter, there are no outstanding obligations of GNAC or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities.

     4.3 Authority Relative to This Agreement.

          (a) GNAC has all requisite power and authority to enter into this Agreement and, subject to the GNAC Shareholder Approval, the GNAC Required Statutory Approvals and the GNAC Required Consents, to consummate the Transactions. The execution and delivery of this Agreement and, subject to GNAC Shareholder Approval, the consummation by GNAC of the Transactions have been duly authorized by all necessary corporate action on the part of GNAC, including that the directors of GNAC (other than Hugh M. Balloch, John C. Goff, and Stallings) have unanimously approved and authorized the consummation of the Transactions by GNAC. This Agreement has been duly and validly executed and delivered by GNAC and, assuming the due authorization, execution and delivery hereof by Reis LLC, constitutes the valid and binding obligation of GNAC, enforceable against GNAC in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

          (b) When issued and delivered pursuant to this Agreement against payment therefor, the Purchased Securities will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of GNAC entitled to the benefits provided therein. When issued and delivered pursuant to the Agreement against payment therefor, the Purchased Securities will be fully paid and nonassessable. Except for the Preferred Preemptive Rights (which have been waived), the issuance of the Purchased Securities will not be subject to any preemptive or similar rights.

     4.4 Subsidiaries. GNAC owns, directly or indirectly, of record all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except for securities owned by GNAC or as disclosed in this Section or in Section 4.4 of the GNAC Disclosure Letter or the GNAC SEC Documents, there are no outstanding (i) shares of capital stock or other voting securities of any Subsidiary of GNAC; (ii) securities of GNAC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary; or (iii) options or other rights to acquire from GNAC or any of its Subsidiaries, or other obligations of GNAC or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Subsidiaries of GNAC, or to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as “GNAC Subsidiary Securities”). There are no outstanding obligations of GNAC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding GNAC Subsidiary Securities. Except to the extent that any of the GNAC Significant Subsidiaries is a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act, GNAC does not have a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act.

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     4.5 Statutory Approvals. Except for filings under the Exchange Act, with the GNAC Applicable Insurance Departments and as otherwise set forth in Section 4.5 of the GNAC Disclosure Letter or otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by GNAC or the consummation by GNAC of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a GNAC Material Adverse Effect (the “GNAC Required Statutory Approvals”), it being understood that references in this Agreement to “obtaining” such GNAC Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     4.6 Non-Contravention. Subject to obtaining the GNAC Required Statutory Approvals and the receipt of the GNAC Shareholder Approval, the execution and delivery of this Agreement by GNAC do not, and the consummation of the Transactions will not, result in any violation by GNAC or any of its Subsidiaries under any provisions of:

          (a) the Articles of Incorporation, Bylaws or similar governing documents of GNAC or any of its Subsidiaries;

          (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to GNAC or any of its Subsidiaries or any of their respective properties or assets; or

          (c) subject to obtaining the third-party consents or other approvals set forth in Section 4.6 of the GNAC Disclosure Letter (the “GNAC Required Consents”), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, GNAC Employee Benefit Plan, lease or other instrument, obligation or agreement of any kind to which GNAC or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (b) and (c) such violations as could not, in the aggregate, reasonably be expected to have a GNAC Material Adverse Effect.

     4.7 Authorizations. Except as described in Section 4.7 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of the GNAC Insurance Subsidiaries have obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and have made all registrations or filings with, all Governmental Authorities as required in connection with the conduct of its business as currently conducted, and with respect to which a failure to so obtain would have a GNAC Material Adverse Effect (collectively, the “GNAC Authorizations”). All such GNAC Authorizations are valid and in full force and effect. Except as would not cause a GNAC Material Adverse Effect, no notice that GNAC or any of the GNAC Insurance Subsidiaries is in violation of any such GNAC Authorization has been received by GNAC or any of the GNAC Insurance Subsidiaries, or to the knowledge of GNAC, recorded or published, and no Proceeding is pending or, to the knowledge of GNAC threatened, to revoke or limit any of them such as reasonably would be expected to cause a GNAC Material Adverse Effect.

     4.8 Compliance with Laws. Except as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, and in addition to the representations and warranties contained in Section 4.7 relating to GNAC Authorizations, to the knowledge of GNAC, GNAC and its Subsidiaries are in compliance with all Applicable Laws applicable to GNAC and its Subsidiaries, the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a GNAC Material Adverse Effect. Furthermore, except as is disclosed in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, or as would not cause a

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GNAC Material Adverse Effect, to the knowledge of GNAC, neither GNAC nor any of its Subsidiaries has received any notice alleging non-compliance with any of the aforementioned Applicable Laws.

     4.9 Statutory Financial Statements. GNAC has heretofore made (or will make prior to Closing) available to Reis LLC copies of the annual statements of the GNAC Insurance Subsidiaries as filed with the GNAC Applicable Insurance Department (the “GNAC Annual Statements”) for the years ended December 31, 2001, 2002, and 2003 and copies of the quarterly statement of the GNAC Insurance Subsidiaries to the GNAC Applicable Insurance Department for the quarter ended June 30, 2004 (and any subsequent quarterly statements filed between the date hereof and the Closing Date) (the “GNAC Quarterly Statement”). The balance sheets of each of the GNAC Insurance Subsidiaries as of December 31, 2003, and the related statements of income and cash flow for the year then ended, included in the GNAC Annual Statement for the year ended December 31, 2003, were prepared in conformity with SAP, except as otherwise noted therein, for the period covered thereby and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the date thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the period then ended. The balance sheets of the GNAC Insurance Subsidiaries and the related statements of income and cash flow included in the GNAC Quarterly Statements were prepared in conformity with SAP applicable to interim financial statements consistently applied during the period involved, except as otherwise noted therein, subject to normal year-end adjustments, and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the dates thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the periods then ended. Without limiting the generality of the foregoing and subject to the cautionary statements regarding reserves contained under “BUSINESS—Unpaid Claims and Claim Adjustment Expenses” and elsewhere in the GNAC 2003 Form 10-K Report, the reserves carried on the GNAC Annual Statement for the year ended December 31, 2003 and the GNAC Quarterly Statement for the payment of estimated claims and claim adjustment expenses for both reported and unreported claims were (i) reported in accordance with SAP and (ii) believed by GNAC at that time to be adequate to cover the amounts GNAC expected the GNAC Insurance Subsidiaries to pay on incurred claims based on facts and circumstances then known. The admitted assets of each GNAC Insurance Subsidiary as determined under Applicable Laws are in an amount at least equal to the minimum amounts required by Applicable Laws.

     4.10 GNAC SEC Documents and GNAC Financial Statements. Except as set forth in Section 4.10 of the GNAC Disclosure Letter or as could not reasonably be expected to have a GNAC Material Adverse Effect, GNAC and the GNAC Insurance Subsidiaries have timely filed all reports, registration statements proxy statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC after December 31, 2000 and prior to the date of this Agreement (collectively, the “GNAC SEC Documents”). GNAC has or will have made available to Reis LLC prior to the Closing copies of each registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC with respect to periods since January 1, 2001 through the date of this Agreement, and will promptly provide Reis LLC with each such registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC.

     As of their respective dates, and except as set forth in Section 4.10 of the GNAC Disclosure Letter, each of the GNAC SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the documents filed by GNAC with the SEC after the date of this Agreement will comply) in all material respects as to form with applicable federal securities laws and did not (or, in the case of documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact

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required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Each of GNAC’s consolidated statements of condition or balance sheets included in or incorporated by reference into the GNAC SEC Documents, including the related notes and schedules, fairly presented in accordance with GAAP the consolidated financial position of GNAC and its Subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders’ equity included in or incorporated by reference into GNAC SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the “GNAC Financial Statements”), fairly presented the consolidated results of operations, cash flows and shareholders’ equity, as the case may be, of GNAC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain notes), in each case in accordance with GAAP except as may be noted therein or in Section 4.10 of the GNAC Disclosure Letter.

     4.11 Investments. Except as disclosed in Section 4.11 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of its Subsidiaries has good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances, to all of its investment assets reflected in the GNAC Quarterly Statement for June 30, 2004, or acquired after June 30, 2004, other than investment assets that (i) have been sold or disposed of in the normal course of business or (ii) have been pledged for the benefit of policyholders in accordance with the requirements of state Governmental Authorities. All such investments are properly treated and valued as admitted assets in accordance with the regulations of the GNAC Applicable Insurance Department and the National Association of Insurance Commissioners.

     4.12 Absence of Changes. Except as contemplated by this Agreement or as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents, since December 31, 2003, the GNAC Business has been operated in the ordinary and usual course and neither GNAC nor any of any of its Subsidiaries has entered into any agreement that would require GNAC or any of its Subsidiaries to operate the GNAC Business other than in the ordinary and usual course.

     4.13 No Undisclosed Liabilities. To the knowledge of GNAC, none of GNAC or any of its Subsidiaries has any liabilities or obligations except (i) as and to the extent set forth in the GNAC Financial Statements or contemplated in the notes thereto or in the GNAC SEC Documents, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the GNAC Financial Statements, (iii) as would not have a GNAC Material Adverse Effect, (iv) as part of the transactions contemplated in this Agreement, the GMSP Exchange Agreement or the Stallings Investment Agreement, or (v) as set forth in the GNAC Disclosure Letter.

     4.14 Litigation. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, as of the date of this Agreement there are no Proceedings pending or, to the knowledge of GNAC, threatened, against GNAC or any of its Subsidiaries, which (i) have, or, if adversely determined, could reasonably be expected to have a GNAC Material Adverse Effect, (ii) state a claim against GNAC or its officers or directors for a violation of securities laws, or (iii) seek specifically to prevent, restrict or delay consummation of the Transactions or fulfillment of any of the conditions of this Agreement. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or the GNAC Financial Statements, there are no orders, writs, injunctions, judgments, and decrees of any Governmental Authority outstanding against GNAC or any of its Subsidiaries, except for such orders, writs, injunctions, judgments and decrees as could not individually or in the aggregate reasonably be expected to have a GNAC Material Adverse Effect. Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of GNAC, no claim or

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assessment is pending or threatened against any GNAC Insurance Subsidiary by (i) any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers or (ii) any assigned risk plan or other involuntary market plan which if determined adversely could, individually or in the aggregate, be reasonably expected to result in a cost to GNAC or any of its Subsidiaries of an amount in excess of $500,000, which in either case individually or in the aggregate could reasonably be expected to have a GNAC Material Adverse Effect.

     4.15 Insurance Business. All policies of insurance issued by the GNAC Insurance Subsidiaries and in force on the date hereof are, and on the Closing Date will be, to the extent required by Applicable Law, in all material respects on forms approved by applicable insurance regulatory authorities or which have been filed with and not objected to by such authorities within the period provided for such objection, except as could not reasonably be expected to have a GNAC Material Adverse Effect. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto in all material respects, except as could not reasonably be expected to have a GNAC Material Adverse Effect.

     4.16 Regulatory Filings. GNAC has heretofore made available to Reis LLC all material registrations, filings or submissions (other than policy filings or rate filings) made by or on behalf of GNAC or any of the GNAC Insurance Subsidiaries with or to any insurance regulatory authority and all reports of examination issued by any insurance regulatory authority since January 1, 2000. Except as disclosed in Section 4.16 of the GNAC Disclosure Letter, GNAC and the GNAC Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority, except with respect to which the failure to file individually or in the aggregate does not adversely affect their respective licenses or authority as an insurance company in any jurisdiction or does not otherwise have a GNAC Material Adverse Effect. All such registrations, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted with respect thereto.

     4.17 Reinsurance, Coinsurance and Underwriting Management.

          (a) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) none of the GNAC Insurance Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default in any material respect under any material coinsurance, reinsurance, excess insurance, ceding of insurance, assumption of insurance, facultative or indemnification insurance treaties, agreements or arrangements, including any treaty, agreement or arrangement by, with or through a reinsurance broker or intermediary, (ii) all such treaties, agreements or arrangements are in full force and effect, (iii) GNAC has no knowledge that any such treaties, agreements or arrangements will not be renewed on acceptable terms that are at least as favorable to GNAC as the terms as they exist on the date of this Agreement, (iv) no such treaty, agreement or arrangement contains any provision to the effect that the other party thereto may terminate the treaty or agreement by reason of the Transactions, and (v) to the knowledge of GNAC there is no reason to believe that the financial condition of any other party to any such treaty, agreement or arrangement is impaired such that a default thereunder may reasonably be anticipated.

          (b) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) GNAC has no knowledge that any other party to any material agreements to which GNAC or any of its Subsidiaries is or was a party pursuant to which GNAC or any of its Subsidiaries served or serves as, or received or receives services from, a managing general agent, underwriting manager, third party administrator or risk manager or pursuant to which any of them continues to be obligated to provide any services, intends to terminate or does not intend to renew any such agreement on substantially the same terms as presently exist, except those agreements which have

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terminated but for which GNAC or any of its Subsidiaries maintains servicing obligations, (ii) all such material agreements are in full force and effect, (iii) neither GNAC nor any of its Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default as to any provision of any such agreement, (iv) no such agreement contains any provision to the effect that the other party thereto may terminate the agreement by reason of the Transactions, and (v), to the knowledge of GNAC, there is no reason to believe that the financial condition of any other party to any such agreement is impaired such that a default thereunder may reasonably be anticipated.

     4.18 Labor Matters.

          (a) There are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of GNAC or its Subsidiaries.

          (b) Except as set forth in Section 4.18 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, there are no controversies pending or, to the knowledge of GNAC, threatened between GNAC or any of its Subsidiaries and any of its employees, except as could not be reasonably be expected to have a GNAC Material Adverse Effect.

     4.19 Environmental Compliance. Except as disclosed in Section 4.19 of the GNAC Disclosure Letter or the GNAC SEC Documents, to the knowledge of GNAC, (i) the assets, properties, businesses and operations of GNAC and its Subsidiaries are in compliance with applicable Environmental Laws, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; (ii) GNAC and its Subsidiaries have obtained and, as currently operating are in compliance with, all permits necessary for any Environmental Law for the conduct of the business and operations of GNAC and its Subsidiaries in the manner now conducted, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; and (iii) neither GNAC nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or proceeding indicating that GNAC or any of its Subsidiaries is or may be liable for (A) a violation of any Environmental Law or (B) any Environmental Liabilities and Costs, except, in each case, for such liabilities as would not individually or in the aggregate have a GNAC Material Adverse Effect.

     4.20 Employee Benefit Plans.

          (a) Section 4.20(a) of the GNAC Disclosure Letter includes a complete list of all material employee benefit plans, contracts, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, sponsored or maintained by GNAC or its Subsidiaries or to which GNAC or its Subsidiaries contribute or are obligated to contribute (collectively, “GNAC Employee Benefit Plans”). “GNAC Employee Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Except as set forth in Section 4.20(a) of the GNAC Disclosure Letter, GNAC or its Subsidiaries may amend or terminate any GNAC Employee Benefit Plan without incurring any material liability thereunder.

          (b) With respect to each GNAC Employee Benefit Plan, there has been made (or will be made prior to the Closing) available to Reis LLC a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other agreements relating to funding vehicles; (ii) the three most recent annual reports on Form 5500 and accompanying schedules, if any, filed with the IRS; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any, filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS. All financial

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statements for each GNAC Employee Benefit Plan have been prepared in all material respects in compliance with applicable regulations under ERISA.

          (c) All GNAC Employee Benefit Plans which are “employee benefit plans,” as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including the Code and ERISA, and all unpaid contributions required to be made to each such plan under the terms of such plan, ERISA or the Code as of the date hereof have been fully reflected in the appropriate GNAC Financial Statements except where the failure to do so could not reasonably be expected to have a GNAC Material Adverse Effect. There is no lien arising under ERISA against any of the assets of GNAC or any of its Subsidiaries. There are no threatened or pending claims by or on behalf of the GNAC Employee Benefit Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of GNAC, its officers or directors, or such GNAC Employee Benefit Plans under ERISA or any other Applicable Law, and to the knowledge of GNAC, there is no basis for any such claim.

          (d) Section 4.20(d) of the GNAC Disclosure Letter identifies each GNAC Employee Benefit Plan that is intended to be a “qualified plan” satisfying the requirements of Section 401(a) of the Code (a “GNAC Pension Plan”). A favorable IRS determination letter as to the qualification of each GNAC Pension Plan under Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to such GNAC Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such GNAC Pension Plan. No issue concerning qualification of any GNAC Pension Plan is pending before or, to the knowledge of GNAC, threatened by, the IRS. Each GNAC Pension Plan has been administered in accordance with its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each GNAC Pension Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither GNAC and its Subsidiaries, nor any fiduciary of any GNAC Pension Plan has done anything which would adversely affect the qualified status of any GNAC Pension Plan or related trust. GNAC and its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the GNAC Employee Benefit Plans in any manner that could reasonably be expected to have a GNAC Material Adverse Effect. None of GNAC or its Subsidiaries or any other “disqualified person” (as defined in Section 4975 of the Code) or “party-in-interest” (as defined in Section 3(14) of ERISA) has engaged in any “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any GNAC Employee Benefit Plan (or its related trust), GNAC or its Subsidiaries or any officer, director or employee of GNAC or its Subsidiaries to the tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; and, to the knowledge of GNAC, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the GNAC Employee Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA.

          (e) None of the GNAC Employee Benefit Plans is subject to Section 412 of the Code. None of GNAC, its Subsidiaries or ERISA Affiliates maintains, or has any liability with respect to, a GNAC Pension Plan that is subject to Title IV of ERISA.

          (f) GNAC and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and at no expense to GNAC or its Subsidiaries.

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     4.21 Tax Matters. GNAC and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except for such failures to file as would not individually or in the aggregate have a GNAC Material Adverse Effect. GNAC and each of its Subsidiaries has paid (or GNAC has paid on its behalf) or made provision for all Taxes shown as due on such Tax Returns. The most recent GNAC Financial Statements contained in the GNAC SEC Documents reflect adequate reserves for all Taxes payable by GNAC and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. To the knowledge of GNAC, no material deficiencies or adjustments exist or have been asserted with respect to Taxes of GNAC or any of its Subsidiaries and neither GNAC nor any of its Subsidiaries has received notice that it has not filed a Tax Return or paid any Taxes required to be filed or paid which could reasonably be expected to have a GNAC Material Adverse Effect. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of GNAC or any of its Subsidiaries is currently in process or pending, except as disclosed in Section 4.21 of the GNAC Disclosure Letter. No waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of GNAC or any of its Subsidiaries is in effect.

     4.22 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter, no broker, finder, or other investment banker or other Person is or will be entitled to receive any brokerage, finder’s or other fee or commission (any such fees or commissions shall be borne by GNAC) in connection with this Agreement or the Transactions based upon agreements made by or on behalf of GNAC or any of its Subsidiaries.

     4.23 Prior Private Offerings. Since December 31, 2000: (i) all securities offered or sold by GNAC which were not registered pursuant to the Securities Act and applicable state securities laws, were offered or sold pursuant to valid exemptions from the Securities Act and applicable state securities laws and (ii) no private offering memorandum or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time of delivery of such private offering memorandum or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.24 Private Offering of the Securities. GNAC has not offered, and will not offer, the Purchased Securities or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any person so as to bring the issuance and sale of the Purchased Securities within the provisions of Section 5 of the Securities Act.

     4.25 Disclosure Controls; Reports of Evidence of a Material Violation.

          (a) The management of GNAC has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to GNAC, including its consolidated Subsidiaries, is made known to the management of GNAC by others within those entities, and (y) has disclosed, based on its most recent evaluation, to GNAC’s outside auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect GNAC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GNAC’s internal control over financial reporting. A summary of any of those disclosures made by management to GNAC’s auditors and audit committee is set forth in Section 4.25(a) of the GNAC Disclosure Letter.

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          (b) Since December 31, 2001 and except as set forth in the GNAC Disclosure Letter, the GNAC SEC Documents or the GNAC Financial Statements, (x) neither GNAC nor any of its Subsidiaries nor, to the knowledge of the officers of GNAC, any director, officer, employee, auditor, accountant or representative of GNAC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GNAC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GNAC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing GNAC or any of its Subsidiaries, whether or not employed by GNAC or any of its Subsidiaries, has reported evidence of a material violation of U.S. securities laws or regulations, breach of fiduciary duty or similar violation by GNAC or any of its officers, directors, employees or agents to the Board of GNAC or any committee thereof or to any director or officer of GNAC.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF REIS LLC

     Reis LLC represents and warrants to GNAC that:

     5.1 Authority Relative to This Agreement. Reis LLC has all requisite power and authority to enter into this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Reis LLC and, assuming the due authorization, execution and delivery hereof by GNAC, constitutes the valid and binding obligation of Reis LLC, enforceable against Reis LLC in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     5.2 Statutory Approvals. Except for (i) filings under the Exchange Act and with the GNAC Applicable Insurance Departments, and (ii) as otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by Reis LLC or the consummation by Reis LLC of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a Reis LLC Material Adverse Effect.

     5.3 Non-Contravention. The execution and delivery of this Agreement by Reis LLC does not, and the consummation of the Transactions will not, result in any violation by Reis LLC under any provisions of:

          (i) the articles of organization, operating agreement or regulations, or similar governing documents of Reis LLC;

          (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Reis LLC or any of its properties or assets; or

          (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Reis LLC is now a party or by which it or any of its properties or assets may be bound or affected;

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excluding from the foregoing clauses (ii) and (iii) such violations as could not, in the aggregate, reasonably be expected to have a Reis LLC Material Adverse Effect.

     5.4 Litigation. There is no Proceeding pending or, to the knowledge of Reis LLC, threatened against Reis LLC that questions the validity of this Agreement or any action to be taken by Reis LLC in connection with this Agreement.

     5.5 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter (the expenses of which shall be borne by GNAC), all negotiations relative to this Agreement and the Transactions have been carried out by Reis LLC directly with GNAC, without the intervention of any Person on behalf of Reis LLC or its Affiliates in such manner as to give rise to any valid claim by any Person against Reis LLC or GNAC or any of their respective Subsidiaries or Affiliates for a finder’s fee, brokerage commission, or similar payment.

     5.6 Securities Matters.

          (a) Reis LLC understands and acknowledges that the Purchased Securities have not been registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.

          (b) Each of Reis LLC and Reis is an “accredited investor” (as defined in Rule 501(a) of the Regulation D under the Securities Act). Reis is the sole manager and member of Reis LLC, and is the beneficial owner of all of the outstanding limited liability company interests of Reis LLC. Reis LLC was formed on May 4, 2001.

          (c) Each of Reis LLC and Reis (i) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the Purchased Securities and (ii) is able to bear the economic risk of an investment in the Purchased Securities for an indefinite period of time, including the risk of a complete loss of any such investment.

          (d) Reis LLC is acquiring the Purchased Securities for its own account for investment purposes and not with a view to, or for offer or sale for GNAC in connection with, the distribution or resale thereof.

          (e) Reis LLC understands and agrees that the Purchased Securities are being sold in a transaction not involving any public offering within the meaning of the Securities Act, and that the Purchased Securities may not be offered, sold, or otherwise transferred to, or for the account or benefit of, any Person except as permitted in the following sentence. Reis LLC agrees that if Reis LLC should sell or otherwise transfer any Purchased Securities, it will do so only (i) pursuant to an exemption from the registration requirements of the Securities Act (if available) or if the Securities Act does not apply or (ii) pursuant to an effective registration statement under the Securities Act, and Reis LLC further agrees to provide to any Person purchasing any of the Purchased Securities from it a notice advising such purchaser that resales of the Purchased Securities are restricted as stated herein.

          (f) Reis LLC understands that the certificates for the Purchased Securities purchased pursuant to this Agreement will bear a legend substantially to the following effect:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO A STOCK INVESTMENT AGREEMENT DATED AS OF

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AUGUST 27, 2004, BETWEEN GAINSCO, INC. AND FIRST WESTERN CAPITAL, LLC SUCH SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     5.7 Information to Be Supplied. The information supplied by Reis LLC in writing for inclusion in GNAC’s proxy statement related to the Shareholder Meeting (the “Proxy Statement”) will, at the time of the mailing thereof and at the time of the Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.7 shall not apply to statements or omissions in the information furnished pursuant to Section 6.11 to the extent such information is based upon information furnished to Reis LLC by GNAC.

     5.8 True and Complete Disclosure. Taken in the aggregate and to the knowledge of Reis LLC, the factual information furnished by Reis LLC to GNAC for purposes of this Agreement or the Transaction did not contain untrue statements of material facts, or omit to state material facts necessary to make the statements made not misleading in the light of the circumstances under which they were made, as of the date as of which such information is dated.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Public Announcement. GNAC shall, on or before 12:00 noon, Central Time, on the first Business Day following the date of this Agreement, issue a press release disclosing all material terms of the Transactions. On or before the close of business on the fourth Business Day following the date of this Agreement, GNAC shall file with the SEC a Current Report on Form 8-K disclosing all material terms of the Transactions. Such press release and Form 8-K shall be submitted to Reis LLC for its prior approval prior to their respective public release and filing, and may not be released or filed by GNAC without the prior approval of Reis LLC, which approval shall not be withheld or delayed unreasonably.

     6.2 Delivery of Information. GNAC will deliver to Reis LLC promptly upon the filing thereof, copies of all registration statements (including the exhibits thereto) and all reports on Forms 10-K, 10-Q or 8-K (or their equivalents) and proxy statements which GNAC shall have filed with the SEC or any similar reports filed with any state securities or insurance commission or office.

     6.3 Filings under the Exchange Act; Compliance with NYSE Criteria. At least until the second anniversary of the Closing Date, GNAC shall (and neither Reis LLC nor any member of the Reis Group shall take any action, or omit to take any legally required action, or vote or fail to vote any of his shares of Voting Stock in any way, that could reasonably be expected to prevent GNAC to) (i) continue to be registered under Section 12(g) of the Exchange Act and to file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the SEC and (ii) observe and comply with (as the same may be amended, modified or supplemented in the future) NYSE Rules 203.01 to 203.02 (Annual and Interim Reporting Requirements), 302 (Annual Meetings), 303A.01 to 303A.10 (Corporate Governance Standards), 304 (Classified Boards of Directors), 307 (Related Party Transactions), 308 (Defensive Tactics), 309 (Purchases of Company Stock by Directors and Officers), 311 (Redemption of Listed Securities, Tender Offers), 312.03 to 312.05 (Shareholder Approval Policy), 313 (Voting Rights), 401.01,

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401.03 to 401.04 (Shareholders’ Meetings), and 402.04 (Proxies) as if (A)the Common Stock were listed on the NYSE and without taking advantage of any exception for controlled companies, as the same shall be in effect from time to time; and (B) GNAC were applying to list additional shares of Common Stock on the NYSE; in each case without regard as to whether any class of GNAC’s securities are listed on or otherwise would qualify for listing on the NYSE; provided that nothing contained herein shall be construed to require (x) GNAC to make any filing with, or give any notice to, the NYSE where such filing or notice otherwise would be required under NYSE Rules or (y) Reis LLC or any member of the Reis Group to make any filing on behalf of GNAC with the SEC or the NYSE or make any additional investment in GNAC.

     6.4 Registration Rights.

          (a) Demand Registration. Commencing on the first anniversary of the Closing Date and continuing until Reis LLC or members of the Reis Group do not beneficially own more than 10% of the Voting Stock and none of them is an Affiliate of GNAC, Reis LLC shall have the right to require GNAC, through written notice delivered to GNAC, to prepare and file one registration statement under the Securities Act with respect to an underwritten public offering of Purchased Securities constituting not less than 7% of the then outstanding Common Stock (the “Demand Registration”) and cause such registration statement to become effective as promptly as possible. It is specifically agreed that the Demand Registration rights set forth in this subsection (a) shall be assignable to any transferee of Purchased Securities who is a member of the Reis Group, but not otherwise; provided, however, that only Reis LLC, or such Person duly designated by Reis LLC by written notice to GNAC as Reis LLC’s agent or successor (the “Reis Representative”) for the purposes of the giving and receipt of demands, requests and other communications pursuant to Section 6.4, shall be entitled to request GNAC to effect the Demand Registration.

          (b) Registration Procedures. With respect to the registration statement filed in accordance with this Section 6.4 (the “Registration Statement”), GNAC shall:

          (i) cause the Registration Statement and the related prospectus and any amendment or supplement (A) to comply in all material respects with the applicable requirements of the Securities Act and under the rules and regulations promulgated thereunder and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

          (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective on a continual basis for so long as Reis LLC or members of the Reis Group beneficially own more than 10% of the Voting Stock or is an Affiliate of GNAC (or until the earlier distribution of all the Purchased Securities of Reis LLC included in the Registration Statement);

          (iii) furnish, upon written request, to Reis LLC a copy of any amendment or supplement to the Registration Statement or prospectus prior to filing it after effectiveness and not file any such amendment or supplement to which Reis LLC shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations promulgated thereunder;

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          (iv) furnish to Reis LLC such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus used in connection therewith (including, without limitation, each preliminary prospectus and final prospectus) and such other document as Reis LLC may reasonably request in order to facilitate the disposition of the Purchased Securities owned by Reis LLC;

          (v) use its best efforts to register or qualify all Purchased Securities covered by the Registration Statement under such other securities or blue sky laws of the states of the United States as may be required for the issuance and sale of the Purchased Securities, to keep such registration or qualification in effect for so long as the Registration Statement remains in effect, except that GNAC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction in which it is not and would not, but for the requirements of this Section 6.4, be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (vi) upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Registration Statement, as then in effect, includes or in the judgment of GNAC may include an untrue statement of a material fact or omits or may omit to state any material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made, which circumstance requires amendment of the Registration Statement or supplementation of the prospectus, prepare and file as promptly as reasonably possible a supplement to or an amendment of such prospectus as may be necessary so that, as when delivered (if required by the Securities Act) to a purchaser of Purchased Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made;

          (vii) otherwise use its best efforts to comply with all applicable rules and regulations under the Securities Act and, in its discretion, to make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month of the first fiscal quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

          (viii) provide and cause to be maintained a transfer agent and registrar for all Purchased Securities covered by the Registration Statement from and after a date not later than the effective date of the Registration Statement;

          (ix) after any sale of the Purchased Securities pursuant to this Section 6.4 to the extent not needed to comply with Applicable Law, cause any restrictive legends to be removed and any transfer restrictions to be rescinded with respect to the Purchased Securities;

          (x) enter into such customary agreements (including, without limitation, underwriting agreements in customary form, substance, and scope) and take all such other actions as Reis LLC or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Purchased Securities;

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          (xi) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in the Registration Statement for sale in any jurisdiction, GNAC will use its best efforts promptly to obtain the withdrawal of such order; and

          (xii) use its best efforts to cause such Purchased Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the disposition of such Purchased Securities.

          (c) Obligations of Reis LLC. Reis LLC shall furnish to GNAC such information regarding Reis LLC as GNAC may from time to time reasonably request in writing (and will notify GNAC of any changes in such information) and as shall be required by the Securities Act in connection with such registration. Reis LLC shall enter into such customary agreements (including, without limitation, underwriting agreements, custody agreements and powers of attorney in customary form, substance and scope) and take all such other actions as GNAC or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Purchased Securities.

          (d) Delay of Sales. During any period in which GNAC is required to file or maintain the effectiveness of a Registration Statement for the Purchased Securities pursuant to this Section 6.4, GNAC shall have the right exercisable on no more than one occasion during any twelve month period), upon giving notice to Reis LLC of the exercise of such right, to postpone the filing or suspend the availability of the Registration Statement, or require Reis LLC not to sell any Purchased Securities pursuant to the Registration Statement, for a period of time GNAC deems reasonably necessary, which time shall be specified in such notice but in no event longer than a period of 90 days, if (i) GNAC is engaged in an offering of shares by GNAC for its own account or is engaged in or proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to GNAC, in each case which is material to GNAC (any such negotiation, step, event or state of facts being herein called a “Material Activity”), (ii) such Material Activity would, in the opinion of counsel for GNAC, require disclosure so as to permit the Purchased Securities to be sold in compliance with Applicable Law, and (iii) such disclosure would, in the reasonable judgment of GNAC, be adverse to its interests. GNAC shall have no obligation to include in any notice contemplated by this subsection (d) any reference to or description of the facts based upon which GNAC is delivering such notice.

          (e) Indemnification.

          (i) GNAC shall indemnify and hold harmless Reis LLC, members of the Reis Group and each other Person, if any, who controls Reis LLC within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses (including reasonable fees and expenses of counsel), joint or several, to which Reis LLC or any such Affiliate or controlling Person may become subject under the Securities Act or otherwise in connection with or as a result of a sale by Reis LLC of the Purchased Securities, insofar as such losses, claims, damages, liabilities or expenses (or related actions or proceedings) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or any document incorporated by reference in the Registration Statement, or (ii) any omission or

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alleged omission to state in any such document a material fact required to be stated in any such document or necessary to make the statements in any such document not misleading, and GNAC will reimburse such member and each such Affiliate and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or expense (or action or proceeding in respect of any such loss, claim, damage, liability or expense) which arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement other than in reliance upon and in conformity with written information furnished to GNAC by Reis LLC or any such Affiliate or controlling Person for use in the preparation of the Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Reis LLC or any such Affiliate or controlling Person.

          (ii) Reis LLC shall indemnify and hold harmless (in the same manner and to the same extent as set forth in clause (i) of this subsection (e)) GNAC, each director of GNAC, each officer of GNAC who shall sign the Registration Statement and each other Person, if any, who controls GNAC within the meaning of the Securities Act, with respect to any untrue statement in or omission from the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement, but only to the extent that such statement or omission was made in direct reliance upon and in conformity with written information furnished to GNAC by any member of the Reis Group for use in the preparation of the Registration Statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of GNAC or any such director, officer or controlling Person.

          (iii) Indemnification under this Section 6.4 shall be made as set forth in Article X hereof.

          (f) Registration Expenses. All expenses incident to GNAC’s registration of the Purchased Securities pursuant to the provisions of this Section 6.4, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing and engraving expenses, messenger and delivery expenses and fees and disbursements of counsel for GNAC and all independent certified public accountants, underwriters (excluding underwriting discounts and any selling commissions) and any Persons retained by GNAC (all such expenses being herein called “Registration Expenses”) will be paid by GNAC, provided, that all expenses incurred by Reis LLC to retain any counsel, accountant or other advisor will not be deemed to be Registration Expenses and will be paid by Reis LLC. The underwriting discounts or commissions and any selling commissions together with any stock transfer or similar taxes attributable to sales of the Purchased Securities will be paid by Reis LLC.

     6.5 Prior Agreements. All rights and obligations of General Agents Insurance Company of America, Inc., an Oklahoma insurance corporation, and Reis LLC in and under the Consulting Agreement dated as of February 1, 2003 shall be terminated automatically as of the Effective Date; and as of the Effective Date, each of the parties to such Consulting Agreement shall release the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which any of them, and their

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respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of such Consulting Agreement.

     6.6 No Solicitation.

          (a) GNAC shall not, at any time prior to the Closing, solicit, initiate, encourage the initiation of, induce, negotiate or discuss any inquiries or proposals regarding a Third Party Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Transaction Proposal”). Notwithstanding the foregoing, GNAC may negotiate or discuss a Transaction Proposal with, and may provide any nonpublic information regarding GNAC to, any Person or Persons making, or participating or involved in, an unsolicited bona fide Transaction Proposal if (i) the Special Committee determines in good faith (based on, among other things, the advice of its independent financial advisors and independent outside legal counsel to the Board or the Special Committee) that either (A) doing so would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law or (B) such Transaction Proposal, if consummated, could constitute a Superior Proposal and (ii) GNAC provides comparable information to Reis LLC concurrently therewith.

          (b) Except as set forth in this Section 6.6(b), neither the Board nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Reis LLC, the approval or recommendation of the Board or the Special Committee of this Agreement or the Sale, (ii) approve or recommend, or propose to approve or recommend, any Third Party Transaction, or (iii) cause GNAC to enter into any definitive agreement with respect to any Third Party Transaction. Notwithstanding the foregoing, nothing contained in this Section 6.6(b) or any other provision of this Agreement shall prevent the Board or the Special Committee from considering, negotiating, approving and recommending to the shareholders of GNAC, or entering into an agreement or agreements on behalf of GNAC to effect, all transactions contemplated by a Transaction Proposal if (A) the Board or the Special Committee determines in good faith, based upon (among other things) the advice of independent outside financial advisors and independent outside legal counsel to the Board or the Special Committee, that a Transaction Proposal constitutes a Superior Proposal and that the consideration, negotiation, approval or recommendation of such Transaction Proposal would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law, (B) GNAC, at the direction of the Board or the Special Committee, notifies Reis LLC in writing that, after any such consideration or negotiation, it intends to enter into an agreement or agreements with respect to such Transaction Proposal, which notification identifies the Person or Persons making, or participating or involved in, the Transaction Proposal and attaches the most current version of such agreement or agreements (or a complete and accurate description of all material terms and conditions thereof), and (C) Reis LLC does not make, within five Business Days of receipt of GNAC’s written notification of its intention to enter into a binding agreement or agreements for a Transaction Proposal pursuant to Clause (B) of this sentence, a binding and unqualified offer that the Special Committee determines, in good faith after consultation with its financial advisors, is more favorable to the shareholders of GNAC (excluding the holders of Series A, Series B and Series C Preferred Stock) than such Transaction Proposal, it being understood that GNAC shall not enter into any such binding agreement during such five-Business Day period. GNAC agrees to notify Reis LLC promptly if its intention to enter into a written agreement or agreements, as referred to in its notification pursuant to Clause B of the immediately preceding sentence, shall change at any time after giving such notification.

          For purposes of this Agreement, “Superior Proposal” means any Transaction Proposal by any Person or Persons that the Special Committee determines in good faith (based on, among other

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things, the advice of its independent financial advisors and independent outside legal counsel), taking into account legal, financial, regulatory and other aspects of the proposal (including, among other things, any conditions to such proposal, the expected timing of the closing thereof, the degree of risk of nonconsummation, available information as to the ability of the Person or Persons making such proposal to finance the transaction contemplated thereby and any known required consents, filings and approvals of any Governmental Authority or other Person and such other factors as the Special Committee deems required or advisable for its consideration), (x) would, if consummated, be more favorable, from a financial point of view, to all shareholders of GNAC (other than the Interested Shareholders) than the Transactions, (y) is reasonably likely to be consummated and (z) could (singularly or in combination with any other transaction or transactions, including any proposed debt financing or financings) be reasonably calculated to provide GNAC with the financial means to effect the deposit with a trustee of an amount of U.S. treasury securities which would be sufficient to pay the redemption price (including accrued dividends) of each series of the Preferred Stock at the earliest date on which GNAC may elect to redeem each such series of Preferred Stock pursuant to its terms.

     6.7 Board Representation. Until the second anniversary of the Closing Date and for so long as members of the Reis Group beneficially own in the aggregate at least 10% of the outstanding Voting Stock and solely in the event of Stallings ceasing to serve on the Board for any reason, Reis LLC may designate another individual (including Reis) to be nominated by the Board for election to the Board, provided that any such nominee shall be approved by the Nominating Committee of the Board, such approval not to be unreasonably withheld.

     6.8 Amendment of GNAC Disclosure Letter. GNAC agrees that, with respect to the representations and warranties of GNAC contained in this Agreement, GNAC shall have the continuing right until the Closing to supplement or amend promptly the GNAC Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the GNAC Disclosure Letter. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the GNAC Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and Reis LLC shall not be entitled to make a claim thereon pursuant to the terms of this Agreement.

     6.9 Access to Information. Between the date hereof and the Closing, GNAC (i) shall give Reis LLC and its authorized representatives reasonable access to GNAC’s employees, offices and other facilities, and all books and records of GNAC and the Subsidiaries, (ii) shall permit Reis LLC and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article IV, and (iii) shall cause GNAC’s officers to furnish Reis LLC and its authorized representatives with such financial, business, and operating data and other information with respect to GNAC and the Subsidiaries as Reis LLC may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of GNAC contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith.

     6.10 Private Offering of the Purchased Securities. GNAC agrees that neither GNAC nor anyone acting on its behalf has offered or will offer the Purchased Securities or any part thereof or any similar securities for issuance or sale to, or has solicited or will solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Purchased Securities within the provisions of Section 5 of the Securities Act.

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     6.11 Shareholder Meeting; Proxy Statement.

          (a) GNAC shall take all action necessary in accordance with Applicable Law and the GNAC’s Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold the Shareholder Meeting as promptly as practicable after the date hereof in order to obtain the GNAC Shareholder Approval. The Special Committee shall, subject to its fiduciary obligations to GNAC’s shareholders (other than the Interested Shareholders) under Applicable Law, taking into account the advice of counsel, (i) recommend to the shareholders of GNAC that they vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction, (ii) use its reasonable best efforts to solicit from the shareholders of GNAC proxies in favor of such adoption and approval, and (iii) take all other action reasonably necessary to secure the GNAC Shareholder Approval.

          (b) As promptly as practicable after the date hereof, GNAC shall prepare, shall file with the SEC under the Exchange Act, shall use all reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to its shareholders, a proxy statement with respect to the Special Meeting. The term “Proxy Statement”, as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Except to the extent otherwise determined in good faith by the Special Committee in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the recommendation of the Special Committee that shareholders of GNAC vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction. GNAC shall notify Reis LLC promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and GNAC shall supply Reis LLC with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. GNAC, after consultation with Reis LLC, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. GNAC and Reis LLC shall cooperate with each other in preparing the Proxy Statement, and GNAC and Reis LLC shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. GNAC and Reis LLC each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and GNAC further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

     6.12 Confidentiality. Reis LLC shall keep all Confidential Information in confidence, and shall not disclose said information to any other party other than Reis LLC’s advisors, attorneys and accountants, who will be advised of the confidential nature of information. Reis LLC shall protect the Confidential Information with the same degree of care as Reis LLC normally uses in the protection of its confidential and proprietary information. Reis LLC further agrees not to use Confidential Information for any purpose except in connection with this Agreement. The restrictions set forth herein shall not apply with respect to Confidential Information which (i) is already generally available to the public when received by Reis LLC; (ii) becomes available to the public through no fault of any member of the Reis Group; or (iii) is required to be disclosed by Applicable Law or a Governmental Authority.

     6.13 Commercially Reasonable Best Efforts. Except as contemplated by Section 6.6, each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things commercially reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transaction, including obtaining all GNAC Required Consents and GNAC Required Statutory Approvals.

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     6.14 Standstill.

          (a) At least until the second anniversary of the Closing Date, Reis LLC agrees that it will not, and it will cause the other members of the Reis Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the Reis Group and the Stallings Group would in the aggregate beneficially own more than 37.5% of the Voting Stock based on the amount of Voting Stock set forth in the most recent report containing such information filed by GNAC with the SEC at the time such measurement takes place; provided, however, that Common Stock acquired (i) by Reis or Stallings pursuant to any of the GNAC Stock Plans or (ii) pursuant to any stock incentive plans adopted in the future and under which Reis or Stallings is granted awards commensurate with awards granted to other directors or officers shall not be taken into account for the purposes of this Section.

          (b) Additional Standstill Obligations. Reis LLC further agrees that, at least until the second anniversary of the Closing Date, Reis LLC will not, and he will cause the other members of the Reis Group (excluding Reis acting in his capacity as a member of the Board in the deliberations of, or pursuant to the authorization of, the Board) not to, without the prior written consent of the Board, (i) effect or cause to be effected any (A) “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to GNAC or any action resulting in such Person becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to GNAC, or (B) any tender or exchange offer or offer for a merger, consolidation, share exchange or business combination involving GNAC or substantially all of its assets, or (ii) propose any matter for submission to a vote of the shareholders of GNAC.

          (c) Expanded Reis Group. For purposes of this Section 6.14 only, the term “Reis Group” shall be deemed to include all Persons that, together with Reis LLC, Reis or one or more of any Affiliate, Associate or employee of Reis LLC, would constitute a “group” within the meaning of Section 13(d) of the Exchange Act that would be required to file a Schedule 13D or 13G with respect to its beneficial ownership of Common Stock.

     6.15 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF GNAC

     The obligations of GNAC to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     7.1 Representations and Warranties True. All the representations and warranties of Reis LLC contained in this Agreement shall be true and correct on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition not have a Reis LLC Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

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     7.2 Covenants and Agreements Performed. Reis LLC shall have performed and complied with in all material respects all covenants and agreements required by this Agreement, if any, to be performed or complied with by him or prior to the Closing Date.

     7.3 Fairness Opinion. The Special Committee and the Board shall have received the written opinion in form and substance acceptable to it from Sanders Morris Harris, Inc. (or such other reputable independent investment banking firm that is selected by the Special Committee and approved by Reis LLC, which approval shall not be withheld or delayed unreasonably) opining that the Sale is fair to the shareholders of GNAC (other than the Interested Shareholders) from a financial point of view (the “Fairness Opinion”), and the Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to Closing.

     7.4 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC or any of its Subsidiaries that could reasonably be expected to have a GNAC Material Adverse Effect, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     7.5 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series A Preferred Stock and the Series C Preferred Stock shall have approved the Transactions.

     7.6 Certificate. GNAC shall have received a certificate executed by Reis LLC dated the Closing Date, representing and certifying, in such detail as GNAC may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF REIS LLC

     The obligations of Reis LLC to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     8.1 Representations and Warranties True. All the representations and warranties of GNAC contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that (i) to the extent that any such representation or warranty is made as of any other specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

     8.2 Covenants and Agreements Performed. GNAC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

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     8.3 Fairness Opinion. The Special Committee and the Board shall have received the Fairness Opinion in form and substance acceptable to Reis LLC, and such Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to the Closing.

     8.4 Board Approval. The entire Board of GNAC, excluding John Goff, Hugh Balloch and Reis LLC, shall have approved this Agreement, the Sale and the Transactions.

     8.5 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC, any of its Subsidiaries or Reis LLC that could reasonably be expected to (a) have a GNAC Material Adverse Effect or (b) materially and adversely affect Reis LLC if the Transactions were consummated, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     8.6 Certificates. Reis LLC shall have received a certificate or certificates representing the Purchased Securities, registered in the name of Reis LLC and duly executed by GNAC.

     8.7 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series A Preferred Stock and the Series C Preferred Stock shall have approved the Transactions.

     8.8 Officer Certificate. Reis LLC shall have received a certificate executed on behalf of GNAC by the chief executive officer or the chief financial officer of GNAC, dated the Closing Date, representing and certifying, in such detail as Reis LLC may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

     8.9 No Material Adverse Changes. No event which has a GNAC Material Adverse Effect shall have occurred since June 30, 2004 and be continuing at Closing and no Material Adverse Market Condition shall have occurred and be continuing at Closing.

     8.10 Waivers of Rights Under Change of Control Agreements. Except as set forth in Section 8.10 of the GNAC Disclosure Letter, GNAC shall have received valid and written waivers of any and all rights of any Person to receive any benefits pursuant to a “change of control” or similar provision under any Employee Benefit Plan.

     8.11 Stallings Investment Agreement. The investment in Common Stock contemplated by the Stallings Investment Agreement shall have been consummated.

ARTICLE IX.
TERMINATION, AMENDMENT, AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing (notwithstanding any approval of the Transactions by the shareholders of GNAC):

          (a) by GNAC or Reis LLC if

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          (i) the GNAC Shareholder Approval is not obtained at the Shareholder Meeting or any adjournment thereof;

          (ii) the Closing does not occur prior to the Final Date;

          (iii) any court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

          (iv) GNAC and Reis LLC agree in writing to terminate this Agreement;provided that the right to terminate this Agreement under this subsection (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

          (b) by GNAC if:

          (i) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Reis LLC by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of Reis LLC (1) in any material respect such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a Reis LLC Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws;

          (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Reis LLC by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of Reis LLC (1) resulting in a Reis LLC Material Adverse Effect, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws; or

          (iii) a Person or group has made a Superior Proposal and GNAC has complied with its obligations under Section 6.6(b).

          (c) by Reis LLC, if:

          (i) the Fairness Opinion is withdrawn or materially and adversely modified prior to the time of Closing;

          (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by Reis LLC of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of GNAC (1) (i) such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), such representation or warranty is not true and correct in all

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material respects, or (2) such that Closing would result in a violation by Reis LLC of applicable federal securities laws;

          (iii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by Reis LLC of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of GNAC (1) resulting in a GNAC Material Adverse Effect or a material diminution of the benefits to be received by Reis LLC under this Agreement or (2) such that Closing would result in a violation by Reis LLC of applicable federal securities laws;

          (iv) GNAC enters into a definitive agreement to effect a Third Party Transaction;

          (v) the Special Committee withdraws or modifies in a manner adverse to Reis LLC its approval or recommendation of the Transactions or this Agreement; or

          (vi) GNAC shall have mailed the Proxy Statement to its shareholders without obtaining the approval of Reis LLC, which approval shall not be withheld or delayed unreasonably.

     9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or shareholders, other than the provisions of Section 6.5(a), Section 6.6(c), this Section 9.2, Section 9.3 and Article X. Nothing contained in this Section 9.2 will relieve any party from liability for any Breach of this Agreement.

     9.3 Fees and Expenses.

          (a) GNAC shall pay to Reis LLC a fee of $26,333.34 within two (2) Business Days after the execution of this Agreement; provided that Reis LLC shall repay such fee forthwith and without interest in the event that this Agreement is terminated pursuant to Section 9.1(b)(i) or (ii). At and conditioned upon the Closing, GNAC shall pay to Reis LLC an additional fee of $26,333.34.

          (b) If (i) GNAC terminates this Agreement pursuant to Section 9.1(b)(iii) or Reis LLC terminates this Agreement pursuant to Section 9.1(c)(ii), (iii) or (iv); (ii) within 180 days following the date of such a termination, GNAC enters into a binding agreement to effect a Third Party Transaction with a Person from whom GNAC received a written Transaction Proposal prior to the date of termination; and (iii) within 360 days following the date of such termination, GNAC consummates such Third Party Transaction, then GNAC will pay to Reis LLC in immediately available funds within five Business Days after the consummation of such Third Party Transaction a fee equal to $116,666.67.

          (c) Except as provided in Sections 9.3(a) and (b), each party will bear its own expenses in connection with this Agreement and the Transactions, whether or not the Transactions are consummated.

     9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

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     9.5 Waiver. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The provisions of this Agreement may not be waived except by an instrument in writing signed by or on behalf of the party against whom such waiver is sought to be enforced.

ARTICLE X.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the second anniversary of the Closing Date (the “Survival Date”). No action may be brought with respect to a Breach of any representation after the Survival Date unless, prior to such time, the party seeking to bring such an action has notified the other parties of such claim, specifying in reasonable detail the nature of the loss suffered. The provisions of this Section 10.1 shall have no effect upon any of the covenants or agreements of the parties set forth in Article VI or any of the other obligations of the parties hereto under the Agreement, whether to be performed later, at or after the Closing.

     10.2 Indemnification by GNAC for Breaches. GNAC shall indemnify, defend, and hold harmless Reis LLC and the members of the Reis Group from and against any and all claims, actions, causes of action, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by GNAC of any of its representations, warranties, covenants or agreements contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto; provided that GNAC’s obligation to indemnify, defend and hold harmless as provided in this Section 10.2 shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II, Section 6.4(e) or Section 9.3) or (y) any Breach of any of GNAC’s representations or warranties of which Reis LLC had knowledge prior to Closing.

     10.3 Indemnification by GNAC for Certain Proceedings. To the maximum extent permitted by Applicable Law, GNAC shall indemnify, defend, and hold harmless Reis LLC and the members of the Reis Group from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from (i) any Proceeding brought against any of them by a Person other than GNAC or any of its Affiliates, Associates or shareholders arising out of or relating to the Transactions or the actual or proposed execution, delivery, enforcement or performance of this Agreement or any certificate, instrument or document delivered pursuant hereto, or (ii) any Proceeding brought against any of them by GNAC or any of its Affiliates, Associates or shareholders arising out of or relating to the Transactions or the actual or proposed execution, delivery, enforcement or performance of this Agreement or any certificate, instrument or document delivered pursuant hereto; provided, that (a) GNAC shall not be obligated to make any indemnification pursuant to this Section 10.3 to the extent it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Damages were caused by the gross negligence, willful misconduct or material breach of this Agreement by Reis LLC or the members of the Reis Group and (b) GNAC’s obligation to indemnify, defend and hold harmless any member of the Reis Group who is also a director of GNAC as provided in Section 10.3(ii) shall only apply with respect to the advancement of such director’s reasonable expenses incurred in connection with defending any such Proceeding, provided that such director shall be required to repay any such expenses so advanced by GNAC hereunder in the event that it is ultimately determined by a final non-appealable judgment of a

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court of competent jurisdiction that such director has not met the appropriate standard of care required of such director pursuant to the Bylaws of GNAC.

     10.4 Indemnification by Reis LLC. Reis LLC shall indemnify, defend, and hold harmless GNAC and its Affiliates, Associates, directors, officers and employees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by Reis LLC of any of his representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto, provided, however, that such obligation to indemnify, defend and hold harmless shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II or Section 6.4(e)) or (y) any Breach of Reis LLC’s representations or warranties of which GNAC had knowledge prior to Closing.

     10.5 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2, 10.3 or 10.4 of notice of the commencement of any action, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. The indemnifying party shall have no liability with respect to any compromise or settlement of any action effected without its written consent (which shall not be unreasonably withheld).

     10.6 Indemnification if Negligence of Indemnitee. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 10 SHALL BE APPLICABLE WHETHER OR NOT THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT LIABILITY IMPOSED VICARIOUSLY ON THE INDEMNIFIED PARTY, IS ALLEGED OR PROVEN.

ARTICLE XI.
MISCELLANEOUS

     11.1 Notices. All notices required to be given in writing hereunder shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other

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persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to Reis LLC:	5311 Nakoma Drive
Dallas, TX 75209

with a copy to:	John S. Daniels
6440 North Central Expressway, Suite 503
Dallas, Texas 75206
Fax: (214) 889-5196
Counsel for Reis LLC

If to GNAC:	1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Attention: Chief Executive Officer
Fax: (214) 647-0430

with a copy to:	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Byron F. Egan
Fax: (214) 953-5733
Counsel for GNAC

and

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Charles H. Still
Fax: (713) 651-5246
Counsel for the Special Committee

If given personally or by documented courier or delivery service, a notice shall be deemed to have been given when it is received. If transmitted by facsimile, a notice shall be deemed to have been given on the date received, if electronic confirmation of receipt occurs during normal business hours, and otherwise, on the first Business Day following electronic confirmation of receipt. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

     11.2 Entire Agreement. This Agreement, together with the Ancillary Documents, constitutes the entire agreement between the parties hereto with respect to the Sale and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Sale.

     11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that upon written notice to GNAC, Reis LLC may assign all or any portion of Reis LLC’s rights and obligations under this Agreement to (i) Reis, (ii) GMSP, or (iii) a legal entity controlled by Reis and in which he holds a majority of the economic interest (each, “Permitted Assignee”), provided that (i) such Permitted Assignee

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shall assume in writing all of Reis LLC’s obligations to GNAC, and (ii) notwithstanding such assumption, neither Reis LLC nor Reis shall be released from any liabilities or obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     11.4 Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement, provided that the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement. Nothing herein shall be construed as a waiver of any party’s right to challenge the validity of such law.

     11.5 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

     11.6 No Waiver of Privilege. Neither GNAC, Reis LLC nor any of their respective Subsidiaries, Affiliates or Associates waives any attorney-client, work product or other privilege with respect to any information furnished pursuant to this Agreement.

     11.7 GNAC Disclosure Letter. Any disclosure under any Section of the GNAC Disclosure Letter shall be deemed disclosure under all Sections of the GNAC Disclosure Letter and this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the GNAC Disclosure Letter does not constitute a determination by GNAC that any such matter is material or required to be disclosed for purposes of this Agreement. The disclosure of any information concerning a matter in the GNAC Disclosure Letter does not imply that any other or undisclosed matter which has a greater significance or value is material.

     11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     11.9 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

III-36

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives all as of the day and year first above written.

GAINSCO, INC.

By:	/s/ Glenn W. Anderson

Glenn W. Anderson
President and Chief Executive Officer

FIRST WESTERN CAPITAL, LLC

By:	/s/ James R. Reis

James R. Reis
Sole Manager and Member

III-37

APPENDIX IV

STALLINGS EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 27, 2004 by and between GAINSCO, INC., a Texas corporation (“GNAC”), and Robert W. Stallings (“Executive”). Certain capitalized terms used in this Agreement are defined in Section 9 hereof.

RECITAL

     WHEREAS, Executive is to be employed as the executive Chairman of the Board of Directors of GNAC;

     WHEREAS, GNAC and Executive wish to document the terms of the employment of Executive in such capacity; and

     WHEREAS, Executive has represented to GNAC, and GNAC has relied on Executive’s representation, that the execution of this Agreement by Executive, and the provision of services by Executive to GNAC as contemplated in this Agreement, will not conflict with, or cause Executive or any other Person to be in breach of, (i) any other contract to which Executive is a party or (ii) any duty which Executive may owe to any other Person.

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Duties. During the term of this Agreement as set forth in Section 2, Executive agrees to be employed by and to serve GNAC as the executive Chairman of the Board, and GNAC agrees to employ and retain Executive in such capacity subject to the provisions of this Agreement. Executive shall (a) report to the Board; (b) be the chief strategic officer of GNAC; and (c) have such duties and responsibilities as are customarily assigned to individuals serving in such positions (as the same may be described in GNAC’s bylaws), and such other duties consistent with Executive’s titles and positions as the Board shall from time to time lawfully direct. Executive shall at all times act in a manner consistent with, and otherwise comply with, any and all codes of business conduct and ethics of GNAC and all insider trading policies of GNAC, as the same may be adopted or amended from time to time. Executive shall devote his full time and his best efforts to the performance of his obligations under this Agreement, but shall not be required to follow any formal schedule of duties or assignments.

     2. Term. The initial term of employment of Executive hereunder (the “Term”) shall commence as of the date (the “Effective Date”) which is the later of the date of GNAC Shareholder Approval hereof or the consummation of the acquisition of Common Stock by Executive contemplated in the Investment Agreement and shall continue for thirty-six months from the Effective Date, unless earlier terminated pursuant to the provisions of Section 4 of this Agreement. Additionally, the initial term of employment shall be automatically extended for additional one year periods on each anniversary of the Effective Date during the initial term unless (i) either party delivers written notice to the other party not less than 90 days prior to the applicable anniversary date or (ii) earlier terminated pursuant to the provisions of Section 4 of this Agreement.

     3. Salary, Bonuses and Benefits.

               3.1 Base Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 4, GNAC agrees to pay to Executive during the Term a base salary (the “Base Salary”) at the initial rate of $300,000 per annum. The Compensation Committee may review Executive’s Base Salary annually during the period of his employment hereunder and, in its sole discretion, may increase such Base Salary from time to time based upon such factors as it may at the time deem relevant, including Executive’s performance, the financial condition of GNAC, and salaries of executives in similar positions at other comparable companies in the industry. The Base Salary shall be payable in accordance with the then-current payroll policies of GNAC.

               3.2 Bonus. Executive shall receive a bonus in respect of each completed calendar year during the Term (other than the calendar year in which the Effective Date occurs) in an amount equal to five percent (5%) of EBIT of GNAC for the applicable calendar year and payable no later than March 31 of the following calendar year. In respect of the calendar year in which the Effective Date occurs, Executive shall receive a bonus equal to 5% of GNAC’s EBIT for such calendar year Prorated for the partial year that commenced on the Effective Date.

               3.3 Additional Benefits. During the Term, Executive shall be entitled to the following additional benefits:

                         3.3.1 Benefits and Vacation. Executive shall be entitled to participate in such profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by GNAC in accordance with the terms thereof, as the same may be amended and in effect from time to time, as are now generally available or later made generally available to executive officers of GNAC and for which he qualifies. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Executive may have accrued at the date of termination or expiration pursuant to any agreement, policy, plan, program or arrangement of GNAC providing Executive benefits (including under any stock option agreement or bonus plan or agreement which may exist), which rights shall be governed by the terms thereof. Executive shall be entitled to four (4) weeks paid vacation each calendar year (Prorated for partial years). Unless approved in advance by the Board or the Compensation Committee, accrued vacation not taken in any applicable period may be carried forward and used in the next succeeding calendar year, but not in any subsequent period.

                         3.3.2 Reimbursement for Expenses. GNAC shall reimburse Executive for reasonable and properly documented out-of-pocket business or entertainment expenses incurred by Executive in connection with his duties under this Agreement. Any such expenses shall be submitted by Executive to GNAC on a periodic basis and will be paid in accordance with standard GNAC policies and procedures.

     4. Termination of Employment; Severance Compensation.

               4.1 Termination For Cause.

               (a) “Termination For Cause” shall mean the termination by GNAC of Executive’s employment with GNAC as the result of (i) the failure of Executive substantially to perform his duties hereunder; (ii) Executive’s engaging in misconduct that has caused, or is reasonably expected to result in, material injury to GNAC or any of its affiliates; (iii) Executive’s willful or reckless violation of any material GNAC policy; (iv) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (v) the material breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with GNAC or any of its affiliates; in each case after the receipt of written notice from GNAC specifying the grounds for Termination For Cause and failure by Executive to cure such breach within fifteen (15) days from receipt of such notice. Upon receipt of the written notice from GNAC specifying the grounds for Termination For Cause, the Board shall provide Executive an opportunity to be heard by the Board within the fifteen (15) day cure period. In the event that the Board does not rescind its written notice or Executive fails to cure the breach within the fifteen (15) day cure period, the termination shall be effective as of the date that GNAC notifies Executive of his termination following the expiration of the fifteen (15) day cure period.

               (b) Upon any Termination For Cause, Executive shall be paid the Accrued Obligations within ten (10) business days following the effective date of termination, but Executive shall not be paid any Severance Compensation or any other amount other than the Accrued Obligations.

               4.2 Termination Other Than For Cause.

               (a) “Termination Other Than For Cause” shall mean termination by GNAC of Executive’s employment with GNAC for any reason other than (i) Termination For Cause, (ii) Termination by Reason of Death, (iii) Termination by Reason of Incapacity or (iv) expiration of the Term. Termination Other Than For Cause may be effected by GNAC at any time by providing Executive with written notice of such termination. The termination shall be effective as of the date of the notice or such later date as may be determined by GNAC.

               (b) Upon any Termination Other Than For Cause, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, the Severance Compensation.

               4.3 Voluntary Termination.

               (a) “Voluntary Termination” shall mean termination by Executive of Executive’s employment with GNAC for any reason other than termination by reason of Executive’s death.

               (b) Upon a Voluntary Termination, Executive shall be paid the amount of the Accrued Obligations within ten (10) business days following the effective date of termination, but shall not be paid any Severance Compensation or any other amount other than the Accrued Obligations.

               4.4 Termination by Reason of Incapacity.

               (a) If, during the Term, Executive shall suffer a Permanent Disability, GNAC may terminate Executive’s employment with GNAC effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed “Termination by Reason of Incapacity”.

               (b) Upon Termination by Reason of Incapacity, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, an amount equal to the difference of (A) the Severance Compensation less (B) any payment or payments received by Executive during the twelve (12) month period from the time of termination under any long-term disability plan in effect that provides benefits to Executive.

               4.5 Termination by Reason of Death. In the event of Executive’s death during the Term, Executive’s employment with GNAC shall be deemed to have terminated as of the date on which his death occurs, and the estate of Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, an amount equal to the difference of (A) the Severance Compensation less (B) any death benefit payment or payments to be received by the beneficiaries in respect of any insurance policy insuring the life of Executive and paid for by GNAC.

               4.6 Termination upon Expiration of Term. Upon the expiration of the Term, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; and (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which expiration occurred. Upon the expiration of the Term, Executive shall not be paid any Severance Compensation or any other amount except as explicitly set forth in this Section 4.6.

               4.7 Termination of Relationship with Affiliated Entities. Unless agreed by GNAC (or a subsidiary thereof) and Executive in a separate written agreement (other than corporate minutes, resolutions, charter documents, bylaws and partnership agreements), upon the termination of Executive’s employment with GNAC for any reason, Executive shall be deemed to have resigned as of such date from any and all positions he may have with GNAC and any and all of GNAC’s direct and indirect subsidiaries, and shall confirm such resignation by tendering a written resignation letter.

     5. Conditions to Payment of Severance Compensation; Sole Remedy. Executive shall not be entitled to receive any Severance Compensation or payment of Accrued Bonus to which he otherwise may be entitled pursuant to Sections 4.2, 4.4, 4.5 or 4.6 unless Executive shall have executed and delivered to GNAC a release substantially in the form attached hereto as Exhibit “A” (the “Release”) and all revocation and waiting periods applicable to such Release have expired; provided, however, that if the Permanent Disability of Executive is such that Executive does not have the capacity to execute the Release, the Release may be executed and delivered on behalf of Executive by Executive’s guardian, custodian or another Person having a power of attorney or other authority reasonably acceptable to the Board to execute such Release; and provided, further, that in the event of the death of Executive, the Release may be executed on behalf of Executive’s estate by the executor thereof. In addition, in the event that Executive breaches any of the restrictive covenants set forth in Section 6 at any time, GNAC shall be entitled to discontinue any payments of Severance Compensation pursuant to Sections 4.2, 4.4 or 4.5 and GNAC’s obligation to pay any Accrued Bonus otherwise owed to Executive but that remains unpaid at that time shall terminate. The Severance Compensation or Accrued Bonus to be paid to Executive pursuant to Sections 4.2, 4.4, 4.5 or 4.6 shall represent the sole and exclusive remedy of Executive in connection with the termination of his employment or the expiration of the Term, as applicable, upon a Termination Other Than for Cause, a Termination by Reason of Incapacity, a termination in connection with Executive’s death or the expiration of the Term.

     6. Protection of GNAC.

               6.1 Other Activities of Executive. The services of Executive to GNAC are not deemed to be exclusive, and Executive shall be free to engage in any other business or to render similar services to others. Executive may engage independently or with others, for his or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description; provided, that the such activities do not interfere in any material respect with the performance of Executive’s obligations and duties to GNAC. GNAC shall not have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom. The foregoing notwithstanding, without the prior approval of the Board in a specific case, Executive shall at all times adhere to the following:

               (a) Executive shall not act, either as principal or agent, on the opposite side of any transaction in which GNAC or any GNAC subsidiary is involved (other than with respect to the transactions contemplated in the Investment Agreement).

               (b) Executive shall at all times conduct all personal transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of Executive’s position of trust and confidence in relation to GNAC.

               6.2 Nonsolicitation. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that, during the Term and for a period of one (1) year subsequent to expiration of the Term or the termination of Executive’s employment with GNAC, whether such termination occurs at the insistence of Executive or GNAC for any reason, Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of GNAC, nor shall Executive contact or communicate with any other employees of GNAC for the purpose of inducing other employees to terminate their employment with GNAC. For purposes of this covenant, “other employees of GNAC” shall refer to employees who are still actively employed by, or doing business with, GNAC or a subsidiary of GNAC at the time of the attempted recruiting or hiring, but shall not include Terence Lynch or James Reis.

               6.3 Remedies. Due to the irreparable and continuing nature of the injury which would result from a breach of the covenants described in Sections 6.1 and 6.2, Executive agrees that GNAC may, in addition to any remedy which GNAC may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of the covenants set forth in Sections 6.1 and 6.2.

               6.4 Reformation and Severance. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not to be specifically enforceable through injunctive relief, GNAC shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of any provision which is not reformed by a court. The time period during which the restrictions shall apply shall be tolled and suspended as to Executive for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect.

               6.5 Confidential Information and Trade Secrets. Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of GNAC and its affiliates. Except as required to perform Executive’s duties as an Executive of GNAC, Executive will not use or disclose any Confidential Information of GNAC until such time as its ceases to be Confidential Information through no act of Executive in violation of this Agreement or is required to be disclosed by any applicable law or by an order of a court of competent jurisdiction. Upon the request of GNAC and, in any event, upon the termination of this Agreement for any reason, Executive will surrender to GNAC (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to GNAC’s business including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of GNAC.

     7. Termination of Consulting Agreement. All rights and obligations of GNAC, GAINSCO Service Corp. (“GSC”) and Executive in and under the Consulting Agreement dated as of February 26, 2001 (the “Consulting Agreement”) shall be deemed to be terminated automatically as of the Effective Date. As of the Effective Date, GNAC and GSC, on the one hand, and Executive, on the other hand, each hereby shall be deemed to have released the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which any of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of the Consulting Agreement.

     8. Miscellaneous.

               8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

               8.2 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from GNAC. All modifications to the Agreement must be in writing and signed by both Executive and GNAC.

               8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing or one business day after transmission of a facsimile (with confirmation of receipt) to the respective Persons named below:

If to GNAC:	GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Fax: (214) 647-0430
Attn: President

With a copy to	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Fax: (214) 953-5822
Attn: Byron F. Egan

If to Executive:	4 Windsor Ridge
Frisco, Texas 75034-6858
Fax: (972) 624-5554

With a copy to	John S. Daniels
6440 North Central Expressway, Suite 503
Dallas, Texas 75206
Fax: (214) 889-5196

Any party may change such party’s address for notices by notice duly given pursuant to this Section 8.3.

               8.4 Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender or, in the case of an entity, the neuter; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (k) captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement, nor in any way affect any such provisions; and (l) all accounting terms not defined in this Agreement shall have the respective meanings determined under GAAP.

               8.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Subject to Section 6.3, any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Dallas, Texas, and both of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any dispute may be served on any party anywhere in the world.

               8.6 Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.

               8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

               8.8 Assignment. Neither this Agreement nor any duties or obligations hereunder may be assigned by either party without the other party’s prior written consent; provided, however, that GNAC may assign this Agreement to either a wholly-owned subsidiary of GNAC (but no such assignment shall not relieve GNAC of its obligations hereunder) or a Person acquiring substantially all of GNAC’s assets.

               8.9 Withholding. All compensation and benefits payable to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

     9. Definitions. As used in this Agreement, the following terms have the following meanings:

     “Accrued Bonus” means, in respect of the calendar year in which termination or expiration of the Term occurs, an amount equal to five percent (5%) of the EBIT of GNAC for such full calendar year, Prorated for the partial year and paid at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination or expiration of the Term occurred. In addition, if Executive is terminated after the end of a calendar year (other than for Cause or Executive’s Voluntary Termination) and Executive earned bonus compensation pursuant to Section 3.2 in respect of the most recently completed calendar year, which bonus compensation has not been paid to Executive at the time of termination, then “Accrued Bonus” also shall be deemed to include such full bonus earned in respect of the most recently completed calendar year.

     “Accrued Obligations” means all accrued but unpaid Base Salary, accrued but unpaid vacation, sick leave, and similar pay (all determined in accordance with GNAC’s policies then in effect), any appropriate business expenses incurred by Executive in connection with his duties hereunder, and any accrued benefits provided under employee benefit programs maintained by

GNAC, including qualified and nonqualified programs which shall be payable according to their terms.

     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

     “Base Salary” has the meaning set forth in Section 3.1 of this Agreement.

     “Board” means the Board of Directors of GNAC.

     “Compensation Committee” means the Compensation Committee of the Board.

     “Confidential Information” means any data or information that is important, competitively sensitive, and not generally known by the public or Persons involved in the insurance industry, including GNAC’s business plan, strategies, actuarial processes and data, training manuals, proprietary software, product development plans, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of GNAC, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.

     “Consulting Agreement” has the meaning set forth in Section 7 of this Agreement.

     “EBIT” means consolidated Income before Federal income taxes plus (i) Interest expense and (ii) any bonuses accrued in respect of Executive (but not any other director, officer or employee of GNAC or any of its subsidiaries), in each case as determined on a consolidated basis and in accordance with GAAP. For purposes of this Agreement, (i) dividends are not a deduction from Income before Federal income taxes in the computation of EBIT, and (ii) bonuses accrued for directors, officers and employees are expenses deducted in the computation of Income before Federal income taxes.

     “Effective Date” has the meaning set forth in Section 2 of this Agreement.

     “Executive” has the meaning set forth in the introductory paragraph of this Agreement.

     “GAAP” means generally accepted accounting principles for financial reporting in the United States, consistently applied.

     “GNAC” has the meaning set forth in the introductory paragraph of this Agreement.

     “GNAC Shareholder Approval” is used with the same meaning as such term is defined in the Investment Agreement.

     “GSC” has the meaning set forth in Section 7 of this Agreement.

     “Investment Agreement” means the Stock Investment Agreement between GNAC and Executive of even date herewith.

     “Permanent Disability” with respect to Executive means Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of GNAC’s employees or executives generally or a reasonably similar plan or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination, an independent physician selected by GNAC and reasonably acceptable to Executive makes a written determination that Executive is unable to perform his obligations under this Agreement, despite his best efforts, by reason of any medically determinable physical or mental impairment that is expected to result in death or that has lasted or is expected to last for a continuing period of not less than 12 months. The determination of any selected independent physician is final and binding on the parties and shall be made after taking into account such competent medical evidence as shall be presented to the independent physician by Executive or GNAC or by any physician or group of physicians or other competent medical experts employed by Executive or GNAC to advise such independent physician.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

     “Prorated” means, with respect to any number, the product of the number multiplied by a fraction, the numerator of which is the number of days worked by such Executive during the applicable calendar year and the denominator of which is 365.

     “Release” has the meaning set forth in Section 5 of this Agreement.

     “Severance Compensation” means an amount to be paid in semi-monthly installments for a period of twelve (12) months following the date of termination, which amount shall be equal to the sum of (i) the amount of the bonus paid or owed to Executive pursuant to Section 3.2 in respect of the most recently completed calendar year at the time of termination, plus (ii) an amount equal to Executive’s annual Base Salary (at the highest rate in effect for the six month period immediately prior to the time of termination). Severance Compensation shall constitute severance and not a continuation of the payment of the Base Salary.

     “Term” has the meaning set forth in Section 2 of this Agreement.

     “Termination by Reason of Incapacity” has the meaning set forth in Section 4.4(a) of this Agreement.

     “Termination For Cause” has the meaning set forth in Section 4.1(a) of this Agreement.

     “Termination Other Than For Cause” has the meaning set forth in Section 4.2(a) of this Agreement.

     “Voluntary Termination” has the meaning set forth in Section 4.3(a) of this Agreement.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAINSCO, INC.

By:	/s/ Glenn W. Anderson
Glenn W. Anderson, its President and
Chief Executive Officer

EXECUTIVE

/s/ Robert W. Stallings
Robert W. Stallings

EXHIBIT “A”
GENERAL RELEASE AGREEMENT

     THIS GENERAL RELEASE AGREEMENT (this “Agreement”) dated as of the                  day of             ,              (the “Effective Date”), is by and between Robert W. Stallings (“Executive”) and GAINSCO, INC. (“GNAC”). Certain capitalized terms used in this Agreement have the same meaning as in the Employment Agreement dated August 27, 2004 between GNAC and Stallings (the “Employment Agreement”).

     WHEREAS, Executive and GNAC desire to terminate their relationship on an amicable basis;

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Termination of Employment. The employment of Executive by GNAC is hereby terminated effective as of the Effective Date. Executive hereby resigns all positions and directorships he holds with GNAC and any and all of GNAC’s subsidiaries.

     2. Release. Executive hereby irrevocably and unconditionally releases and forever discharges GNAC, its respective subsidiaries and other affiliates and their respective agents, employees, representatives, officers, directors, shareholders, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below and except for workers’ compensation claims and claims for vested benefits payable under employee benefit plans covering Executive) (collectively, the “Claims”) against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to or on the Effective Date, including without limitation, any claims of breach of contract or for retirement or severance or other termination pay (except as set forth in Section 3 below), or claims of harassment or discrimination (for example, on the basis of age, sex, race, handicap, disability, religion, color or national origin) under any federal, state or local law, rule or regulation, including, but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. Executive further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim.

     3. Severance Compensation or Accrued Bonus. In consideration of Executive’s execution of this Agreement, Executive shall be entitled to receive from GNAC Severance Compensation or Accrued Bonus under one of Sections 4.2, 4.4, 4.5 or 4.6 in the Employment Agreement. Executive acknowledges that no other promise or agreements of any kind have been made to Executive or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement. Executive further acknowledges and agrees that the Severance Compensation or Accrued Bonus, together with any other payments or benefits that may be due

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under the terms of the Employment Agreement, shall constitute full accord and satisfaction of all obligations, including without limitation any and all severance obligations, in connection with Executive’s employment. Executive would not be entitled to receive the Severance Compensation or Accrued Bonus but for Executive’s execution of this Agreement.

     4. Disclaimer of Liability. Executive acknowledges that this Agreement shall not in any way be construed as an admission by any of the Released Parties of any wrongful or illegal act against Executive or any other person, and that the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Agreement.

     5. COMPETENCY. EXECUTIVE ACKNOWLEDGES THE FOLLOWING:

a.	THAT HE FULLY COMPREHENDS AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THEIR LEGAL EFFECTS;

b.	THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT;

c.	THAT IT IS EXECUTED KNOWINGLY AND VOLUNTARILY AND WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF ANY RELEASED PARTY OR ITS REPRESENTATIVES;

d.	THAT HE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING THIS AGREEMENT;

e.	THAT EXECUTIVE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED;

f.	THAT EXECUTIVE WAIVES RIGHTS OR CLAIMS UNDER THIS AGREEMENT ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE WAS ALREADY ENTITLED;

g.	[THAT HE HAS BEEN PROVIDED THE MATERIALS REGARDING THE CLASS, UNIT, OR GROUP OF INDIVIDUALS ELIGIBLE FOR THIS COMPENSATION AND THE TIME LIMITS APPLICABLE TO SUCH PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

h.	[THAT HE HAS BEEN PROVIDED THE JOB TITLES AND AGES OF ALL INDIVIDUALS ELIGIBLE OR SELECTED FOR THE PROGRAM AND THE AGES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

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i.	THAT HE HAS HAD A PERIOD OF AT LEAST 21 DAYS [or 45 days, if required by or advisable under applicable law] WITHIN WHICH TO CONSIDER THIS AGREEMENT;

j.	THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, EXECUTIVE MAY REVOKE THIS AGREEMENT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY PERIOD HAS EXPIRED OR SUCH LATER DATE AS PROVIDED FOR HEREIN.

     6. Parties in Interest. This Agreement is for the benefit of the Released Parties and shall be binding upon Executive and his representatives and heirs.

     7. Governing Law. This Agreement and the rights and obligations of Executive hereunder shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas.

     8. Amendment. This Agreement may not be clarified, modified, changed or amended except in writing and signed by Executive and GNAC or a successor-in-interest of GNAC.

     9. Non-disparagement. Executive agrees that he will refrain from speaking ill of or making any disparaging comment about GNAC or GNAC’s management, other employees or contractors, following the termination of his employment.

     10. Enforcement of Laws. Nothing in this Agreement affects the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”) to enforce the anti-discrimination laws, and this waiver does not affect Executive’s right to file a charge or participate in an investigation or proceeding with the Commission. However, Executive waives any rights or claims, known or unknown, to participate in any recovery under any proceeding or investigation by the Commission or any state or local commission concerned with the enforcement of anti-discrimination laws

     11. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Intentionally left blank.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAINSCO, INC.

By:

EXECUTIVE

Robert W. Stallings

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APPENDIX V

REIS EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 27, 2004 by and between GAINSCO, INC., a Texas corporation (“GNAC”), and James R. Reis (“Executive”). Certain capitalized terms used in this Agreement are defined in Section 9 hereof.

RECITAL

     WHEREAS, Executive is to be employed as Executive Vice President of GNAC;

     WHEREAS, GNAC and Executive wish to document the terms of the employment of Executive in such capacity; and

     WHEREAS, Executive has represented to GNAC, and GNAC has relied on Executive’s representation, that the execution of this Agreement by Executive, and the provision of services by Executive to GNAC as contemplated in this Agreement, will not conflict with, or cause Executive or any other Person to be in breach of, (i) any other contract to which Executive is a party or (ii) any duty which Executive may owe to any other Person.

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.     Duties. During the term of this Agreement as set forth in Section 2, Executive agrees to be employed by and to serve GNAC as Executive Vice President, and GNAC agrees to employ and retain Executive in such capacity subject to the provisions of this Agreement. Executive shall (a) report to the Chairman of the Board; (b) be the chief risk management officer of GNAC; and (c) have such duties and responsibilities as are customarily assigned to individuals serving in such positions, and such other duties consistent with Executive’s titles and positions as the Board shall from time to time lawfully direct. Executive shall at all times act in a manner consistent with, and otherwise comply with, any and all codes of business conduct and ethics of GNAC and all insider trading policies of GNAC, as the same may be adopted or amended from time to time. Executive shall devote his full time and his best efforts to the performance of his obligations under this Agreement, but shall not be required to follow any formal schedule of duties or assignments.

     2.     Term. The initial term of employment of Executive hereunder (the "Term”) shall commence as of the date (the “Effective Date”) which is the later of the date of GNAC Shareholder Approval hereof or the consummation of the acquisition of Common Stock by Executive contemplated in the Investment Agreement and shall continue for thirty-six months from the Effective Date, unless earlier terminated pursuant to the provisions of Section 4 of this Agreement. Additionally, the initial term of employment shall be automatically extended for additional one year periods on each anniversary of the Effective Date during the initial term unless (i) either party delivers written notice to the other party not less than 90 days prior to the applicable anniversary date or (ii) earlier terminated pursuant to the provisions of Section 4 of this Agreement.

     3.     Salary, Bonuses and Benefits.

          3.1    Base Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 4, GNAC agrees to pay to Executive during the Term a base salary (the “Base Salary”) at the initial rate of $200,000 per annum. The Compensation Committee may review Executive’s Base Salary annually during the period of his employment hereunder and, in its sole discretion, may increase such Base Salary from time to time based upon such factors as it may at the time deem relevant, including Executive’s performance, the financial condition of GNAC, and salaries of executives in similar positions at other comparable companies in the industry. The Base Salary shall be payable in accordance with the then-current payroll policies of GNAC.

          3.2    Bonus. Executive shall receive a bonus in respect of each completed calendar year during the Term (other than the calendar year in which the Effective Date occurs) in an amount equal to two and one-half percent (2.5%) of EBIT of GNAC for the applicable calendar year and payable no later than March 31 of the following calendar year. In respect of the calendar year in which the Effective Date occurs, Executive shall receive a bonus equal to 2.5% of GNAC’s EBIT for such calendar year Prorated for the partial year that commenced on the Effective Date.

          3.3    Additional Benefits. During the Term, Executive shall be entitled to the following additional benefits:

               3.3.1 Benefits and Vacation. Executive shall be entitled to participate in such profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by GNAC in accordance with the terms thereof, as the same may be amended and in effect from time to time, as are now generally available or later made generally available to executive officers of GNAC and for which he qualifies. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Executive may have accrued at the date of termination or expiration pursuant to any agreement, policy, plan, program or arrangement of GNAC providing Executive benefits (including under any stock option agreement or bonus plan or agreement which may exist), which rights shall be governed by the terms thereof. Executive shall be entitled to four (4) weeks paid vacation each calendar year (Prorated for partial years). Unless approved in advance by the Board or the Compensation Committee, accrued vacation not taken in any applicable period may be carried forward and used in the next succeeding calendar year, but not in any subsequent period.

               3.3.2 Reimbursement for Expenses. GNAC shall reimburse Executive for reasonable and properly documented out-of-pocket business or entertainment expenses incurred by Executive in connection with his duties under this Agreement. Any such expenses shall be submitted by Executive to GNAC on a periodic basis and will be paid in accordance with standard GNAC policies and procedures.

     4.    Termination of Employment; Severance Compensation.

          4.1    Termination For Cause.

          (a) “Termination For Cause” shall mean the termination by GNAC of Executive’s employment with GNAC as the result of (i) the failure of Executive substantially to perform his duties hereunder; (ii) Executive’s engaging in misconduct that has caused, or is reasonably expected to result in, material injury to GNAC or any of its affiliates; (iii) Executive’s willful or reckless violation of any material GNAC policy; (iv) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (v) the material breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with GNAC or any of its affiliates; in each case after the receipt of written notice from GNAC specifying the grounds for Termination For Cause and failure by Executive to cure such breach within fifteen (15) days from receipt of such notice. Upon receipt of the written notice from GNAC specifying the grounds for Termination For Cause, the Board shall provide Executive an opportunity to be heard by the Board within the fifteen (15) day cure period. In the event that the Board does not rescind its written notice or Executive fails to cure the breach within the fifteen (15) day cure period, the termination shall be effective as of the date that GNAC notifies Executive of his termination following the expiration of the fifteen (15) day cure period.

          (b)    Upon any Termination For Cause, Executive shall be paid the Accrued Obligations within ten (10) business days following the effective date of termination, but Executive shall not be paid any Severance Compensation or any other amount other than the Accrued Obligations.

          4.2    Termination Other Than For Cause.

          (a)    “Termination Other Than For Cause” shall mean termination by GNAC of Executive’s employment with GNAC for any reason other than (i) Termination For Cause, (ii) Termination by Reason of Death, (iii) Termination by Reason of Incapacity or (iv) expiration of the Term. Termination Other Than For Cause may be effected by GNAC at any time by providing Executive with written notice of such termination. The termination shall be effective as of the date of the notice or such later date as may be determined by GNAC.

          (b)    Upon any Termination Other Than For Cause, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, the Severance Compensation.

          4.3    Voluntary Termination.

          (a)    “Voluntary Termination” shall mean termination by Executive of Executive’s employment with GNAC for any reason other than termination by reason of Executive’s death.

          (b)    Upon a Voluntary Termination, Executive shall be paid the amount of the Accrued Obligations within ten (10) business days following the effective date of termination, but shall not be paid any Severance Compensation or any other amount other than the Accrued Obligations.

          4.4    Termination by Reason of Incapacity.

          (a)    If, during the Term, Executive shall suffer a Permanent Disability, GNAC may terminate Executive’s employment with GNAC effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed “Termination by Reason of Incapacity”.

          (b)    Upon Termination by Reason of Incapacity, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, an amount equal to the difference of (A) the Severance Compensation less (B) any payment or payments received by Executive during the twelve (12) month period from the time of termination under any long-term disability plan in effect that provides benefits to Executive.

          4.5    Termination by Reason of Death. In the event of Executive’s death during the Term, Executive’s employment with GNAC shall be deemed to have terminated as of the date on which his death occurs, and the estate of Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) days following the effective date of termination; (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) subject to Section 5, an amount equal to the difference of (A) the Severance Compensation less (B) any death benefit payment or payments to be received by the beneficiaries in respect of any insurance policy insuring the life of Executive and paid for by GNAC.

          4.6    Termination upon Expiration of Term. Upon the expiration of the Term, Executive shall be paid (i) the amount of the Accrued Obligations within ten (10) business days following the effective date of termination; and (ii) subject to Section 5, the Accrued Bonus, if any, at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which expiration occurred. Upon the expiration of the Term, Executive shall not be paid any Severance Compensation or any other amount except as explicitly set forth in this Section 4.6.

          4.7    Termination of Relationship with Affiliated Entities. Unless agreed by GNAC (or a subsidiary thereof) and Executive in a separate written agreement (other than corporate minutes, resolutions, charter documents, bylaws and partnership agreements), upon the termination of Executive’s employment with GNAC for any reason, Executive shall be deemed to have resigned as of such date from any and all positions he may have with GNAC and any and all of GNAC’s direct and indirect subsidiaries, and shall confirm such resignation by tendering a written resignation letter.

     5.    Conditions to Payment of Severance Compensation; Sole Remedy. Executive shall not be entitled to receive any Severance Compensation or payment of Accrued Bonus to which he otherwise may be entitled pursuant to Sections 4.2, 4.4, 4.5 or 4.6 unless Executive shall have executed and delivered to GNAC a release substantially in the form attached hereto as Exhibit “A” (the “Release”) and all revocation and waiting periods applicable to such Release have expired; provided, however, that if the Permanent Disability of Executive is such that Executive does not have the capacity to execute the Release, the Release may be executed and delivered on behalf of Executive by Executive’s guardian, custodian or another Person having a power of attorney or other authority reasonably acceptable to the Board to execute such Release; and provided, further, that in the event of the death of Executive, the Release may be executed on behalf of Executive’s estate by the executor thereof. In addition, in the event that Executive breaches any of the restrictive covenants set forth in Section 6 at any time, GNAC shall be entitled to discontinue any payments of Severance Compensation pursuant to Sections 4.2, 4.4 or 4.5 and GNAC’s obligation to pay any Accrued Bonus otherwise owed to Executive but that remains unpaid at that time shall terminate. The Severance Compensation or Accrued Bonus to be paid to Executive pursuant to Sections 4.2, 4.4, 4.5 or 4.6 shall represent the sole and exclusive remedy of Executive in connection with the termination of his employment or the expiration of the Term, as applicable, upon a Termination Other Than for Cause, a Termination by Reason of Incapacity, a termination in connection with Executive’s death or the expiration of the Term.

     6.     Protection of GNAC.

          6.1    Other Activities of Executive. The services of Executive to GNAC are not deemed to be exclusive, and Executive shall be free to engage in any other business or to render similar services to others. Executive may engage independently or with others, for his or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description; provided, that the such activities do not interfere in any material respect with the performance of Executive’s obligations and duties to GNAC. GNAC shall not have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom. The foregoing notwithstanding, without the prior approval of the Board in a specific case, Executive shall at all times adhere to the following:

          (a)    Executive shall not act, either as principal or agent, on the opposite side of any transaction in which GNAC or any GNAC subsidiary is involved (other than with respect to the transactions contemplated in the Investment Agreement).

          (b)    Executive shall at all times conduct all personal transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of Executive’s position of trust and confidence in relation to GNAC.

          6.2    Nonsolicitation. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that, during the Term and for a period of one (1) year subsequent to expiration of the Term or the termination of Executive’s employment with GNAC, whether such termination occurs at the insistence of Executive or GNAC for any reason, Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of GNAC, nor shall Executive contact or communicate with any other employees of GNAC for the purpose of inducing other employees to terminate their employment with GNAC. For purposes of this covenant, “other employees of GNAC” shall refer to employees who are still actively employed by, or doing business with, GNAC or a subsidiary of GNAC at the time of the attempted recruiting or hiring.

          6.3    Remedies. Due to the irreparable and continuing nature of the injury which would result from a breach of the covenants described in Sections 6.1 and 6.2, Executive agrees that GNAC may, in addition to any remedy which GNAC may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of the covenants set forth in Sections 6.1 and 6.2.

          6.4    Reformation and Severance. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not to be specifically enforceable through injunctive relief, GNAC shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of any provision which is not reformed by a court. The time period during which the restrictions shall apply shall be tolled and suspended as to Executive for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect.

          6.5    Confidential Information and Trade Secrets. Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of GNAC and its affiliates. Except as required to perform Executive’s duties as an Executive of GNAC, Executive will not use or disclose any Confidential Information of GNAC until such time as its ceases to be Confidential Information through no act of Executive in violation of this Agreement or is required to be disclosed by any applicable law or by an order of a court of competent jurisdiction. Upon the request of GNAC and, in any event, upon the termination of this Agreement for any reason, Executive will surrender to GNAC (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to GNAC’s business including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of GNAC.

     7.     Termination of Consulting Agreement. All rights and obligations of General Agents Insurance Company of America, Inc., an Oklahoma insurance corporation (“GAIC”), and First Western Capital, LLC, an Arizona limited liability company (“Reis LLC”) of which Executive is the sole manager and member, in and under the Consulting Agreement dated as of February 1, 2003 (the “Consulting Agreement”) shall be terminated automatically as of the Effective Date. As of the Effective Date, GAIC, on the one hand, and Reis LLC, on the other hand, each shall release the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which any of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of the Consulting Agreement.

     8.    Miscellaneous.

                    8.1    Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                    8.2    Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from GNAC. All modifications to the Agreement must be in writing and signed by both Executive and GNAC.

                    8.3    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing or one business day after transmission of a facsimile (with confirmation of receipt) to the respective Persons named below:

If to GNAC:	GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Fax: (214) 647-0430
Attn: President

With a copy to	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Fax: (214) 953-5822
Attn: Byron F. Egan

If to Executive:	5311 Nakoma Drive
Dallas, TX 75209

With a copy to	John S. Daniels
6440 North Central Expressway, Suite 503
Dallas, Texas 75206
Fax: (214) 889-5196

Any party may change such party’s address for notices by notice duly given pursuant to this Section 8.3.

          8.4    Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender or, in the case of an entity, the neuter; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (k) captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement, nor in any way affect any such provisions; and (l) all accounting terms not defined in this Agreement shall have the respective meanings determined under GAAP.

          8.5    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Subject to Section 6.3, any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Dallas, Texas, and both of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any dispute may be served on any party anywhere in the world.

          8.6    Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.

          8.7    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

          8.8    Assignment. Neither this Agreement nor any duties or obligations hereunder may be assigned by either party without the other party’s prior written consent; provided, however, that GNAC may assign this Agreement to either a wholly-owned subsidiary of GNAC (but no such assignment shall not relieve GNAC of its obligations hereunder) or a Person acquiring substantially all of GNAC’s assets.

          8.9    Withholding. All compensation and benefits payable to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

     9.    Definitions. As used in this Agreement, the following terms have the following meanings:

     “Accrued Bonus” means, in respect of the calendar year in which termination or expiration of the Term occurs, an amount equal to two and one-half percent (2.5%) of the EBIT of GNAC for such full calendar year, Prorated for the partial year and paid at the same time at which other executives of GNAC receive their annual bonus in respect of the calendar year in which termination or expiration of the Term occurred. In addition, if Executive is terminated after the end of a calendar year (other than for Cause or Executive’s Voluntary Termination) and Executive earned bonus compensation pursuant to Section 3.2 in respect of the most recently completed calendar year, which bonus compensation has not been paid to Executive at the time of termination, then “Accrued Bonus” also shall be deemed to include such full bonus earned in respect of the most recently completed calendar year.

     “Accrued Obligations” means all accrued but unpaid Base Salary, accrued but unpaid vacation, sick leave, and similar pay (all determined in accordance with GNAC’s policies then in effect), any appropriate business expenses incurred by Executive in connection with his duties hereunder, and any accrued benefits provided under employee benefit programs maintained by GNAC, including qualified and nonqualified programs which shall be payable according to their terms.

     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

     “Base Salary” has the meaning set forth in Section 3.1 of this Agreement.

     “Board” means the Board of Directors of GNAC.

     “Compensation Committee” means the Compensation Committee of the Board.

     “Confidential Information” means any data or information that is important, competitively sensitive, and not generally known by the public or Persons involved in the insurance industry, including GNAC’s business plan, strategies, actuarial processes and data, training manuals, proprietary software, product development plans, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of GNAC, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.

     “Consulting Agreement” has the meaning set forth in Section 7 of this Agreement.

     “EBIT” means consolidated Income before Federal income taxes plus (i) Interest expense and (ii) any bonuses accrued in respect of Executive (but not any other officer or employee of GNAC or any of its subsidiaries), in each case as determined on a consolidated basis and in accordance with GAAP. For purposes of this Agreement, (i) dividends are not a deduction from Income before Federal income taxes in the computation of EBIT, and (ii) bonuses accrued for directors, officers and employees are expenses deducted in the computation of Income before Federal income taxes.

     “Effective Date” has the meaning set forth in Section 2 of this Agreement.

     “Executive” has the meaning set forth in the introductory paragraph of this Agreement.

     “GAAP” means generally accepted accounting principles for financial reporting in the United States, consistently applied.

     “GNAC” has the meaning set forth in the introductory paragraph of this Agreement.

     “GNAC Shareholder Approval” is used with the same meaning as such term is defined in the Investment Agreement.

     “GSC” has the meaning set forth in Section 7 of this Agreement.

     “Investment Agreement” means the Stock Investment Agreement between GNAC and Executive of even date herewith.

     “Permanent Disability” with respect to Executive means Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of GNAC’s employees or executives generally or a reasonably similar plan or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination, an independent physician selected by GNAC and reasonably acceptable to Executive makes a written determination that Executive is unable to perform his obligations under this Agreement, despite his best efforts, by reason of any medically determinable physical or mental impairment that is expected to result in death or that has lasted or is expected to last for a continuing period of not less than 12 months. The determination of any selected independent physician is final and binding on the parties and shall be made after taking into account such competent medical evidence as shall be presented to the independent physician by Executive or GNAC or by any physician or group of physicians or other competent medical experts employed by Executive or GNAC to advise such independent physician.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

     “Prorated” means, with respect to any number, the product of the number multiplied by a fraction, the numerator of which is the number of days worked by such Executive during the applicable calendar year and the denominator of which is 365.

     “Release” has the meaning set forth in Section 5 of this Agreement.

     “Severance Compensation” means an amount to be paid in semi-monthly installments for a period of twelve (12) months following the date of termination, which amount shall be equal to the sum of (i) the amount of the bonus paid or owed to Executive pursuant to Section 3.2 in respect of the most recently completed calendar year at the time of termination, plus (ii) an amount equal to Executive’s annual Base Salary (at the highest rate in effect for the six month period immediately prior to the time of termination). Severance Compensation shall constitute severance and not a continuation of the payment of the Base Salary.

     “Term” has the meaning set forth in Section 2 of this Agreement.

     “Termination by Reason of Incapacity” has the meaning set forth in Section 4.4(a) of this Agreement.

     “Termination For Cause” has the meaning set forth in Section 4.1(a) of this Agreement.

     “Termination Other Than For Cause” has the meaning set forth in Section 4.2(a) of this Agreement.

     “Voluntary Termination” has the meaning set forth in Section 4.3(a) of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAINSCO, INC.
By:	/s/ Glenn W. Anderson
Glenn W. Anderson, its President and
Chief Executive Officer

EXECUTIVE
/s/ James R. Reis
James R. Reis

EXHIBIT “A”
GENERAL RELEASE AGREEMENT

     THIS GENERAL RELEASE AGREEMENT (this “Agreement”) dated as of the                     day of                    ,                     (the “Effective Date”), is by and between James R. Reis (“Executive”) and GAINSCO, INC. (“GNAC”). Certain capitalized terms used in this Agreement have the same meaning as in the Employment Agreement dated August 27, 2004 between GNAC and Stallings (the “Employment Agreement”).

     WHEREAS, Executive and GNAC desire to terminate their relationship on an amicable basis;

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.      Termination of Employment. The employment of Executive by GNAC is hereby terminated effective as of the Effective Date. Executive hereby resigns all positions and directorships he holds with GNAC and any and all of GNAC’s subsidiaries.

     2.     Release. Executive hereby irrevocably and unconditionally releases and forever discharges GNAC, its respective subsidiaries and other affiliates and their respective agents, employees, representatives, officers, directors, shareholders, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below and except for workers’ compensation claims and claims for vested benefits payable under employee benefit plans covering Executive) (collectively, the “Claims”) against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to or on the Effective Date, including without limitation, any claims of breach of contract or for retirement or severance or other termination pay (except as set forth in Section 3 below), or claims of harassment or discrimination (for example, on the basis of age, sex, race, handicap, disability, religion, color or national origin) under any federal, state or local law, rule or regulation, including, but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. Executive further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim.

     3.      Severance Compensation or Accrued Bonus. In consideration of Executive’s execution of this Agreement, Executive shall be entitled to receive from GNAC Severance Compensation or Accrued Bonus under one of Sections 4.2, 4.4, 4.5 or 4.6 in the Employment Agreement. Executive acknowledges that no other promise or agreements of any kind have been made to Executive or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement. Executive further acknowledges and agrees that the Severance Compensation or Accrued Bonus, together with any other payments or benefits that may be due

A-1

under the terms of the Employment Agreement, shall constitute full accord and satisfaction of all obligations, including without limitation any and all severance obligations, in connection with Executive’s employment. Executive would not be entitled to receive the Severance Compensation or Accrued Bonus but for Executive’s execution of this Agreement.

     4.      Disclaimer of Liability. Executive acknowledges that this Agreement shall not in any way be construed as an admission by any of the Released Parties of any wrongful or illegal act against Executive or any other person, and that the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Agreement.

     5.     COMPETENCY. EXECUTIVE ACKNOWLEDGES THE FOLLOWING:

a.	THAT HE FULLY COMPREHENDS AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THEIR LEGAL EFFECTS;

b.	THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT;

c.	THAT IT IS EXECUTED KNOWINGLY AND VOLUNTARILY AND WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF ANY RELEASED PARTY OR ITS REPRESENTATIVES;

d.	THAT HE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING THIS AGREEMENT;

e.	THAT EXECUTIVE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED;

f.	THAT EXECUTIVE WAIVES RIGHTS OR CLAIMS UNDER THIS AGREEMENT ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE WAS ALREADY ENTITLED;

g.	[THAT HE HAS BEEN PROVIDED THE MATERIALS REGARDING THE CLASS, UNIT, OR GROUP OF INDIVIDUALS ELIGIBLE FOR THIS COMPENSATION AND THE TIME LIMITS APPLICABLE TO SUCH PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

h.	[THAT HE HAS BEEN PROVIDED THE JOB TITLES AND AGES OF ALL INDIVIDUALS ELIGIBLE OR SELECTED FOR THE PROGRAM AND THE AGES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

A-2

i.	THAT HE HAS HAD A PERIOD OF AT LEAST 21 DAYS [or 45 days, if required by or advisable under applicable law] WITHIN WHICH TO CONSIDER THIS AGREEMENT;

j.	THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, EXECUTIVE MAY REVOKE THIS AGREEMENT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY PERIOD HAS EXPIRED OR SUCH LATER DATE AS PROVIDED FOR HEREIN.

     6.     Parties in Interest. This Agreement is for the benefit of the Released Parties and shall be binding upon Executive and his representatives and heirs.

     7.     Governing Law. This Agreement and the rights and obligations of Executive hereunder shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas.

     8.      Amendment. This Agreement may not be clarified, modified, changed or amended except in writing and signed by Executive and GNAC or a successor-in-interest of GNAC.

     9.     Non-disparagement. Executive agrees that he will refrain from speaking ill of or making any disparaging comment about GNAC or GNAC’s management, other employees or contractors, following the termination of his employment.

     10.    Enforcement of Laws. Nothing in this Agreement affects the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”) to enforce the anti-discrimination laws, and this waiver does not affect Executive’s right to file a charge or participate in an investigation or proceeding with the Commission. However, Executive waives any rights or claims, known or unknown, to participate in any recovery under any proceeding or investigation by the Commission or any state or local commission concerned with the enforcement of anti-discrimination laws

     11.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Intentionally left blank.]

A-3

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GAINSCO, INC.
By:

EXECUTIVE

James R. Reis

A-4

APPENDIX VI

ANDERSON AMENDMENT

WAIVER AND FIRST AMENDMENT

TO
EMPLOYMENT AGREEMENT

     This WAIVER AND FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into as of August 27, 2004 between GAINSCO, INC., a Texas corporation (the “Company”), and Glenn W. Anderson (“Employee”):

     WHEREAS, the Company and Employee have entered into an Employment Agreement effective as of April 17, 1998 (the “1998 Anderson Employment Agreement”), the current expiration of which is April 16, 2008;

     WHEREAS, GAINSCO Service Corp. and Employee entered into a Change in Control Agreement dated April 17, 1998 (the “1998 Change in Control Agreement”);

     WHEREAS, concurrently herewith and in reliance hereon, the Company is entering into (i) the Securities Exchange Agreement dated as of August 27, 2004 with Goff Moore Strategic Partners, L.P., a Texas limited partnership (“GMSP”, and such agreement, the “GMSP Exchange Agreement”); (ii) the Stock Investment Agreement dated as of August 27, 2004 with Robert W. Stallings (“Stallings”, and such agreement, the “Stallings Investment Agreement”); (iii) the Securities Purchase Agreement dated as of August 27, 2004 with James Reis (“Reis”, and such agreement, the “Reis Investment Agreement”); (iv) the Employment Agreement dated as of August 27, 2004 with Stallings (the “Stallings Employment Agreement”); and (v) the Employment Agreement dated as of August 27, 2004 with Reis (the “Reis Employment Agreement”) (the GMSP Exchange Agreement, the Stallings Investment Agreement and the Reis Investment Agreement collectively, the “Stock Agreements”; and the Stallings Employment Agreement and the Reis Employment Agreement together, the “Employment Agreements”);

     WHEREAS, the Company and Employee desire to amend the 1998 Anderson Employment Agreement as more particularly set forth below; and

     WHEREAS, the Company desires to issue shares of its common stock, par value $0.10 per share (“Common Stock”), to Employee on the terms set forth below;

     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Employee agree as follows:

     1.      Waiver. Employee hereby consents to the execution, delivery and performance of the Stock Agreements and the Employment Agreements, and confirms and agrees that the execution, delivery and performance of the Stock Agreements and Employment Agreements in accordance with their respective terms, and the consummation of the transactions and the performance of the duties and obligations contemplated thereby, do not and will not violate or trigger, and no prior transaction has violated or triggered, any payment or other rights under the

1998 Anderson Employment Agreement or the 1998 Change in Control Agreement, and Employee hereby waives any such violation or trigger.

     2.     Amendments to Section 4 of 1998 Anderson Employment Agreement.

          (a)     Subject to both (i) receipt of the GNAC Shareholder Approval (as such term is defined in the Stock Agreements) hereof and (ii) the consummation of the transactions contemplated in the Stock Agreements (the later of the date of the occurrence of the events in clause (i) or (ii) preceding is hereinafter referred to as the “Effective Date”), Section 4(b) of the 1998 Anderson Employment Agreement is hereby amended and restated to read in its entirety as follows:

     (b) Bonus. Employee shall receive a bonus (in respect of each completed calendar year during the term specified in Section 3, commencing with the calendar year in which the Effective Date occurs) in an amount equal to two percent (2%) of EBIT of the Company for the applicable calendar year and payable no later than March 31 of the following calendar year. In respect of the calendar year in which the Effective Date occurs, Employee shall receive a bonus equal to 2% of the Company’s EBIT for such calendar year Prorated for the partial year that commenced on the Effective Date. As used in this Agreement, (i) “EBIT” means consolidated Income before Federal income taxes plus (A) Interest expense and (B) any bonuses accrued in respect of Employee (but not any other officer or employee of the Company or any of its subsidiaries), in each case as determined on a consolidated basis and in accordance with generally accepted accounting principles for financial reporting in the United States, consistently applied (for purposes of the definition of EBIT, (x) dividends are not a deduction from Income before Federal income taxes in the computation of EBIT and (y) bonuses accrued for directors, officers and employees are expenses deducted in the computation of Income before Federal income taxes); and (ii) “Prorated” means, with respect to any number, the product of the number multiplied by a fraction, the numerator of which is the number of days worked by such Employee during the applicable calendar year and the denominator of which is 365.

          (b)     Section 4(c) of the 1998 Anderson Employment Agreement is hereby deleted in its entirety, and the parties agree that the Option provided for therein has been granted and has expired unexercised in accordance with its terms.

     3.     Stock Grants.

          (a)      Subject to and forthwith after both the (i) receipt of the GNAC Shareholder Approval hereof and (ii) the consummation of the transactions contemplated in the Stock Agreements, the Company shall issue to Employee 200,000 shares of Common Stock (the “Granted Shares”). There will be no vesting or forfeiture conditions applicable to the Granted Shares. There will be no transfer restrictions applicable to the Granted Shares beyond those set forth in Sections 4(d) and (f) below and under the Securities Act of 1933, as amended (the

“Securities Act”), and applicable state securities laws (the Securities Act and applicable state securities laws collectively, the “Applicable Securities Laws”) .

          (b)      Subject to and forthwith after both the (i) receipt of the GNAC Shareholder Approval hereof and (ii) the consummation of the transactions contemplated in the Stock Agreements, the Company and Employee shall enter into a Restricted Stock Agreement substantially in the form attached hereto as Exhibit “A” (the “Restricted Stock Agreement”), pursuant to which the Company shall issue to Employee 400,000 shares of restricted Common Stock (the “Restricted Shares”).

          (c)      The Granted Shares and the Restricted Shares will be issued to Employee without registration under the Securities Act or any other Applicable Securities Laws. The Company will have no obligation to register the Granted Shares or the Restricted Shares for resale under any Applicable Securities Laws.

          (d)     Employee will be acquiring the Granted Shares and the Restricted Shares for investment and with no intent to sell or otherwise dispose of them. In no event shall Employee sell, assign, pledge, exchange, transfer, encumber, charge or otherwise dispose of any of the Granted Shares or the Restricted Shares, if such sale, assignment, pledge, exchange, transfer, encumbrance, charge or disposition might reasonably be expected to result in a violation of any of the Applicable Securities Laws. Unless the Company agrees otherwise, Employee shall be required to provide a legal opinion in form and substance and from counsel satisfactory to the Company that any such intended sale, assignment, pledge, exchange, transfer, encumbrance, charge or disposition is exempt from the registration requirements of the Applicable Securities Laws.

          (e)     Employee is an “accredited investor” (as defined in Rule 501(a) of the Regulation D under the Securities Act) resident and domiciled in the State of Texas.

          (f)     The reverse side of each certificate reflecting ownership of the Restricted Shares shall bear the legends set forth in the Restricted Stock Agreement. The reverse side of each certificate reflecting ownership of the Granted Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THUS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND AN OPINION IN FORM AND SUBSTANCE AND FROM COUNSEL SATISFACTORY TO THE COMPANY HAS BEEN RECEIVED BY THE COMPANY.

     4.      Replacement Change in Control Agreement.

          (a)     Contemporaneously with the execution of this Agreement, the Company and Employee are entering into a replacement Change in Control Agreement (the “2004 Change in Control Agreement”) and upon execution of the 2004 Change in Control Agreement, the 1998 Change in Control Agreement shall terminate and be of no force and effect.

          (b)     The Company and Employee each hereby release the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which either of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of the 1998 Change in Control Agreement on or prior to the date of this Agreement.

          (c)     Section 6(c) of the 1998 Anderson Employment Agreement is hereby amended to read as follows:

     (c) Change in Control. If Employee’s employment is terminated pursuant to Section 6(a)(iii) above prior to the end of a period of twenty-four (24) months beyond the month in which a “change in control of the Company” (as defined in the 2004 Change in Control Agreement) occurs, Employee shall receive the greater of (i) the amount determined pursuant to Section 6(b)(ii) above or (ii) the amounts payable pursuant to the 2004 Change in Control Agreement.

     5.      Definitions. Terms defined in this First Amendment are incorporated by this reference into Section 11 of the 1998 Anderson Employment Agreement. References in the 1998 Anderson Employment Agreement to “Change in Control Agreement” are hereby amended to be references to “2004 Change in Control Agreement.”

     6.      Ratification. Except as amended or waived hereby, the 1998 Anderson Employment Agreement shall remain in full force and effect and is hereby ratified, approved and confirmed.

     7.     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     8.      Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives all as of the day and year first above written.

GAINSCO, INC.
By:	/s/ John H. Williams
John H. Williams
Chairman of the Compensation Committee of the Board of Directors of GAINSCO, INC.

EMPLOYEE
/s/ Glenn W. Anderson
Glenn W. Anderson, individually

EXHIBIT A

FORM OF RESTRICTED STOCK AGREEMENT

GAINSCO, INC.

RESTRICTED STOCK AGREEMENT

     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of                                       , 2004, is entered into between GAINSCO, INC., a Texas corporation (the “Company”), and Glenn W. Anderson (the “Employee”) pursuant to a Waiver and First Amendment dated August 27, 2004 (the “First Amendment”) to the Employment Agreement dated effective April 17, 1998 (the “1998 Anderson Employment Agreement”) (terms defined in the First Amendment are used herein with the same meaning). The Company and the Employee agree as follows:

     1.     Definitions.

          1.1     “Change in Control” shall have the meaning set forth in the Change in Control Agreement dated as of August 27, 2004 between the Company and Employee.

          1.2     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     2.     Acquisition of Restricted Stock. Concurrently with the execution and delivery hereof, the Company has issued to the Employee 400,000 shares of the Company’s common stock, par value $.10 per share (“Common Stock”). The Company and the Employee have determined that it would be in their best interests to impose certain rights and obligations upon the Company, the Employee and his legal representatives, as the case may be, with respect to such 400,000 shares of Common Stock (as adjusted for stock splits, dividends and the like, the "Shares”).

     3.      Restriction Period. During the period (the “Restriction Period”) commencing as of the date of this Agreement and ending on the fifth anniversary of the date of this Agreement, the Shares shall be subject to the restrictions described in Section 4 of this Agreement (the “Restrictions”). The Shares subject to the Restrictions at any given time are called the “Restricted Shares.”

     4.      Restrictions. The Restricted Shares shall be represented by one or more stock certificates registered in the name of the Employee. The Employee shall have the right to receive dividends on the Restricted Shares, to vote the Restricted Shares and to enjoy all other shareholder rights with respect thereto, except that (i) the Employee shall not be entitled to possession of the stock certificate representing the Restricted Shares, (ii) the Company shall retain custody of the stock certificate(s) representing the Restricted Shares, (iii) the Employee may not, other than as permitted under Section 9.2, sell, assign, pledge, exchange, transfer, encumber, charge, otherwise dispose of the Restricted Shares, or any of them, or any interest therein or thereto, and (iv) the Restricted Shares are subject to potential forfeiture as provided in Section 5 of this Agreement.

     5.     Forfeiture. Any Restricted Shares (and all voting and other rights associated with such Restricted Shares) shall be forever forfeited (to the extent that the Restrictions with respect to such Restricted Shares have not previously lapsed) in the event (i) such Restricted Shares are transferred by operation of law to any Person other than the Company or in accordance with Section 9.2 for any reason (including without limitation the bankruptcy of the Employee or seizure and sale by legal process), or (ii) the Employee’s employment with the Company is terminated prior to the end of the Restriction Period for any reason; provided, however, that if Employee is terminated Without Cause pursuant to Section 6(a)(iii) of the 1998 Anderson Employment Agreement or in the event of the death or employment ending disability of Employee, a Prorated number of Restricted Shares for the year in which such event occurred shall become fully vested as of the date of such termination or death or employment ending disability from the last anniversary of the date of this Agreement to the date of such event. The Company shall not be obligated to pay the Employee any amount for the forfeiture of any Restricted Shares. The Employee shall be entitled to retain all Shares to which the Restrictions have ceased to apply.

     6.      Lapse of Restrictions. Subject to Section 5 of this Agreement, Restricted Shares shall become “vested”, and the Restriction Period with regard thereto shall lapse, as follows:

     (i)     80,000 Restricted Shares shall become fully vested on the first anniversary of the date of this Agreement;

     (ii)     an additional 80,000 Restricted Shares shall become fully vested on the second anniversary of the date of this Agreement;

     (iii)     an additional 80,000 Restricted Shares shall become fully vested on the third anniversary of the date of this Agreement;

     (iv)     an additional 80,000 Restricted Shares shall become fully vested on the fourth anniversary of the date of this Agreement; and

     (v)     the remaining 80,000 Restricted Shares shall become fully vested on the fifth anniversary of the date of this Agreement.

Notwithstanding the foregoing, however, the Restrictions shall lapse automatically with respect to all previously unvested Shares (unless earlier forfeited in accordance with Section 5 of this Agreement) upon the occurrence of a Change in Control.

     7.     Restrictions on Corresponding Securities and Assets. Any other securities or assets (other than ordinary cash dividends) that are received by the Employee in respect of any of the Restricted Shares shall be subject to the Restrictions to the same extent and for so long as such Restricted Shares to which such securities or other assets are attributable remain subject to the Restrictions.

     8.     Delivery of Certificates Upon Lapse of Restrictions. Promptly following the lapse of the Restrictions as to any of the Shares, the Company will deliver the stock certificate or certificate representing such Shares with respect to which the Restrictions have lapsed to the Employee or his legal representative.

     9.     Certain Restrictions on Transferability of Shares by the Employee. The following restrictions shall apply to all Restricted Shares:

          9.1     Restriction on Transfers in Violation of the Securities Act. Employee will be acquiring the Restricted Shares for investment and with no intent to sell or otherwise dispose of them. In no event shall Employee sell, assign, pledge, exchange, transfer, encumber, charge or otherwise dispose of any of the Restricted Shares or any right or benefit under this Agreement, if such sale, assignment, pledge, exchange, transfer, encumbrance, charge or disposition might reasonably be expected to result in a violation of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws (the Securities Act and applicable state securities laws collectively, the “Applicable Securities Laws”). Unless the Company agrees otherwise, Employee shall be required to provide a legal opinion in form and substance and from counsel satisfactory to the Company that such intended sale, assignment, pledge, exchange, transfer, encumbrance, charge or disposition is exempt from the registration requirements of the Applicable Securities Laws.

          9.2     Permitted Transfers. The Employee may transfer all or any part of the Shares, to (i) the members of the immediate family of the Employee (including lineal descendants) or one or more trusts or partnerships for the benefit of the Employee or members of the immediate family of the Employee (including lineal descendants); or (ii) the estate of the Employee or to any heir, executor, administrator or lineal descendant of the Employee; provided that prior to any such transfer either the Employee or the transferee delivers to the Company a written instrument in accordance with Section 10 and an opinion of counsel reasonably satisfactory to the Company in accordance with Section 9.1 to the effect that the transfer is exempt from registration under Applicable Securities Laws. In the event of a transfer under this Section 9.2, such transferee(s) shall be deemed a Shareholder for purposes of this Agreement.

     10.     Conditions to Transfers. It shall be a condition to the transfer of any Restricted Shares by the Employee to any Person that the recipient of such Restricted Shares shall become a signatory to this Agreement by executing an Addendum Agreement in the form and substance satisfactory to the Company.

     11.     Legends of Certificates. The reverse side of each certificate reflecting ownership of the Restricted Shares subject to the Restrictions under Section 4 shall bear the following legends:

THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF A RESTRICTED STOCK AGREEMENT DATED AS OF                , 2004, WITH THE COMPANY (THE “RESTRICTED STOCK

AGREEMENT”), COPIES OF WHICH ARE AVAILABLE AT THE COMPANY’S PRINCIPAL OFFICE FOR INSPECTION. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE RESTRICTED STOCK AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THUS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND AN OPINION IN FORM AND SUBSTANCE AND FROM COUNSEL SATISFACTORY TO THE COMPANY HAS BEEN RECEIVED BY THE COMPANY.

     12.     Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be delivered (i) upon physical delivery (if hand delivered); (ii) three business days after deposit in the United States mail (if mailed), postage prepaid, certified or registered mail, return receipt requested, addressed as set forth below or (iii) the day such notice is sent via facsimile as set forth below:

The Company:	GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Attention: Chairman of the Board
Fax: (214) 647-0415

Employee:	Notices to Employee shall be given at the most recent address of Employee on the Company’s records.

Notice given in any other manner shall be effective when received. The address for notice may be changed by notice given in accordance with this provision. If notice is required to be delivered to any party to this Agreement, a copy of such notice shall be delivered to all other parties to this Agreement.

     13.     Power of Attorney. The Chairman of the Board of the Company, from time to time, is hereby appointed the attorney-in-fact, with full power of substitution of the Employee for the sole purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which such attorney-in fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in fact is irrevocable and coupled with an interest. The Chairman of the Board of the Company, as attorney-in-fact for the Employer may, in the name of the Employee, make and execute all conveyances, assignments and transfers of the Restricted Shares, and the Employee hereby ratifies and confirms all that the

Chairman of the Board of the Company, as said attorney-in-fact, shall do so by virtue hereof, provided that the foregoing shall be solely for the purpose of carrying out the provisions of this Agreement. Nevertheless, the Employee shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the reasonable judgment of the Company, be advisable for the purposes hereof.

     14.     Waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a waiver of any subsequent breach of such provision.

     15.     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Employee and his heirs, executors, administrators and legal representatives and upon the Company and its successors and assigns.

     16.      Governing Law; Venue. The validity, construction, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without regard for any principles of conflict of laws. Any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Dallas, Texas, and both of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any dispute may be served on any party anywhere in the world.

     17.     Severability. If any provision of this Agreement is declared unenforceable by a court of last resort, such declaration shall not affect the validity of any other provision of this Agreement.

     18.     Construction. The headings contained in this Agreement are for reference purposes only and shall not affect this Agreement in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

     19.      Amendments. This Agreement may only be amended or modified by written agreement of the Company and the Employee.

     20.      Tax Consequences. Employee understands that he shall be responsible for his own tax liability that may arise as a result of the transaction contemplated by this Agreement. Employee understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any of the restrictions on the Shares lapse. Employee understands that he may elect to be taxed at the time the Shares are granted rather than when the restrictions lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of grant. If Employee does not choose to elect

Section 83(b) status, Employee may ask the Company to reduce the number of Restricted Shares issued pursuant to this Agreement to equal the estimated after-tax value of Restricted Shares when reduced.

[Remainder of page intentionally left blank.]

The parties have executed this Agreement effective as of the date first set forth above.

GAINSCO, INC.
By:
John H. Williams
Chairman of the Compensation Committee of the Board of Directors of GAINSCO, INC.

EMPLOYEE

Glenn W. Anderson, individually

     The undersigned, the spouse of the Employee, hereby joins in the execution and delivery of this Agreement to evidence her consent and approval to, and agreement to be bound by, all the terms and provisions hereof.

APPENDIX VII

FAIRNESS OPINION
OF
SANDERS MORRIS HARRIS, INC.

PERSONAL AND CONFIDENTIAL

August 27, 2004

Special Committee of the Board of Directors
GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, TX 75202

Gentlemen:

You have advised Sanders Morris Harris Inc. (“SMH”) that GAINSCO, INC. (“GAINSCO” or the “Company”) proposes to undertake a recapitalization (the “Recapitalization”), subject to execution of definitive agreements between GAINSCO and Goff Moore Strategic Partners, L.P. (“GMSP”), Mr. Robert W. Stallings (“Stallings”) and First Western Capital, LLC (“Reis LLC”) of which James R. Reis is the sole manager and member (collectively, the “Investors”), whereby the Company intends, among other things, to:

1.	Exchange 13,500 shares of Series A Preferred Stock for shares of Common Stock on the terms and conditions set forth in the Securities Exchange Agreement dated as of August 27, 2004 between GAINSCO and GMSP (the “GMSP Agreement”), while the remaining 18,120 shares of Series A Preferred Stock held by GMSP will remain outstanding with certain of the designations, rights and preferences of the Series A Preferred Stock to be amended according to the same agreement;

VII-1

2.	Exchange all 3,000 shares of Series B Preferred Stock and the warrants issued in connection with the Series B Preferred for shares of common stock on the terms and conditions set forth in the Stock Investment Agreement dated as of August 27, 2004 between GAINSCO and Stallings (the “Stallings Agreement”);

3.	Issue additional shares of common stock to Stallings on the terms and conditions set forth in the Stallings Agreement; and

4.	Issue additional shares of common stock to Reis LLC on the terms and conditions set forth in the Stock Investment Agreement dated as of August 27, 2004 between GAINSCO and Reis LLC (the “Reis Agreement”).

     The Special Committee has asked whether, in our opinion, the consideration to be received by the Company in the proposed Recapitalization is fair, from a financial point of view, to the holders of GAINSCO’s Common Stock other than those affiliated with the Investors (the “Opinion”).

     We understand the Investors’ investment is subject to, among other things, (i) action by the Board of Directors of the Company to approve agreements in connection with the Recapitalization and (ii) consent of the shareholders other than those participating in the recapitalization of the Company.

For the purposes of the Opinion, we have, among other things:

1.	Reviewed certain publicly available financial statements and other business and financial information of GAINSCO;

2.	Reviewed certain internal financial statements and other financial and operating data concerning GAINSCO including projections of operations prepared by the management of GAINSCO;

3.	Reviewed certain presentation materials given to GAINSCO’s Board of Directors and Audit Committee during the previous 12 months;

4.	Reviewed Board and Audit Committee minutes;

VII-2

5.	Reviewed and discussed with management the proposed Recapitalization and the unaudited preliminary June 30, 2004 balance sheet and adjusted net book value of GAINSCO and the related Recapitalization assumptions;

6.	Reviewed with management of GAINSCO the past and current operations and financial condition and the prospects of GAINSCO, including information relating to certain strategic, financial, and operational benefits anticipated from the Recapitalization;

7.	Reviewed the historical market prices and trading volumes of the Company’s publicly traded securities;

8.	Compared the financial performance of GAINSCO and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

9.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10.	Reviewed the Stallings Agreement, Reis Agreement, the GMSP Agreement, and certain related documents; and

11.	Considered such other information, financial studies, analyses and investigations, as we deemed relevant.

     With respect to all legal, accounting, and tax matters arising in connection with the Recapitalization, we have relied without independent verification on the accuracy and completeness of the advice provided to the Company by its legal counsel, accountants, and other financial advisers. We were not authorized to negotiate the terms of the Recapitalization, and we have based our Opinion solely upon the Recapitalization as negotiated by others.

     In addition, the Company has not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to an alternative equity investment in or financing of the Company. Furthermore, we have neither commissioned an independent evaluation or appraisal of the assets or liabilities of

VII-3

GAINSCO, nor have we conducted a physical inspection of the properties and facilities of GAINSCO and we have not been furnished with any such evaluation.

     In our review and in arriving at our Opinion, we have, with your permission, (i) not independently verified any of the information supplied or otherwise made available to us, discussed with or reviewed by us, and have relied upon its being complete and accurate in all material respects, and (ii) with respect to any estimates, evaluations and projections furnished to us, assumed that such information was reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same. We are not experts in the evaluation of insurance reserves. In rendering our Opinion, we have relied upon reserve information furnished by GAINSCO.

     In arriving at this Opinion, SMH did not attribute any particular weight to any analysis or factor considered by it. Accordingly, SMH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

     SMH will receive a fee upon the delivery of this Opinion. In addition, GAINSCO has agreed to indemnify us for certain liabilities arising out of our engagement. SMH has not performed investment banking services for GAINSCO in the past or received fees for other services. In the ordinary course of business, SMH or its affiliates may trade in GAINSCO’s securities for its own accounts and for the accounts of SMH’s customers and, accordingly, may at any time hold a long or short position in such securities.

     This Opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and is provided to the Board of Directors in connection with its consideration of the Recapitalization. This Opinion does not address the merits of the underlying decision by the Company to engage in the Recapitalization and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Recapitalization.

VII-4

     Our Opinion is based upon market, economic and other conditions as they exist and can be evaluated on, and on the information available to us as of, the date of this letter. SMH consents to the inclusion of the text of this Opinion in any notice or appropriate disclosure to the public shareholders of GAINSCO and in any filing GAINSCO is required by law to make.

     SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the consideration to be received by the Company in the proposed Recapitalization is fair, from a financial point of view, to the holders of GAINSCO’s Common Stock other than those affiliated with the Investors.

Sanders Morris Harris Inc.

By:	/s/ William W. Sprague

William W. Sprague
Managing Director

VII-5

APPENDIX VIII

OPINION LETTER
OF
KPMG LLP

(SHAREHOLDER CONSEQUENCES)

KPMG LLP	Telephone 214 840 2000
Suite 3100	Fax 214 640 2297
717 North Harwood Street	Internet www.us.kpmg.com
Dallas, TX 75201-6585

December 20, 2004

Special Committee to the Board of Directors of
GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, TX 75202

U.S. Federal income tax consequences of GAINSCO, INC. restructuring to non-participating shareholders

Gentlemen:

You have requested our advice on the federal income tax consequences of the pending recapitalization of GAINSCO, INC. (“GAINSCO”) to the holders of its Common Stock, par value $0.10 per share (“Common Stock”), who are not participating in the recapitalization.

In order for a shareholder of a corporation to recognize gain or loss with respect to shares held in the corporation, the shareholder must experience an actual or deemed exchange under Internal Revenue Code (“IRC”) section 1001. With respect to the pending recapitalization of GAINSCO, those common shareholders who are not participating in the recapitalization to any extent, but who are merely retaining the Common Stock they owned before the recapitalization, will not experience either an actual or deemed exchange under IRC section 1001. Accordingly there will be no gain or loss recognized by such non-participating shareholders.

In order for a shareholder of a corporation to recognize dividend income with respect to the shares held in the corporation, there must be an actual or constructive distribution out of the earnings and profits of the corporation. In the case of the pending recapitalization of GAINSCO, non-exchanging shareholders of GAINSCO are not receiving any actual distributions with respect to their GAINSCO Common Stock. In certain cases, IRC section 305 could apply to cause deemed dividend income to a non-exchanging shareholder in a corporate recapitalization. This treatment could be applicable to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation are increased as a result of the recapitalization, if the recapitalization were pursuant to a plan to periodically increase the shareholder's proportionate interest in the earnings and profits or assets of the corporation. Under the specific facts of the pending GAINSCO recapitalization, non-exchanging common shareholders will not be treated as having an increased interest in the earnings pand profits or assets of GAINSCO pursuant to such a plan. Accordingly, since there is no actual or deemed distribution to the non-exchanging GAINSCO common shareholders, there will not be any dividend income recognized by such non-exchanging shareholders.

In summary, those common shareholders of GAINSCO who are not parties to the recapitalization will have no direct U.S. Federal income tax consequences from the recapitalization.

VIII-1

Gainsco, Inc.
Federal Income tax consequences of restructuring to
non-participating shareholders
December 20, 2004

Our advice in this document is limited to the conclusions specifically set forth herein. In rendering our advice, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and the judicial and administrative interpretations thereof. These authorities are subject to change, retroactively and/or prospectively, and any such changes could affect the validity of our conclusions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof.

Very truly yours,

/s/ James McKee
James McKee
Partner

VIII-2

APPENDIX IX

OPINION LETTER
OF
KPMG LLP

(SECTION 382)

KPMG LLP	Telephone	214 840 2000
Suite 3100	Fax	214 840 2297
717 North Harwood Street	Internet	www.us.kpmg.com
Dallas, TX 75201-6585

December 20, 2004

Special Committee of the Board of Directors
GAINSCO, INC.
c/o 1445 Ross Avenue
Suite 5300
Dallas, Texas 75202

Gentlemen:

You have requested the opinion of KPMG LLP (“KPMG”) regarding the application of Internal Revenue Code Section (“IRC §”)1 382 to the pending restructuring of the capital of GAINSCO, INC. (“GAINSCO” or the “Company”). Specifically, you have requested an opinion from KPMG that the pending Recapitalization Transactions (as defined below) should not cause an ownership change as defined by IRC §382(g)(1) and Treas. Reg. §1.382-2T(a)(1).

As used herein, “Recapitalization Transactions” and “recapitalization” mean the transactions contemplated by the following agreements (the “Recapitalization Agreements”) entered into by GAINSCO on August 27, 2004 and filed as exhibits to GAINSCO’s Form 8-K Report filed with U.S. Securities and Exchange Commission (“SEC”) on August 30, 2004: (i) the Securities Exchange Agreement dated as of August 27, 2004 between Goff Moore Strategic Partners, L.P. (GMSP”) and GAINSCO; (ii) the Stock Investment Agreement dated as of August 27, 2004 between First Western Capital, LLC, an Arizona limited liability company (“Reis LLC”) of which James R. Reis is the sole member and manager; and (iii) the Stock Investment Agreement dated as of August 27, 2004 between Robert W. Stallings and GAINSCO.

The opinions contained in this letter are based on the facts, assumptions and representations stated herein. GAINSCO has represented to us that it has provided us with all facts and circumstances that it knows or has reason to know that are pertinent to this opinion letter. If any of these facts, assumptions, or representations is not entirely complete or accurate, it is imperative that we are informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinion.

STATEMENT OF FACTS

1.	GAINSCO is the common parent of a consolidated return group (the “GAINSCO Consolidated Group”).

2.	Members of the GAINSCO Consolidated Group generated all of GAINSCO’s net operating loss carryforwards during years in which the members were actual members of the GAINSCO Consolidated Group. None of the net operating losses were treated as arising in any separate return limitation year of a member or predecessor member, nor were any such net operating losses generated as the result of

1 All references to “IRC” and all section (“§”) references are to the Internal Revenue Code of 1986, as amended, and all regulation section (“Treas. Reg. §”) references are the Treasury Regulations promulgated thereunder.

Special Committee of the Board of Directors of GAINSCO, INC.	Page 2
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

recognized built-in losses of a member that existed at a time when such member joined the GAINSCO Consolidated Group.

3.	All members of the GAINSCO Consolidated Group have been and will be wholly owned by GAINSCO at all times from March 31, 2001 until the consummation of the Recapitalization Transactions (the “Analysis Period”).

4.	There have never been and there will never be any options or other similar arrangements made by GAINSCO or by any subsidiary of GAINSCO for the acquisition of any stock of any subsidiary s of GAINSCO during the Analysis Period.

5.	GAINSCO Issued and Outstanding Equity

During the Analysis Period, GAINSCO had and will have 21,169,736 shares of Common Stock, par value $0.10 per share (“Common Stock”), issued and outstanding.

During the Analysis Period, GAINSCO had and will have 31,620 shares of Series A Convertible Preferred Stock, par value $100 per share and stated value $1,000 per share (“Series A Preferred Stock”), issued and outstanding, convertible into an aggregate of 6,200,000 shares of Common Stock at a conversion price of $5.10 a share and entitled to vote with the Common Stock on an as converted basis, plus one Series B Warrant to purchase 1,550,000 shares of Common Stock for $2.5875 per share. Prior to October 4, 2004, GAINSCO had two warrants outstanding, the Series A Warrant expiring October 4, 2004 and the Series B Warrant expiring October 4, 2006, for the purchase of an aggregate of 3,100,00 shares of Common Stock. However, the Series A Warrant for the purchase of 1,550,000 shares of Common Stock expired on October 4, 2004. While the Series A Warrant was outstanding, the Series A Warrant was not considered stock or treated as exercised for IRC §382 purposes. The remaining Series B Warrant is not considered stock and is not treated as exercised for IRC §382 purposes.

Additionally, throughout the Analysis Period, GAINSCO had and will have 3,000 shares of Series B Convertible Preferred Stock, par value $100 per share and stated value $1,000 per share (the “Series B Preferred Stock), issued and outstanding, convertible into an aggregate of 1,333,334 shares of Common Stock at a conversion price $2.25 a share and entitled to vote with the Common Stock on an as converted basis, plus a warrant expiring March 23, 2006 to purchase 1,050,000 shares of Common Stock for $2.25 per share. This warrant is not considered stock and is not treated as exercised for IRC §382 purposes.

Finally, during the Analysis Period, GAINSCO had and will have 3,000 shares of Series C Preferred Stock, par value $100 per share and stated value $1,000 per share (the Series C Preferred Stock”), issued and outstanding. The Series C Preferred Stock is not convertible into, and is not entitled to vote with, the Common Stock.

For IRC §382 purposes, the Common Stock, the Series A Preferred Stock and Series B Preferred Stock are treated as stock during the Analysis Period. On March 23, 2004, the dividend rate of the Series B Preferred Stock and the Series C Preferred

Special Committee of the Board of Directors of GAINSCO, INC.	Page 3
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

Stock increased from 10-percent to 20-percent. These dividends are cumulative and compounded. Additionally, the liquidation value of the Series B Preferred Stock and the Series C Preferred Stock includes accrued but unpaid dividends.

6.	Stock Transactions after March 31, 2001

During the Analysis Period, GAINSCO has not issued or, redeemed any equity interest issued by it or changed the capital structure of the Company in any way.

7.	Recapitalization Transactions

a.	On August 27, 2004, GAINSCO announced that it had entered into the Recapitalization Agreements allowing for a recapitalization of the Company. The recapitalization consists of three transactions involving the issuance of Common Stock that were negotiated, and are expected to be consummated, concurrently by GAINSCO with each of GMSP, Reis LLC and Robert W. Stallings pursuant to the Recapitalization Agreements.

b.	In the Recapitalization Transaction with GMSP:

(i)	Of the 31,620 shares of Series A Preferred Stock held by GMSP and called in 2001 for redemption on January 1, 2006 at a redemption price of approximately $31.6 million, 13,500 shares (redemption value of $13.5 million) would be exchanged for 19,125,612 shares of Common Stock. For this purpose, the Series A Preferred Stock is valued at 85% of its stated value of $1,000 per share.

(ii)	The remaining 18,120 shares of Series A Preferred Stock (which have a redemption value of approximately $18.1 million) would not be required to be redeemed on January 1, 2006, and would not become redeemable at the option of the holders until January 1, 2011.

(iii)	Such shares of Series A Preferred Stock, which previously had no preferential dividend rights, would become entitled to receive cash dividends at the rate of 6% per annum until December 31, 2005 and 10% per annum thereafter until redemption.

(iv)	Those remaining 18,120 shares of Series A Preferred Stock would remain convertible into 3,552,941 shares of Common Stock at $5.10 per share, would continue to be entitled to vote with the Common Stock on an as-converted basis (subject to an obligation that, for a period of two years following the consummation of the Recapitalization Transactions, such shares must be voted in respect of each matter submitted to the shareholders in proportion to the vote of all shares of Common Stock voted on such matter), and would remain redeemable at the Company’s

Special Committee of the Board of Directors of GAINSCO, INC.	Page 4
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

option commencing June 30, 2005 at a price equal to stated value plus accrued dividends.

(v)	GAINSCO would receive an option to purchase all of the Series C Preferred Stock from GMSP, which GAINSCO expects to exercise as part of the recapitalization for approximately $3.4 million from the proceeds of the sale of Common Stock to Mr. Stallings and Reis LLC.

(vi)	The expiration date of GMSP’s Series B Warrant to purchase 1,550,000 shares of Common Stock at $2.5875 per share would be extended to January 1, 2011. GMSP’s Series A Warrant to purchase 1,550,000 shares of Common Stock at $2.25 per share remained unchanged, and it expired on October 4, 2004.

c.	In the Recapitalization Transaction with Mr. Stallings, GAINSCO would issue to Mr. Stallings 13,459,741 shares of Common Stock in exchange for a total consideration of $8,075,844.60 approximately $4.7 million in cash, all of his 3,000 shares of Series B Preferred Stock and his warrant expiring March 23, 2006 to purchase 1,050,000 shares of Common Stock for $2.25 per share.

d.	In the Recapitalization Transactions with Reis LLC, GAINSCO would issue Reis LLC 6,729,871 shares of Common Stock in exchange for approximately $4,037,922 cash.

8.	IRS Private Letter Ruling (“PLR”) 200411012

On December 5, 2003 the IRS issued to GAINSCO PLR 200411012, which held the following:

“On any testing date, in determining the ownership percentage of any 5% shareholder, the value of such shareholder’s stock, relative to the value of all other stock of the corporation, shall be considered to remain constant since the date that shareholder acquired the stock; and the value of such shareholder’s stock relative to the value of all other stock of the corporation issued subsequent to such acquisition date shall also be considered to remain constant since that subsequent date.”

The PLR was obtained to provide guidance from the IRS regarding the methodology under IRC §382 for factoring out fluctuations in value of GAINSCO’s different classes of stock if GAINSCO were to issue additional stock to shareholders (the “Proposed Issuance”). It was stated in the request for the ruling that the Proposed Issuance was intended to raise additional equity financing and/or be used to acquire additional business assets.

In the ruling request, GAINSCO also indicated a plan to issue new equity in an amount approximating $5 million, which would occur on or before March 1, 2004.

Special Committee of the Board of Directors of GAINSCO, INC.	Page 5
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

The new equity was to be provided by an existing 5-percent shareholder, a new shareholder, an existing shareholder or some combination thereof.

9.	Based upon information contained in a Schedule 13G filed by David M. Knott with the SEC, David M. Knott acquired Common Stock for investment purposes for himself and for unnamed persons who have the right to receive or the power to direct the dividends from or the proceeds from the sale of shares of GAINSCO stock. While the value of the Common Stock acquired by David M. Knott was at least 5-percent of the total outstanding Common Stock, the value of the Common Stock acquired did not exceed 5-percent of the total value of the Common Stock and Series A and B preferred stock of GAINSCO at any time during the Analysis Period. David M. Knott did not own any GAINSCO Common Stock prior to the Analysis Period. As such, David M. Knott was not considered a 5-percent shareholder as defined by IRC §382(k)(7).

10.	Based upon information contained in Schedules 13G filed by Dimensional Fund Advisors, Inc., beneficial ownership was disclaimed as Dimensional Fund Advisors, Inc. owns GAINSCO Common Stock as a result of acting as investment advisor to its clients who had the right to receive or the power to direct the dividends from or the proceeds from the sale of shares of Common Stock. Moreover, during the Analysis Period, no other single person or entity beneficially owned or owns Common Stock held by Dimensional Fund Advisors, Inc. with a value of 5-percent or more of all outstanding Common Stock.

11.	Based upon information contained in a Schedule 13D filed by GMSP, collectively, the partners of GMSP were considered the beneficial owners of the Common Stock, the Series A Preferred Stock and the Series C Preferred Stock owned by GMSP. GMSP has the right to receive or the power to direct the dividends from or the proceeds from the sale of its shares of GAINSCO stock. Furthermore, there have been no direct or indirect changes to the proportionate direct or indirect owners of GMSP throughout the Analysis Period.

12.	Based upon information contained in Schedules 13G filed by Zesiger Capital Group, LLC, beneficial ownership was disclaimed as Zesiger Capital Group, LLC owns Common Stock as a result of acting as investment advisor to its clients who had the right to receive or the power to direct the dividends from or the proceeds from the sale of shares of Common Stock. Moreover, during the Analysis Period, no other single person or entity beneficially owned or owns Common Stock held by Zesiger Capital Group, LLC with a value of 5-percent or more of all outstanding Common Stock.

13.	Based upon information contained in Schedules 13G filed by Michael W. Cook Asset Management, Inc. the value of the Common Stock acquired by Michael W. Cook Asset Management, Inc. was at approximately least 5-percent of the total outstanding Common Stock. However, the value of the Common Stock acquired did not exceed

Special Committee of the Board of Directors of GAINSCO, INC.	Page 6
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

5-percent of the total equity value of the outstanding Common Stock and the Series A Preferred Stock and Series B Preferred Stock of GAINSCO at any time before or during the Analysis Period. As such, Michael W. Cook Asset Management, Inc was not considered a 5-percent shareholder as defined by IRC §382(k)(7).

14.	Based upon information contained in Schedules 13G filed by Strong Capital Management, beneficial ownership was disclaimed as Strong Capital Management owns Common Stock as a result of acting as investment advisor to its clients who had the right to receive or the power to direct the dividends from or the proceeds from the sale of shares of Common Stock. Moreover, during the Analysis Period, no other single person or entity beneficially owned or owns Common Stock held by Strong Capital Management with a value of 5-percent or more of all outstanding Common Stock.

15.	Based upon information contained in Schedules 13D filed by Oppenheimer-Spence Financial Services Partnership, L.P., Oppenheimer-Close International, Ltd., Philip V. Oppenheimer and Michael W. Malafronte (collectively, “Oppenheimer Group”), beneficial ownership was disclaimed as Oppenheimer Group owns Common Stock as a result of acting as investment advisor to its clients who had the right to receive or the power to direct the dividends from or the proceeds from the sale of shares of Common Stock. Moreover, during the Analysis Period, no other single person or entity beneficially owned or owns Common Stock held by Oppenheimer Group with a value of 5-percent or more of all outstanding Common Stock

16.	The following shareholders were once considered 5-percent shareholders but as a result of sales prior to the Analysis Period these shareholders no longer held 5-percent or more of the value of the Common Stock at any time during the Analysis Period:

Joseph D. Macchia
Sandera Partners, LP

17.	No transactions that occurred during the Analysis Period with respect to GAINSCO equity gave rise to a testing date as no such transactions effected the outstanding shares of any 5-percent shareholders.

18.	The transactions listed below represent all of the reported transactions in GAINSCO’s equity securities by the named persons that occurred during the Analysis Period:

a.	On June 30, 2001 Michael W. Cook Asset Management, Inc. sold 17,000 shares of Common Stock to the public, decreasing its ownership to 1,572,000 shares.

b.	On September 30, 2001 Michael W. Cook Asset Management, Inc. acquired 19,000 shares of Common Stock from the public increasing its ownership to 1,591,000 shares.

Special Committee of the Board of Directors of GAINSCO, INC.	Page 7
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

c.	On December 31, 2001, Michael W. Cook Asset Management, Inc. sold 176,100 shares of Common Stock to the public decreasing its ownership to 1,414,900 shares.

d.	On December 31, 2001, Dimensional Fund Advisors, Inc. acquired 254 shares of Common Stock from the public increasing its ownership to 1,700,907 shares.

e.	On December 31, 2001, Strong Capital Management acquired 1,423,785 shares of Common Stock from the public increasing its ownership to 1,423,785 shares.

f.	On January 30, 2002, Dimensional Fund Advisors, Inc. sold 1,700,907 shares of Common Stock to the public decreasing its ownership to 0.

g.	On February 14, 2002 Zesiger Capital Group, LLC acquired 216,000 shares of Common Stock from the public increasing its ownership to 2,450,000 shares.

h.	On March 31, 2002 Strong Capital Management acquired 72,395 shares of Common Stock from the public increasing its ownership to 1,496,180 shares

i.	On April 10, 2002 Zesiger Capital Group, LLC sold 1,248,000 shares of Common Stock to the public decreasing its ownership to 1,202,000 shares.

j.	On June 30, 2002, Michael W. Cook Asset Management, Inc. acquired 108,100 shares of Common Stock from the public increasing its ownership to 1,523,000 shares.

k.	On June 30, 2002 Strong Capital Management sold 151,180 shares of Common Stock to the public decreasing its ownership to 1,345,000 shares.

l.	On April 16, 2002 Oppenheimer Group acquired 1,678,500 shares of Common Stock from the public increasing its ownership to 1,678,500 shares.

m.	On December 31, 2002 Strong Capital Management sold 1,345,000 of its shares of Common Stock to the public decreasing its ownership to 0 shares.

n.	On December 31, 2003 Michael W. Cook Asset Management, Inc. sold 567,050 shares of Common Stock to the public decreasing its ownership to 955,950 shares.

o.	On March 31, 2004 David M. Knott acquired 1,064,300 shares of Common Stock from the public increasing his ownership to 1,064,300 shares.

p.	On April 6, 2004 Oppenheimer Group sold 465,500 shares of Common Stock to the public decreasing its ownership to 1,213,000 shares.

19.	Because GAINSCO has had and will have a net operating loss carryover during the Analysis Period, GAINSCO is considered a loss corporation.

Special Committee of the Board of Directors of GAINSCO, INC.	Page 8
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

STATEMENT OF REPRESENTATIONS

In connection with the Recapitalization Transactions, GAINSCO has made the following representations and has instructed KPMG to assume that any representations qualified by the actual knowledge of the Company are correct without such qualification.

1.	The exchanges contemplated by the Recapitalization Transaction will be value for value exchanges.

2.	Management is not aware of any other equity transactions involving persons owning directly or indirectly 5% or more of the value of the outstanding equity securities of GAINSCO other than those listed above in the Statement of Facts.

3.	During the Analysis Period, any advances to GAINSCO or debt incurred by GAINSCO were and will be properly treated as debt and not equity under all provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Similarly, no such advances or debt were or will be treated as stock under Treas. Reg. Section 1.382-2T(f)(18)(iii).

4.	GAINSCO does not have actual knowledge[2] of the existence of any group of persons (such persons individually possessing economic ownership, direct or indirect, of less than 5-percent of the fair market value of GAINSCO equity, but possessing as a group, at any point in time, 5-percent or more of such fair market value) who through a formal or informal understanding among themselves made one or more coordinated acquisitions of GAINSCO stock during the Analysis Period.

5.	GAINSCO is not aware of any relationship, familial or entity/owner or trust/beneficiary in nature, between any of the GAINSCO shareholders, including indirect shareholders as defined in section 382(l)(3)(A), that would be relevant for purposes of the issuance of this opinion.

6.	Avoiding an ownership change or ameliorating the impact of an ownership change was not and will not be a significant purpose for the structuring, issuance, or transfer of any options or similar contingent equity interests issued by GAINSCO during the Analysis Period.

7.	The Company did not and will not make any elections relating to IRC §382 and/or the regulations thereunder in its federal tax returns filed during the Analysis Period.

8.	GAINSCO did not and will not grant any options, warrants, rights or similar instruments during the Analysis Period for less than fair market value on the date of grant other than restricted stock awards described in GAINSCO’s Form 8-K Report filed with the SEC on August 30, 2004.

9.	GAINSCO is not aware of any shareholder who owns directly or indirectly less than 5-percent of the value of GAINSCO at any time during the Analysis Period and

2 As defined in Treas. Reg. §1.382-2T(k)(2).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 9
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

would have or will have owned either directly or indirectly a 5-percent or greater interest in the value of GAINSCO if options or other rights to acquire stock owned by that shareholder were treated as exercised and the shareholder treated as owner of the stock subject to the option or other right.

10.	None of the classes of the convertible Preferred Stock issued by GAINSCO permitted or required consideration other than the Preferred Stock being converted upon conversion into Common Stock.

11.	The value of the Series A Preferred Stock on December 1, 2001 should be equal to its discounted accreted value of $18,520,666.

12.	Upon completion of the Recapitalization Transactions, the value of the remaining Series A Preferred Stock not surrendered or exchanged in the Recapitalization Transactions should be equal to approximately 88-percent of its stated value, or $15,912,012 ($18,120,000* 87.71513%).

13.	The Series B Preferred Stock and the Series C Preferred Stock should have maintained their face values of $3,000,000 respectively from the time of their issuance. Any value associated with the conversion right of the Series B Preferred Stock is and has always been negligible due to the relation of the conversion price and trading prices of the Common Stock into which the Series B Preferred Stock is convertible.

14.	The Company has no actual knowledge of any options or other rights to acquire GAINSCO’s Common Stock between any of its shareholders that directly or indirectly own (or have owned or will own (or would own if such options were exercised) at any time during the Analysis Period) 5-percent or more of the fair market value of the equity of GAINSCO.

OPINIONS

Based solely on the STATEMENT OF FACTS, and REPRESENTATIONS provided above and subject to any conditions or limitations herein, including the SCOPE OF OPINION that follows, it is our opinion that the federal income tax consequences described below should prevail if challenged by the Internal Revenue Service (“IRS”).

1.	The consummation of the pending Recapitalization Transactions, should not cause an ownership change within the meaning of IRC §382(g) and Treas. Reg. §1.382-2T(a)(1).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 10
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

DISCUSSION

Recapitalization Transaction

On August 27, 2004 GAINSCO announced that it had entered into agreements with GMSP, Mr. Stallings and Reis LLC providing for a recapitalization of the equity structure of the Company. The Recapitalization Transactions are expected to facilitate GAINSCO’s long-term business plans without the burden of preferred stock redemptions due to begin on January 1, 2006. After the Recapitalization Transactions are complete, GAINSCO expects to have (i) retired all of its Series B Preferred Stock and Series C Preferred Stock and approximately 43-percent of its Series A Preferred Stock, (ii) extend the mandatory redemption of the remaining Series A Preferred Stock until 2011, (iii) receive cash proceeds and (iv) increase the number of Common Shares from 21,169,736 to 61,084,960 shares.

IRC §382 Ownership Change

An IRC §382 ownership change generally occurs when on a particular “testing date”, the stock ownership percentages (by value) of a “loss corporation” by one or more “5-percent shareholders” have increased, in aggregate, by more than 50 percentage points over such shareholders’ lowest ownership percentages within the testing period (generally a three-year period).3 In general, the determination of whether members of a consolidated return group experience an ownership change is made by reference to whether the common parent of the consolidated group experiences an ownership change.

Ownership Percentage

A “5-percent shareholder’s” ownership percentage is based on the fair market value of stock held by such person relative to the total fair market value of outstanding stock.4

Definition of Loss Corporation

A “loss corporation” is defined as a corporation entitled to use a net operating loss carryover (or have a net operating loss for the taxable year in which the ownership change occurs), capital loss carryover, unrealized built-in loss, general business credit carryover, alternative minimum tax credit carryover or foreign tax credit carryover.5

Because GAINSCO has had and will have a net operating loss carryover during the Analysis Period, GAINSCO is considered a loss corporation.

3 IRC §382(g)(1) and Treas. Reg. §1.382-2T(a)(1).

4 IRC §§382(k)(5) and (6)(C) and Treas. Reg. §1.382-2(a)(3)(i).

5 IRC §382(k) and Treas. Reg. 1.382-2(a)(1).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 11
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

Definition of Stock

For IRC §382 purposes, ownership percentages are based on the value of equity characterized as stock (including in certain circumstances stock that would be issued upon the deemed exercise of an option or similar interest). Common Stock and voting preferred stock generally constitute IRC §382 stock interests. In addition, certain non-stock ownership interests may be treated as stock interest for purposes of IRC §382, as discussed further below.

The treatment of nonvoting preferred stock for IRC §382 purposes depends on its other terms and possibly its issuance date. If stock meets the definitional requirements of IRC §1504(a)(4) it is excluded from determining ownership percentages.

IRC §1504(a)(4) provides that stock does not include any stock when it:

(1)	Is not entitled to vote,

(2)	Is limited and preferred as to dividends and does not participate in corporate growth to any significant extent,

(3)	Has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and

(4)	Is not convertible into another class of stock.

Additionally, if stock meets these criteria but has voting rights as the result of dividend arrearages, the regulations treat the stock as non-stock.6

In the case of GAINSCO, the Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock should constitute stock for IRC §382 purposes.

The determination of whether the Series C preferred stock constitutes stock for IRC §382 purposes would appear to depend on whether it participates in corporate growth to any significant extent.

5-percent Shareholders, First & Higher Tier Entities and Public Groups

Ownership changes are determined by tracking the stock ownership of ultimate beneficial 5-percent shareholders. A five-percent shareholder means any person directly or indirectly holding at least five percent of the loss corporation’s stock by value at any time during the testing period.7

The determination of a five-percent shareholder is generally made by first taking into account a direct or indirect ownership interest of 5-percent or more held by a particular

6 Treas. Reg. §1.382-2(a)(3)(i).

7 IRC §382(k)(7) and Treas. Reg. §1.382-2T(g)(1).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 12
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

shareholder.8 For purposes of determining ownership of stock, the constructive ownership rules of IRC §318 apply, with certain modifications. In general, stock owned by corporations, partnerships, estates and trusts is attributed to its owners and as no longer being owned by the corporation, partnership, estate or trust.9 Generally, a shareholder’s direct and indirect ownership interests (i.e., through first or higher-tier entities) are required to be added together and taken into account with respect to such shareholder only to the extent that each such direct or indirect ownership interest constitutes 5-percent or more of the stock of the loss corporation. However, the loss corporation must include any less than 5-percent direct or indirect ownership interest of such shareholder if the loss corporation is or becomes aware of such less than five percent interest.10

Generally, a 5-percent shareholder may include a group of persons who have a formal or informal understanding among them to make a coordinated acquisition of stock. A principal element in determining if such an understanding exists is whether the investment decision of each member of a group depends upon the investment decision of one or more other members.11

For stock that is of a class registered under Section 12 of the Securities Exchange Act of 1934, a loss corporation may rely on the existence or absence of filings of Schedules 13D and 13 G (or any similar schedules) to identify all of the shareholders who have a direct ownership interest of five percent or more.12

In a number of private letter rulings, the IRS has indicated “economic ownership” of stock is relevant for determination of 5-percent shareholder status. In such rulings, the right to receive dividends if declared and the right to proceeds upon sale of the stock characterize economic ownership.13 Beneficial ownership is important to the determination of a 5-percent shareholder due to the fact that a filer of a Schedule 13D or 13G may disclaim stock ownership based upon the fact they are not the “economic owners” of stock where they hold the stock in the capacity as an investment advisor.

All holders of a less-than-5-percent interest that are not otherwise attributed to a 5-percent shareholder are aggregated into one or more “public groups” of shareholders, and each of these groups are treated as a separate (public) 5-percent shareholder.14 Note that the term “public” in respect of such groups is a defined term under applicable regulations and applies whether or not the shares held by any such groups are, in fact, publicly traded.

[8] Treas. Reg. §1.382-2T(g)(1)(i).

[9] IRC §382(l)(3)(A) and Treas. Reg. §1.382-2T(h)(1), (2), and (3).

[10] Treas. Reg. §1.382-2T(g)(3).

[11] Treas. Reg. §1.382-3(a)(1)(i).

[12] Treas. Reg. §1.382-2T(k)(1).

[13] PLRs 9725039, 9610012, and 9533024. While the PLRs are not precedent, they are indicative as to the IRS’ belief regarding the relevance of economic ownership and what characteristics exemplify economic ownership.

[14] Treas. Reg. §1.382-2T(j)((1)(iv).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 13
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

The only 5-percent shareholders, within the meaning of IRC §382(k)(7), other than public groups during the Analysis Period were the owners of GMSP.

Upon consummation of the Recapitalization, Reis LLC and Mr. Stallings will become 5-percent shareholders within the meaning of IRC §382(k)(7).

Treatment of Public Ownership

Segregation

Treas. Reg. §1.328-2(j)(2) provides rules (the “segregation rules”) that treat an issuance of stock by a loss corporation to the public and sales by 5-percent shareholders to the public as if a new public group separate from any pre-existing public groups acquired the stock. In effect, the segregation rules presume that persons representing a completely new set of investors purchased such shares. Thus, this set of investors will generally constitute a public group and is treated as a new 5-percent shareholder separate from other 5-percent shareholders or previously identified public groups treated as 5-percent shareholders. The presumption that this group is separate from all other shareholders (the “full segregation presumption”) maximizes the extent to which the issuance of stock will cause an owner shift and contribute towards an ownership change.15

A taxpayer may rebut the full segregation presumption, and, in certain cases, potentially may improve its position, if it has actual knowledge of an overlap in the constituents of the new group acquiring shares and the pre-existing shareholder groups.16

In regulations finalized on October 4, 1993, two key exceptions were provided to the full segregation presumption. Treas. Reg. §1.382-3(j) provides that the segregation rules described above do not apply to (i) small stock issuances (“small issuance exception”), and/or (ii) issuances for cash (“cash issuance exception”).17

Small Issuance Exception

The small issuance exception provides that segregation rules do not apply to stock issuances of less than 10-percent of (i) the value of stock outstanding at the beginning of the taxable year (exclusive of preferred stock described in IRC §1504), or (ii) the number of shares on a class-by-class basis, outstanding at the beginning of the taxable year.18 This treats a new issuance of shares as if the shares are acquired entirely by the pre-existing public groups.

However, the small issuance exception does not apply to any portion of a single issuance that exceeds the 10-percent limit, nor to any portion of a series of separate issuances

15 Treas. Reg. §1.382-2T(j)(2)(iii).

16 Id.

17 Treas. Reg. §1.382-3(j)(2)(i) and (3)(i).

18 Treas. Reg. §1.382-3(j)(2)(iii).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 14
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

which are pursuant to a single plan where the shares issued under that plan exceed the 10-percent limit. In chronological order, each issuance whether to the public or to 5-percent shareholders (or first/higher tier entities) that qualifies as a small issuance based on its size, reduces the number of shares (or dollar value of shares) to which the small issuance can be applied.

The shares eligible for the small issuance exception are treated as issued to the pre-existing groups pro rata based upon the relative value held by each public group. Thus, the owner shift impact of an issuance is reduced to the extent that the shares are treated as being issued to an existing public group.

The March 23, 2001 issuance of the Series B Preferred Stock to Mr. Stallings met the small issuance exception. As such, Mr. Stallings was not previously considered a 5-percent shareholder. However, upon consummation of the Recapitalization Transactions, Mr. Stallings will become a 5-percent shareholder of GAINSCO.

Cash Issuance Exception

The cash issuance exception allows a portion of stock issued (for cash) to the public to be treated as acquired by pre-existing public groups and the remaining stock as acquired by a new segregated public group.19

GAINSCO has not applied the cash issuance exception to any past segregation event.

Testing Date and Testing Period

A “testing date” is generally created when a transaction that affects the ownership of a 5-percent shareholder (or any person who becomes a 5-percent shareholder in the transaction) occurs. Generally, transactions such as stock/option purchases or sales, stock/option issuances, public offerings, rights offerings, option exercises, disproportionate redemptions, recapitalizations, tax-free reorganizations, IRC §351 transactions, and debt/equity conversions create testing dates.20

IRC §382 requires a loss corporation to assess its cumulative owner shift on any testing date. All computations of increases in percentage ownership are made as of the close of the testing date, and any transactions that occur on that date are treated as occurring simultaneously.

19 Treas. Reg. §1.382-3(j)(3).

20 Treas. Reg. §1.382-2T(a)(2)(i).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 15
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

A 5-percent shareholder’s percentage stock ownership on each testing date is the fair market value of the IRC §382 stock owned by such 5-percent shareholder as a percentage of the value of all the outstanding IRC §382 stock of the corporation at the close of the testing date. Pursuant to Treas. Reg. §1.382-2(a)(3)(i), each share of stock with identical terms is assumed to have the same value for purposes of the owner shift calculation.

In general, the “testing period” is the three-year period preceding a given testing date.21 A shorter testing period applies if (i) an ownership change occurred during the three-year period, (ii) the loss corporation was not in existence for three years, or (iii) the corporation was not a “loss corporation” for the entire three-year period.22

The testing period for the Recapitalization Transactions should begin three years prior to the date the Recapitalization Transactions are consummated.

PLR 200411012

As stated above, a 5-percent shareholder’s ownership percentage is based on the fair market value of stock held by such person relative to the total fair market value of outstanding stock.23

IRC §382(l)(3)(C) provides that except as provided in regulations, any change in proportionate ownership which is attributable solely to fluctuations in the relative fair market values of different classes of stock shall not be taken into account for purposes of determining stock ownership.

With respect to measuring changes in percentage ownership attributable solely to fluctuations in the relative fair market value of different classes of stock, neither the statute nor the legislative history provides any specific guidance. The preamble to the temporary regulations (Preamble to Temporary Treas. Reg. §1.382-2T T.D. 8149, 52 FR 29675) states that such issues have been reserved for later consideration.

In anticipation of a transaction such as the Recapitalization Transactions, and as stated above in the Statement of Facts, GAINSCO received a ruling from the IRS regarding the methodology under IRC §382 for factoring out fluctuations in value of GAINSCO’s different classes of stock.

21 IRC §382(i) and Treas. Reg. §1.382-2T(d).

22 IRC §382(i)(2) and (3).

23 IRC §§382(k)(5) and (6), Treas. Reg. §1.382-2(a)(3)(i).

Special Committee of the Board of Directors of GAINSCO, INC.	Page 16
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

As stated above, because there has not been a transaction that gives rise to a testing date since March 31, 2001, the testing period for the Recapitalization Transactions will begin three years prior to the date the Recapitalization Transactions are consummated.

Additionally, because a large portion of GAINSCO’s cumulative shift arose on testing dates prior to March 31, 2001, GAINSCO’s cumulative shift is not as high as it would have been had the Recapitalization Transactions taken place earlier in 2004. As such, reliance on the application of the methodology set forth in the PLR is not essential. However, we continue to believe that the methodology set forth in the PLR is an appropriate and reasonable way to negate the impact of fluctuations in the relative values of different classes of stock under IRC §382.

The PLR does not specifically address whether or not in the case of a recapitalization, changes in proportionate ownership solely attributable to fluctuations in the relative fair market value of different classes of stock should continue to be disregarded for IRC §382 purposes, where such changes are associated with stock that is exchanged in the recapitalization. Thus, for example, it is clear from the ruling that any increase in the proportionate ownership of GAINSCO attributable to the Series A Preferred Stock that results from the overall decline in value of the Common Stock relative to the Series A Preferred Stock, should be factored out in applying IRC §382. What is not specifically addressed in the ruling is whether such changes should continue to be factored out with respect to the portion of the Series A Preferred Stock being exchanged for Common Stock in the Recapitalization.

In recapitalization exchanges between unrelated parties, such exchanges are generally effected at fair market value. That is, the bargaining between the parties leading up to the exchange generally assures that the value of the shares surrendered is approximately equal to the value of the shares or other consideration received in exchange. Thus, in an exchange such as GMSP’s exchange of the Series A Preferred Stock for Common Stock, the historic change in proportionate ownership that has resulted from the decline in the value of GAINSCO’s Common Stock relative to the value of the Series A Preferred Stock is preserved in the value of the Common Stock received by GMSP in exchange for the Series A Preferred Stock. In other words, it is reasonable to conclude that even though GMSP has exchanged Series A Preferred Stock for Common Stock, the shift in ownership represented in the Common Stock received is equivalent to the shift that was previously present in the Series A Preferred Stock, and that shift was solely attributable to the relative fluctuation in value between the Series A Preferred Stock and the Common Stock.

Additionally, there is authority within the regulations under IRC §382 that supports this position. Under IRC §382, taxpayers are required to determine whether an ownership change has occurred immediately after any owner shift, any equity structure shift, or certain other transactions involving transfers of options in the loss corporation’s stock. Each such date on which a taxpayer is required to make this determination is referred to

Special Committee of the Board of Directors of GAINSCO, INC.	Page 17
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

as a testing date.24 An “owner shift”, is defined to include a recapitalization that affects the percentage of stock owned by a 5-percent shareholder (emphasis added).25

Because the value of the Series A Preferred Stock exchanged by GMSP and the value of the Common Stock into which the Series A Preferred Stock are approximately equal, the recapitalization arguably does not affect the percentage of stock owned by GMSP, it merely carries over the percentage of the GAINSCO stock owned by GMSP, but is now represented by Common Stock rather than Series A Preferred Stock. Therefore it can be argued that no owner shift, as defined in the regulations, has occurred.

We believe this is an appropriate application of the letter and intent of IRC §382 (l)(3)(C), and the methodology for applying the statute as set forth in the PLR.

As such, applying the methodology set forth in the PLR, the Recapitalization Transactions should not cause an ownership change within the meaning of IRC §382(g), although it should cause a cumulative owner shift.

If instead no effort is made to factor out the impact of fluctuations in the relative value of different classes of stock, the Recapitalization Transactions should still not cause an ownership change within the meaning of IRC §382(g), although the cumulative owner shift would increase.

In either case, we believe the proposed Recapitalization Transactions should not cause an ownership change within the meaning of IRC §382(g), although the amount of cumulative owner shift varies depending on the reliance and application of the methodology contained in the PLR to the Recapitalization Transactions, and thus should not trigger an IRC § 382 limitation on the Company’s ability to utilize its net operating loss carryforwards.

(area intentionally left blank)

24 Treas. Reg. Sec. 1.382-2(a)(4)

25 Treas. Reg. Sec. 1.382-2T(e)(1)(C)

Special Committee of the Board of Directors of GAINSCO, INC.	Page 18
Application of IRC §382 on Pending Recapitalization Transaction	December 20, 2004

SCOPE OF THE OPINION

Our opinions in this letter are limited to those specifically set forth herein under the heading Opinions. In various other sections of this letter, for ease of understanding and as a stylistic matter, we might use language (such as “will”, “should” or “is”) that could suggest that we reached a conclusion on an issue at a standard different from the standards set forth in the Opinions section of this letter. Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed the standard or standards set forth in the Opinions section of this letter. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above.

In rendering our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof — all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

These opinions are not binding on the IRS, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Very truly yours,

KPMG LLP

James F. McKee
Partner

GAINSCO, INC.

■	You can now vote your shares electronically through the Internet or the telephone.

■	This eliminates the need to return the proxy card.

■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
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Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED
ELECTRONICALLY

PROXY BY MAIL	Please mark your votes like this	☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, AND IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 AND 7.

	FOR	AGAINST	ABSTAIN

1. The GMSP Exchange Agreement Proposal.	☐	☐	☐

3. The Reis Investment Agreement Proposal.	☐	☐	☐

5. The Reis Employment Agreement Proposal.	☐	☐	☐

7. The Adjournments proposal.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. The Stallings Investment Agreement Proposal.	☐	☐	☐

4. The Stallings Employment Agreement Proposal.	☐	☐	☐

6. The Anderson Amendment Proposal.	☐	☐	☐

Change of Address	☐

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW

COMPANY NUMBER:

PROXY NUMBER:

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Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PROXY

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

GAINSCO, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 18, 2005

The undersigned hereby appoints Robert W. Stallings, Joel C. Puckett and Glenn W. Anderson, and each of them, proxies with full power of substitution and with discretionary authority, to vote all shares of Voting Stock that the undersigned is entitled to vote at a Special Meeting of Shareholders of GAINSCO, INC. to be held on January 18, 2005 at 9:00 a.m. at Fountain Place, 1445 Ross Avenue, Suite 5100, Dallas, Texas 75202, or at any adjournment thereof, hereby revoking any proxy heretofore given. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

(USE ONLY FOR CHANGE OF ADDRESS)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

The disinterested members of the Board of Directors, as applicable, unanimously recommend that the Shareholders vote FOR each of the Proposals. Shareholders should note that none of the transactions contemplated by the GMSP Exchange Agreement, Stallings Investment Agreement, Reis Investment Agreement, Stallings Employment Agreement, Reis Employment Agreement, or Anderson Employment Agreement will be consummated unless Proposals 1, 2, 3, 4, 5 and 6 are approved by our Shareholders. A vote by you against any of Proposals 1, 2, 3, 4, 5 or 6 is equivalent to a vote against all such Proposals.

The undersigned hereby acknowledges receipt of the Notice of the aforesaid Special Meeting.

(Continued and to be signed on reverse side)

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